As filed with the Securities and Exchange Commission on July 5, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DaVita Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-4034	51-0354549
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Hawaii Street

El Segundo, CA 90245

(800) 310-4872

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See table of Additional Registrants

With copies to:

Joseph Schohl, Esq. Corinna B. Polk, Esq. 601 Hawaii Street El Seguno, CA 90245 Telephone: (310) 536-2400	John M. O’Hare, Esq. Sharon R. Flanagan, Esq. Sidley Austin Brown & Wood LLP 10 S. Dearborn St. Chicago, IL 60603 Telephone: (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6 5/8% Senior Notes due 2013	$500,000,000	100%	$500,000,000	$58,850
Guarantees of 6 5/8% Senior Notes due 2013	$500,000,000	(1)	(1)	None
7 1/4% Senior Subordinated Notes due 2015	$850,000,000	100%	$850,000,000	$100,045
Guarantees of 7 1/4% Senior Subordinated Notes due 2015	$850,000,000	(2)	(2)	None

(1)	Each of the following subsidiaries of DaVita Inc. (each, a “Guarantor” and collectively, the “Guarantors”) will guarantee the obligations of DaVita Inc. under the 6 5/8% Senior Notes due 2013: Astro, Hobby, West Mt. Renal Care Limited Partnership, Bay Area Dialysis Partnership, Beverly Hills Dialysis Partnership, Carroll County Dialysis Facility, Inc., Continental Dialysis Center of Springfield-Fairfax, Inc., Continental Dialysis Centers, Inc., DaVita Nephrology Associates of Utah, L.L.C., DaVita—West, LLC, Dialysis Specialists of Dallas, Inc., Downriver Centers, Inc., East End Dialysis Center, Inc., Eastmont Dialysis Partnership, Elberton Dialysis Facility, Inc., Flamingo Park Kidney Center, Inc., Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership, Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.), Kidney Care Services, LLC, Lincoln Park Dialysis Services, Inc., Mason-Dixon Dialysis Facilities, Inc., Nephrology Medical Associates of Georgia, LLC, Open Access Sonography, Inc., Orange Dialysis, LLC, Pacific Coast Dialysis Center, PDI Holdings, Inc., PDI Supply, Inc., Peninsula Dialysis Center, Inc., Physicians Dialysis Acquisitions, Inc., Physicians Dialysis Ventures, Inc., Physicians Dialysis, Inc., Renal Treatment Centers—California, Inc., Renal Treatment Centers—Hawaii, Inc., Renal Treatment Centers—Illinois, Inc., Renal Treatment Centers—Mid-Atlantic, Inc., Renal Treatment Centers—Northeast, Inc., Renal Treatment Centers—Southeast, LP, Renal Treatment Centers—West, Inc., Renal Treatment Centers, Inc., RMS DM, LLC, RTC—Texas Acquisition, Inc., RTC Holdings, Inc., RTC TN, Inc., Sierra Rose Dialysis Center, LLC, Southwest Atlanta Dialysis Centers, LLC, Total Acute Kidney Care, Inc., Total Renal Care / Eaton Canyon Dialysis Center Partnership, Total Renal Care of Colorado, Inc., Total Renal Care of Utah, L.L.C., Total Renal Care Texas Limited Partnership, Total Renal Care, Inc., Total Renal Care/Peralta Renal Center Partnership, Total Renal Care/Piedmont Dialysis Partnership, Total Renal Laboratories, Inc., Total Renal Research, Inc., TRC—Indiana, LLC, TRC of New York, Inc., TRC West, Inc., and Tri-City Dialysis Center, Inc.
No additional consideration for the guarantees of the 6 5/8% Senior Notes due 2013 will be furnished. Pursuant to Rule 457(n), no additional registration fee is payable with respect to such guarantees.
(2)	Each of the Guarantors will guarantee the obligations of DaVita Inc. under the 7 1/4% Senior Subordinated Notes due 2015.
No additional consideration for the guarantees of the 7 1/4% Senior Subordinated Notes due 2015 will be furnished. Pursuant to Rule 457(n), no additional registration fee is payable with respect to such guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Astro, Hobby, West Mt. Renal Care Limited Partnership	Delaware	76-0520167
Bay Area Dialysis Partnership	Florida	91-1869022
Beverly Hills Dialysis Partnership	California	95-4504550
Carroll County Dialysis Facility, Inc.	Maryland	52-1693649
Continental Dialysis Center of Springfield-Fairfax, Inc.	Virginia	62-1238381
Continental Dialysis Center, Inc.	Virginia	22-2470712
DaVita Nephrology Associates of Utah, LLC	Utah	80-0058484
DaVita—West, LLC	Delaware	01-0561202
Dialysis Specialists of Dallas, Inc.	Texas	75-2533856
Downriver Centers, Inc.	Michigan	38-3500376
East End Dialysis Center, Inc.	Virginia	54-1318452
Eastmont Dialysis Partnership	California	91-1819193
Elberton Dialysis Facility, Inc.	Georgia	58-1721014
Flamingo Park Kidney Center, Inc.	Florida	65-0431823
Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership	Delaware	76-0509917
Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.)	Delaware	95-4393983
Kidney Care Services, LLC	Delaware	11-3685202
Lincoln Park Dialysis Services, Inc.	Illinois	36-3191860
Mason-Dixon Dialysis Facilities, Inc.	Maryland	52-1766772
Nephrology Medical Associates of Georgia, LLC	Georgia	91-2160693
Open Access Sonography, Inc.	Florida	59-3245347
Orange Dialysis, LLC	California	01-0721696
Pacific Coast Dialysis Center	California	95-3964201
PDI Holdings, Inc.	Delaware	23-3084850
PDI Supply, Inc.	Delaware	23-3086823
Peninsula Dialysis Center, Inc.	Virginia	54-1721545
Physicians Dialysis Acquisitions, Inc.	Delaware	04-3546654
Physicians Dialysis Ventures, Inc.	Delaware	04-3546656
Physicians Dialysis, Inc.	Delaware	04-3535478
Renal Treatment Centers—California, Inc.	Delaware	23-2741218
Renal Treatment Centers—Hawaii, Inc.	Delaware	23-2830661
Renal Treatment Centers—Illinois, Inc.	Delaware	23-2798598
Renal Treatment Centers—Mid-Atlantic, Inc.	Delaware	23-2536597
Renal Treatment Centers—Northeast, Inc.	Delaware	23-2709856
Renal Treatment Centers—Southeast, LP	Delaware	23-2791135
Renal Treatment Centers—West, Inc.	Delaware	23-2763722
Renal Treatment Centers, Inc.	Delaware	23-2518331
RMS DM, LLC	Delaware	20-0174548
RTC—Texas Acquisition, Inc.	Texas	74-2811204
RTC Holdings, Inc.	Delaware	51-0340369
RTC TN, Inc.	Delaware	51-0378828
Sierra Rose Dialysis Center, LLC	Delaware	02-0614476
Southwest Atlanta Dialysis Centers, LLC	Delaware	20-0336205
Total Acute Kidney Care, Inc.	Florida	65-0086334
Total Renal Care / Eaton Canyon Dialysis Center Partnership	California	95-4584694
Total Renal Care of Colorado, Inc.	Colorado	84-0612148
Total Renal Care of Utah, L.L.C.	Delaware	87-0570546
Total Renal Care Texas Limited Partnership	Delaware	74-2794200
Total Renal Care, Inc.	California	95-3372911
Total Renal Care/Peralta Renal Center Partnership	California	94-3249675
Total Renal Care/Piedmont Dialysis Partnership	California	94-3249677
Total Renal Laboratories, Inc.	Florida	59-3205549
Total Renal Research, Inc.	Delaware	94-3269918
TRC—Indiana, LLC	Indiana	91-1971775
TRC of New York, Inc.	New York	91-1849180
TRC West, Inc.	Delaware	88-0364717
Tri-City Dialysis Center, Inc.	Virginia	54-1636509
*	The address for each of the Additional Registrants is c/o DaVita Inc., 601 Hawaii Street, El Segundo, California, 90245. The primary standard industrial classification number for each of the Additional Registrants is 1-4034.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus dated July 5, 2005

Offer to exchange

$500,000,000 6 5/8% Senior Notes due 2013

which have been registered under the Securities Act of 1933,

for any and all of the outstanding 6 5/8% Senior Notes due 2013

$850,000,000 7 1/4% Senior Subordinated Notes due 2015

which have been registered under the Securities Act of 1933,

for any and all of the outstanding 7 1/4% Senior Subordinated Notes due 2015

The terms of the senior notes we are issuing will be substantially identical to the outstanding senior notes that we issued on March 22, 2005 and the terms of the senior subordinated notes we are issuing will be substantially identical to the outstanding senior subordinated notes that we issued on March 22, 2005, in each case, except for the elimination of some transfer restrictions, registration rights and the conditional right to receive additional interest payments.

The senior notes will mature on March 15, 2013, and the senior subordinated notes will mature on March 15, 2015. Interest on the notes will accrue from March 22, 2005, and be payable March 15 and September 15 of each year. The first interest payment date will be September 15, 2005.

We may redeem some or all of the senior notes at any time on or after March 15, 2009 and we may redeem some or all of the senior subordinated notes at any time on or after March 15, 2010, in each case at the redemption prices set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the senior notes or the senior subordinated notes, as the case may be, using the proceeds of certain equity offerings, before March 15, 2008. Upon certain sales of assets or if we experience specific kinds of changes of control, we must make an offer to purchase the notes.

On December 6, 2004, we entered into an agreement to acquire Gambro Healthcare, Inc., as described in this prospectus. We anticipate that the acquisition will not be completed until after the exchange offer contemplated hereby is consummated. This exchange offer is not contingent upon our closing of the acquisition. The indentures governing the notes do not contain any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare acquisition or any of the related transactions in whole or in part. We cannot assure you that the proposed Gambro Healthcare acquisition or the related transactions will be consummated on the terms described in this prospectus or at all.

The notes will be our unsecured obligations. The senior notes will rank equally in right of payment to all of our existing and future unsecured senior debt and senior in right of payment to all of our existing and future unsecured subordinated debt. The senior subordinated notes will be subordinated in right of payment to all of our existing and future senior debt, including the outstanding senior notes and the senior notes issued in exchange for the outstanding senior notes pursuant to the exchange offer contemplated hereby. The notes will be effectively subordinated to our existing and future secured indebtedness (including our senior secured credit facilities) to the extent of the assets securing that indebtedness. The senior notes will be guaranteed on an unsecured senior basis and the senior subordinated notes will be guaranteed on an unsecured senior subordinated basis, in each case, by our subsidiaries that guarantee our senior secured credit facilities.

The exchange offer expires 5:00 p.m., New York City time,                     , 2005, unless extended by us. You should carefully review the procedures for tendering outstanding notes beginning on page      of this prospectus. If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer the outstanding notes will be restricted. The exchange of notes will not be a taxable event for U.S. federal income tax purposes. The exchange offer is not subject to any condition other than (1) that the exchange offer does not violate any applicable law or SEC staff interpretations and (2) that no action or proceeding shall have been instituted in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to prevent us and our subsidiary guarantors from proceeding with or completing the exchange offer. No public market currently exists for the notes. We do not intend to list the notes on a securities exchange and, therefore, no active public market is anticipated.

See “ Risk factors” beginning on page 26 for a discussion of certain risks that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2005

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with other information, you should not rely on it.

We are offering to exchange the notes only in places where such offers and exchanges are permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

DaVita Inc. is a Delaware corporation. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245 and our telephone number at that address is (800) 310-4872. Our website is located at www.davita.com. The information on our website is not part of this prospectus.

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Industry and Gambro Healthcare data

This prospectus includes industry position and other industry data and forecasts that we obtained from internal company reports and industry publications, including reports prepared by the United States Renal Data System, or USRDS, the Centers for Medicare and Medicaid Services, or CMS, and the Kidney Epidemiology and Cost Center of the University of Michigan. Although we believe that the information on which we have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Our internal company reports have not been verified by any independent source. Statements as to our industry position are based on market data currently available to us. Statements we make in this prospectus that are based on reports published by USRDS are based on the 2004 Annual Data Report which is based on 2002 data, which we believe is the most current information publicly available from USRDS. The information in this prospectus and the documents incorporated or deemed to be incorporated by reference herein concerning Gambro Healthcare is based on information provided to us by Gambro Healthcare’s management. We have not independently verified this information, and, accordingly, the accuracy of this information is not guaranteed. While we are not aware of any misstatements regarding our or Gambro Healthcare’s industry data presented or incorporated or deemed to be incorporated by reference herein, this information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus.

Trademarks

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including “DaVita” and “RMS.” Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder.

Forward-looking statements

This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements contained in these documents. All statements other than statements of historical fact in this prospectus or referred to or incorporated or deemed to be incorporated by reference into this prospectus are “forward-looking statements” for purposes of these sections. These statements include, among other things, statements about our expectations, beliefs, intentions or strategies for the future, statements concerning our future operations, financial conditions and prospects, statements regarding our expectations for treatment growth rates, revenue per treatment, expense growth, levels of the provision for uncollectible accounts receivable, operating income, cash flow, capital expenditures, acquisitions, the integration of Gambro Healthcare and anticipated costs, benefits and savings, the impact of Gambro Healthcare on our financial performance, our level of indebtedness, pro forma financial information and other information, and any statement of assumptions underlying any of the foregoing. These statements can sometimes be identified by the use of the forward-looking words such as “may,” “believe,” “will,” “should,” “could,” “would,” “expect,” “project,”

ii

“estimate,” “anticipate,” “plan,” “continue,” “seek,” “pro forma,” “forecast,” or “intend” or other similar words or expressions of the negative thereof.

These statements involve substantial known and unknown risks and uncertainties. Some of the factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under “Risk factors” and in the documents incorporated or deemed to be incorporated by reference in this prospectus. These factors include, but are not limited to:

•	the concentration of profits generated from preferred provider organization, or PPO, and private indemnity patients,

•	possible reductions in private and government reimbursement rates,

•	changes in pharmaceutical practice patterns or reimbursement policies,

•	our ability to maintain contracts with physician medical directors,

•	legal compliance risks, including our continued compliance with complex government regulations and the ongoing review by the United States Attorney’s Office for the Eastern District of Pennsylvania and the OIG and the separate subpoenas from the United States Attorney’s Offices for the Eastern District of New York and the Eastern District of Missouri.

•	our ability to complete acquisitions of businesses, including the consummation of the Gambro Healthcare acquisition, our ability to finance that acquisition and the related terms thereof and our ability to integrate the Gambro Healthcare business.

Our actual results may differ materially from results anticipated in our forward-looking statements. We base our forward-looking statements on information currently available to us, and we undertake no obligation to update or revise any of these statements, whether as a result of changes in underlying factors, new information, future events or other developments.

iii

Summary

This summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, including the financial statements and related notes, before making an investment decision. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis. We sometimes refer to the exchange of our restricted senior notes for senior notes that have been registered under the Securities Act and the exchange of our restricted senior subordinated notes for senior subordinated notes that have been registered under the Securities Act as the “exchange offer.” We sometimes refer to the senior notes and senior subordinated notes being issued in exchange for the restricted senior notes and the restricted senior subordinated notes, respectively in this exchange offer as the “notes.” Unless this prospectus indicates otherwise or the context otherwise requires (i) the terms “we,” “our,” “us,” “DaVita” and “the Company” refer to DaVita Inc. and its consolidated subsidiaries, (ii) the term “Gambro Healthcare” refers to Gambro Healthcare, Inc. and its combined subsidiaries, (iii) references to the “Gambro Healthcare Acquisition” mean the consummation of the Gambro Healthcare acquisition (without giving effect to the Divestitures), borrowings under our new senior secured credit facilities of the amount required to finance the acquisition and the payment of all related fees and expenses, all as described herein and references to the “Divestitures” mean the anticipated divestiture of 70 of the combined companies’ centers undertaken in connection with the approval by the Federal Trade Commission of the Gambro Healthcare Acquisition (as described under “The Gambro Healthcare acquisition”), (iv) references to the “Notes Transactions” mean the issuance of the restricted senior notes and the restricted senior subordinated notes, the repayment of all outstanding amounts under the term loan portions of our existing senior secured credit facilities, and the payment of all related fees and expenses, all as described herein, (v) references to the “Transactions” mean the Gambro Healthcare Acquisition, the Divestitures and the Notes Transactions, (vi) pro forma financial data and information contained in this prospectus gives effect to the Transactions, and (vii) references to information in this prospectus being “pro forma for the Gambro Healthcare acquisition” means that we have given effect to the acquisition of Gambro Healthcare (without giving effect to the Divestitures) as if it had occurred on January 1, 2004 in the case of income statement items and other financial data derived therefrom or March 31, 2005 in the case of balance sheet items and other financial data derived therefrom and operating data.

DaVita Inc.

Our business

Overview.  We are a leading provider of kidney dialysis services in the United States for patients suffering from chronic kidney failure, also known as end stage renal disease, or ESRD. ESRD is the stage of advanced kidney impairment that requires routine dialysis treatments or a kidney transplant to sustain life. Dialysis is the process of removing toxins, fluids and salt from the blood of ESRD patients by artificial means. As of March 31, 2005, we operated 665 outpatient dialysis centers located in 37 states and the District of Columbia, and provided dialysis services to approximately 55,000 patients. Our centers offer outpatient hemodialysis treatments and other ESRD-related services such as the administration of physician-prescribed pharmaceuticals, including erythropoietin, or EPO, vitamin D analogs and iron supplements, as well as services for home dialysis patients, vascular access and disease management services. In addition, we provide acute inpatient dialysis services in approximately 380 hospitals. For the twelve months ended December 31, 2004 and three months ended March 31, 2005, our consolidated net operating revenues were $2,299 million and $610 million.

On December 6, 2004, we entered into a stock purchase agreement to acquire all of the outstanding capital stock of Gambro Healthcare, Inc. from Gambro, Inc., a subsidiary of Gambro AB, for approximately $3.05 billion, subject to final calculation at closing for the effect of interest, tax elections and other factors. For a further discussion of the calculation of the purchase price, see “The Gambro Healthcare acquisition.” Gambro Healthcare operates Gambro AB’s kidney dialysis services business in the United States. Gambro Healthcare is one of the largest dialysis providers in the United States with combined net operating revenues for the twelve months ended December 31, 2004 of $1,964 million and $495 million for the three months ended March 31, 2005. As of March 31, 2005, Gambro Healthcare operated or managed 566 outpatient dialysis centers located in 32 states and the District of Columbia, and provided dialysis services to approximately 43,000 patients.

Pro forma for the Gambro Healthcare acquisition and the Divestitures, we will be a leading provider of kidney dialysis services in the United States, as measured by both number of treatments and centers. As of March 31, 2005, pro forma for the Gambro Healthcare acquisition and the Divestitures, we operated 1,161 outpatient dialysis centers located in 41 states and the District of Columbia, and provided dialysis services to approximately 91,700 patients. In addition, pro forma for the Gambro Healthcare acquisition and the Divestitures, we also provided acute inpatient dialysis services in approximately 830 hospitals. For the twelve months ended December 31, 2004 and three months ended March 31, 2005, pro forma for the Gambro Healthcare acquisition and the Divestitures, our net operating revenues were $4,007 million and $1,038 million, respectively.

Our industry

There are currently three treatment options for ESRD patients: hemodialysis, peritoneal dialysis and kidney transplantation.

•	Hemodialysis uses an artificial kidney, called a dialyzer, to remove toxins, fluids and salt from the patient’s blood and is typically performed three times a week in a freestanding center, a hospital-based outpatient center or at the patient’s home.

•	Peritoneal dialysis is the elimination of toxins, fluids and salt using the patient’s peritoneal or abdominal cavity and is typically performed in the patient’s home.

•	Kidney transplantation is generally the most desirable form of therapeutic ESRD intervention, however shortages of donors, side effects related to immunosuppressive pharmaceuticals and the dangers associated with surgery, limit the use of this treatment option.

The dialysis industry is characterized by:

Growing patient base.  According to USRDS, there are more than 300,000 ESRD patients who require dialysis in the United States and we believe that the compound annual growth rate in the number of ESRD dialysis patients since the mid-1990s has been approximately 4% to 5%. We expect this growth trend in the number of ESRD patients to continue, principally as a result of the continued aging of the population, longer life expectancies of patients with diseases often associated with ESRD, such as diabetes and hypertension, improved medical and dialysis technology and the growth of minority populations that have a higher incidence rate of ESRD.

Universal Medicare reimbursement.  Since 1972, the federal government has provided universal reimbursement for dialysis under the Medicare ESRD program regardless of age or financial circumstances. Under this system, Congress establishes Medicare reimbursement rates for dialysis treatments and related supplies, tests and medications. Of the $25 billion in direct medical payments for ESRD in 2002, approximately $17 billion was paid by the federal government through the Medicare program. Medicare reimburses providers of dialysis services at a composite rate for a designated group of services including the cost of dialysis treatment, the supplies used for these treatments, routine laboratory tests and some medications administered during treatment. Other services and medications, including EPO, vitamin D analogs, iron supplements and non-routine laboratory tests are eligible for separate reimbursement under Medicare and are not part of the composite rate. Although Medicare reimbursement limits the allowable charge per treatment, it provides industry participants with relatively predictable and recurring treatment revenue for dialysis services provided to patients that are covered by the composite reimbursement rate. These patients generated approximately 50% of our 2004 dialysis revenues.

Our competitive strengths

Our competitive strengths include:

Strong and stable cash flow.  We believe that our business provides us with a relatively stable base of cash flow, as our patients typically require treatments at least three times a week for the rest of their lives. Our total patient base continues to grow, driven in part by a demographically growing need for life sustaining dialysis treatments. Our established relationships with our commercial payors coupled with the reliability of reimbursement from Medicare strengthen our cash flow. In recent years, our expenses per dialysis treatment have remained relatively stable, further enhancing the stability of our cash flow. In addition, our centers require limited and predictable maintenance capital expenditures once they are operational. We believe our strong cash flow strengthens our ability both to deleverage from the debt levels that will be required by the Gambro Healthcare acquisition and to fund our future growth initiatives.

Leading provider with strong competitive positioning.  We are a leading provider of kidney dialysis services in the United States, as measured by both number of treatments and centers. Our national scale allows us to (1) strengthen our medical director and referring physician recruitment and retention initiatives; (2) provide our patient base with convenient locations and access to a full range of services; (3) provide a greater depth and breadth of services, including vascular access, nocturnal dialysis, home hemodialysis, peritoneal dialysis and disease management services; (4) develop the expertise and obtain the resources to continue to expand our business through de novo center expansion and selected acquisitions; (5) benefit from economies of scale in purchases of pharmaceuticals; (6) enhance relationships with managed care providers by offering more cost-effective treatments; and (7) leverage information technology and compliance systems. We believe that these factors help contribute to the relative stability of our cash flows.

Strong clinical outcomes.  We believe that the clinical outcomes of our patient population compare favorably with other dialysis providers and generally exceed the Dialysis Outcome Quality Indicators of the National Kidney Foundation. To measure improvements in our clinical outcomes, we have developed our own index, which we refer to as the DaVita Quality Index, or DQI. DQI takes into account outcomes associated with adequacy of dialysis, anemia management, cardiovascular and bone disease, nutrition, vascular access and mortality. The DQI methodology awards points for the percentage of patients exceeding a specified goal and deducts points for the percentage of patients falling below a certain level, providing an objective measure of our total patient care. We believe that our strong clinical outcomes have led to improved quality of life for our patients, lower mortality rates, reduced hospitalizations and reduced costs to payors. Additionally, we have an active national physician council, consisting of twelve physicians across the country, which advises our senior management on all clinical issues impacting our operations. As a result of our efforts, the clinical outcomes of our patients have improved over each of the past three years, and in 2004 we achieved the best clinical outcomes in our history.

Quality patient care.  We believe our reputation for providing quality patient care is a key factor in attracting patients and qualified medical directors as well as in maintaining and building relationships with referring physicians and managed care payors. To ensure that we continue to provide our patients and referring physicians with a quality environment, we have established quality management programs to monitor and improve the level of services we deliver. These efforts include: the development and implementation of patient care policies and procedures, clinical education and training programs, education and mentoring related to our clinical guidelines and protocols, development of DQI and audits of the quality of services rendered at each of our centers. Our quality management programs are implemented in the field by our team of more than 50 regional quality management coordinators, who work closely with each center’s multi-disciplinary quality management team and are supported by our Chief Medical Officer and Director of Quality Management.

Strong culture of compliance.  Our dialysis operations are subject to extensive federal, state and local government regulations. Management has designed and implemented a company-wide, corporate compliance program as part of our commitment to comply fully with all applicable laws and regulations and to maintain the high standards of conduct we expect from all of our employees, who we refer to as our teammates. To increase awareness of the necessity of complying with all applicable laws and regulations, we have developed ongoing training programs for our teammates through our in-house training program, DaVita University. In addition, we have well-established guidelines around physician roles and responsibilities and require that our physicians attest to their adherence to these guidelines on a periodic basis. Our compliance programs are overseen by our Chief Compliance Officer who reports directly to our Chief Executive Officer and to the Compliance Committee of our Board of Directors. We believe that we have developed a culture that fosters and encourages compliance throughout our Company.

Effective teammate retention and satisfaction.  Our dialysis business requires nurses with specialized training for patients with complex care needs. Recruitment and retention of nurses are continuing concerns for health care providers due to short supply. We have an active program of investing in our teammates and have achieved significant reductions in turnover over the past three years. This has been a major contributor to our performance and improves patient satisfaction with our services. Our annual retention rate among teammates in our patient centers has improved by 15% over the prior three years. To meet our recruitment and retention targets, we offer our teammates expanded training opportunities, tuition reimbursements and other incentives.

Experienced management with proven operational and acquisition expertise.  Our management team has extensive experience and expertise in the dialysis industry. Our operational expertise has enabled us to identify opportunities to increase capacity at our existing centers and to design and build new facilities. Since the beginning of 2001 through March 31, 2005, we have successfully acquired and integrated 111 centers. In addition, during this time we have successfully opened 110 government certified de novo centers. Our operational expertise and demonstrated financial discipline in our acquisition and de novo strategies have enabled us to increase treatment volumes while improving our cash flow.

Our strategy

We plan to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are:

Continuous improvement in patient care.  We strive to deliver best-in-class clinical and economic outcomes as well as improve patient loyalty and involvement. Moreover, we are committed to continuous improvement in our medical and clinical processes to attract patients and physicians and in securing relationships with managed care payors. Through our quality management programs supervised by our Chief Medical Officer and Director of Quality Management, we continuously work to promote our high standards of patient care. These efforts include further development and implementation of patient care policies and procedures, clinical education and training programs, clinical guidelines and protocols, and audits of the quality of services rendered at each of our centers.

Expansion of operations.  We intend to continue to pursue strategic opportunities to develop and acquire assets in order to further expand our current base of centers, treatments provided and physician network. We will continue to evaluate acquisition and de novo opportunities that we identify as complementary to our existing base of operations or as compelling for new geographic expansion. We believe that our enhanced geographic presence will enable us to provide a greater breadth and depth of renal care-related services to our patient base and drive future cash flow growth.

Developing and maintaining strong relationships with physicians.  We continuously seek new referring physicians to meet the growing demand for ESRD treatments. We believe that collaborating with these physicians to develop and maintain strong relationships with them leads to enhanced quality of care, patient satisfaction and physician satisfaction. We intend to sustain and strengthen our physician relationships by providing physicians with state-of-the-art centers, expanding our broad array of services and technologies, developing and offering quality training programs and continuing to involve our physicians in establishing clinical guidelines and protocols. We believe that this approach will continue to strengthen our cash flow.

Capitalizing on new technologies and services.  The dialysis industry is changing in two ways: the provision of new services for dialysis patients, such as vascular access programs and home hemodialysis, and increased responsibility for managing the overall health of chronic kidney disease patients. We have developed new services to capitalize on these changes. Our RMSTM vascular access labs provide our patients with urgent repair to fistulas, grafts and catheters on an outpatient basis, thereby avoiding expensive and often dangerous hospitalizations. Our DaVita at Home initiative is committed to leading the introduction and promotion of effective home hemodialysis solutions for healthier, more independent dialysis patients who prefer to dialyze at home. In addition, we are increasingly seeking ways to play a more substantial role in providing more effective care management for chronic kidney disease patients. Our disease management subsidiary is working with commercial payors and CMS to provide services both before and after the beginning of dialysis treatment. These services include the timely identification of patients who will likely require dialysis in the future, patient education regarding the conditions that accelerate the need for dialysis treatments and coordination of care for dialysis patients to reduce expensive hospitalizations and other urgent interventions. We believe that the introduction and further development of these new technologies and services will further broaden our stable cash flow base.

Deleveraging our balance sheet.  Historically, we have generated relatively strong and stable cash flow which has allowed us to fund our growth-related investments while maintaining reasonable leverage levels. During the twelve months ended December 31, 2004 and during the three months ended March 31, 2005 we generated cash flows from operating activities of $420 million and $111 million, respectively. After the consummation of the Gambro Healthcare acquisition, we plan to continue this strategy by utilizing cash flow from DaVita’s and Gambro Healthcare’s combined operations to reduce debt incurred in connection with the Gambro Healthcare acquisition and to fund our future growth initiatives.

The exchange offer

The exchange offer relates to the exchange of up to $500,000,000 aggregate principal amount of our 6 5/8% Senior Notes due 2013 that have been registered under the Securities Act (the “senior notes”) for an equal aggregate principal amount of our restricted unregistered 6 5/8% Senior Notes due 2013, and the exchange of up to $850,000,000 aggregate principal amount of our 7 1/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act (the “senior subordinated notes”) for an equal aggregate principal amount of our restricted unregistered 7 1/4% Senior Subordinated Notes due 2015. The form and terms of the senior notes are substantially the same as the form and terms of the restricted senior notes and the form and terms of the senior subordinated notes are substantially the same as the form and terms of the restricted senior subordinated notes, except, in each case, that the notes have been registered under the Securities Act and will not bear legends restricting their transfer, and will not be entitled to the conditional right to receive additional interest payments or to registration rights. We issued the restricted notes under indentures which grant a number of rights. The notes also will be issued under those indentures and will have the same rights under the applicable indenture as the restricted notes. See “Description of notes.” We are offering to exchange $1,000 principal amount of notes for each $1,000 principal amount of restricted notes. This exchange offer is intended to satisfy your exchange rights under the registration rights agreements we entered into in connection with the issuance of the restricted notes.

No minimum condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of restricted notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005 unless we decide to extend the exchange offer.

Withdrawal rights	You may withdraw your tender at any time before the exchange offer expires.

Conditions to the exchange offer

The exchange offer is not subject to any condition other than that (1) the exchange offer does not violate any applicable law or applicable SEC staff interpretations and (2) no action or proceeding shall have been instituted in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to prevent us and the subsidiary guarantors from proceeding with or completing the exchange offer. We reserve the right to terminate or end the exchange offer at any time before the expiration date if either of the foregoing conditions occurs. For additional information, see “The exchange offer—Certain conditions to the exchange offer.”

Procedures for tendering restricted notes	If you are a holder of restricted notes who wishes to accept the exchange offer, you must:

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the accompanying letter of transmittal, to the exchange agent in connection with a book-entry transfer; or

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent at the address provided in the section “The exchange offer—Exchange agent.”

Resale without further registration

We believe that you may resell or otherwise transfer the notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you meet the following conditions:

•	any notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

•	you are not an affiliate (as defined in Rule 405 under the Securities Act) of us or any of the guarantors;

•	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

•	if you are a broker-dealer, you will receive notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such notes;

•	if you are a broker-dealer, you did not purchase the notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

By tendering your restricted notes, you will be making representations to this effect. You may incur liability under the Securities Act if:

•	any of the representations listed above are not true; and

•	you transfer any note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We, the trustee and the exchange agent do not assume, or indemnify you against, liability under these circumstances which means that we, the trustee and the exchange agent will not protect you from any loss you incur as a result of this liability.

Restrictions on resale by broker-dealers

Each broker-dealer that has received notes pursuant to this exchange offer in exchange for restricted notes that were acquired for its own account as a result of market-making or other trading activities (a “participating broker-dealer”), must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. Participating broker-dealers who notify us may use this prospectus in connection with any resale until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations, subject to exceptions, including all rights to suspend the use of this prospectus as described under “Plan of distribution.” Each participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

Special procedures for beneficial owners

If you beneficially own restricted notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your restricted notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal, either arrange to have your restricted notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be possible to complete before the exchange offer expires.

Guaranteed delivery procedures

If you wish to tender your restricted notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your restricted notes according to the guaranteed delivery procedures described in the section “The exchange offer—Procedures for tendering restricted notes.”

Acceptance of restricted notes and delivery of notes

We will accept for exchange all restricted notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The notes issued in the exchange offer will be delivered promptly following the expiration date. For additional information, see “The exchange offer—Acceptance of restricted notes for exchange; delivery of notes.”

Use of proceeds	We will not receive any proceeds from the issuance of notes in the exchange offer. We will pay for our expenses incident to the exchange offer.

U.S. federal income tax considerations

The exchange of notes for restricted notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. For additional information, see “U.S. federal income tax considerations” in this prospectus.

Consequences of failure to exchange notes

Any restricted notes that are not tendered in exchange for notes will remain restricted following the exchange offer and will continue to be subject to transfer restrictions and to bear interest at the same per annum rate of interest, but will not be entitled to any additional interest or registration rights under the registration rights agreement relating to the restricted notes. If restricted notes are tendered and accepted by us in the exchange offer, a holder’s ability to sell any restricted notes that remain restricted could be adversely affected and there may be no trading market for the restricted notes. See “Risk factors—If you fail to exchange your restricted notes by properly tendering them for notes in the exchange offer, your restricted notes will continue to be subject to transfer restrictions and may have reduced liquidity.”

Exchange agent	The Bank of New York Trust Company, N.A. is serving as exchange agent in connection with the exchange offer.

The notes

The following summary contains basic information about the notes that will be issued in exchange for the restricted notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the notes, please refer to the section of this prospectus entitled “Description of the notes.”

Issuer	DaVita Inc.

Securities	$500,000,000 in principal amount of 6 5/8% Senior Notes due 2013.

$850,000,000 in principal amount of 7 1/4% Senior Subordinated Notes due 2015.

Maturity date	Senior Notes: March 15, 2013

Senior Subordinated Notes: March 15, 2015

Interest payment dates	March 15 and September 15 of each year, commencing September 15, 2005.

Interest on the notes will accrue from [the last interest payment date on which interest was paid on the restricted notes or, if no interest was paid on the restricted notes, from the date of issuance of the restricted notes, which was] March 22, 2005. Holders whose restricted notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the restricted notes[; provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the restricted notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the restricted notes as of such record date.]

Guarantees

All of our subsidiaries that guarantee our senior secured credit facilities will unconditionally guarantee the senior notes on a senior unsecured basis and the senior subordinated notes on a senior subordinated unsecured basis. On the issue date, the guarantors will include substantially all of our domestic, wholly-owned subsidiaries. If the Gambro Healthcare acquisition is consummated, then upon such consummation, Gambro Healthcare and substantially all of its domestic, wholly-owned subsidiaries would become guarantors.

Ranking

The senior notes will be our unsecured senior obligations and will rank equally in right of payment to all of our existing and future unsecured senior debt, including the restricted senior notes and will be senior in right of payment to all of our existing and future unsecured subordinated obligations and will be effectively subordinated to all debt of our non-guarantor subsidiaries.

Similarly, the guarantees of the senior notes by our subsidiary guarantors will be unsecured obligations of our subsidiary guarantors and will rank equally in right of payment to all existing and future unsecured senior debt of such subsidiary guarantors, including the guarantees of the restricted senior notes and senior in right of payment to all existing and future unsecured subordinated debt of such subsidiary guarantors.

The senior subordinated notes will be our unsecured senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior debt, including the restricted senior notes, the senior notes and our senior secured credit facilities, and will be effectively subordinated to all debt of our non-guarantor subsidiaries.

Similarly, the guarantees of the senior subordinated notes by our subsidiaries will be unsecured obligations of our subsidiary guarantors and will be subordinated in right of payment to all existing and future senior debt of such subsidiary guarantors, including the guarantees of the restricted senior notes, the guarantees of the senior notes and the guarantees of our senior secured credit facilities.

The notes will be effectively subordinated to our existing and future secured indebtedness (including under our senior secured credit facilities) to the extent of the assets securing that indebtedness.

As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet (of which $518 million was senior in right of payment to the senior subordinated notes, and $14 million was secured and effectively senior to the notes), and $92 million of available unused borrowing capacity under the revolving portion of our existing senior secured credit facilities (after giving effect to letters of credit for approximately $23 million). After giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on March 31, 2005, we would have had $4,293 million in outstanding debt on our consolidated balance sheet (of which $3,443 million would have been senior in right of payment to the senior subordinated notes, and $2,939 million would have been secured and effectively senior to the notes), and $172 million of available unused borrowing capacity under the revolving portion of our new senior secured credit facilities (after giving effect to letters of credit for approximately $53 million). See “Unaudited pro forma condensed consolidated financial information—Notes to unaudited condensed consolidated pro forma balance sheet.”

Optional redemption

We may redeem some or all of the senior notes at any time on or after March 15, 2009. We may redeem some or all of the senior subordinated notes at any time on or after March 15, 2010. We may also redeem up to 35% of the aggregate principal amount of the senior notes or the senior subordinated notes, as the case may be, using the proceeds of certain equity offerings at any time prior to March 15, 2008. The redemption prices are described under “Description of the notes—Optional redemption.”

Change of control

If we experience specific kinds of changes of control, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See “Description of the notes—Change of control.”

Certain covenants	The indentures governing the notes restrict our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness,

•	pay dividends on, redeem or repurchase our capital stock and make other restricted payments,

•	make certain restricted investments,

•	create certain liens and otherwise use assets as security in transactions,

•	sell or otherwise dispose of assets,

•	enter into transactions with affiliates,

•	create restrictions on our ability to receive dividends or other payments from restricted subsidiaries,

•	engage in unrelated businesses,

•	create or designate unrestricted subsidiaries, and

•	merge, consolidate or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the notes.” Certain of these covenants applicable to the senior notes or the senior subordinated notes, as the case may be, will be suspended during any period that the specified rating agencies assign the applicable series of notes investment grade ratings in the future and no event of default exists under the applicable indenture. However, if the notes are subsequently downgraded from an investment grade rating, the covenants will be reinstated. See “Description of the notes—Certain covenants—Covenant suspension.”

Use of proceeds

We used the net proceeds from the offering of the restricted notes to repay all outstanding amounts under the term loan portions of our existing senior secured credit facilities, including accrued interest, and pay related fees and expenses. We will not receive any proceeds from the issuance of the notes in this exchange offer. See “Use of proceeds.”

Risk factors	See “Risk factors” for a discussion of certain factors that you should carefully consider before participating in the exchange offer.

The Gambro Healthcare acquisition

The Gambro Healthcare acquisition

On December 6, 2004, we entered into a stock purchase agreement to acquire all of the outstanding capital stock of Gambro Healthcare, Inc. from Gambro, Inc., a subsidiary of Gambro AB, for approximately $3.05 billion, subject to final calculation at closing for the effect of interest, tax elections and other factors. For a further discussion of the calculation of the purchase price, see the footnotes to “The Gambro Healthcare acquisition—Financing of the acquisition.” Gambro Healthcare operates Gambro AB’s kidney dialysis services business in the United States. Gambro Healthcare is one of the largest dialysis providers in the United States with net operating revenues for the twelve months ended December 31, 2004 of $1,964 million and $495 million for the three months ended March 31, 2005. As of March 31, 2005, Gambro Healthcare operated or managed 566 dialysis centers located in 32 states and the District of Columbia, and provided dialysis services to approximately 43,000 patients.

We believe that the Gambro Healthcare acquisition will create a larger, more geographically diverse network of centers which will enable us to efficiently offer a greater breadth and depth of renal care-related services. These services include, but are not limited to, vascular access, home hemodialysis, peritoneal dialysis and disease management services. In addition, we believe there are cost synergy opportunities to be realized in purchasing, administration and information technology as we integrate Gambro Healthcare’s centers. We believe that the acquisition will allow us to further strengthen our relationships with both public and commercial payors with a common goal of providing the highest quality and most cost efficient treatments for our patients.

The consummation of the Gambro Healthcare acquisition is subject to the satisfaction or waiver of a number of conditions, including among other conditions, the expiration of the waiting periods under applicable antitrust regulations. On February 18, 2005, we received a request, called a “second request,” from the Federal Trade Commission, or the FTC, for additional information in connection with its review of our antitrust filing. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino Act until thirty days after we and Gambro Healthcare have substantially complied with the request, unless that period is extended voluntarily by us and Gambro Healthcare or is terminated sooner by the FTC. We continue to be involved in active discussions with the FTC. Although no final agreement with the FTC has yet been reached, based on our discussions to date we expect we will be required to divest approximately 70 of the combined number of Gambro Healthcare and DaVita centers, which represents approximately 6% of the combined revenues. However, the final resolution with the FTC could differ. See the notes to the “Unaudited pro forma condensed consolidated financial information” for additional information regarding the assumptions that have been made with respect to the Divestitures. This exchange offer is not conditioned upon the consummation of the Gambro Healthcare Acquisition or the Divestitures and the indentures governing the notes do not contain any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare Acquisition in whole or in part. We cannot assure you that the Gambro Healthcare Acquisition or the Divestitures will be consummated on the terms described herein or at all.

In connection with the acquisition, we will enter into a ten-year alliance and product supply agreement with Gambro Renal Products Inc., a subsidiary of Gambro AB, pursuant to which we will purchase from Gambro Renal Products specified percentages representing a significant majority of our requirements for hemodialysis products, supplies and equipment at fixed prices. For the twelve months ended December 31, 2004, our total spending on hemodialysis products, supplies and equipment was less than 8% of our total operating costs (approximately 7% pro forma for the Gambro Healthcare acquisition).

Financing of the acquisition

We will be required to obtain financing for the Gambro Healthcare acquisition. The terms and conditions of the financing required to consummate the Gambro Healthcare acquisition have not been finalized and are subject to change. We will not finalize the terms until prior to the consummation of the Gambro Healthcare acquisition, but after the consummation of the exchange offer.

We currently intend to enter into new senior secured credit facilities and to use the proceeds from these facilities to finance the Gambro Healthcare acquisition, repay any amounts outstanding under our existing revolving credit facility and pay related fees and expenses. We currently anticipate that the new senior secured credit facilities will provide for borrowings of an aggregate principal amount of approximately $3,150 million, comprised of:

•	six and seven-year $2,900 million aggregate amount of term loans and

•	a six-year $250 million revolving credit facility.

We have commitments from financial institutions to provide these funds subject to various conditions. We intend to borrow all $2,900 million of the term loans and, assuming the Gambro Healthcare acquisition had closed on March 31, 2005, $25 million of the revolving credit facility, simultaneously with the closing of the Gambro Healthcare acquisition.

We expect that our new senior secured credit facilities will be guaranteed by substantially all of our direct or indirect wholly-owned domestic subsidiaries and will be secured by substantially all of our and our subsidiary guarantors’ assets. In particular, these facilities will be secured by first priority pledges of 100% of the equity interests owned by us in our direct and indirect domestic subsidiaries and 65% of the equity interests of our direct foreign subsidiaries, if any.

We expect that our new senior credit facilities will contain limits and restrictions on certain of our business activities. In addition, we expect that the new senior secured credit facilities will require compliance on a quarterly basis with certain financial covenants.

As a result of the borrowings that we will incur to finance the Gambro Healthcare acquisition, the aggregate amount of our indebtedness and annual debt expense will increase substantially following the Gambro Healthcare acquisition. See “Risk factors,” “The Gambro Healthcare acquisition—Financing of the acquisition,” “Capitalization” and “Unaudited pro forma condensed consolidated financial information.”

Summary unaudited pro forma condensed consolidated financial information

The following summary unaudited pro forma condensed consolidated statements of operations and balance sheet data was derived from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. The pro forma other financial data and operating data was derived from historical operating statistics of each of DaVita and Gambro Healthcare. The unaudited pro forma condensed consolidated statements of operations and balance sheet data is based on the audited financial statements for the year ended December 31, 2004 of each of DaVita and Gambro Healthcare and unaudited financial information for the quarter ended March 31, 2005 of DaVita included elsewhere and/or incorporated by reference in this prospectus and the unaudited financial information for the quarter ended March 31, 2005 of Gambro Healthcare. The unaudited pro forma condensed consolidated financial information gives effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on January 1, 2004 in the case of income statement data and other financial data derived therefrom and gives effect to the Gambro Healthcare Acquisition and the Divestitures on March 31, 2005 in the case of balance sheet data and other financial data derived therefrom and operating data. The exchange offer is not conditioned upon the consummation of the Gambro Healthcare Acquisition, in whole or in part, and the indentures governing the notes do not contain any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare Acquisition, in whole or in part. We cannot assure you that the Gambro Healthcare Acquisition will be consummated on the terms described herein or at all.

The summary pro forma financial information below does not purport to represent what our results of operations or financial data would actually have been had the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures in fact occurred on the dates specified, nor does it purport to project our results of operations or financial position for any future period or at any future date. Because the information below is a summary, you should read the following information in conjunction with the other information contained under the captions “Use of proceeds,” “The Gambro Healthcare acquisition,” “Capitalization,” “Unaudited pro forma condensed consolidated financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our and Gambro Healthcare’s historical financial statements and the accompanying notes thereto, and other financial and statistical data included elsewhere or incorporated by reference in this prospectus. For information regarding the pro forma adjustments in the following summary unaudited pro forma condensed consolidated financial information, see “Unaudited pro forma condensed consolidated financial information.”

	Year ended December 31, 2004
			Pro forma adjustments
	Historical DaVita	Historical Gambro Healthcare	Notes Transactions and Gambro Healthcare Acquisition	Divestitures	Pro forma consolidated
	(dollars in millions)
Statement of operations data:
Net operating revenues	$2,299	$1,964	$—	$ (256)	$4,007
Operating expenses and charges:
Patient care costs	1,555	1,423	—	(188)	2,790
General and administrative	192	172	(3)	—	361
Depreciation and amortization	87	76	(3)	(8)	152
Provision for uncollectible accounts	41	72	—	(7)	106
Settlement with U.S. government and associated charges	—	352			352
Minority interests and equity income, net	14	—	10	(2)	22
Other (income) expenses, net	—	(3)	3	—	—

Total operating expenses and charges	1,889	2,092			3,783

Operating income (loss)	410	(128)			224
Debt expense	52	38	165	—	255
Other income, net	4	—			4

Income (loss) before income taxes	362	(166)			(27)
Income tax expense	140	10	(67)	(20)	63
Minority interest, net of taxes	—	6	(6)	—	—

Net income (loss)	$222	$(182)			$(90)

Earnings per share:
Basic	$2.25				$(0.92)

Diluted	$2.16				$(0.92)

Weighted average shares for earnings per share:
Basic	98,727,000				98,727,000

Diluted	102,861,000				98,727,000

Other financial data and ratios:
Consolidated coverage ratio(1)(3)	—				3.01x
Leverage ratio(2)(3)	2.23x				5.30x
Ratio of earnings to fixed charges	5.55x				0.91x

Operating data:
Capital expenditures	$129	$56		(8)	$177
Centers	658	564		(70)	1,152
Patients	54,000	43,000		(6,300)	90,700
Dialysis treatments	7,062,000	6,582,000		(910,000)	12,734,000

(1) Consolidated Coverage Ratio

The indentures prohibit (subject to certain exceptions) the Company and its Restricted Subsidiaries (as defined therein) from incurring indebtedness unless the “Consolidated Coverage Ratio” is at least 2.00. The Consolidated Coverage Ratio is the ratio of “Consolidated EBITDA” to “Consolidated Fixed Charges” (debt expense) and is calculated under the indentures governing the notes as follows:

	Year ended December 31, 2004
	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net income (loss)	$222	$(182)	$(130)	$(90)
Debt expense	52	38	165	255
Income taxes	140	10	(87)	63
Depreciation and amortization	87	76	(11)	152
Stock compensation expense(a)	—	14	—	14
Settlement with U.S. government and associated charges(b)	—	352	—	352
Minority interest and equity income, net	14	6	2	22

“Consolidated EBITDA” as defined in the indentures	$515	$314	$(61)	$768

Debt expense	$52	$38	$165	$255

Consolidated Coverage Ratio as defined in the indentures				3.01x

(a) Stock compensation expense—Represents non-cash stock compensation expense which would be excluded from the calculation of Consolidated EBITDA under the indentures governing the notes if Gambro Healthcare’s results of operations for periods prior to the consummation of the acquisition were included in the calculation of Consolidated EBITDA. Under our principal stock based incentive programs no expense would have been recognized.

(b) Settlement with U.S. government and associated charges—Represents a $352 million charge relating to Gambro Healthcare’s settlement with the Department of Justice and certain agencies of the United States government relating to the Department of Justice’s investigation of Gambro Healthcare’s Medicare and Medicaid billing practices and its relationships with physicians and pharmaceutical manufacturers. In connection with this settlement, Gambro Healthcare recorded $352 million as operating expense and approximately $2 million as interest expense.

(2) Leverage Ratio

Leverage ratio under the Company’s existing senior secured credit agreement is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by “EBITDA”.

The leverage ratio determines the interest rate payable by the Company under the existing credit agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The relationship between the leverage ratio and the applicable margin is as follows:

Leverage ratio	Applicable margin
Less than 2.00x	1.50%
Greater than or equal 2.00x but less than 2.50x	2.00%
Greater than or equal 2.50x but less than 2.75x	2.25%
Greater than or equal 2.75x but less than 3.00x	2.25%
Greater than or equal 3.00x but less than 3.50x	2.50%
Greater than or equal 3.50x	2.75%

The Company anticipates that its new senior secured credit agreement will also contain a “Leverage Ratio” calculation; however, the specific leverage ratio thresholds for the new senior secured credit agreement have not yet been finalized.

The following Leverage Ratio was calculated using “Consolidated EBITDA” as defined in the indentures governing the notes calculated as shown above. Such calculation is consistent with the definition of “EBITDA” contained in the existing senior secured credit agreement, except that pro forma incremental “EBITDA” relating to acquisitions is included in the calculation of “EBITDA” under the existing senior secured credit agreement but not included in the following calculations except with respect to the Gambro Healthcare acquisition.

	December 31, 2004
	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net debt per the existing senior secured credit agreement:
Total debt	$1,376	$1,340	$1,576	$4,292
Letters of credit issued	23	30	—	53

	1,399	1,370	1,576	4,345
Less cash and cash equivalents	(252)	(23)	(2)	(277)

	$1,147	$1,347	$1,574	$4,068

”Consolidated EBITDA” as defined in the indentures	$515	$314	$(61)	$768

Leverage Ratio	2.23x			5.30x

(3) Consolidated EBITDA is one of the components used in the calculations under the covenants contained in the indentures governing the notes (see Consolidated EBITDA under “Description of notes—Definitions”) and has a similar definition used in the calculations of the leverage ratio that is included in the covenants contained in our existing senior secured credit agreement, and we expect similar covenants to be included in our new senior secured credit agreement; however, the terms of the new senior secured credit agreement have not yet been finalized. Management uses Consolidated EBITDA and similar calculations as measures to assess operating and financial performance including compliance with the financial covenants contained in our indentures and our senior secured credit agreement. Consolidated EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Consolidated EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Consolidated EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. In addition actual results may differ from those reflected in Consolidated EBITDA. Certain adjustments detailed above do not qualify as pro forma adjustments under Regulation S-X of the Securities Act and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Accordingly, the adjustments have been excluded from the pro forma adjustments set forth under “Unaudited pro forma condensed consolidated financial information.”

	Quarter ended March 31, 2005
			Pro forma adjustments
	Historical DaVita	Historical Gambro Healthcare	Gambro Healthcare Acquisition	Divestitures	Pro forma consolidated
	(dollars in millions, except per treatment data)
Statement of operations data:
Net operating revenues	$610	$495	$ —	$ (67)	$1,038
Operating expenses and charges:
Patient care costs	410	357	—	(49)	718
General and administrative	54	40			94
Depreciation and amortization	25	19	(1)	(2)	41
Provision for uncollectible accounts	11	20	—	(2)	29
Minority interests and equity income, net	4	—	1	—	5

Total operating expenses and charges	504	436			887

Operating income	106	59			151
Debt expense	18	15	33	—	66
Swap valuation gains	8	—			8
Refinancing charges	7	—			7
Other income, net	2	—			2

Income before income taxes	91	44			88
Income tax expense	35	18	(13)	(5)	35
Minority interest, net of taxes	—	1	(1)	—	—

Net income	$56	$25			$53

Earnings per share:
Basic	$0.57				$0.54

Diluted	$0.55				$0.52

Weighted average shares for earnings per share:
Basic	99,400,000				99,400,000

Diluted	103,150,000				103,150,000

Balance sheet data (at end of period):
Cash and cash equivalents	$318	$23	$ (173)	$ 215	$383
Working capital	529	188	(260)	209	666
Total assets	2,650	2,300	1,131	(48)	6,033
Total debt	1,368	1,313	1,612	—	4,293
Total shareholders’ equity	619	642	(643)	(1)	617

Other financial data and ratios:
Consolidated coverage ratio(1)(3)	7.61x				3.08x
Leverage ratio(2)(3)	1.96x				4.88x
Ratio of earnings to fixed charges	4.66x				2.13x

Operating data:
Capital expenditures	$26	$13		—	$39
Centers	665	566		(70)	1,161
Patients	55,000	43,000		(6,300)	91,700
Dialysis treatments	1,869,000	1,601,000		(232,000)	3,238,000

(1) Consolidated Coverage Ratio

The indentures prohibit (subject to certain exceptions) the Company and its Restricted Subsidiaries (as defined therein) from incurring indebtedness unless the “Consolidated Coverage Ratio” is at least 2.00. The Consolidated Coverage Ratio is the ratio of “Consolidated EBITDA” to “Consolidated Fixed Charges” (debt expense) and is calculated under the indentures governing the notes as follows:

	Quarter ended March 31, 2005
	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net income	$56	$25	$(28)	$53
Debt expense	18	15	33	66
Refinancing charges	7	—	—	7
Swap valuation gains	(8)	—	—	(8)
Income taxes	35	18	(18)	35
Depreciation and amortization	25	19	(3)	41
Stock compensation expense(a)	—	4	—	4
Minority interest and equity income, net	4	1	—	5

“Consolidated EBITDA” as defined in the indentures	$137	$82	$(16)	$203

Debt expense	$18	$15	$33	$66

Consolidated Coverage Ratio as defined in the indentures	7.61x			3.08x

(a) Stock compensation expense—Represents non-cash stock compensation expense which would be excluded from the calculation of Consolidated EBITDA under the indentures governing the notes if Gambro Healthcare’s results of operations for periods prior to the consummation of the acquisition were included in the calculation of Consolidated EBITDA. Under our principal stock based incentive programs no expense would have been recognized.

(2) Leverage Ratio

Leverage ratio under the Company’s existing senior secured credit agreement is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by “EBITDA”.

The leverage ratio determines the interest rate payable by the Company under the existing credit agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The relationship between the leverage ratio and the applicable margin is as follows:

Leverage ratio	Applicable margin
Less than 2.00x	1.50%
Greater than or equal 2.00x but less than 2.50x	2.00%
Greater than or equal 2.50x but less than 2.75x	2.25%
Greater than or equal 2.75x but less than 3.00x	2.25%
Greater than or equal 3.00x but less than 3.50x	2.50%
Greater than or equal 3.50x	2.75%

The Company anticipates that its new senior secured credit agreement will also contain a “Leverage Ratio” calculation, however, the specific leverage ratio thresholds for the new senior secured credit agreement have not yet been finalized.

The following Leverage Ratio was calculated using “Consolidated EBITDA” as defined in the indentures governing the notes calculated as shown above. Such calculation is consistent with the definition of “EBITDA” contained in the existing senior secured credit agreement, except that pro forma incremental “EBITDA” relating to acquisitions is included in “EBITDA” under the existing senior secured credit agreement and is not included in the following calculations.

	March 31, 2005
	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net debt per the existing senior secured credit agreement:
Total debt	$1,368	$1,313	$1,612	$4,293
Letters of credit issued	23	30	—	53

	1,391	1,343	1,612	4,346
Less cash and cash equivalents	(318)	(23)	(42)	(383)

	$1,073	$1,320	$1,570	$3,963

”Projected Consolidated EBITDA” as defined in the indentures (annualized)				$812

Leverage Ratio				4.88x

(3) Consolidated EBITDA is one of the components used in the calculations under the covenants contained in the indentures governing the notes (see Consolidated EBITDA under “Description of notes—Definitions”) and has a similar definition used in the calculations of the leverage ratio that is included in the covenants contained in our existing senior secured credit agreement, and we expect similar covenants to be included in our new senior secured credit agreement; however, the terms of the new senior secured credit agreement have not yet been finalized. Management uses Consolidated EBITDA and similar calculations as measures to assess operating and financial performance including compliance with the financial covenants contained in our indentures and our senior secured credit agreement. Consolidated EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Consolidated EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Consolidated EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. In addition actual results may differ from those reflected in Consolidated EBITDA. Certain adjustments detailed above may not qualify as pro forma adjustments under Regulation S-X of the Securities Act and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Accordingly, the adjustments have been excluded from the pro forma adjustments set forth under “Unaudited pro forma condensed consolidated financial information.”

DaVita summary consolidated financial information

The following summary historical financial information was derived from our audited historical financial statements for the years ended December 31, 2002, 2003 and 2004 and unaudited financial information for the quarters ended March 31, 2004 and 2005, included elsewhere and or incorporated by reference in this prospectus. You should read the information set forth below in conjunction with our consolidated financial statements and related notes, and “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical financial and other data—DaVita” and “Unaudited pro forma condensed consolidated financial information” included or incorporated by reference in this prospectus.

	Year ended December 31,			Quarters ended March 31,
	2002	2003	2004	2004	2005
	(dollars in millions, except per treatment data)
Statement of operations data:
Net operating revenues(1)	$1,855	$2,016	$2,299	$536	$610
Operating expenses and charges:
Patient care costs	1,217	1,360	1,555	363	410
General and administrative	154	160	192	43	54
Depreciation and amortization	65	75	87	20	25
Provision for uncollectible accounts	27	35	41	10	11
Minority interests and equity income, net	8	7	14	3	4

Total operating expenses and charges	1,471	1,637	1,889	439	504

Operating income	384	379	410	97	106
Debt expense	72	67	52	12	18
Swap valuation gains(2)	—	—	—	—	8
Refinancing charges(3)	49	27	—	—	7
Other income, net	4	3	4	2	2

Income before income taxes	267	288	362	87	91
Income tax expense	110	112	140	34	35

Net income	$157	$176	$222	$53	$56

Balance sheet data (at end of period):
Cash and cash equivalents	$96	$62	$252	$153	$318
Working capital	252	242	427	308	529
Total assets	1,776	1,946	2,512	2,050	2,650
Total debt	1,319	1,168	1,376	1,155	1,368
Total shareholders’ equity(4)	70	307	523	391	619

Other financial data:
Capital expenditures	103	103	129	25	26
Net cash provided by operating activities(5)	342	294	420	126	111

Operating data:
Centers	515	566	658	571	665
Patients	45,000	48,500	54,000	48,000	55,000
Dialysis treatments	5,975,000	6,374,000	7,062,000	1,657,000	1,869,000
Average dialysis revenue per treatment	$291	$303	$312	$311	$311

(1) Net operating revenues include $8 million in 2004, $24 million in 2003, and $59 million in 2002 of recoveries associated with Medicare billings for prior period lab services.

(2) Swap valuation gains of $8 million in the first quarter of 2005, represent the accumulated fair value of three swaps instruments that were no longer effective as cash flow hedges as a result of the repayment of the term loans. These amounts were previously recorded in other comprehensive income.

(3) Refinancing charges of $7 million in the first quarter of 2005, represent the write-off of existing deferred financing costs associated with the extinguishment of the existing term loans. Refinancing charges of $27 million in 2003 represented the consideration paid to redeem the $125 million 5 5/8% Convertible Subordinated Notes due 2006 and the $345 million 7% Convertible Subordinated Notes due 2009 in excess of book value, the write-off of related deferred financing costs and other financing fees associated with amending our senior secured credit facilities. Refinancing charges of $49 million in 2002 represented the write-off of deferred financing costs associated with the retirement of the $225 million outstanding 9 1/4% Senior Subordinated Notes due 2011.

(4) We purchased 3,350,100 shares of our common stock for $97 million in 2004, 5,162,850 shares of common stock for $107 million in 2003, and 40,991,216 shares of our common stock for $642 million in 2002. Debt of $125 million and $0.5 million was also converted into 7,302,528 and 24,045 shares of common stock, respectively, in 2003.

(5) Net cash provided by operating activities includes $17 million in 2004, $39 million in 2002 and $12 million in the first quarter of 2004 of after-tax prior period recoveries.

Gambro Healthcare summary combined financial information

The following summary historical financial information was derived from Gambro Healthcare’s audited historical financial statements for the years ended December 31, 2002, 2003 and 2004 and unaudited information for the quarters ended March 31, 2004 and 2005. You should read the information set forth below in conjunction with Gambro Healthcare’s combined financial statements and related notes, and “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical financial and other data—Gambro Healthcare” and “Unaudited pro forma condensed consolidated financial information” included or incorporated by reference in this prospectus.

	Year ended December 31,			Quarters ended March 31,
	2002	2003	2004	2004	2005
	(dollars in millions, except per treatment data)
Statement of operations data:
Net operating revenues	$1,655	$1,823	$1,964	$478	$495
Operating expenses and charges:
Patient care costs	1,206	1,325	1,423	348	357
General and administrative	151	161	172	38	40
Depreciation and amortization	67	70	76	18	19
Provision for uncollectible accounts	66	80	72	20	20
Settlement with U.S. government and associated charges(1)	—	—	352	—	—
Other expenses (income), net	6	2	(3)	—	—

Total operating expenses and charges	1,496	1,638	2,092	424	436

Operating income (loss)	159	185	(128)	54	59
Related party interest expense	56	39	35	9	15
Interest expense, net(1)	1	—	3	—	—

Income (loss) before income taxes and minority interest	102	146	(166)	45	44
Income tax expense	41	62	10	18	18
Minority interest, net of taxes	4	5	6	2	1

Net income (loss)	$57	$79	$(182)	$25	$25

Balance sheet data (at end of period):
Cash and cash equivalents	$14	$7	$23	$8	$23
Working capital	181	231	178	230	188
Total assets	2,210	2,261	2,300	2,275	2,300
Total debt (primarily due to parent)	1,236	1,190	1,340	1,156	1,313
Investment by parent	719	798	617	824	642

Other financial data:
Capital expenditures	86	73	56	8	13
Net cash provided by (used in) operating activities	158	113	(37)	47	39

Operating data:
Centers	549	562	564	566	566
Patients	43,000	43,000	43,000	43,000	43,000
Dialysis treatments	6,286,000	6,563,000	6,582,000	1,638,000	1,601,000
Average dialysis revenue per treatment	$253	$267	$288	$292	$297

(1) On December 1, 2004, Gambro Healthcare entered into a settlement agreement (which we refer to as the settlement agreement), with the Department of Justice and certain agencies of the United States government relating to the Department of Justice’s investigation of Gambro Healthcare’s Medicare and Medicaid billing practices and its relationships with physicians and pharmaceutical manufacturers. In connection with this settlement, Gambro Healthcare recorded $352 million as operating expense and approximately $2 million as interest expense.

Risk factors

You should carefully consider the risks described below, as well as other information contained in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, before exchanging your notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, the trading price of the notes could decline and you may lose part or all of your investment.

Risks related to our business

If the average rates that commercial payors pay us decline, then our revenues, earnings and cash flows would be substantially reduced.

Approximately 40% of our 2004 dialysis revenues were generated from patients who have commercial payors as the primary payor (approximately 35% of Gambro Healthcare’s 2004 dialysis revenues and approximately 38% pro forma for the Gambro Healthcare acquisition). The majority of these patients have insurance policies that reimburse us on terms and at rates materially higher than Medicare rates. Based on our recent experience in negotiating with commercial payors, we believe that pressure from commercial payors to decrease the rates they pay us may increase as a result of general conditions in the market, recent and future consolidations among commercial payors, our acquisition of Gambro Healthcare or otherwise. If the average rates that commercial payors pay us decline significantly, it would have a material adverse effect on our revenues, earnings and cash flows.

If the number of patients with higher paying commercial insurance declines, then our revenues, earnings and cash flows would be substantially reduced.

Our revenue levels are sensitive to the percentage of our reimbursements from higher-paying commercial plans. A patient’s insurance coverage may change for a number of reasons, including as a result of changes in the patient’s or a family member’s employment status. For a patient covered by an employer group health plan, Medicare generally becomes the primary payor after 33 months, or earlier if the patient’s employer group health plan coverage terminates. When Medicare becomes the primary payor, the payment rate we receive for that patient shifts from the employer group health plan rate to the Medicare reimbursement rate. If there is a significant reduction in the number of patients under higher-paying commercial plans relative to government-based programs that pay at lower rates it would have a material adverse effect on our revenues, earnings and cash flows.

Future declines, or the lack of further increases, in Medicare reimbursement rates would reduce our revenues, earnings and cash flows.

Approximately one-half of our 2004 dialysis revenues were generated from patients who have Medicare as their primary payor (approximately 60% of Gambro Healthcare’s 2004 dialysis revenues and approximately 55% pro forma for the Gambro Healthcare acquisition). The Medicare ESRD program reimburses us for dialysis and ancillary services at fixed rates. Unlike most other Medicare programs, the Medicare ESRD program does not provide for periodic inflation increases in reimbursement rates. Increases of 1.2% in 2000 and 2.4% in 2001 were the first increases in the composite reimbursement rate since 1991, and were significantly less than the cumulative rate of inflation over the same period. For 2002 through 2004, there was no increase in the composite reimbursement rate. Effective January 1, 2005, there was an increase of only 1.6%. Increases in operating costs that are subject to inflation, such as labor and supply costs, have occurred and are expected to continue to occur regardless of whether there is a compensating increase in reimbursement rates. We cannot predict with certainty the nature or extent of future rate changes, if any. To the extent these rates decline or are not adjusted to keep pace with inflation, our revenues, earnings and cash flows would be adversely affected.

Changes in the structure of, and reimbursement rates under, the Medicare ESRD program could substantially reduce our revenues, earnings and cash flows.

The Medicare composite reimbursement rate covers the cost of dialysis treatment, including the supplies used in those treatments, specified laboratory tests and certain pharmaceuticals. Other services and pharmaceuticals, including EPO, vitamin D analogs and iron supplements, are separately billed. Changes to the structure of the composite rate and separately billable reimbursement rates became effective on January 1, 2005. These changes substantially offset the 1.6% composite rate increase that also became effective January 1, 2005. In addition, effective April 1, 2005, CMS implemented a case-mix adjustment payment methodology which is designed to pay differential composite service rates based on a variety of patient characteristics. If the case-mix adjustment is not properly implemented it could adversely affect the Medicare reimbursement rates. Future changes in the structure of, and reimbursement rates under, the Medicare ESRD program could substantially reduce our revenues, earnings and cash flows.

CMS continues to study the ESRD reimbursement system through a number of demonstration projects which will take place over the next few years. The changes that went into effect on January 1, 2005 include changes in the way we are reimbursed for certain pharmaceuticals that were previously billed outside the composite rate. Pharmaceuticals were approximately 45% of 2004 Medicare revenues for us, Gambro Healthcare and the combined companies pro forma for the Gambro Healthcare acquisition. Due to changes in the reimbursement rates for primary separately billed pharmaceuticals under the Medicare Prescription Drug Improvement and Modernization Act of 2003, pharmaceuticals were approximately 40% of our first quarter 2005 Medicare revenues (approximately 42% of Gambro Healthcare’s first quarter 2005 Medicare revenues and approximately 41% pro forma for the Gambro Healthcare acquisition). If Medicare begins to include in its composite reimbursement rate pharmaceuticals, laboratory services or other ancillary services that it currently reimburses separately, or if there are further changes to or decreases in the reimbursement rate for these items without a corresponding increase in the composite rate, it would have a material adverse effect on our revenues, earnings and cash flows.

Changes in state Medicaid programs or reimbursement rates could reduce our revenues, earnings and cash flows.

More than 5% of our 2004 dialysis revenues were generated from patients who have Medicaid as their primary coverage more than 5% of each of Gambro Healthcare’s 2004 dialysis revenues and the combined companies’ 2004 dialysis revenues pro forma for the Gambro Healthcare acquisition. State governments may propose reductions in reimbursement rates, limitations on eligibility or other changes to Medicaid programs from time to time. If state governments reduce the rates paid by those programs for dialysis and related services, limit eligibility for Medicaid coverage or adopt changes similar to those adopted by Medicare, then our revenues, earnings and cash flows could be adversely affected.

Changes in clinical practices and reimbursement rates or rules for EPO and other pharmaceuticals could substantially reduce our revenues, earnings and cash flows.

The administration of EPO, a pharmaceutical used to treat anemia, a common complication associated with ESRD, and other pharmaceuticals accounted for approximately 40% of our total 2004 dialysis revenues (approximately 40% of each of Gambro Healthcare’s and the combined companies’ total 2004 dialysis revenues pro forma for the Gambro Healthcare acquisition). Changes in physician practice patterns and accepted clinical practices, changes in private and governmental reimbursement criteria, the introduction of new pharmaceuticals and the conversion to alternate types of administration could have a material adverse effect on our revenues, earnings and cash flows.

For example, some Medicare fiscal intermediaries (Medicare claims processing contractors) are seeking to implement local medical review policies for EPO and vitamin D analogs that would effectively limit utilization of and reimbursement for these pharmaceuticals. CMS has proposed a draft reimbursement policy that would direct all fiscal intermediaries with respect to reimbursement coverage for EPO. It is possible that the draft policy, if finalized, will affect physician prescription patterns and the timing of our cash flows due to changes in auditing methodology by fiscal intermediaries.

Adverse developments with respect to EPO and the introduction of Aranesp® could materially reduce our earnings and cash flows and affect our ability to care for our patients.

Amgen is the sole supplier of EPO and may unilaterally decide to increase its price for EPO at any time. For example, Amgen unilaterally increased its base price for EPO by 3.9% in each of 2002, 2001 and 2000. Although we have entered into contracts for EPO pricing for a fixed time period, which includes discount variables depending on certain clinical criteria and other criteria, we cannot predict whether we will continue to receive the discount structure for EPO that we currently receive, or whether we will continue to achieve the same levels of discounts within that structure as we have historically achieved. An increase in the cost of EPO could have a material adverse effect on our earnings and cash flows.

Amgen has developed and obtained FDA approval for Aranesp®, a new pharmaceutical used to treat anemia that may replace EPO or reduce its use with dialysis patients. Unlike EPO, which is generally administered in conjunction with each dialysis treatment, Aranesp® can remain effective for between two and three weeks. In the event that Amgen begins to market Aranesp® for the treatment of dialysis patients, we may realize lower margins on the administration of Aranesp® than are currently realized with EPO. In addition, some physicians may begin to administer Aranesp® in their offices, which would prevent us from recognizing revenue or profit from the administration of EPO or Aranesp® to those physicians’ patients. A significant increase in the use of Aranesp® would have a material adverse effect on our revenues, earnings and cash flows.

The investigation related to the subpoena we received on March 4, 2005 from the United States Attorney’s Office for the Eastern District of Missouri could result in substantial penalties against us.

We are voluntarily cooperating with the United States Attorney’s Office for the Eastern District of Missouri in St. Louis with respect to the subpoena we received on March 4, 2005, which requested a wide range of documents relating to our operations, including documents related to, among other things, pharmaceutical and other services provided to patients, relationships with pharmaceutical companies, financial relationships with physicians and joint ventures. The subpoena covers the period from December 1, 1996 through the present. The subject matter of this subpoena significantly overlaps with the subject matter of the investigation being conducted by the United States Attorney’s Office for the Eastern District of Pennsylvania. We have met with representatives of the government to discuss the scope of the subpoena and we have begun the process of producing responsive documents. We intend to cooperate with the government’s investigation. The subpoena has been issued in connection with a joint civil and criminal investigation. To our knowledge, no proceedings have been initiated against us at this time, although we cannot predict whether or when proceedings might be initiated or when these matters may be resolved. Compliance with the subpoena will require management attention and legal expense. In addition, criminal proceedings may be initiated against us in connection with this inquiry. Any negative findings could result in substantial financial penalties against us, exclusion from future participation in the Medicare and Medicaid programs and criminal penalties.

The investigation related to the subpoena we received on October 25, 2004 from the United States Attorney’s Office for the Eastern District of New York could result in substantial penalties against us.

We are voluntarily cooperating with the United States Attorney’s Office for the Eastern District of New York and the OIG with respect to the subpoena we received on October 25, 2004, which requested a wide range of documents, including specific documents relating to testing of parathyroid hormone levels and products relating to vitamin D therapies. Other participants in the dialysis industry received a similar subpoena, including Gambro Healthcare, Fresenius Medical Care and Renal Care Group. The United States Attorney’s Office has also requested information regarding our Florida laboratory. Compliance with the subpoenas we and Gambro Healthcare received will require management attention and legal expense. We are unable to determine when these matters will be resolved, whether any additional areas of inquiry will be opened or any outcome of these matters, financial or otherwise. In addition, criminal proceedings may be initiated against us in connection with this inquiry. Any negative findings with respect to us or Gambro Healthcare could result in substantial financial penalties against us or Gambro Healthcare, exclusion from future participation in the Medicare and Medicaid programs and criminal penalties.

The pending federal review related to the subpoena we received in May 2002 from the United States Attorney’s Office for the Eastern District of Pennsylvania could result in substantial penalties against us.

We are voluntarily cooperating with the Civil Division of the United States Attorney’s Office for the Eastern District of Pennsylvania and the OIG in a review of some of our historical practices, including billing and other operating procedures, financial relationships with physicians and pharmaceutical companies, and the provision of pharmaceutical and other ancillary services, including laboratory and other diagnostic testing services. The United States Attorney’s Office has also requested and received information regarding certain of our laboratories. We are unable to determine when these matters will be resolved, whether any additional areas of inquiry will be opened or any outcome of these matters, financial or otherwise. Any negative findings could result in substantial financial penalties against us and exclusion from future participation in the Medicare and Medicaid programs.

If we fail to adhere to all of the complex government regulations that apply to our business, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows.

Our dialysis operations, as well as those of Gambro Healthcare, are subject to extensive federal, state and local government regulations, including Medicare and Medicaid reimbursement rules and regulations, federal and state anti-kickback laws, the Stark II physician self-referral prohibition and analogous state referral statutes, and federal and state laws regarding the collection, use and disclosure of patient health information. The regulatory scrutiny of healthcare providers, including dialysis providers, has increased significantly in recent years. Medicare has increased the frequency and intensity of its certification surveys and inspections of dialysis centers have increased markedly in recent years. For example, we are required to provide substantial documentation related to the administration of pharmaceuticals, including EPO, and, to the extent that any such documentation is found insufficient, we may be required to refund any amounts received from such administration by government or private payors, and be subject to any penalties under applicable laws or regulations. In addition, fiscal intermediaries are increasing their prepayment and post-payment reviews.

We endeavor to comply with all of the requirements for receiving Medicare and Medicaid reimbursement and to structure all of our relationships with referring physicians to comply with the anti-kickback laws and the Stark II physician self-referral law. However, the laws and regulations in this area are complex and subject to varying interpretations. For example, none of our medical director agreements establishes compensation using the Stark II safe harbor method; rather, compensation under our medical director agreements is the result of individual negotiation and the Company believes exceeds amounts determined under the Stark II safe harbor method. If an enforcement agency were to challenge the level of compensation that we pay our medical directors, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse effect as a result of a challenge to these arrangements.

Due to regulatory considerations unique to each of these states, all of our dialysis operations in New York and some of our dialysis operations in New Jersey are conducted by privately-owned companies to which we provide a broad range of administrative services. These operations accounted for approximately 7% of our first quarter 2005 dialysis revenues. We believe that we have structured these operations to comply with the laws and regulations of these states, but we can give no assurances that they will not be challenged.

If any of our operations are found to violate these or other government regulations, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows, including:

•	Mandated practice changes that significantly increase operating expenses;

•	Suspension or termination of our participation in government reimbursement programs;

•	Refunds of amounts received in violation of law or applicable reimbursement program requirements;

•	Loss of required government certifications or exclusion from government reimbursement programs;

•	Loss of licenses required to operate healthcare facilities in some of the states in which we operate, including the loss of revenues from operations in New York and New Jersey conducted by privately-owned companies as described above;

•	Fines, damages or monetary penalties for anti-kickback law violations, Stark II violations, submission of false claims, civil or criminal liability based on violations of law, or other failures to meet reimbursement program requirements and patient privacy law violations;

•	Claims for monetary damages from patients who believe their protected health information has been used or disclosed in violation of federal or state patient privacy laws; and

•	Termination of relationships with medical directors.

We may be subject to liability claims for damages and other expenses not covered by insurance that could reduce our earnings and cash flows.

The administration of dialysis and related services to patients may subject us to litigation and liability for damages. Our business, profitability and growth prospects could suffer if we face negative publicity or we pay damages or defense costs in connection with a claim that is outside the scope of any applicable insurance coverage, including claims related to contractual disputes and general liability claims. We currently maintain programs of general and professional liability insurance. However, a successful professional liability, malpractice or negligence claim in excess of our insurance coverage could harm our profitability and liquidity.

In addition, if our costs of insurance and claims increase, then our earnings could decline. Market rates for insurance premiums and deductibles have been steadily increasing. Our earnings and cash flows could be materially and adversely affected by any of the following:

•	further increases in premiums and deductibles;

•	increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; and

•	an inability to obtain one or more types of insurance on acceptable terms.

If businesses we acquire have unknown liabilities, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows.

Our business strategy includes the acquisition of dialysis centers and businesses that own and operate dialysis centers. Businesses we acquire may have unknown or contingent liabilities or liabilities that are in excess of the amounts that we had estimated. These liabilities could include liabilities arising as a result of any failure to adhere to laws and regulations governing dialysis operations, such as violations of federal or state anti-kickback statutes or Stark II. Although we generally seek indemnification from the sellers of businesses we acquire for matters that are not properly disclosed to us, we are not always successful. In addition, even in cases where we are able to obtain indemnification, we may discover liabilities greater than the contractual limits or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows.

If a significant number of physicians were to cease referring patients to our dialysis centers, whether due to regulatory or other reasons, then our revenues, earnings and cash flows would be substantially reduced.

Many physicians prefer to have their patients treated at dialysis centers where they or other members of their practice supervise the overall care provided as medical directors of the centers. As a result, the primary referral source for most of our centers is often the physician or physician group providing medical director services to the center. If a medical director agreement terminates, whether before or at the end of its term, and a new medical director is appointed, it may negatively impact the former medical director’s decision to treat his or her patients at our center. Additionally, both current and former medical directors have no obligation to refer their patients to our centers. Also, if the quality of service levels at our centers deteriorate, it may negatively impact patient referrals and treatment volumes.

Our medical director contracts are for fixed periods, generally five to ten years. Medical directors have no obligation to extend their agreements with us.

We may take actions to restructure existing relationships or take positions in negotiating extensions of relationships to assure compliance with the safe harbor provisions of the anti-kickback statute, Stark II law and other similar laws. These actions could negatively impact the decision of physicians to extend their medical director agreements with us or to refer their patients to us. If the terms of any existing agreement are found to violate applicable laws, we may not be successful in restructuring the relationship which could lead to the early termination of the agreement, or force the physician to stop referring patients to the centers.

If our joint ventures were found to violate the law, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows.

As of March 31, 2005, we owned a controlling interest in 53 joint ventures, representing approximately 23% of our dialysis revenue (approximately 59 pro forma for the Gambro Healthcare acquisition and the divestitures representing approximately 15% of the combined Company’s dialysis revenue). Our joint ventures with physicians or physician groups may also have the physician owners providing medical director services to those centers or other centers we own and operate. Because our relationships with physicians are governed by the anti-kickback statute contained in the Social Security Act, we have sought to structure our joint venture arrangements to satisfy as many safe harbor requirements as possible. However, our joint venture arrangements do not satisfy all elements of any safe harbor under the federal anti-kickback statute. Based on the exceptions applicable to ESRD services, we believe that our joint venture arrangements and operations materially comply with the Stark II law. The subpoena we received from the United States Attorney’s Office for the Eastern District of Missouri on March 4, 2005, includes a request for documents related to our joint ventures. If the joint ventures are found to be in violation of the anti-kickback statute or the Stark provisions, we could be required to restructure the joint ventures or refuse to accept referrals for designated health services from the physicians with whom the joint venture centers have a financial relationship. We also could be required to repay to Medicare amounts received by the joint ventures pursuant to prohibited referrals, and we could be subject to monetary penalties and exclusion from government healthcare programs. If our joint venture centers are subject to any of these penalties, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows.

If the current shortage of skilled clinical personnel continues, we may experience disruptions in our business operations and increases in operating expenses.

We are experiencing increased labor costs and difficulties in hiring nurses due to a nationwide shortage of skilled clinical personnel. We compete for nurses with hospitals and other health care providers. This nursing shortage may limit our ability to expand our operations. If we are unable to hire skilled clinical personnel when needed, our operations and treatment growth will be negatively impacted which would result in reduced revenues, earnings and cash flows.

Risks related to the Gambro Healthcare acquisition

The consummation of the Gambro Healthcare acquisition and the related financing are subject to a number of conditions; if these conditions are not satisfied or waived, we will not be able to consummate the acquisition.

The stock purchase agreement relating to the Gambro Healthcare acquisition contains a number of conditions which must be satisfied or waived prior to the closing of the acquisition. These conditions include, among others, execution and delivery of the transition services agreement and the alliance and product supply agreement and receipt of regulatory approvals, including antitrust clearance. On February 18, 2005, we received a second request from the FTC for additional information in connection with its review of our antitrust filing. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino Act until thirty days after we and Gambro Healthcare have substantially complied with the request, unless that period is extended voluntarily by us and Gambro Healthcare or is terminated sooner by the FTC. We continue to be involved in active discussions with the FTC. Although no final agreement with the FTC has yet been reached, based on our discussions to date we expect we will be required to divest approximately 70 of the combined number of Gambro Healthcare and DaVita centers, which represents approximately 6% of the combined number of Gambro Healthcare and DaVita centers, which represents the same percentage of the combined revenues. However, the final resolution with the FTC could differ. See the notes to the “Unaudited pro forma condensed consolidated financial information” for additional information regarding the assumptions that have been made with respect to the Divestitures. In addition, one or more states’ attorneys general could attempt to impose conditions or otherwise interfere with the proposed acquisition. In addition, we will need to obtain financing in order to consummate the acquisition. We have obtained acquisition financing commitments from a group of financial institutions; however, such commitments are subject to customary conditions. We therefore cannot assure you that we will be able to obtain such financing on favorable terms or at all or that we will be able to consummate the Gambro Healthcare acquisition or the Divestitures on the terms described herein or at all.

The Gambro Healthcare acquisition is significantly larger than any other acquisition we have made to date. We will face challenges integrating the Gambro Healthcare centers and may not realize anticipated benefits.

The Gambro Healthcare acquisition is the largest acquisition we have attempted to date. There is a risk that, due to the size of the acquisition, we will be unable to integrate Gambro Healthcare into our operations as effectively as we have with prior acquisitions, which would result in fewer benefits to us from the acquisition than currently anticipated as well as increased costs. The integration of the Gambro Healthcare operations will require implementation of appropriate operations, management and financial reporting systems and controls. We may experience difficulties in effectively implementing these and other systems and integrating Gambro Healthcare’s systems and operations. The integration of Gambro Healthcare will require the focused attention of our management team, including a significant commitment of their time and resources. The need for management to focus on integration matters could have a material and adverse impact on our revenues and operating results. If the integration is not successful or if our Gambro Healthcare operations are less profitable than we currently anticipate, our results of operations and financial condition may be materially and adversely affected.

We will assume substantially all of Gambro Healthcare’s liabilities, including contingent liabilities. If these liabilities are greater than expected, or if there are unknown Gambro Healthcare obligations, our business could be materially and adversely affected.

As a result of the Gambro Healthcare acquisition, we will assume substantially all of Gambro Healthcare’s liabilities, including contingent liabilities. We may learn additional information about Gambro Healthcare’s business that adversely affects us, such as unknown liabilities, issues relating to internal controls over financial reporting, issues that could affect our ability to comply with the Sarbanes-Oxley Act after we acquire Gambro Healthcare or issues that could affect our ability to comply with other applicable laws, including laws and regulations governing dialysis operations. As a result, we cannot assure you that the Gambro Healthcare acquisition will be successful or will not, in fact, harm our business. Among other things, if Gambro Healthcare’s liabilities are greater than expected, or if there are obligations of Gambro Healthcare of which we are not aware at the time of completion of the acquisition, our business could be materially and adversely affected.

We have limited indemnification rights in connection with the settlement agreement and other regulatory compliance and litigation matters affecting Gambro Healthcare, as well as with known contingent liabilities of Gambro Healthcare that we will assume. For example, Gambro Healthcare was served a complaint regarding a former employee and a putative class of employees in California for claims relating to California labor laws. See note 11 of the Gambro Healthcare audited financial statements included elsewhere in this prospectus. Although this matter is subject to indemnification under the acquisition agreement, claims relating to this matter may exceed the limit on our indemnification rights. Gambro Healthcare may also have other unknown liabilities which we will be responsible for after the Gambro Healthcare acquisition. If we are responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows.

The integration of Gambro Healthcare and the realization of cost savings will require us to make significant expenditures.

In order to obtain the cost savings and operating income that we believe the integration of Gambro Healthcare should provide, we will be required to make significant expenditures. We are in the process of planning for the integration and are uncertain as to the extent and amount of these expenditures. Further, given the amount of indebtedness that we will incur as part of the Gambro Healthcare acquisition, we may not be able to obtain additional financing required for any significant expenditures on favorable terms or at all. In addition, we may not achieve the cost savings we expect through the integration of the Gambro Healthcare operations regardless of our expenditures, which failure would materially and adversely affect our financial results. The costs associated with compliance with the corporate integrity agreement could be substantial and may be greater than we currently anticipate.

If we experience a higher than normal turnover rate for Gambro Healthcare employees after the acquisition, we may not be able to effectively integrate their operations.

In order to successfully integrate the Gambro Healthcare operations into our own, we will require the services of Gambro Healthcare’s clinical, operating and administrative employees. If we experience a higher than normal turnover rate for Gambro Healthcare employees, we may not be able to effectively integrate Gambro Healthcare’s systems and operations.

If we lose the services of a significant number of Gambro Healthcare’s medical directors, our results of operations could be harmed.

Certain of Gambro Healthcare’s contracts with its medical directors provide that the contract is terminable upon a change of control of Gambro Healthcare. These termination provisions would be triggered by our acquisition of Gambro Healthcare. If we lose the services of a significant number of Gambro Healthcare’s medical directors, our results of operations may be harmed.

Our alliance and product supply agreement with Gambro Renal Products Inc. will limit our ability to achieve costs savings with respect to products and equipment we are required to purchase under this agreement.

In connection with the Gambro Healthcare acquisition, we will enter into a ten-year alliance and product supply agreement with Gambro Renal Products Inc., a subsidiary of Gambro AB, pursuant to which we will be required to purchase from Gambro Renal Products specified percentages representing a significant majority of our requirements for hemodialysis products, supplies and equipment at fixed prices. This will limit our ability to realize future cost savings in regard to these products and equipment. For the twelve months ended December 31, 2004, our total spending on hemodialysis products, supplies and equipment was approximately 8% of our total operating costs (approximately 7% pro forma for the Gambro Healthcare acquisition). If Gambro Renal Products is unable to fulfill its obligations under the agreement, we may have difficultly finding alternative sources of supplies on favorable financial terms, further reducing our ability to achieve cost savings. In addition, as we replace existing equipment from other third party manufacturers with Gambro Renal Products’ equipment, we may incur additional expenses as we transition to this new equipment.

If we do not cause Gambro Healthcare to comply, and Gambro Healthcare does not comply with its corporate integrity agreement, or Gambro Healthcare otherwise has failed or fails to comply with government regulations applicable to its operations, we could be subject to additional penalties and otherwise may be materially harmed.

On December 1, 2004, Gambro Healthcare entered into a settlement agreement with the Department of Justice and certain agencies of the United States government relating to the Department of Justice’s investigation of Gambro Healthcare’s Medicare and Medicaid billing practices and its relationships with physicians and pharmaceutical manufacturers. In connection with the settlement agreement, Gambro Healthcare, without admitting liability, made a one-time payment of approximately $310 million and entered into a corporate integrity agreement with HHS. The corporate integrity agreement applies to all of Gambro Healthcare’s centers and requires, among other things, that Gambro Healthcare implement additional training, engage an independent review organization to conduct an annual review of certain of its reimbursement claims, and submit to the OIG an annual report with respect to its compliance activities. In addition, its subsidiary, Gambro Supply Corp., entered a plea of guilty to a one count felony charge related to the conduct of its predecessor, REN Supply Corp., and paid a criminal fine of $25 million. Gambro Supply Corp. was excluded from participation in federal health care programs. However, no other Gambro AB affiliates were so excluded. Gambro Healthcare also agreed to voluntarily cooperate with the government in connection with its further investigation. Moreover, Gambro Healthcare has reached a preliminary understanding with the National Association of Medicaid Fraud Control Units to settle the related claims of the affected state Medicaid programs for a one-time payment of $15 million plus interest accruing at the rate of 5% per annum from December 1, 2004. Completion of the Medicaid settlement is subject to confirmation of certain claims data and negotiation and execution of settlement agreements with the relevant states. As a result of the settlement agreement, commercial payors and other third parties may initiate legal proceedings against Gambro Healthcare related to the billing practices and other matters covered by the settlement agreement. If we do not cause Gambro Healthcare to comply, and Gambro Healthcare does not comply, with the terms of the corporate integrity agreement or otherwise has failed or fails to comply with the extensive federal, state and local government regulations applicable to its operations, we could be subject to additional penalties, including monetary penalties or suspension from participation in government reimbursement programs, and otherwise may be materially harmed. The costs associated with compliance with the corporate integrity agreement and cooperation with the government could be substantial and may be greater than we currently anticipate.

Risks related to the notes

This exchange offer is not conditioned on the consummation of the Gambro Healthcare acquisition or the related financing, either of which may not be consummated on the terms described herein or at all.

This exchange offer is not conditioned upon the consummation of the Gambro Healthcare Acquisition. The indentures governing the notes do not include any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare Acquisition in whole or in part. Furthermore, the indentures do not preclude us from amending or waiving any provisions under the Gambro Healthcare acquisition agreement. Although certain information presented in this prospectus assumes the consummation of the Gambro Healthcare Acquisition on the terms described herein, we cannot assure you that the Gambro Healthcare Acquisition will be consummated on such terms or at all. Accordingly, by exchanging your notes in this exchange offer, you are making your investment decision at the time of the exchange offer, you are investing in DaVita on a stand-alone basis and you recognize that we may not realize the expected benefits of the Gambro Healthcare Acquisition. Pro forma for the Gambro Healthcare Acquisition and the Divestitures, our net operating revenues would have been $4,007 million for the year ended December 31, 2004 and $1,038 million for the quarter ended March 31, 2005, as compared to $2,299 million and $610 million of consolidated net operating revenues for the same periods for DaVita on a stand-alone basis. Pro forma for the Gambro Healthcare Acquisition and the Divestitures, as of March 31, 2005, we would have had total assets of $6,033 million, as compared to total assets of $2,650 million at that date for DaVita on a stand-alone basis. If we do not complete the Gambro Healthcare Acquisition, or if we complete it on terms different from those described herein, it could adversely affect the value of the notes.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $4,293 million in outstanding debt on our consolidated balance sheet and $172 million of available unused borrowing capacity under the revolving portion of our new senior secured credit facilities (after giving effect to letters of credit for approximately $53 million). After giving pro forma effect to the Gambro Healthcare Acquisition, the Notes Transactions and the Divestitures, as if each had occurred on January 1, 2004, our debt expense would have been $255 million for the year ended December 31, 2004 and $66 million for the quarter ended March 31, 2005. As of December 31, 2004, after giving effect to the Notes Transactions only as of January 1, 2004, for the twelve months then ended our debt expense would have been $104 million. As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet and $92 million of available unused borrowing capacity under the revolving portion of our existing senior secured credit facilities (after giving effect to letters of credit for approximately $23 million) and our debt expense for the quarter ended March 31, 2005 was $18 million. After giving pro forma effect to the Notes Transactions only for the period January 1, 2005 through March 31, 2005, our debt expense would have been $26 million. See “Unaudited pro forma condensed consolidated financial information.” Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes,

•	increase our vulnerability to general adverse economic and industry conditions,

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes,

•	expose us to interest rate fluctuations because the interest on the debt under our senior secured credit facilities may be at variable rates,

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate,

•	place us at a competitive disadvantage compared to our competitors that have less debt, and

•	limit our ability to borrow additional funds.

In addition, we may incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and the senior secured credit facilities allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the related risks described above could intensify. If additional debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make interest and principal payments on our indebtedness, including the notes, and to fund planned capital expenditures and expansion efforts including any strategic acquisitions we may make in the future will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenue and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our senior secured credit facilities are secured by substantially all of our and the subsidiary guarantors’ assets. In particular, these facilities are secured by first priority pledges of 100% of the equity interests owned by us in our direct and indirect domestic subsidiaries and 65% of the equity interests of our direct foreign subsidiaries, if any, and any successor credit facility is likely to be secured on a similar basis. As such, our ability to refinance the notes or seek additional financing could be limited by such security interest. We cannot assure you that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

Your right to receive payments on the senior subordinated notes is subordinated to our senior debt and the senior debt of the guarantors.

Payment on the senior subordinated notes will be subordinated in right of payment to all of our and the guarantors’ senior debt, including our and their obligations under our senior secured credit facilities, the senior notes and the restricted senior notes. As a result, upon any distribution to our or our subsidiaries’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries or our or their property, the holders of senior debt will be entitled to be paid in full in cash (including with respect to post-petition interest) before any payment may be made on the senior subordinated notes. In these cases, sufficient funds may not be available to pay all of our creditors, and holders of senior subordinated notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indentures, less, ratably, than the holders of unsubordinated obligations, including trade payables. In addition, all payments on the senior subordinated notes will be blocked in the event of a payment default on senior debt and may be blocked for limited periods in the event of certain nonpayment defaults on our senior secured credit facilities.

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $4,293 million in outstanding debt on our consolidated balance sheet (of which $3,443 million would have been senior in right of payment to the senior subordinated notes, and $2,939 million would have been secured and effectively senior to the notes) and $172 million of available unused borrowing capacity under the revolving portion of our new senior secured credit facilities (after giving effect to letters of credit for approximately $53 million). As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet (of which $518 million is senior in right of payment to the senior subordinated notes, and $14 million is secured and effectively senior to the notes) and $92 million of available unused borrowing capacity under the revolving portion of our existing senior secured credit facilities (after giving effect to letters of credit for approximately $23 million). We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indentures and our senior secured credit facilities.

Holders of secured debt would be paid first and would receive payments from assets used as security before you would receive payments if we were to become insolvent or default in the payment of our debt.

The notes and the guarantees will not be secured by any of our assets or the assets of our subsidiaries and will therefore be effectively subordinated to our existing and future secured debt to the extent of the assets securing that debt. Our senior secured credit facilities are secured by substantially all of our and the subsidiary guarantors’ assets, including by first priority pledges of 100% of the equity interests owned by us in our direct and indirect domestic subsidiaries and 65% of the equity interests of our direct foreign subsidiaries, if any, and any successor credit facility is likely to be secured on a similar basis. The indentures governing the notes permit us to incur additional debt, including purchase money debt and other secured debt (including debt under our senior secured credit facilities). If we were to become insolvent, holders of any current and future secured debt (including obligations outstanding under our senior secured credit facilities) would be paid first and would receive payments from the assets used as security before you would receive any payments. You may therefore not be fully repaid if we remain insolvent in such circumstances.

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $4,293 million in outstanding debt on our consolidated balance sheet, of which $2,939 million would have been secured, and $172 million of available unused borrowing capacity under the revolving portion of our new senior secured credit facilities (after giving effect to letters of credit for approximately $53 million). As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet, of which $14 million was secured, and $92 million of available unused borrowing capacity under the revolving portion of our existing senior secured credit facilities (after giving effect to letters of credit for approximately $23 million).

The agreement governing the senior secured credit facilities and the indentures governing the notes contain various covenants which limit our management’s discretion in the operation of our business.

The indentures related to the notes contain various provisions that restrict our ability to:

•	incur additional indebtedness,

•	pay dividends on, redeem or repurchase our capital stock and make other restricted payments,

•	make certain restricted investments,

•	create certain liens and otherwise use assets as security in transactions,

•	sell or otherwise dispose of assets,

•	enter into transactions with affiliates,

•	create restrictions on our ability to receive dividends or other payments from restricted subsidiaries,

•	engage in unrelated businesses,

•	create or designate unrestricted subsidiaries and

•	merge, consolidate or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

In addition, our senior secured credit facilities require us to maintain certain financial ratios and contain negative covenants. Our ability to comply with these ratios and covenants may be affected by events beyond our control.

Any failure to comply with the restrictions of the indentures related to the notes, the senior secured credit facilities or any other subsequent financing agreements may result in an event of default under those agreements. Such default may allow the creditors, if the agreements so provide, to declare the related debt immediately due and payable as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, lenders may have the right in these circumstances to terminate any commitments they have to provide further borrowings. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt agreements if accelerated upon an event of default.

The notes will be effectively subordinated to the claims of the creditors of our non-guarantor subsidiaries.

Many, but not all, of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets and earnings of such subsidiaries before any assets of the non-guarantor subsidiaries are available for distribution to us, creditors of DaVita and creditors of the subsidiary guarantors, including holders of the notes.

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, our non-guarantor subsidiaries would have had aggregate total indebtedness of $7 million on their respective balance sheets and their aggregate total assets would have accounted for approximately 6% of our consolidated total assets at that date. As of March 31, 2005, our non-guarantor subsidiaries had total indebtedness of $7 million on their respective balance sheets and their aggregate total assets accounted for approximately 12% of our consolidated total assets at that date. The indentures and our senior secured credit facilities permit the incurrence of certain additional indebtedness by our non-guarantor subsidiaries in the future.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes.

The issuance of the guarantees of the notes may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of a subsidiary guarantor’s unpaid creditors. Under the laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the subsidiary guarantor issued the guarantee of the notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors, or

•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time it issued the guarantee:

–	it was insolvent or rendered insolvent by reason of issuing the guarantee,

–	it was engaged, or about to engage, in a business or transaction for which its assets, after giving effect to its potential liability under the guarantee, constituted unreasonably small capital to carry on its business, or

–	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature,

then the court could void the obligations under the guarantees of the notes, subordinate the guarantees of the notes to that subsidiary guarantor’s other obligations or take other action detrimental to holders of the guarantees of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

We cannot be sure as to the standard that a court would use to determine whether a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to a subsidiary guarantor’s other debt. If such a case were to occur, a guarantee could also be subject to the claim that, since the guarantee was incurred for DaVita’s benefit, and only indirectly for the benefit of the subsidiary guarantor, the guarantee was incurred for less than fair consideration.

An active trading market may not develop for the notes.

There is no established trading market for the notes and we cannot assure you that an active or liquid trading market will develop. We do not intend to apply for a listing of the notes on any securities exchange or automated interdealer quotation system. The liquidity of any market for the notes will depend upon the number of holders, our own financial performance, the market for similar securities, the interest of securities dealers in making a market, prevailing interest rates, the prospects for companies in our industry and other factors.

We may be unable to purchase your notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to purchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required purchase of notes or that restrictions in our new senior secured credit facilities or other agreements will not allow such purchases. If a change of control occurs, we cannot assure you that we will have sufficient funds to repay other debt obligations which will be required to be repaid, in addition to the notes. See “Description of the notes—Change of control.”

If you fail to exchange your restricted notes by properly tendering them for notes in the exchange offer, your restricted notes will continue to be subject to transfer restrictions and may have reduced liquidity.

We will issue notes only in exchange for restricted notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the letter of transmittal and the tender of your restricted notes, and you should carefully follow the instructions on how to tender your restricted notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of restricted notes.

The restricted notes have not been registered under the Securities Act or any state securities law and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the restricted notes is also subject to other conditions and restrictions set forth in the related indenture. If you do not exchange your restricted notes for notes in the exchange offer by properly tendering them, your restricted notes will continue to be subject to these restrictions and the restrictions on transfer described in the legend on your restricted notes. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the restricted notes under the Securities Act, if the exchange offer is completed, holders of restricted notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of restricted notes who do not participate in the exchange offer could experience significant diminution in the value of their restricted notes compared to the value of the notes.

If any restricted notes are tendered and accepted by us in the exchange offer, there may be no trading market for the restricted notes that remain outstanding and the ability of a holder of such restricted notes to sell the restricted notes could be adversely affected. To the extent that restricted notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding restricted notes will decrease, which will likely adversely affect the liquidity of any trading market for the restricted notes that may exist.

In connection with the offering of the restricted notes, we and the guarantors entered into registration rights agreements (the “registration rights agreements”). The registration rights agreements provide, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the restricted notes until the exchange offer is consummated. Following completion of the exchange offer, the restricted notes will not be entitled to any additional interest, registration rights or other rights under the registration rights agreements and will continue to bear interest at the respective per annum rates originally applicable to such restricted notes.

Use of proceeds

We used the net proceeds from the offering of the restricted notes of approximately $1,323 million along with approximately $46 million of available cash to repay all outstanding amounts under the term loan portions of our existing senior secured credit facilities, including accrued interest. The issuance of the notes in this exchange offer will not result in any increase in our indebtedness. We will not receive any proceeds from the issuance of notes in the exchange offer.

The exchange offer

Purpose of the exchange offer

We issued the restricted notes on March 22, 2005 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the restricted notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the restricted notes, we entered into registration rights agreements, which require us to:

•	file a registration statement providing for the exchange offer with the SEC on or prior to the 270th day after the date that the restricted notes were first issued;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than the 360th day after the date the restricted notes were first issued; and

•	use our reasonable best efforts to consummate the exchange offer no later than the 45th day after the date the registration statement is declared effective.

We are making the exchange offer to satisfy our obligations under the registration rights agreements.

Terms of the exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $500,000,000 aggregate principal amount of our 6 5/8% Senior Notes due 2013 that have been registered under the Securities Act for an equal aggregate principal amount of our restricted unregistered 6 5/8% Senior Notes due 2013, and $850,000,000 aggregate principal amount of our 7 1/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act for an equal aggregate principal amount of our restricted unregistered 7 1/4% Senior Subordinated Notes due 2015. The terms of the notes are identical in all material respects to the terms of the restricted notes, except that:

•	the notes will have been registered under the Securities Act of 1933, will not contain transfer restrictions, and will not bear legends restricting their transfer; and

•	the notes will not contain terms providing for the payment of additional interest due to a default in the performance of certain of our obligations under the registration rights agreements and will not be entitled to registration rights under the registration rights agreements.

For additional information, see the section “Description of notes” in this prospectus.

The exchange offer is not conditioned upon the tender of any minimum principal amount of restricted notes.

Tendering holders of the restricted notes will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of the restricted notes in the exchange offer, except as specified in the instructions in the letter of transmittal.

Expiration date; extension; termination; amendment

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the “expiration date.” The expiration date will be at least 20 business days after the commencement of the exchange offer. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any restricted notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all restricted notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We expressly reserve the right to:

•	extend the exchange offer from time to time;

•	terminate or amend the exchange offer and not accept for exchange any restricted notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the subheading “Certain conditions to the exchange offer”; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the restricted notes.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give oral or written notice to the holders of the restricted notes as promptly as practicable.

For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the notes for the restricted notes promptly following the expiration date.

Procedures for tendering restricted notes

Our acceptance of restricted notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

A holder of restricted notes may tender the restricted notes by:

•	complying with the procedure for book-entry transfer described below or properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time on the expiration date; or

•	complying with the guaranteed delivery procedures described below.

The method of delivery of letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered restricted notes are registered in the name of the signer of the letter of transmittal;

•	the notes to be issued in exchange for the restricted notes are to be issued in the name of the registered holder of the restricted notes; and

•	any untendered restricted notes are to be reissued in the name of the registered holder of the restricted notes.

In any other case, the letter of transmittal must be:

•	accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the registered holder of the restricted notes; and

•	the signature on the instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each, an “eligible institution”) that is a member of a recognized signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the notes and/or restricted notes not exchanged but reissued are to be delivered to an address other than that of the registered holder appearing on the note register for the restricted notes, the signature in the letter of transmittal must be guaranteed by an eligible institution. If any untendered restricted notes are to be reissued in the name of a person other than the registered holder of those restricted notes, then such holder must comply with the transfer restrictions applicable to the restricted notes set forth in the applicable indenture.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the restricted notes at The Depository Trust Company, or DTC (the “book-entry transfer facility”) for the purpose of facilitating the exchange offer. Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of restricted notes by causing the book-entry transfer facility to transfer the restricted notes into the exchange agent’s account with respect to the restricted notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of restricted notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message (as defined below), must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program, or ATOP. Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer restricted notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering restricted notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender by guaranteed delivery if the exchange agent has received at its address set forth below on or prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the restricted notes are registered;

•	the certificate number(s) of the restricted notes;

•	the principal amount of restricted notes being tendered; and

•	a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date a confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message or a properly completed and duly executed letter of transmittal, together with the certificates representing the tendered restricted notes and any other required documents will be delivered to the exchange agent.

Unless restricted notes being tendered by the above-described guaranteed delivery method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•	a properly transmitted agent’s message or the tendering holder’s properly completed and duly signed letter of transmittal, in each case together with a confirmation of book-entry transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility and any other required documentation, is received by the exchange agent; or

•	a properly completed and duly executed notice of guaranteed delivery is received by the exchange agent by facsimile transmission, mail or hand delivery from an eligible institution.

Issuances of notes in exchange for restricted notes tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against receipt by the exchange agent of an agent’s message or a properly completed and duly signed letter of transmittal and any other required documents, together with confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of restricted notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any restricted notes not properly tendered or not to accept any restricted notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any restricted notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender restricted notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of restricted notes for exchange, nor will any of us incur any liability for failure to give such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of restricted notes, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly in the name or names of the registered holder or holders of the restricted notes.

If the letter of transmittal or any powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

By tendering, you will represent to us that:

•	any notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

•	you are not an affiliate (within the meaning of Rule 405 under the Securities Act) of us or any of the guarantors;

•	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

•	if you are a broker-dealer, you will receive the notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities;

•	if you are a broker-dealer, you did not purchase the restricted notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each participating broker-dealer that receives notes in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. By so acknowledging and delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Terms and conditions of the letter of transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering restricted notes for exchange sells, assigns and transfers the restricted notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the restricted notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the “transferor.” The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the restricted notes and to acquire notes issuable upon the exchange of the tendered restricted notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered restricted notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to transfer ownership of the restricted notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered restricted notes by us and the issuance of notes in exchange for restricted notes will constitute performance in full by us of certain of our obligations under the applicable registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

Withdrawal rights

Tenders of restricted notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal sent by facsimile transmission or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the restricted notes to be withdrawn;

•	identify the restricted notes to be withdrawn, including the principal amount of such restricted notes;

•	include a statement that the holder is withdrawing the holder’s election to have the restricted notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the restricted notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the applicable indenture register the transfer of the restricted notes into the name of the person withdrawing the tender; and

•	specify the name in which any such restricted notes are to be registered, if different from that of the person who tendered the restricted notes (in which case the signature of the holder must be guaranteed by an eligible institution).

The exchange agent will return the properly withdrawn restricted notes promptly following receipt of the notice of withdrawal. If restricted notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn restricted notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

Any restricted notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any restricted notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the restricted notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the restricted notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described in this section under the subheading “Procedures for tendering restricted notes” at any time before the expiration date.

Acceptance of restricted notes for exchange; delivery of notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, on the expiration date, all restricted notes properly tendered and not validly withdrawn and will issue or cause to be issued the notes promptly after such acceptance. See the discussion in this section under the subheading “Certain conditions to the exchange offer” for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered restricted notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

For each restricted note accepted for exchange, the holder of the restricted note will receive a note having a principal amount equal to that of the surrendered restricted note.

In all cases, issuance of notes for restricted notes that are accepted for exchange pursuant to the exchange offer will be made only after:

•	a timely book-entry confirmation of the transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

If any tendered restricted notes are not accepted for any reason described in the terms and conditions of the exchange offer or if restricted notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged restricted notes will be returned without expense to the tendering holder of the restricted notes. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-

entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged restricted notes will be credited to an account maintained with the book-entry transfer facility. In either case, the restricted notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue notes in exchange for, any restricted notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely public announcement, if, at any time before the acceptance of the restricted notes for exchange or the exchange of the notes for such restricted notes, in our reasonable judgment any of the following conditions exist:

•	the exchange offer violates any applicable law or any SEC staff interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to prevent us and the guarantors from proceeding with or consummating the exchange offer.

Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner.

The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Exchange agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Holders should not send letters of transmittal or notices of guaranteed delivery to us. All executed letters of transmittal or notices of guaranteed delivery should be directed to the exchange agent at one of the addresses set forth below:

By registered or certified mail or overnight delivery:	By hand delivery:

The Bank of New York Trust Company, N.A.	The Bank of New York Trust Company, N.A.
c/o The Bank of New York	c/o The Bank of New York
101 Barclay Street, 7E	101 Barclay Street, Lobby Level
Corporate Trust Operations	Corporate Trust Window
Reorganization Unit	New York, NY 10286
New York, NY 10286	Attention:
Attention:

Facsimile transmission:
(Eligible institutions only)
(212) 298-1915
Attention:

You should direct questions, requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

Delivery to an address other than as set forth on the letter of transmittal, or transmissions of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of tenders; fees and expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for their customers.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained or incorporated or deemed to be incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our business or affairs since the respective dates as of which information is given in this prospectus or in the documents incorporated or deemed to be incorporated by reference in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of restricted notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of restricted notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of restricted notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

•	notes, or restricted notes that are tendered for exchange in part only or that are not accepted for exchange, are to be issued in the name of any person other than the registered holder of the restricted notes tendered; or

•	tendered restricted notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of restricted notes for notes pursuant to the exchange offer.

We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting treatment

For accounting purposes, we will not recognize gain or loss upon the exchange of the notes for restricted notes.

Consequences of failure to exchange

The restricted notes have not been registered under the Securities Act or any state securities law and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the restricted notes is also subject to other conditions and restrictions set forth in the applicable indenture. If you do not exchange your restricted notes for notes in the exchange offer by properly tendering them, your restricted notes will continue to be subject to these restrictions and the restrictions on transfer described in the legend on your restricted notes. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the restricted notes under the Securities Act, if the exchange offer is completed, holders of restricted notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of restricted notes who do not participate in the exchange offer could experience significant diminution in the value of their restricted notes compared to the value of the notes.

If any restricted notes are tendered and accepted by us in the exchange offer, there may be no trading market for the restricted notes that remain outstanding and the ability of a holder of such restricted notes to sell the restricted notes could be adversely affected. To the extent that restricted notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding restricted notes will decrease, which will likely adversely affect the liquidity of any trading market for the restricted notes that may exist.

In connection with the offering of the restricted notes, we and the guarantors entered into registration rights agreements. The registration rights agreements provide, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the restricted notes until the exchange offer is consummated. Following completion of the exchange offer, the restricted securities will not be entitled to any additional interest, registration rights or other rights under the registration rights agreements and will continue to bear interest at the respective per annum rates originally applicable to such restricted notes.

Participation in the exchange offer is voluntary, and holders of restricted notes should carefully consider whether to participate. Holders of restricted notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

We may in the future in our sole discretion seek to acquire, subject to the terms of the indentures, untendered restricted notes in open market or privately negotiated transactions,

through subsequent exchange offers or otherwise. We have no present obligation or plan to acquire any restricted notes which are not tendered in the exchange offer.

Resale of notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in no-action letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the notes issued pursuant to the exchange offer in exchange for restricted notes will generally be freely transferable by the holders (other than by any holder that is an affiliate (as defined in Rule 405 under the Securities Act) of us or any of the guarantors) after the exchange offer without further registration under the Securities Act, except that participating broker-dealers will be required to deliver a prospectus in connection with any resale or other transfer of notes.

If you tender in the exchange offer for the purpose of participating in a distribution of the notes, or if you are a broker-dealer who purchased the restricted notes from us for resale pursuant to Rule 144A or Regulation S under the Securities Act, you cannot rely on the interpretations by the staff of the SEC stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

Further, each broker-dealer that receives the notes in exchange for the restricted notes acquired for its own account as a result of market-making activities or other trading activities (a “participating broker-dealer”) must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We understand that the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the initial offering of the restricted notes, with this prospectus. Under the registration rights agreements, we have agreed that until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations, participating broker-dealers will be entitled to use this prospectus in connection with the resale of notes, subject to exceptions, including our right under limited circumstances to suspend the use of this prospectus by participating broker-dealers as described below under “Plan of distribution.” Each such participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

The Gambro Healthcare acquisition

The Gambro Healthcare acquisition

Gambro Healthcare business.  Gambro Healthcare, a subsidiary of Gambro AB, is one of the largest dialysis providers in the United States with net operating revenues for the twelve months ended December 31, 2004 and three months ended March 31, 2005 of $1,964 million and $495 million, respectively. As of March 31, 2005, Gambro Healthcare operated or managed 566 dialysis centers located in 32 states and the District of Columbia, and provided dialysis services to approximately 43,000 patients.

We believe that the Gambro Healthcare acquisition will create a larger, more geographically diverse network of centers which will enable us to efficiently offer a greater breadth and depth of renal care related services. These services include, but are not limited to, vascular access, home hemodialysis, peritoneal dialysis and disease management services. In addition, we believe there are cost synergy opportunities to be realized in purchasing, administration and information technology as we integrate Gambro Healthcare’s centers. We believe that the acquisition will allow us to further strengthen our relationships with both public and commercial payors with a common goal of providing the highest quality and most cost efficient treatments for our patients.

Stock purchase agreement.  On December 6, 2004, we entered into a stock purchase agreement to acquire all of the outstanding capital stock of Gambro Healthcare, Inc. from Gambro, Inc., a subsidiary of Gambro AB. The purchase price for Gambro Healthcare of $3.05 billion reflects (i) a cash purchase price of approximately $1.7 billion, which we refer to as the cash purchase price, and (ii) the assumption of Gambro Healthcare indebtedness, which indebtedness was approximately $1.3 billion on December 31, 2004 (nearly all of which is inter-company indebtedness). We will be required to repay the Gambro Healthcare inter-company indebtedness, including accrued interest, simultaneously with the closing of the Gambro Healthcare acquisition. Under the stock purchase agreement, the cash purchase price increases from December 6, 2004 to the acquisition closing date by 4% per annum for the first 90 days after signing and 8% per annum thereafter. The amount of Gambro Healthcare inter-company debt will increase by the amount of any additional cash contributed by Gambro, Inc. to Gambro Healthcare after December 6, 2004. Gambro, Inc. may contribute cash to Gambro Healthcare as required to cover cash operating and other expenses, including the payment of $15 million, plus interest, payable to settle claims of certain state Medicaid programs if paid prior to the closing of the acquisition. All such inter-company debt bears interest at a rate of 1% above twelve-month LIBOR. We anticipate that Gambro Healthcare’s cash flow during that period and its other cash-on-hand, which we will be acquiring in the acquisition, will substantially offset any increase in the cash purchase price and the amount of inter-company debt that must be repaid at the closing and interest thereon. In addition, we will be required to pay additional amounts to Gambro, Inc. to the extent that we elect to make certain tax elections with respect to the acquisition.

In the stock purchase agreement, we and Gambro, Inc. have made customary representations and warranties and have made certain other customary agreements. The stock purchase agreement contains customary indemnification rights for inaccuracies of representations and warranties and breaches of covenants, subject to specified limitations. In addition, subject to certain limitations,

Gambro AB, the parent of Gambro, Inc. and Gambro Healthcare, has agreed that it will not, and will cause Gambro, Inc. and the other subsidiaries of Gambro AB to not, compete in the United States in the business of, among other things, owning or operating any chronic dialysis, home dialysis or acute dialysis program, outpatient renal dialysis center, unit or facility, for the lesser of ten years or the termination of the alliance and product supply agreement (described below) by Gambro Renal Products Inc. because of a material breach by us.

The consummation of the Gambro Healthcare acquisition is subject to the satisfaction or waiver of a number of conditions, including among other conditions, the expiration of the waiting periods under applicable antitrust regulations, and we are required to obtain financing for the Gambro Healthcare acquisition. On February 18, 2005, we received a second request from the FTC for additional information in connection with its review of our antitrust filing. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino Act until thirty days after we and Gambro Healthcare have substantially complied with the request, unless that period is extended voluntarily by us and Gambro Healthcare or is terminated sooner by the FTC. We continue to be involved in active discussions with the FTC. Although no final agreement with the FTC has yet been reached, based on our discussions to date we expect we will be required to divest approximately 70 of the combined number of Gambro Healthcare and DaVita centers, which represent approximately 6% of the combined number of Gambro Healthcare and DaVita centers, which represents the same percentage of the combined revenues. However, the final resolution with the FTC could differ. See the notes to the “Unaudited pro forma condensed consolidated financial information” for additional information regarding the assumptions that have been made with respect to the Divestitures.

This exchange offer is not conditioned upon the consummation of the Gambro Healthcare Acquisition and the indentures governing the notes do not include any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare Acquisition in whole or in part, including if we are required or otherwise decide to divest any of our or Gambro Healthcare’s dialysis centers. We cannot assure you that the Gambro Healthcare Acquisition will be consummated on the terms described herein or at all.

Alliance and product supply agreement.  In connection with the acquisition, we will enter into a ten-year alliance and product supply agreement with Gambro Renal Products Inc., a subsidiary of Gambro AB, pursuant to which we will purchase from Gambro Renal Products specified percentages representing a significant majority of our requirements for hemodialysis products, supplies and equipment at fixed prices. For the twelve months ended December 31, 2004, our total spending on hemodialysis products, supplies and equipment was less than 8% of our total operating costs (approximately 7% pro forma for the Gambro Healthcare acquisition).

Transition services agreement.  In addition to the alliance and product supply agreement, in order to facilitate an orderly transition of the Gambro Healthcare business, upon the closing of the Gambro Healthcare acquisition, we will enter into a transition services agreement pursuant to which Gambro, Inc. will provide us with, or cause to be provided to us, certain transition services in connection with our acquisition. In addition, we have agreed to cause Gambro Healthcare to provide certain transition services to Gambro, Inc. The fees for the services under the transition services agreement will be the fully allocated cost of such services.

Financing of the acquisition

We will be required to obtain financing for the Gambro Healthcare acquisition. The terms and conditions of the financing required to consummate the Gambro Healthcare acquisition, have not been finalized and are subject to change. We will not finalize the terms until prior to the consummation of the Gambro Healthcare acquisition, but after the consummation of the exchange offer. We currently intend to enter into new senior secured credit facilities and to use the proceeds from these facilities to finance the Gambro Healthcare acquisition, repay any amounts outstanding under our existing revolving credit facility and pay related fees and expenses. We currently anticipate that the new senior secured credit facilities will provide for borrowings of an aggregate principal amount of approximately $3,150 million, comprised of:

•	six and seven-year $2,900 million aggregate amount of term loans and

•	a six-year $250 million revolving credit facility.

We have commitments from financial institutions to provide these funds subject to various conditions. We intend to borrow all $2,900 million of the term loans and, assuming the Gambro Healthcare acquisition had closed on March 31, 2005, $25 million of the revolving credit facility, simultaneously with the closing of the Gambro Healthcare acquisition.

We expect that our new senior secured credit facilities will be guaranteed by substantially all of our direct or indirect wholly-owned domestic subsidiaries and will be secured by substantially all of our and our subsidiary guarantors’ assets. In particular, these facilities will be secured by first priority pledges of 100% of the equity interests owned by us in our direct and indirect domestic subsidiaries and 65% of the equity interests of our direct foreign subsidiaries, if any.

We expect that our new senior credit facilities will contain limits and restrictions on certain of our business activities. In addition, we expect that the new senior secured credit facilities will require compliance on a quarterly basis with certain financial covenants.

As a result of the borrowings that we will incur to finance the Gambro Healthcare acquisition, the aggregate amount of our indebtedness and annual debt expense will increase substantially following the Gambro Healthcare acquisition. See “Risk factors,” “Capitalization” and “Unaudited pro forma condensed consolidated financial information.”

The table below sets forth the estimated sources and uses of funds for the Gambro Healthcare Acquisition based on balances as of March 31, 2005 (dollars in millions):

Sources of funds		Uses of funds
Cash on balance sheet	$173	Purchase price of Gambro Healthcare(3)	$3,050
New senior secured credit facilities(1)
Revolving credit facility(2)	25	Fees and expenses	48
Term loans	2,900

Total sources of funds	$3,098	Total uses of funds	$3,098

(1) Assumes that all of the required financing is obtained through new senior secured credit facilities. The terms of our new senior secured credit facilities have not yet been finalized and are subject to change. We will not finalize the terms until prior to the consummation of the Gambro Healthcare Acquisition, but after the consummation of the exchange offer.

(2) It is anticipated that our new revolving credit facility will provide commitments for total revolving borrowings of up to $250 million at any time outstanding. Based upon the amount of Gambro Healthcare inter-company debt outstanding at March 31, 2005 and our available cash as of the same date, the initial borrowing under the new revolving credit facility is expected to be $25 million, with $172 million remaining available for future borrowings (after giving effect to letters of credit for approximately $53 million).

(3) The purchase price for Gambro Healthcare of $3.05 billion reflects (i) a cash purchase price of approximately $1.7 billion, which we refer to as the cash purchase price, and (ii) the assumption of Gambro Healthcare indebtedness, which indebtedness was approximately $1.3 billion on December 31, 2004 (nearly all of which is inter-company indebtedness). We will be required to repay the Gambro Healthcare inter-company indebtedness, including accrued interest, simultaneously with the closing of the Gambro Healthcare acquisition. Under the stock purchase agreement that we entered in connection with the Gambro Healthcare acquisition, the cash purchase price increases from December 6, 2004 to the acquisition closing date by 4% per annum for the first 90 days after signing and 8% per annum thereafter. The amount of Gambro Healthcare inter-company debt will increase by the amount of any additional cash contributed by Gambro, Inc. to Gambro Healthcare after December 6, 2004. Gambro, Inc. may contribute cash to Gambro Healthcare as required to cover cash operating and other expenses, including the payment of $15 million, plus interest, payable to settle claims of certain state Medicaid programs if paid prior to the closing of the acquisition. All such inter-company debt bears interest at a rate of 1% above twelve-month LIBOR. We anticipate that Gambro Healthcare’s cash flow during that period and its other cash-on-hand, which we will be acquiring in the acquisition, will substantially offset any increase in the cash purchase price and the amount of inter-company debt that must be repaid at the closing and interest thereon. In addition, we will be required to pay additional amounts to Gambro, Inc. to the extent that we elect to make certain tax elections with respect to the acquisition.

Capitalization

The following table sets forth our capitalization as of March 31, 2005:

•	on an actual basis,

•	on an as adjusted pro forma basis to give effect to the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on that date.

You should read the following table in conjunction with the financial statements included and incorporated by reference in this prospectus and the related notes thereto, the pro forma financial data included in this prospectus and the related notes thereto and the sections of this prospectus entitled “Use of proceeds” and “The Gambro Healthcare acquisition.” We cannot assure you that the Gambro Healthcare Acquisition will be consummated, in whole or in part, on the terms described herein or at all.

	As of March 31, 2005
(Dollars in millions)	Actual	Pro forma as adjusted
Total debt (including current maturities):
Senior secured credit facilities(1)
Revolving credit facility(2)	$—	$25
Term loans	—	2,900
Senior notes offered hereby	500	500
Senior subordinated notes offered hereby	850	850
Other debt	18	18

Total debt	1,368	4,293
Total shareholders’ equity	619	617

Total capitalization	$1,987	$4,910

(1) We expect that we will enter into new senior secured credit facilities in connection with the Gambro Healthcare acquisition. The terms of our new senior secured credit facilities have not yet been finalized and are subject to change. We will not finalize the terms until prior to the consummation of the Gambro Healthcare acquisition, but after the consummation of the exchange offer.

(2) Our existing senior secured revolving credit facilities provide commitments for total revolving borrowings of up to $115 million at any time outstanding. As of March 31, 2005, we had $92 million of available unused borrowing capacity under our existing revolving credit facility (after giving effect to letters of credit for approximately $23 million). We anticipate that we will enter into new senior secured revolving credit facilities in connection with the consummation of the Gambro Healthcare acquisition. It is anticipated that our new revolving credit facility will provide commitments for total revolving borrowings of up to $250 million at any time outstanding. Based upon the amount of Gambro Healthcare inter-company debt outstanding at March 31, 2005 and our available cash as of the same date, the initial borrowing under the new revolving credit facility is expected to be $25 million, with $172 million remaining available for future borrowings (after giving effect to letters of credit for approximately $53 million).

Unaudited pro forma condensed

consolidated financial information

The unaudited pro forma condensed consolidated financial statements are based on the audited financial statements for the year ended December 31, 2004 of each of DaVita and Gambro Healthcare and unaudited information for the quarter ended March 31, 2005 of DaVita included elsewhere in or incorporated by reference in this prospectus and the unaudited financial information for the quarter ended March 31, 2005 of Gambro Healthcare. The unaudited pro forma condensed consolidated financial statements give effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures (assuming that all of the required financing is obtained through the new senior secured credit facilities) as if each had occurred on January 1, 2004 in the case of the unaudited pro forma condensed consolidated income statement data and gives effect to the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on March 31, 2005 in the case of the unaudited pro forma condensed consolidated balance sheet data. This exchange offer is not conditioned upon the consummation of the Gambro Healthcare Acquisition, in whole or in part, and the indentures governing the notes do not contain any provisions requiring us to repurchase or redeem any notes if the acquisition agreement is terminated or if we otherwise fail to consummate the Gambro Healthcare Acquisition, in whole or in part. We cannot assure you that the Gambro Healthcare Acquisition or the Divestitures will be consummated on the terms described herein or at all.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Gambro Healthcare acquisition or (ii) any cash or non-cash charges that we may incur in connection with the Gambro Healthcare acquisition, the level and timing of which cannot yet be determined. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed consolidated financial statements assume that the Gambro Healthcare acquisition would be accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. The total purchase price has been preliminarily allocated based on information available to us as of the date of this prospectus, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

Unaudited pro forma condensed consolidated balance sheet

March 31, 2005

			Pro forma adjustments(1)
	Historical DaVita	Historical Gambro Healthcare	Gambro Healthcare Acquisition		Divestitures(g)	Pro forma consolidated
	(dollars in millions, except per share data)
Assets
Cash and cash equivalents	$318	$23	$(173	)(a)	$300	$383
					(85)
Accounts receivable, net	473	335				808
Inventories	35	53			(6)	82
Other current assets	44	45				89
Deferred income taxes	92	40				132

Total current assets	962	496				1,494
Property and equipment, net	416	286			(37)	665
Amortizable intangibles, net	80	11	40	(b)	(1)	235
			107	(c)
			(2	)(f)
Investments in third-party dialysis businesses	3	—				3
Other long-term assets	29	23				52
Goodwill	1,160	1,484	1,159	(c)	(219)	3,584

	$2,650	$2,300				$6,033

Liabilities and shareholders’ equity
Accounts payable	$91	$65	$(2	)(c)		$154
Other liabilities	167	112	64	(d)		343
Accrued compensation and benefits	139	67				206
Due to third-party payors	—	64	(64	)(d)		—
Current portion of long-term debt	6	—	90	(e)		96

Income taxes payable	30	—	(1	)(f)	85	29
					(85)

Total current liabilities	433	308				828
Long-term debt	1,362	—	2,835	(e)		4,197
Due to parent	—	1,313	(1,313	)(c)		—
Other long-term liabilities	22	—	165	(c)		187
Deferred income taxes	156	24			(47)	133
Minority interests	58	13				71
Shareholders’ equity:
Preferred stock ($0.001 par value; 5,000,000 shares authorized; none issued or outstanding)	—	—				—
Common stock ($0.001 par value; 195,000,000 shares authorized; 134,862,283 shares issued)	—	—
Additional paid-in capital	551	—				551
Investment by parent	—	642	(642	)(c)		—
Retained earnings	668	—	(1	)(f)	(1)	666

Treasury stock, at cost (36,295,339 shares)	(608)	—				(608)
Accumulated other comprehensive loss	8	—				8

Total shareholders’ equity	619	642				617

	$2,650	$2,300				$6,033

(1) The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 gives effect to both the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on March 31, 2005.

Notes to unaudited pro forma condensed consolidated balance sheet

(a) Net usage of cash as a result of the financing transactions and purchase of Gambro Healthcare as follows: net proceeds from borrowings under the new senior credit facilities of $2,877 million, reduced by the purchase of Gambro Healthcare for $3,050 million.

(b) Capitalized estimated deferred financing costs associated with the new senior secured credit facilities of $40 million.

(c) The purchase of Gambro Healthcare for approximately $3,050 million in cash, which is subject to final calculation at closing for the effect of interest, tax elections and other factors (as described under “The Gambro Healthcare acquisition”), plus an additional $6 million of acquisition costs as set forth in the table below:

(dollars in millions)
Goodwill	$1,159
Non-compete agreement	87
Other intangible assets	20
Due to Parent	1,313
Investment by Parent	642
Product supply agreement	(165)

$3,056

Pre-acquisition costs previously accrued of $2 million will be paid upon closing of the acquisition.

For purposes of this pro forma presentation, we estimated that the amounts for tangible assets and liabilities reflected on Gambro Healthcare’s consolidated balance sheet approximate the fair values of such assets and liabilities and accordingly, such amounts have not been adjusted in the accompanying pro forma financial information nor has any tax effect been included. We believe our estimations and underlying assumptions of the initial purchase price allocations and fair values of Gambro Healthcare’s identifiable assets and liabilities provide our current best estimate and are based upon the information available to us at this time. However, these valuations are preliminary and subject to change based upon completion of a final valuation analysis. Additionally, the final purchase price is subject to adjustments. Accordingly, the final amounts will differ from the amounts shown above.

(d) The reclassification of the due to third-party payors of $64 million for consistent presentation.

(e) The borrowing under the new senior secured credit facilities is set forth in the table below:

(dollars in millions)
Senior secured credit facilities (Revolving credit facility)	$25
Term Loan A	350
Term Loan B	2,550

Total Borrowings	$2,925

Of the $2,925 million of total borrowings, $90 million is expected to be short-term and $2,835 million is expected to be long-term.

Our new revolving credit facility will provide commitments for total revolving borrowings of $250 million outstanding at any time. As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $172 million of available unused borrowing capacity under the revolving senior secured credit facility (after providing for letters of credit of approximately $53 million).

(f) Write-off of the existing deferred financing costs associates with the extinguishment of our existing revolving line of credit of $2 million.

(g) The anticipated divestiture of 70 centers as required by the FTC in order to complete the acquisition of Gambro Healthcare at an assumed sale price of $300 million. A portion of the proceeds will be used to pay anticipated income taxes of $85 million on these Divestitures. Final approval from the FTC is still pending; however, no material change in the required number of divested centers or their impact on operating results are expected. The following is a summary of the anticipated effects of the Divestitures at an assumed sale price of $300 million:

(dollars in millions)
Total sale price	$300
Property and equipment, net	(37)
Inventory	(6)
Goodwill	(219)
Amortizable intangibles, net	(1)
Current income tax payable	(85)
Deferred income taxes	47
Loss on sale	1

Unaudited pro forma condensed consolidated income statement

Year ended December 31, 2004

			Pro forma adjustments(1)
	Historical DaVita	Historical Gambro Healthcare	Notes Transactions and Gambro Healthcare Acquisition		Divestitures(h)	Pro forma consolidated
	(dollars in millions, except per share data)
Net operating revenues	$2,299	$1,964	$—		$(256)	$4,007
Operating expenses and charges
Patient care costs	1,555	1,423	—		(188)	2,790
General and administrative	192	172	(3	)(a)	—	361
Depreciation and amortization	87	76	(3	)(b)	(8)	152
Provision for uncollectible accounts	41	72	—		(7)	106
Settlement with U.S. government and associated charges	—	352				352
Minority interest and equity income, net	14	—	10	(a)	(2)	22
Other (income) expenses, net	—	(3)	3	(a)	—	—

Total operating expenses	1,889	2,092				3,783

Operating income (loss)	410	(128)				224

Debt expense	52	38	(46	)(c)	—	255
			148	(d)
			98	(e)
			(35	)(f)

Other income, net	4	—				4

Income (loss) before income taxes	362	(166)				(27)
Income tax expense	140	10	(63	)(g)	(20)	63
			(4	)(a)
Minority interest, net of taxes	—	6	(6	)(a)	—	—

Net income (loss)	$222	$(182)				$(90)

Earnings per share:
Basic	$2.25					$(0.92)

Diluted	$2.16					$(0.92)

Weighted average shares for earnings per share:
Basic	98,727,000					98,727,000

Diluted	102,861,000					98,727,000

(1) The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2004, gives effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on January 1, 2004.

Notes to unaudited pro forma condensed consolidated income statement

(a) Reflects the reclassification of minority interest of $10 million and related income tax of $4 million, and $3 million of other income for consistent presentation.

(b) Reflects net amortization expense associated with the non-compete agreements, other intangible assets and the product supply agreement. The non-compete agreements and product supply agreement are being amortized over ten years and the other intangible assets are being amortized over four years as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Non-compete agreements	$87	10	$9
Other intangibles	$20	4	$5
Product supply agreement	$(165)	10	$(17)

			$(3)

(c) Reflects the elimination of interest expense of $44 million and deferred financing costs of $2 million that was recognized on the previous existing senior secured credit facilities.

(d) Reflects interest expense of $111 million and the amortization of deferred financing costs of $5 million associated with borrowings from the new senior secured credit facilities of $2,925 million. The new senior secured credit facilities are assumed to bear interest at LIBOR plus a margin of 2.25% for an annual weighted average interest rate of 3.73%. Additionally, net swap interest of $32 million is reflected on the assumption that six new interest rate swap agreements with a total notional amount of $1,250 million became effective January 1, 2004. Two of the swaps are economically fixed at 3.875% plus a margin of 2.25%. Four other swaps are economically fixed at 4.27% plus a margin of 2.25%. As a result of our total swap agreements, approximately 60% of our average outstanding 2004 variable rate debt would be economically fixed at an effective weighted average interest rate of 6.10% and our overall credit facility effective weighted average interest rate for 2004 would be 5.17%. The portion of the new senior secured credit facilities that is not economically fixed is subject to interest rate changes. If interest rates were to hypothetically change by  1/8%, it is estimated that our interest expense would vary by approximately $1 million.

(e) Reflects interest expense of $95 million and the amortization of deferred financing costs of $3 million associated with the issuance of new senior notes of $500 million and new senior subordinated notes of $850 million. The new senior notes bear interest at 6 5/8% and the senior subordinated notes bear interest at 7 1/4%. The notes were issued on March 22, 2005 and therefore these pro forma results do not include any write-off of existing deferred financing costs or swaps valuations gains that were recorded in the first quarter of 2005.

(f) Reflects the elimination of interest expense of $35 million from extinguishing the amount due to Gambro, Inc. (Parent) as a result of the purchase of Gambro Healthcare.

(g) Reflects the adjustment to the income tax expense amount of $(63) million based on the overall impact of the pro forma adjustments at 38.6%, excluding the effect of the Divestitures. The pro forma income tax expense is higher than the Company’s effective tax rate because of the non-deductible portion of Gambro Healthcare’s settlement with the U.S. government.

(h) Reflects the operations and related income tax effect for 2004 from the anticipated divestiture of 70 centers that are required to be divested by the FTC in order to complete the acquisition of Gambro Healthcare. Final approval from the FTC is still pending; however, no material change in the number of centers required to be divested or their impact on operating results are expected. No gain or loss from this transaction is reflected in the unaudited pro forma condensed consolidated income statement.

Unaudited pro forma condensed consolidated income statement

Quarter ended March 31, 2005

			Pro forma adjustments(1)
	Historical DaVita	Historical Gambro Healthcare	Gambro Healthcare Acquisition		Divestitures(h)	Pro forma consolidated
	(dollars in millions, except per share data)
Net operating revenues	$610	$495	—		$(67)	$1,038
Operating expenses and charges
Patient care costs	410	357	—		(49)	718
General and administrative	54	40				94
Depreciation and amortization	25	19	(1	)(a)	(2)	41
Provision for uncollectible accounts	11	20	—		(2)	29
Minority interest and equity income, net	4	—	1	(b)	—	5

Total operating expenses	504	436				887

Operating income	106	59				151

Debt expense	18	15	(14	)(c)	—	66
			40	(d)
			22	(e)
			(15	)(f)
Swap valuation gains	8					8
Refinancing charges	7	—				7

Other income, net	2	—				2

Income before income taxes	91	44				88
Income tax expense	35	18	(13	)(g)	(5)	35

Minority interest, net of taxes	—	1	(1	)(b)	—	—

Net income	$56	$25				$53

Earnings per share:
Basic	$0.57					$0.54

Diluted	$0.55					$0.52

Weighted average shares for earnings per share:
Basic	99,400,000					99,400,000

Diluted	103,150,000					103,150,000

(1) The unaudited pro forma condensed consolidated income statement for the quarter ended March 31, 2005 gives effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on January 1, 2004.

Notes to unaudited pro forma condensed consolidated income statement

(a) Reflects net amortization expense associated with the non-compete agreements, other intangible assets and the product supply agreement. The non-compete agreements and product supply agreement are being amortized over ten years and the other intangible assets are being amortized over four years as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Non-compete agreements	$87	10	$2
Other intangibles	$20	4	$1
Product supply agreement	$(165)	10	$(4)

			$(1)

(b) Reflects the reclassification of minority interest of $1 million for consistent presentation.

(c) Reflects the elimination of interest expense of $14 million including deferred financing costs that was recognized on the previous existing senior secured credit facilities during the first quarter of 2005.

(d) Reflects interest expense of $34 million and the amortization of deferred financing costs of $1 million associated with borrowings from the new senior secured credit facilities of $2,925 million. The new senior secured credit facilities are assumed to bear interest at LIBOR plus a margin of 2.25% for an annual weighted average interest rate of 4.74%. Additionally, net swap interest of $5 million is reflected on the assumption that six new interest rate swap agreements with a total notional amount of $1,250 million became effective January 1, 2004. Two of the swaps are economically fixed at 3.875% plus a margin of 2.25% and four of the swaps are economically fixed at 4.27% plus a margin of 2.25%. As a result of our total swap agreements, approximately 60% of our variable rate debt at March 31, 2005 would be economically fixed at an effective weighted average interest rate of 6.10% and our overall credit facility annual effective weighted average interest rate as of March 31, 2005 would be 5.58%. The portion of the new senior secured credit facilities that is not economically fixed is subject to interest rate changes. If interest rates were to hypothetically change by  1/8%, it is estimated that our interest expense would vary by approximately $1 million.

(e) Reflects incremental interest expense of $22 million including the amortization of deferred financing costs during the first quarter ended March 31, 2005, associated with the issuance of new senior notes of $500 million and new senior subordinated notes of $850 million. The new senior notes bear interest at 6 5/8% and the senior subordinated notes bear interest at 7 1/4%.

(f) Reflects the elimination of interest expense of $15 million from extinguishing the amount due to Gambro, Inc. (Parent) as a result of the purchase of Gambro Healthcare.

(g) Reflects the adjustment to the income tax expense amount of $(13) million based on the overall impact of the pro forma adjustments at 38.6%, excluding the effect of the Divestitures.

(h) Reflects the operations and related income tax effect from the anticipated divestiture of 70 centers that are required to be divested by the FTC in order to complete the acquisition of Gambro Healthcare. Final approval from the FTC is still pending; however, no material change in the number of centers required to be divested or their impact on operating results are expected. No gain or loss from this transaction is reflected in the unaudited pro forma condensed consolidated income statement.

Selected historical financial and other data

DaVita

The following selected consolidated financial data should be read in conjunction with our financial statements for the years ended December 31 and unaudited financial information for the quarters ended March 31, 2005 and 2004, and related notes thereto included and/or incorporated by reference in this prospectus and the discussion under “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference in this prospectus. The consolidated statement of operations data and balance sheet data presented below are derived from our consolidated financial statements included or incorporated by reference in this prospectus.

	Year ended December 31,					Quarters ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions, except per treatment data)
Statement of operations data:
Net operating revenues(1)	$1,486	$1,651	$1,855	$2,016	$2,299	$536	$610
Operating expenses and charges:
Patient care costs	1,032	1,101	1,217	1,360	1,555	363	410
General and administrative	123	129	154	160	192	43	54
Depreciation and amortization	112	105	65	75	87	20	25
Provision for uncollectible accounts(2)	40	(2)	27	35	41	10	11
Impairments and valuation adjustments	4	—	—	—	—	—	—
Minority interests and equity income, net	7	7	8	7	14	3	4

Total operating expenses and charges	1,318	1,340	1,471	1,637	1,889	439	504

Operating income	168	311	384	379	410	97	106
Debt expense	116	72	72	67	52	12	18
Swap valuation gains(3)						—	8
Refinancing charges (gains)(4)	7	(2)	49	27	—	—	7
Other income (loss), net	(6)	2	4	3	4	2	2

Income before income taxes	39	243	267	288	362	87	91
Income tax expense	26	106	110	112	140	34	35

Net income	$13	$137	$157	$176	$222	$53	$56

Earnings per share:(5)(6)
Basic	$0.11	$1.09	$1.46	$1.86	$2.25	$0.54	$0.57

Diluted	$0.11	$1.01	$1.30	$1.66	$2.16	$0.51	$0.55

Weighted average shares for earnings per share:(5)(6)
Basic	122,372,000	125,652,000	107,747,000	94,346,000	98,727,000	98,100,000	99,400,000

Diluted	124,736,000	155,181,000	135,720,000	113,760,000	102,861,000	102,900,000	103,150,000

Balance sheet data (at end of period):
Cash and cash equivalents	$31	$37	$96	$62	$252	$153	$318
Working capital	148	176	252	242	427	308	529
Total assets	1,597	1,663	1,776	1,946	2,512	2,050	2,650
Total debt	976	820	1,319	1,168	1,376	1,155	1,368
Total shareholders’ equity(5)	349	504	70	307	523	391	619

	Year ended December 31,					Quarters ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions, except per treatment data)

Other financial data:
Capital expenditures	45	53	103	103	129	25	26
Net cash provided by operating activities(7)	301	264	342	294	420	126	111
Ratio of earnings to fixed charges(8)	1.28x	3.65x	3.83x	4.14x	5.55x	5.80x	4.66x
Pro forma ratio of earnings to fixed charges(8)					0.91x		2.13x

Operating data:
Centers	490	495	515	566	658	571	665
Patients	42,000	43,000	45,000	48,500	54,000	48,000	55,000
Dialysis treatments	5,354,000	5,690,000	5,975,000	6,374,000	7,062,000	1,657,000	1,869,000
Average dialysis revenue per treatment	$256	$278	$291	$303	$312	$311	$311

(1) Net operating revenues include $8 million in 2004, $24 million in 2003, and $59 million in 2002 of prior period Medicare lab recoveries and $22 million in 2001 of prior years’ dialysis revenue relating to cash settlements and collections in excess of prior estimates.

(2) Provision for uncollectible accounts includes recoveries of $5 million in 2002 and $35 million in 2001 of accounts receivable reserved in 1999.

(3) Swap valuation gains of $8 million in the first quarter of 2005, represent the accumulated fair value of these swaps investments that were no longer affective as cash flow hedges as a result of the repayment of the term loans. These amounts were previously recorded in other comprehensive income.

(4) Refinancing charges of $7 million during the first quarter ended March 31, 2005 represent the write-off of existing deferred financing costs associated with the extinguishment of the existing term Loans. Refinancing charges of $27 million in 2003 represented the consideration paid to redeem the $125 million 5 5/8% Convertible Subordinated Notes due 2006 and the $345 million 7% Convertible Subordinated Notes due 2009 in excess of book value, the write-off of related deferred financing costs and other financing fees associated with amending the bank credit agreement. Refinancing charges of $49 million in 2002 represented the write-off of deferred financing costs associated with the retirement of the $225 million outstanding 9 1/4% Senior Subordinated Notes due 2011. The net refinancing gain of $2 million in 2001 related to the write-off of deferred financial costs and swap liquidation gains resulting from debt refinancing.

(5) All share and per share data for all periods presented have been adjusted to retroactively reflect the effects of a three-for-two stock split in the second quarter of 2004.

(6) We repurchased 3,350,100 shares of our common stock for $97 million in 2004, 5,162,850 shares of common stock for $107 million in 2003, 40,991,216 shares of our common stock for $642 million in 2002 and 1,333,050 shares of our common stock for $20 million in 2001. Debt of $125 million and $0.5 million was also converted into 7,302,528 and 24,045 shares of our common stock, respectively, in 2003.

(7) Net cash provided by operating activities includes $17 million in 2004, $39 million in 2002, $35 million in 2001 and $12 million in the first quarter of 2004 of after-tax prior period recoveries.

(8) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings for this purpose is defined as pretax income from operations adjusted by adding back fixed charges expensed during the period. Fixed charges include debt expense (interest expense and amortization of financing costs), the estimated interest component of rental expense on operating leases, and capitalized interest.

Gambro Healthcare

The following selected combined financial data should be read in conjunction with the Gambro Healthcare financial statements for the years ended December 31, and related notes thereto included in this prospectus and the discussion under “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference in this prospectus. The combined statement of operations and balance sheet data presented below, are derived from the combined financial statements of Gambro Healthcare.

	Year ended December 31,				Quarters ended March 31,
	2001	2002	2003	2004	2004	2005
	(dollars in millions, except per treatment data)
Statement of operations data:
Net operating revenues	$1,507	$1,655	$1,823	$1,964	$478	$495
Operating expenses and charges:
Patient care costs	1,093	1,206	1,325	1,423	348	357
General and administrative	131	151	161	172	38	40
Depreciation and amortization	160	67	70	76	18	19
Provision for uncollectible accounts	95	66	80	72	20	20
Write off of lab receivables and collection costs	85	—	—	—	—	—
Settlement with U.S. government and associated charges(1)	—	—	—	352	—	—
Other expenses (income), net	5	6	2	(3)	—	—

Total operating expenses and charges	1,569	1,496	1,638	2,092	424	436

Operating income (loss)	(62)	159	185	(128)	54	59
Related party interest expense	89	56	39	35	9	15
Interest expense, net(1)	1	1	—	3	—	—

Income (loss) before income taxes and minority interest	(152)	102	146	(166)	45	44
Income tax expense (benefit)	(24)	41	62	10	18	18
Minority interest, net of taxes	3	4	5	6	2	1

Net income (loss)	$(131)	$57	$79	$(182)	$25	$25

Balance sheet data (at end of period):
Cash and cash equivalents	$12	$14	$7	$23	$8	$23
Working capital	165	181	231	178	230	188
Total assets	2,196	2,210	2,261	2,300	2,275	2,300
Total debt (primarily due to parent)	1,307	1,236	1,190	1,340	1,156	1,313
Investment by parent	654	719	798	617	824	642

Other financial data:
Capital expenditures	66	86	73	56	8	13
Net cash provided by (used in) operating activities	128	158	113	(37)	47	39

Operating data:
Centers	533	549	562	564	566	566
Patients	40,000	43,000	43,000	43,000	43,000	43,000
Dialysis treatments	5,964,000	6,286,000	6,563,000	6,582,000	1,638,000	1,601,000
Average dialysis revenue per treatment	$247	$253	$267	$288	$292	$297

(1) On December 1, 2004, Gambro Healthcare entered into a settlement agreement with the Department of Justice and certain agencies of the United States government relating to the Department of Justice’s investigation of Gambro Healthcare’s Medicare and Medicaid billing practices and its relationships with physicians and pharmaceutical manufacturers. In connection with this settlement, Gambro Healthcare recorded $352 million as operating expense and approximately $2 million as interest expense.

Business

Overview

We are a leading provider of kidney dialysis services in the United States for patients suffering from chronic kidney failure or ESRD. ESRD is the stage of advanced kidney impairment that requires routine dialysis treatments or a kidney transplant to sustain life. Dialysis is the process of removing toxins, fluids and salt from the blood of ESRD patients by artificial means. As of March 31, 2005, we operated 665 outpatient dialysis centers located in 37 states and the District of Columbia, and provided dialysis services to approximately 55,000 patients. Our centers offer outpatient hemodialysis treatments and other ESRD-related services such as the administration of physician-prescribed pharmaceuticals, including EPO, vitamin D analogs and iron supplements, as well as services for home dialysis patients, vascular access and disease management services. In addition, we provide acute inpatient dialysis services in approximately 380 hospitals. For the twelve months ended December 31, 2004, and three months ended March 31, 2005, our net operating revenues were $2,299 million and $610 million, respectively.

On December 6, 2004, we entered into a stock purchase agreement to acquire all of the outstanding capital stock of Gambro Healthcare, Inc. from Gambro, Inc., a subsidiary of Gambro AB, for approximately $3.05 billion, subject to final calculation at closing for the effect of interest, tax elections and other factors. For a further discussion of the calculation of the purchase price, see “The Gambro Healthcare acquisition.” Gambro Healthcare operates Gambro AB’s kidney dialysis services business in the United States. Gambro Healthcare is one of the largest dialysis providers in the United States with combined net operating revenues for the twelve months ended December 31, 2004 of $1,964 million and $495 million for the three months ended March 31, 2005. As of March 31, 2005, Gambro Healthcare operated or managed 566 outpatient dialysis centers located in 32 states and the District of Columbia, and provided dialysis services to approximately 43,000 patients. The transaction is subject to certain closing conditions, including, among others, the receipt of required regulatory approvals and we are required to obtain financing.

As of March 31, 2005, pro forma for the Gambro Healthcare acquisition and the Divestitures, we operated 1,161 outpatient dialysis centers located in 41 states and the District of Columbia, and provided dialysis services to approximately 91,700 patients. In addition, pro forma for the Gambro Healthcare acquisition and the Divestitures, we also provided acute inpatient dialysis services in approximately 830 hospitals. For the twelve months ended December 31, 2004, and for three months ended March 31, 2005, pro forma for the Gambro Healthcare acquisition and the Divestitures, our net operating revenues would be $4,007 million and $1,038 million, respectively.

Competitive strengths

Our competitive strengths include:

Strong and stable cash flow.  We believe that our business provides us with a relatively stable base of cash flow, as our patients typically require treatments at least three times a week for the rest of their lives. Our total patient base continues to grow, driven in part by a demographically growing need for life sustaining dialysis treatments. Our established relationships with our commercial payors coupled with the reliability of reimbursement from Medicare strengthen our cash flow. In recent years, our expenses per dialysis treatment have remained relatively stable, further enhancing the stability of our cash flow. In addition, our centers require limited and predictable maintenance capital expenditures once they are operational. We believe our strong cash flow strengthens our ability both to deleverage from the debt levels that will be required by the Gambro Healthcare acquisition and to fund our future growth initiatives.

Leading provider with strong competitive positioning.  We are a leading provider of kidney dialysis services in the United States, as measured by both number of treatments and centers. Our national scale allows us to (1) strengthen our medical director and referring physician recruitment and retention initiatives; (2) provide our patient base with convenient locations and access to a full range of services; (3) provide a greater depth and breadth of services, including vascular access, nocturnal dialysis, home hemodialysis, peritoneal dialysis and disease management services; (4) develop the expertise and obtain the resources to continue to expand our business through de novo center expansion and selected acquisitions; (5) benefit from economies of scale in purchases of pharmaceuticals; (6) enhance relationships with managed care providers by offering more cost-effective treatments; and (7) leverage information technology and compliance systems. We believe that these factors help contribute to the relative stability of our cash flows.

Strong clinical outcomes.  We believe that the clinical outcomes of our patient population compare favorably with other dialysis providers and generally exceed the Dialysis Outcome Quality Indicators of the National Kidney Foundation. To measure improvements in our clinical outcomes, we have developed our own index, which we refer to as the DaVita Quality Index, or DQI. DQI takes into account outcomes associated with adequacy of dialysis, anemia management, cardiovascular and bone disease, nutrition, vascular access and mortality. The DQI methodology awards points for the percentage of patients exceeding a specified goal and deducts points for the percentage of patients falling below a certain level, providing an objective measure of our total patient care. We believe that our strong clinical outcomes have led to improved quality of life for our patients, lower mortality rates, reduced hospitalizations and reduced costs to payors. Additionally, we have an active national physician council, consisting of twelve physicians across the country, which advises our senior management on all clinical issues impacting our operations. As a result of our efforts, the clinical outcomes of our patients have improved over each of the past three years, and in 2004 we achieved the best clinical outcomes in our history.

Quality patient care.  We believe our reputation for providing quality patient care is a key factor in attracting patients and qualified medical directors as well as in maintaining and building relationships with referring physicians and managed care payors. To ensure that we continue to provide our patients and referring physicians with a quality environment, we have established quality management programs to monitor and improve the level of services we deliver. These efforts include: the development and implementation of patient care policies and procedures, clinical education and training programs, education and mentoring related to our clinical guidelines and protocols, development of DQI and audits of the quality of services rendered at each of our centers. Our quality management programs are implemented in the field by our team of more than 50 regional quality management coordinators, who work closely with each center’s multi-disciplinary quality management team and are supported by our Chief Medical Officer and Director of Quality Management.

Strong culture of compliance.  Our dialysis operations are subject to extensive federal, state and local government regulations. Management has designed and implemented a company-wide, corporate compliance program as part of our commitment to comply fully with all applicable laws and regulations and to maintain the high standards of conduct we expect from all of our teammates. To increase awareness of the necessity of complying with all applicable laws and regulations, we have developed ongoing training programs for our teammates through our in-house training program, DaVita University. In addition, we have well-established guidelines around physician roles and responsibilities and require that our physicians attest to their adherence to these guidelines on a periodic basis. Our compliance programs are overseen by our Chief Compliance Officer who reports directly to our Chief Executive Officer and to the Compliance Committee of our Board of Directors. We believe that we have developed a culture that fosters and encourages compliance throughout our Company.

Effective teammate retention and satisfaction.  Our dialysis business requires nurses with specialized training for patients with complex care needs. Recruitment and retention of nurses are continuing concerns for health care providers due to short supply. We have an active program of investing in our teammates and have achieved significant reductions in turnover over the past three years. This has been a major contributor to our performance and improves patient satisfaction with our services. Our annual retention rate among teammates in our patient centers has improved by 15% over the prior three years. To meet our recruitment and retention targets, we offer our teammates expanded training opportunities, tuition reimbursements and other incentives.

Experienced management with proven operational and acquisition expertise.  Our management team has extensive experience and expertise in the dialysis industry. Our operational expertise has enabled us to identify opportunities to increase capacity at our existing centers and to design and build new facilities. Since the beginning of 2001 through March 31, 2005, we have successfully acquired and integrated 111 centers. In addition, during this time we have successfully opened 110 government certified de novo centers. Our operational expertise and demonstrated financial discipline in our acquisition and de novo strategies have enabled us to increase treatment volumes while improving our cash flow.

Our strategy

We plan to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are:

Continuous improvement in patient care.  We strive to deliver best-in-class clinical and economic outcomes as well as improve patient loyalty and involvement. Moreover, we are committed to continuous improvement in our medical and clinical processes to attract patients and physicians and in securing relationships with managed care payors. Through our quality management programs supervised by our Chief Medical Officer and Director of Quality Management, we continuously work to promote our high standards of patient care. These efforts include further development and implementation of patient care policies and procedures, clinical education and training programs, clinical guidelines and protocols, and audits of the quality of services rendered at each of our centers.

Expansion of operations.  We intend to continue to pursue strategic opportunities to develop and acquire assets in order to further expand our current base of centers, treatments provided and physician network. We will continue to evaluate acquisition and de novo opportunities that we identify as complementary to our existing base of operations or as compelling for new geographic expansion. We believe that our enhanced geographic presence will enable us to provide a greater breadth and depth of renal care-related services to our patient base and drive future cash flow growth.

Developing and maintaining strong relationships with physicians.  We continuously seek new referring physicians to meet the growing demand for ESRD treatments. We believe that collaborating with these physicians to develop and maintain strong relationships with them leads to enhanced quality of care, patient satisfaction and physician satisfaction. We intend to sustain and strengthen our physician relationships by providing physicians with state-of-the-art centers, expanding our broad array of services and technologies, developing and offering quality training programs and continuing to involve our physicians in establishing clinical guidelines and protocols. We believe that this approach will continue to strengthen our cash flow.

Capitalizing on new technologies and services.  The dialysis industry is changing in two ways: the provision of new services for dialysis patients, such as vascular access programs and home hemodialysis, and increased responsibility for managing the overall health of chronic kidney disease patients. We have developed new services to capitalize on these changes. Our RMS™ vascular access labs provide our patients with urgent repair to fistulas, grafts and catheters on an outpatient basis, thereby avoiding expensive and often dangerous hospitalizations. Our DaVita at Home initiative is committed to leading the introduction and promotion of effective home hemodialysis solutions for healthier, more independent dialysis patients who prefer to dialyze at home. In addition, we are increasingly seeking ways to play a more substantial role in providing more effective care management for chronic kidney disease patients. Our disease management subsidiary is working with commercial payors and CMS to provide services both before and after the beginning of dialysis treatment. These services include the timely identification of patients who will likely require dialysis in the future, patient education regarding the conditions that accelerate the need for dialysis treatments and coordination of care for dialysis patients to reduce expensive hospitalizations and other urgent interventions. We believe that the introduction and further development of these new technologies and services will further broaden our stable cash flow base.

Deleveraging our balance sheet.  Historically, we have generated relatively strong and stable cash flow which has allowed us to fund our growth-related investments while maintaining reasonable leverage levels. After the consummation of the Gambro Healthcare acquisition, we plan to continue this strategy by utilizing cash flow from DaVita’s and Gambro Healthcare’s combined operations to reduce debt incurred in connection with the Gambro Healthcare acquisition and to fund our future growth initiatives. See the footnotes to “Unaudited pro forma condensed consolidated financial information” and “Selected historical financial and other data.”

Our industry

There are currently three treatment options for ESRD patients: hemodialysis, peritoneal dialysis and kidney transplantation.

Hemodialysis, the most common form of ESRD treatment, is usually performed in outpatient centers. It may also be done while a patient is hospitalized, or at home. The hemodialysis machine uses an artificial kidney, called a dialyzer, to remove toxins, fluids and salt from the patient’s blood. The dialysis process occurs across a semi-permeable membrane that divides the dialyzer into two distinct chambers. While blood is circulated through one chamber, a pre-mixed fluid is circulated through the other chamber. The toxins, salt and excess fluids from the blood cross the membrane into the fluid, allowing cleansed blood to return into the patient’s body. Each hemodialysis treatment typically lasts approximately three and one-half hours. Hemodialysis is usually performed three times per week.

Peritoneal dialysis is generally performed at the patient’s home. The most common methods of peritoneal dialysis are continuous ambulatory peritoneal dialysis, or CAPD, and continuous cycling peritoneal dialysis, or CCPD. All forms of peritoneal dialysis use the patient’s peritoneal, or abdominal, cavity to eliminate fluid, toxins and salt. Because it does not involve going to a center three times a week for treatment, peritoneal dialysis is an alternative to hemodialysis for patients who desire more freedom in their lifestyle. However, peritoneal dialysis is not a suitable method of treatment for many patients, including patients who are unable to perform the necessary procedures and those at greater risk of peritoneal infection. CAPD introduces dialysis solution into the patient’s peritoneal cavity through a surgically placed catheter. Toxins in the blood continuously cross the peritoneal membrane into the dialysis solution. After several hours, the patient drains the used dialysis solution and replaces it with fresh solution. This procedure is usually repeated four times per day. CCPD is performed in a manner similar to CAPD, but uses a mechanical device to cycle dialysis solution through the patient’s peritoneal cavity while the patient is sleeping or at rest.

Kidney transplantation, when successful, is generally the most desirable form of therapeutic intervention. However, the shortage of suitable donors, side effects of immunosuppressive pharmaceuticals given to transplant recipients and dangers associated with transplant surgery for some patient populations limit the use of this treatment option.

The dialysis industry is characterized by:

Growing patient base.  According to USRDS, there are more than 300,000 ESRD patients who require dialysis in the United States and we believe that the compound annual growth rate in the number of ESRD dialysis patients since the mid-1990s has been approximately 4% to 5%. We expect this growth trend in the number of ESRD patients to continue, principally as a result of the continued aging of the population, longer life expectancies of patients with diseases often associated with ESRD, such as diabetes and hypertension, improved medical and dialysis technology and the growth of minority populations that have a higher incidence rate of ESRD.

Universal Medicare reimbursement.  Since 1972, the federal government has provided universal reimbursement for dialysis under the Medicare ESRD program regardless of age or financial circumstances. Under this system, Congress establishes Medicare reimbursement rates for dialysis treatments and related supplies, tests and medications. Of the $25 billion in direct medical payments for ESRD in 2002, approximately $17 billion was paid by the federal government through the Medicare program. Medicare reimburses providers of dialysis services at a composite rate for a designated group of services including the cost of dialysis treatment, the supplies used for these treatments, routine laboratory tests and some medications administered during treatment. Other services and medications, including EPO, vitamin D analogs, iron supplements and non-routine laboratory tests are eligible for separate reimbursement under Medicare and are not part of the composite rate. Although Medicare reimbursement limits the allowable charge per treatment, it provides industry participants with relatively predictable and recurring treatment revenue for dialysis services provided to patients that are covered by the composite reimbursement rate. These patients generated approximately 50% of our 2004 dialysis revenues.

Our services

Outpatient dialysis services.  As of March 31, 2005, we operated or provided administrative services to approximately 665 outpatient dialysis centers that are designed specifically for outpatient hemodialysis (1,161 pro forma for the Gambro Healthcare acquisition and the

Divestitures). Throughout our network of outpatient dialysis centers, we also provide training, supplies and on-call support services to our peritoneal dialysis patients. With the introduction of smaller, easier to use and portable technologies, we expect home hemodialysis to become an attractive treatment option for some patients.

As required by law, we contract with a nephrologist or a group of affiliated nephrologists to provide medical director services at each of our centers. In addition, other nephrologists may apply for practice privileges to treat their patients at our centers. Each center also has an administrator, typically a registered nurse, who supervises the day-to-day operations of the center and its staff. The staff of each center typically consists of registered nurses, licensed practical or vocational nurses, patient care technicians, a social worker, a registered dietician, biomedical technician support, and other administrative and support personnel.

Many of our centers offer services for home dialysis patients, primarily CAPD and CCPD. Home dialysis services consist of providing equipment and supplies, training, patient monitoring and follow-up assistance to patients who prefer and are able to receive peritoneal dialysis treatments in their homes. Registered nurses train patients and their families or other caregivers to perform either peritoneal or hemodialysis at home. Peritoneal dialysis and home-based hemodialysis accounted for approximately 8% of our total 2004 dialysis treatments (approximately 11% of Gambro Healthcare’s total 2004 dialysis treatments and pro forma for the Gambro Healthcare acquisition, approximately 9% of such treatments).

Hospital inpatient dialysis services.  We provide inpatient dialysis services, excluding physician services, to patients in approximately 380 hospitals, and pro forma for the Gambro Healthcare acquisition and the Divestitures, we expect to provide these services in approximately 830 hospitals. We render these services for a per-treatment fee individually negotiated with each hospital. When a hospital requests our services, we typically administer the dialysis treatment at the patient’s bedside or in a dedicated treatment room in the hospital. Inpatient dialysis services are required for patients with acute kidney failure resulting from trauma, patients in the early stages of ESRD, and ESRD patients who require hospitalization for other reasons. Acute inpatient dialysis services accounted for approximately 4% of our total 2004 dialysis treatments (approximately 6% of Gambro Healthcare’s total 2004 dialysis treatments and approximately 5% pro forma for the Gambro Healthcare acquisition).

Ancillary services.  Ancillary services, which account for approximately 4% of our total 2004 revenues, consist of the following:

•	ESRD laboratory services. We own a separately incorporated licensed clinical laboratory, located in Florida, specializing in ESRD patient testing. This specialized laboratory provides both routine laboratory tests covered by the Medicare composite reimbursement rate for dialysis and other physician-prescribed laboratory tests for ESRD patients. Our laboratory provides these tests primarily for our own ESRD patients throughout the United States. These tests are performed to monitor a patient’s ESRD condition, including the adequacy of dialysis, as well as other diseases a patient may have. Our laboratory utilizes a proprietary information system which provides information to our dialysis centers regarding critical outcome indicators.

•

Management fee income.  As of December 31, 2004, we operated or provided administrative services to 34 dialysis centers and 33 dialysis centers at March 31, 2005, which are wholly-owned or majority-owned by third parties. Management fees are established by contract and are typically based on a percentage of revenues generated by the centers. We also provide management and administrative services to seventeen physician-owned vascular access centers that provide surgical and interventional radiology services for dialysis patients.

•	Disease management services. We provide advanced care management services to employers, health plans and government agencies for employees/members diagnosed with chronic kidney disease, including renal failure. Through a combination of clinical coordination, medical claims analysis and information technology, we endeavor to assist our customers and patients in obtaining superior renal health care and improved clinical outcomes, as well as helping to reduce overall medical costs.

•	ESRD clinical research programs. DaVita Clinical Research conducts renal and renal-related research trials of new pharmaceuticals and medical devices with dialysis patients, and provides administrative support for research conducted by DaVita-affiliated nephrology practices.

Quality care

We believe our reputation for providing quality care is a key factor in attracting patients and physicians and in securing contracts with healthcare plans. We engage in organized and systematic efforts through our quality management programs to monitor and improve the quality of services we deliver. These efforts include the development and implementation of patient care policies and procedures, clinical education and training programs, education and mentoring related to our clinical guidelines and protocols, and audits of the quality of services rendered at each of our centers.

Our quality management programs are monitored by our field personnel under the direction of our Chief Medical Officer and Director of Quality Management. As of December 31, 2004, approximately 50 regional quality management coordinators implemented these programs in our centers. We expect to add additional regional quality management coordinators after the Gambro Healthcare acquisition. The corporate and regional teams work with each center’s multi-disciplinary quality management team, including the medical director, to implement the programs.

We have a national physician council of twelve physicians to advise our senior management on all clinical issues impacting our operations across the country. In addition, we have an eight-physician laboratory advisory committee which acts as a medical advisory board for our clinical laboratory. Our Chief Medical Officer participates in the national physician council and laboratory advisory committee meetings.

Capacity and location of our centers

We are able to increase our capacity by extending hours at our existing centers, expanding our existing centers, developing new centers, and through acquisitions. Our development of a typical outpatient center has generally required approximately $1.5 million for leasehold improvements, equipment and first-year working capital. Acquiring an existing center requires a substantially greater initial investment, but profitability and cash flow are initially more predictable. To a limited extent, we enter into agreements to provide administrative services to third-party-owned centers in return for management fees, typically based on a percentage of revenues.

The table below shows the growth of our Company by number of dialysis centers since 2000. The table also reflects the number of Gambro Healthcare’s dialysis centers at December 31, 2004 and March 31, 2005 assuming the consummation of the Gambro Healthcare acquisition and the Divestitures.

	As of March 31, 2005	2004	2003	2002	2001	2000(1)
Number of centers at beginning of year	658	566	515	495	490	572
Acquired centers	1	51	27	11	21	10
Developed centers	10	44	30	19	7	11
Net change in third-party centers with services agreements	(1)	5	(1)	(2)	(16)	(1)
Divestitures, closures and terminations	(3)	(8)	(5)	(8)	(7)	(102)

Number of centers at end of year	665	658	566	515	495	490

Gambro Healthcare centers	566	564
Less divested centers	(70)	(70)

Combined total	1,161	1,152

(1) We sold substantially all of our operations outside the continental United States in 2000.

As of March 31, 2005, we operated or provided administrative services to 665 outpatient dialysis centers (1,161 pro forma for the Gambro Healthcare acquisition and the Divestitures), of which 632 were consolidated in our financial statements (1,110 pro forma for the Gambro Healthcare acquisition and the Divestitures). Of the remaining 33 centers (51 pro forma for the Gambro Healthcare acquisition and the Divestitures), we own minority interests in eight centers, which are accounted for as equity investments, and provide administrative services to 25 centers in which we have no ownership interest (43 pro forma for the Gambro Healthcare acquisition and the Divestitures).

The table below reflects the locations of the 632 centers that are consolidated in our financial statements as of March 31, 2005, and the 1,110 centers that will be consolidated in our financial statements assuming the consummation of the Gambro Healthcare acquisition and the Divestitures (see “Risk factors—Risks related to the Gambro Healthcare acquisition”).

State	DaVita Number of Centers	Pro forma Number of Centers	State	DaVita Number of Centers	Pro forma Number of Centers
California	97	147	Tennessee	—	17
Florida	47	97	Connecticut	2	15
Texas	55	80	Kansas	10	15
Georgia	36	76	Massachusetts	1	13
Pennsylvania	24	51	Nebraska	9	12
North Carolina	37	49	Indiana	12	12
Virginia	27	48	Kentucky	8	12
Maryland	23	46	Washington	11	11
Michigan	30	41	Iowa	8	9
Illinois	19	33	Nevada	7	9
Louisiana	16	33	District of Columbia	4	8
Ohio	5	29	Wisconsin	1	7
Alabama	5	28	Oregon	2	6
Minnesota	28	28	Mississippi	—	3
Missouri	8	27	South Dakota	3	3
Oklahoma	23	27	West Virginia	1	3
New York	24	24	Delaware	2	2
Colorado	22	22	New Mexico	2	2
New Jersey	8	21	Utah	2	2
Arizona	10	20	Arkansas	—	1
South Carolina	3	20	New Hampshire	—	1

Physician relationships

An ESRD patient generally seeks treatment at a dialysis center near his or her home and at which his or her treating nephrologist has practice privileges. Our relationships with local nephrologists and our ability to meet their needs and the needs of their patients are key factors in the success of a dialysis center. Over 2,000 physicians currently refer patients to our centers (approximately 4,000 pro forma for the Gambro Healthcare acquisition). As is typical in the dialysis industry, one or a few physicians, including the center’s medical director, usually account for all or a significant portion of a dialysis center’s patient referral base. Our medical directors provide a substantial portion of our patient referrals.

Participation in the Medicare ESRD program requires that treatment at a dialysis center be “under the general supervision of a director who is a physician.” We have engaged physicians or groups of physicians to serve as medical directors for each of our centers. At some centers, we also separately contract with one or more physicians to serve as assistant or associate medical directors or to direct specific programs, such as home dialysis training programs. We have contracts with approximately 420 individual physicians and physician groups to provide medical director services (approximately 770 pro forma for the Gambro Healthcare acquisition).

Medical directors enter into written contracts that specify their duties and fix their compensation for periods generally ranging from five to ten years. The compensation of our medical directors is the result of arm’s length negotiations and generally depends upon an analysis of various factors such as the physician’s duties and responsibilities and the physician’s professional qualifications and experience, among others.

Our medical director agreements generally include covenants not to compete. Also, when we acquire a center from one or more physicians, or where one or more physicians own interests in centers as co-owners with us, these physicians have agreed to refrain from owning interests in competing centers within a defined geographic area for various time periods. These agreements not to compete restrict the physicians from owning or providing medical director services to other dialysis centers, but do not prohibit the physicians from referring patients to any dialysis center, including competing centers. Many of these agreements not to compete expire at the same time as the corresponding medical director agreements, although some continue for a period of time beyond expiration. We have from time to time experienced competition from a new dialysis center established by a former medical director following the termination of his or her relationship with us.

Sources of revenue

Direct dialysis services, including the administration of pharmaceuticals during dialysis treatments, represented approximately 96% of our total 2004 net operating revenues approximately 97% of Gambro Healthcare’s total 2004 net operating revenues and approximately 96% pro forma for the Gambro Healthcare acquisition), with lab services, management fees, disease management services and research programs accounting for the balance.

Approximately 60% of our total dialysis revenues are from government-based programs, principally Medicare and Medicaid, with the balance from more than 600 commercial payors under more than 1500 commercial healthcare plans and approximately 300 managed-care contracts. Approximately 50% of our total 2004 dialysis revenues are associated with Medicare patients, which represent nearly 70% of our total patients. No single payor accounts for more than 5% of total 2004 dialysis revenues.

Medicare reimbursements.  Under the Medicare ESRD program, reimbursement rates for dialysis are established by Congress based on recommendations from CMS. The Medicare composite reimbursement rate set by CMS determines the Medicare reimbursement available for a designated group of dialysis services, including the dialysis treatment, supplies used for that treatment, specified laboratory tests and certain pharmaceuticals. The Medicare composite reimbursement rate is subject to regional differences based upon several factors, including regional differences in wage levels. Other services and pharmaceuticals are eligible for separate reimbursement under Medicare and are not part of the composite reimbursement rate, including EPO, vitamin D analogs and iron supplements.

Medicare reimburses dialysis providers for the treatment of ESRD patients who are eligible for participation in the Medicare ESRD program. ESRD patients receiving dialysis become eligible for primary Medicare coverage at various times, depending on their age or disability status, as well as whether they are covered by an employer group health plan. Generally, for a patient not covered by an employer group health plan, Medicare becomes the primary payor either immediately or after a three-month waiting period. For a patient covered by an employer group health plan, Medicare generally becomes the primary payor after 33 months, or earlier if the patient’s employer group health plan coverage terminates. When Medicare becomes the primary payor, the payment rate we receive for that patient shifts from the employer group health plan rate to the Medicare reimbursement rate.

For each covered treatment, Medicare pays 80% of the amount set by the Medicare reimbursement system. The patient is responsible for the remaining 20%, and in most cases a secondary payor, such as Medicare supplemental insurance, a state Medicaid program or a commercial health plan, covers all or part of these balances. Some patients who do not qualify for Medicaid but otherwise cannot afford secondary insurance can apply for premium payment assistance from charitable organizations, normally through a program offered by the American Kidney Fund. We and other dialysis providers support the American Kidney Fund and similar programs through voluntary contributions. If a patient does not qualify for state Medicaid assistance based on financial need and does not purchase secondary insurance through a private insurer, we are generally unable to collect the 20% portion of the ESRD composite reimbursement rate that Medicare does not pay.

The Medicare composite reimbursement rates set by Congress for the dialysis treatment that were in effect for 2004 were between $121 and $144 per treatment, with an average rate of $131 per treatment. Historically, there have been very few changes to the Medicare composite reimbursement rates. Since 1972, the rate has declined over 70% in terms of inflation adjusted dollars. The Medicare composite reimbursement rate was increased by $1.00 in 1991, by 1.2% in 2000 and by 2.4% in 2001. A 1.6% increase became effective on January 1, 2005, however other changes to the Medicare reimbursement rates, as discussed below, more than offset the effect of this increase.

Medicare reimburses for home dialysis services provided by dialysis centers that are designated as the supplier of home supplies and services, and provides all dialysis treatment-related services, including equipment and supplies. The center is reimbursed using a methodology based on the Medicare composite reimbursement rate. The reimbursement rates for home dialysis are determined prospectively and are subject to adjustment by Congress. Most of our centers are approved to provide home dialysis services.

Effective January 1, 2005, under the Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, reimbursement rates for the primary separately billable pharmaceuticals provided to ESRD patients in dialysis centers will be at average acquisition payment amounts, or AAP. While these reimbursement rates will result in lower reimbursements to ESRD providers for pharmaceuticals, the MMA also provided for an offsetting adjustment to the composite rate. This adjustment to the composite rate, however, was inadequate to offset the effect of the lower reimbursement rates for pharmaceuticals, resulting in a net reduction of the combined average level of Medicare reimbursements for our Company. The net reduction more than offset the previously established 1.6% increase in the Medicare composite rate that also became effective January 1, 2005. In addition, CMS implemented a case-mix adjustment payment methodology on April 1, 2005, which is designed to pay differential composite service rates based on a variety of patient characteristics. If CMS does not appropriately implement the case-mix requirements of MMA, it could adversely affect Medicare reimbursement. CMS will reset the reimbursement methodology and thus rates for pharmaceuticals in 2006 and the corresponding adjustment to the composite rate. The methodology to be used in adjusting the reimbursement rates in 2006 will be determined by CMS in mid-2005.

In the fall of 2003, CMS announced two new ESRD disease management demonstration projects. The goal of the demonstration projects is to use evidence-based best practices and experienced care managers to oversee ESRD patient care. The program includes two different risk and payment options, full capitation and a fee-for-service outpatient bundled payment. Both options include incentive payments for quality. Our proposal to participate in the full capitation demonstration has been accepted by CMS. At this time we are preparing to participate in two markets and have entered into partnership arrangements with two managed care organizations to assist us with administrative functions. We anticipate that in the early years of this demonstration project, we will not be adequately reimbursed to cover our investment for the enrolled Medicare beneficiaries.

MMA requires CMS to establish a new demonstration project for ESRD. The purpose of this new three year demonstration study, to be conducted beginning January 1, 2006, is again to determine the feasibility of an expanded payment outpatient bundle. We expect that CMS will announce further details of the demonstration study by mid-2005. At this time we have not determined if we will participate in this demonstration study.

Medicaid reimbursements.  Medicaid programs are state-administered programs partially funded by the federal government. These programs are intended to provide health coverage for patients whose income and assets fall below state-defined levels and who are otherwise uninsured. In some states, these programs also serve as supplemental insurance programs for the Medicare co-insurance portion of the ESRD composite rate and provide reimbursement for additional services, including some oral medications, that are not covered by Medicare. State regulations generally follow Medicare schedules with respect to reimbursement levels and coverages. Some states, however, require beneficiaries to pay a monthly share of the cost based upon levels of income or assets. We are an authorized Medicaid provider in the states in which we conduct our business.

Commercial (nongovernment) payors.  Before Medicare becomes the primary payor, a patient’s employer group health plan or private insurance plan, if any, is responsible for payment. Commercial reimbursement rates for direct dialysis services vary significantly and can be at negotiated rates for contracted payors or based on the patient’s insurance plan’s formal or informal coverage terms related to our “usual and customary” fee schedule. The patient is responsible for any deductibles and co-payments under the terms of his or her employer group health plan or other insurance. The rates paid by nongovernment payors are typically significantly higher than Medicare reimbursement rates, and on average are more than double the Medicare rates. Also, traditional indemnity plans and PPO plans typically pay at higher rates than HMO plans. After Medicare becomes the primary payor, the original nongovernment payor, if any, becomes the secondary payor responsible for the 20% of the Medicare reimbursement rates that Medicare does not pay. Secondary payors are not required to reimburse us for the difference between the rates they previously paid and Medicare rates.

Reimbursement for EPO and other pharmaceuticals.  Approximately 40% of each of our total 2004 dialysis revenues, Gambro Healthcare’s total 2004 dialysis revenues and the combined companies’ total 2004 dialysis revenues pro forma for the Gambro Healthcare acquisition is associated with the administration of physician-prescribed pharmaceuticals that improve clinical outcomes when included with the dialysis treatment. These pharmaceuticals include EPO, vitamin D analogs and iron supplements.

EPO is a genetically engineered form of a naturally occurring protein that stimulates the production of red blood cells. EPO is used in connection with all forms of dialysis to treat anemia, a medical complication most ESRD patients experience. The administration of EPO, which is separately billable under the Medicare reimbursement program, accounted for approximately one-fourth of each of our 2004 dialysis revenues, Gambro Healthcare’s total 2004 dialysis revenues and our combined companies’ 2004 dialysis revenues pro forma for the Gambro Healthcare acquisition. Changes in the levels of physician-prescribed EPO, and government reimbursement policies related to EPO, significantly influence our revenues and earnings.

Furthermore, EPO is produced by a single manufacturer, Amgen, and any interruption of supply or product cost increases could adversely affect our operations. Amgen has also developed a new product, darbepoetin alfa, also known as Aranesp®, that could potentially replace EPO or reduce its use with dialysis patients. The FDA has approved this new product for use with dialysis patients. We cannot predict when, or whether, Amgen will seek to market this product to the dialysis market, how Medicare or other payors will reimburse dialysis providers for its use, whether physicians will prescribe it instead of EPO or how it will impact our revenues and earnings.

Compliance programs

We have implemented a company-wide corporate compliance program as part of our commitment to comply fully with all applicable laws and regulations and to maintain the high standards of conduct we expect from all of our teammates. We continuously review this program and enhance it as necessary. The primary purposes of the program include:

•	increasing through training and education, the awareness of our teammates and affiliated professionals of the necessity of complying with all applicable laws and regulations in an increasingly complicated regulatory environment;

•	auditing our dialysis centers, laboratories and billing offices on a regular basis to identify any potential instances of noncompliance in a timely manner; and

•	ensuring that we take steps to resolve instances of noncompliance or to address areas of potential noncompliance as promptly as we become aware of them.

We have a code of conduct that each of our teammates and affiliated professionals must follow and we have a confidential toll-free hotline for teammates to report potential instances of noncompliance. Our Chief Compliance Officer administers the compliance program. The Chief Compliance Officer reports directly to our Chief Executive Officer and to the Compliance Committee of our Board of Directors.

Gambro Healthcare also maintains a company-wide compliance program that operates as part of the overall compliance efforts of Gambro, Inc. within the United States. The Chief Compliance Officer of Gambro Healthcare reports to the President and Chief Executive Officer of Gambro Healthcare and the President of Gambro, Inc. He also has responsibility for overseeing the overall compliance program for Gambro, Inc. Gambro Healthcare maintains a Compliance Committee that includes members of its executive management team. Reporting to the Chief Compliance Officer are two division compliance officers and a compliance officer for its laboratory subsidiary. The Gambro laboratory subsidiary has been operating under a corporate integrity agreement with the OIG since 2000.

Gambro Healthcare has adopted standards of business conduct that apply to each employee and maintains a confidential hotline for the anonymous reporting of possible instances of noncompliance. Gambro Healthcare has been increasing its training and education programs and expanding its compliance counseling and auditing and monitoring capabilities. It has also implemented upgrades to its physician e-charting and center billing systems to ensure compliance with applicable laws and regulations.

In connection with the December 1, 2004, settlement with the Department of Justice and other agencies of the United States government, Gambro Healthcare entered in to a five year corporate integrity agreement with the OIG. The corporate integrity agreement requires, among other things, that Gambro Healthcare designate a compliance liaison for each dialysis center and provide compliance training for each of its employees and credentialed physicians. Certain types of employees are also required to complete additional specialized training in areas such as billing and reimbursement issues. Furthermore, Gambro Healthcare will be required to review all of its arrangements or transactions with any actual or potential source of healthcare business to ensure compliance with the federal anti-kickback statute. Moreover, it must engage an independent review organization to conduct an annual review of Gambro Healthcare’s claims for reimbursement from federal health care programs to verify compliance with applicable laws and regulations. Gambro Healthcare must submit to the OIG an annual report with respect to the status of, and findings regarding, its compliance activities, including a copy of all reports prepared by the independent review organization. In addition, Gambro Healthcare must notify the OIG of any ongoing government investigations or legal proceedings and report to the OIG any substantial overpayments or any probable violations of the laws applicable to any federal healthcare program. The costs associated with compliance with the corporate integrity agreement could be substantial and may be greater than we currently anticipate.

Upon consummation of our acquisition of Gambro Healthcare, we intend to modify our compliance programs to incorporate any Gambro Healthcare compliance systems or procedures we deem appropriate and to otherwise integrate the Gambro Healthcare operations into our compliance programs. Notwithstanding this, the Gambro Healthcare centers will continue to be subject to the corporate integrity agreement after the acquisition is completed. If we do not cause Gambro Healthcare to comply, and Gambro Healthcare does not comply, with the terms of the corporate integrity agreement or otherwise has failed or fails to comply with the extensive federal, state and local government regulations applicable to its operations, we could be subject to additional penalties, including monetary penalties or suspension from participation in government reimbursement programs, and otherwise may be materially harmed. In addition, we have limited indemnification rights in connection with these and other regulatory compliance and litigation matters affecting Gambro Healthcare. In the event that we are responsible for liabilities substantially in excess of any amounts covered through rights to indemnification, we could suffer severe consequences that would substantially reduce our revenues and earnings.

Competition

The dialysis industry is highly competitive, particularly in terms of acquiring existing dialysis centers. Competition for qualified physicians to act as medical directors and for inpatient dialysis services agreements with hospitals is intense. We have also experienced competition from former medical directors or referring physicians who have opened their own dialysis centers. In addition, we experience competitive pressures in connection with negotiating contracts with commercial healthcare payors.

The four largest dialysis companies, Fresenius Medical Care, Renal Care Group, Gambro Healthcare and us, account for approximately 65% of outpatient dialysis treatments provided in the United States. Approximately half of the centers not owned by one of these four large companies are owned or controlled by hospitals or non-profit organizations. Hospital-based and non-profit dialysis units typically are more difficult to acquire than physician-owned centers. Because of the ease of entry into the dialysis business and the ability of physicians to be medical directors for their own center or centers, competition for growth in existing and expanding markets is not limited to the large competitors with substantial financial resources.

Our largest competitor, Fresenius, also manufactures a full line of dialysis supplies and equipment in addition to owning and operating dialysis centers. This may give them cost advantages over us because of their ability to manufacture their own products. In addition, Fresenius recently announced its intention to acquire Renal Care Group.

Fresenius has been our largest supplier of dialysis products. However, in connection with the acquisition, we will enter into a ten-year alliance and product supply agreement with Gambro Renal Products Inc., a subsidiary of Gambro AB, pursuant to which we will purchase from Gambro Renal Products specified percentages representing a significant majority of our requirements for hemodialysis products, supplies and equipment at fixed prices. For the twelve months ended December 31, 2004, our total spending on hemodialysis products, supplies and equipment was less than 8% of our total operating costs (approximately 7% pro forma for the Gambro Healthcare acquisition).

A portion of our business also consists of monitoring and providing supplies for ESRD treatments in patients’ homes. Other companies provide similar services. Aksys, NxStage, Renal Solutions and Fresenius have developed hemodialysis systems designed to enable patients to perform hemodialysis on a daily basis in their homes. To date there has not been significant adoption of the these home dialysis systems by our patients or physicians. We are unable to determine how these systems will affect our business over the longer term.

Teammates

As of March 31, 2005, we had approximately 16,000 teammates (26,600 pro forma for the Gambro Healthcare acquisition and the Divestitures):

		Actual	Pro forma
•	Licensed professional staff (nurses, dieticians and social workers)	6,100	10,400
•	Other patient care and center support staff and laboratory personnel	7,800	13,100
•	Corporate, billing and regional administrative staff	2,100	3,100

Our dialysis business requires nurses with specialized training for patients with complex care needs. Recruitment and retention of nurses are continuing concerns for health care providers generally because of the disparity between the supply and demand for nurses, which has led to a nursing shortage. We have an active program of investing in our professional healthcare teammates to help ensure that we meet our recruitment and retention targets, including expanded training opportunities, tuition reimbursements and other incentives. Our annual retention rate among teammates in our patient centers has improved by 15% over the prior three years.

Regulation

Our dialysis operations are subject to extensive federal, state and local governmental regulations. These regulations require us to meet various standards relating to, among other things, government reimbursement programs, dialysis facilities and equipment, management of centers, personnel qualifications, maintenance of proper records, quality assurance programs and patient care.

All of our dialysis centers are certified by CMS, as is required for the receipt of Medicare reimbursement. In some states our dialysis centers also are required to secure additional state health licenses. Governmental authorities, primarily state departments of health, periodically survey our centers to determine if we satisfy applicable federal and state standards and requirements, including the conditions of participation in the Medicare ESRD program.

Our business could be adversely impacted by:

•	Loss or suspension of federal certifications;

•	Loss or suspension of authorization to participate in the Medicare or Medicaid programs;

•	Loss or suspension of licenses under the laws of any state or governmental authority from which we generate substantial revenues;

•	Refunds of reimbursement received because of any failures to meet applicable reimbursement requirements;

•	Exclusion from government healthcare programs;

•	Significant reductions or lack of inflation adjusted increases in reimbursement or reduction of coverage for dialysis and ancillary services;

•	Fines and penalties for noncompliance;

•	Loss of referrals from medical directors; or

•	Refund of payments received from government payors and government healthcare program beneficiaries.

To date, we have not had significant unanticipated difficulty in maintaining our licenses or our Medicare and Medicaid authorizations. However, we expect that our industry will continue to be subject to significant government regulation and scrutiny, the scope and application of which are difficult to predict. This regulation and scrutiny could adversely impact us in a material way.

CMS continues to study the regulations applicable to Medicare licensure and authorization. On February 4, 2005, CMS published a proposed rule that would revise the conditions of coverage for ESRD facilities. The revised requirements would, among other things, establish performance expectations for facilities, eliminate certain procedural requirements from the current conditions of coverage, and promote continuous quality improvement. The proposed regulations are still subject to revision based on public comments in the rulemaking process and would not become effective until issued as final regulation. It is not possible to predict any changes that might be made in a final rule or when a final rule might be published.

Fraud and abuse under federal law.  The “anti-kickback” statute contained in the Social Security Act imposes criminal and civil sanctions on persons who receive or make payments in return for:

•	The referral of a Medicare or Medicaid patient for treatment;

•	The ordering or purchasing of items or services that are paid for in whole or in part by Medicare, Medicaid or similar federal and state programs; or

•	Arranging for or recommending the ordering or purchasing of such items.

Federal criminal penalties for the violation of the federal anti-kickback statute include imprisonment, fines and exclusion of the provider from future participation in the Medicare and Medicaid programs. Civil penalties for violation of the federal anti-kickback statute include up to $50,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties and suspension from future participation in Medicare and Medicaid. Some state anti-kickback statutes also include criminal penalties. The federal statute expressly prohibits traditionally criminal transactions, such as kickbacks, rebates or bribes for patient referrals. Court decisions have also held that the statute is violated whenever one of the purposes of remuneration is to induce referrals.

HHS regulations create exceptions or safe harbors for some business transactions and arrangements. Transactions and arrangements structured within these safe harbors do not violate the anti-kickback statute. A business transaction or arrangement must satisfy each and every element of a safe harbor to be protected by that safe harbor. Transactions and arrangements that do not satisfy all elements of a relevant safe harbor are not necessarily inappropriate, but may be subjected to greater scrutiny by enforcement agencies.

Some medical directors and other referring physicians own our common stock, which they either purchased in the open market or received from us as consideration in an acquisition of dialysis centers from them. We believe that these interests materially satisfy the requirements for the safe harbor for investments in large publicly traded companies.

Our medical directors refer patients to our centers and these arrangements must be in compliance with the federal anti-kickback statute. Among the available safe harbors is one for personal services. However, most of our agreements with our medical directors do not satisfy all seven of the requirements of the personal services safe harbor. We believe that, because of the nature of our medical directors’ duties, it is impossible to satisfy the anti-kickback safe-harbor requirement that if the services provided under the agreement are on a part-time basis, as they are with our medical directors, the agreement must specify the schedule of intervals of service, their precise length and the exact charge for such intervals. Accordingly, while we believe that our agreements with our medical directors satisfy most of the elements of this safe harbor, our arrangements do not qualify for safe harbor protection. We believe our agreements do not violate the federal anti-kickback statute. We also note that there is little guidance available as to what constitutes fair market value for medical director services. Although the final Phase II, Stark II regulations, described below, created a so-called safe harbor method of establishing the fair market value of physician compensation, this methodology, which is not required by the rule, is very restrictive, and has been challenged in court. Regardless of the outcome of the challenge, we do not believe that this method produces a reasonable estimate of the fair market value of dialysis facility medical director services. CMS recognizes that compensation exceeding amounts determined by the safe harbor method do not necessarily exceed fair market value, but that such compensation is not assured of a favorable finding upon review. None of our medical director agreements establishes compensation using the newly established Stark II safe harbor method; rather compensation under our medical director agreements is the result of individual negotiation and the Company believes exceeds amounts determined under the Stark II safe harbor method. While we believe that compensation under our medical director agreements is the result of arm’s length negotiations and results in fair market value payments of medical director services, an enforcement agency could potentially challenge the level of compensation that we pay our medical directors. Although we believe that the terms and conditions of our medical director agreements are consistent with healthcare regulatory requirements, healthcare enforcement authorities could take a contrary view. Accordingly, we could in the future be required to change our practices, face criminal or civil penalties, pay substantial fines, return certain reimbursements received from governmental payors and beneficiaries or otherwise experience a material adverse effect as a result of a challenge to these arrangements. One of the areas that the inquiries by the United States Attorney’s Office for the Eastern District of Pennsylvania and the United States Attorney’s Office for the Eastern District of Missouri in St. Louis described below covers is our financial relationships with physicians. Gambro Healthcare believes that while their agreements with their medical directors satisfy most of the elements of the safe harbor, their arrangements do not qualify for the safe harbor protection. Further, the compensation levels for Gambro Healthcare’s medical directors do not typically meet the Stark II safe harbor for compensation. In 2004, Gambro Healthcare adopted a policy requiring that the compensation levels paid in connection with all new or renewing medical director agreements be reviewed and confirmed by a third-party appraiser as not being in excess of fair market value. Previously, Gambro Healthcare had used other methods of establishing fair market value compensation levels, including arm’s length negotiations and formulas established by valuation consultants based on a variety of factors, including, among others, costs of living in the applicable market, size of the clinic, and the experience and credentials of the medical director. Gambro Healthcare’s relationships with its medical directors were reviewed in connection with the St. Louis Department of Justice investigation that was resolved in December 2004 and may be subject to ongoing review by the OIG under Gambro Healthcare’s corporate integrity agreement.

At 75 of our dialysis centers as of March 31, 2005, physicians who refer patients to the centers hold interests in partnerships or limited liability companies owning the centers and these ownership arrangements must be in compliance with the anti-kickback statute. Although there is a safe harbor for investment interest in “small entities,” none of our joint ventures satisfies all of the requirements for protection by this safe harbor. We note that physician joint ventures are not prohibited but instead require a case by case evaluation under the anti-kickback statute. We have structured our joint ventures to satisfy as many safe harbor requirements as possible and we believe that these investments are offered on a fair market value basis and provide returns to the physician investors only in proportion to their actual investment in the venture. Notwithstanding these efforts, since the arrangements do not qualify for safe harbor protection, these arrangements could be challenged and if found to violate the statute would have a material adverse impact on our earnings as well as subject us to possible criminal or civil penalties.

We lease approximately 90 of our centers from entities in which physicians hold ownership interests at March 31, 2005, approximately 170 pro forma for the Gambro Healthcare acquisition), and we sublease space to referring physicians at approximately 85 of our dialysis centers approximately 150 pro forma for the Gambro Healthcare acquisition). These arrangements must be in compliance with the anti-kickback statute. Among the available safe harbors with respect to these arrangements is one for space rentals. We believe that we are in compliance with the safe harbor for space rentals in all material respects.

Because we are purchasing and selling items and services in the operation of our centers that may be paid for, in whole or in part, by Medicare or a state healthcare program and because we acquire certain items and services at a discount, we must ensure compliance with the federal anti-kickback statute. Subject to certain requirements and limitations, discounts representing reductions in the amounts the Company is charged for items or services based on arms-length transactions can qualify for safe harbor protection if the Company fully and accurately reports the discounts in the applicable Medicare cost reports. While some of the safe harbor criteria are subject to interpretation, we believe that our vendor contracts with discount provisions materially satisfy the requirements for safe harbor protection and do not violate the anti-kickback statute. If the government challenged our discount arrangements, we could face criminal, civil and administrative sanctions.

Fraud and abuse under state law.  Several states, including California, Florida, Georgia, Kansas, Louisiana, Maryland, New York, Utah and Virginia, in which we operate dialysis centers that are jointly owned with referring physicians, have statutes prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. Some of these statutes could be interpreted as prohibiting physicians who hold shares of our publicly traded stock from referring patients to our dialysis centers if the centers use our laboratory subsidiary to perform laboratory services for these patients. Some states also have laws similar to the federal anti-kickback statute that may affect our ability to receive referrals from physicians with whom we have financial relationships, such as our medical directors. Some of these statutes include exemptions applicable to our medical directors and other physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, include no explicit exemption for medical director services or other services for which we contract with and compensate referring physicians or for joint ownership interests of the type held by some of our referring physicians or for financial interests limited to shares of publicly traded stock. If these statutes are interpreted to apply to referring physicians with whom we contract for medical director and similar services or to referring physicians with whom we hold joint ownership interests or to physicians who hold interests in the Company limited solely to publicly traded stock, we may be required to terminate or restructure some or all of our relationships with or refuse referrals from these referring physicians and could be subject to financial penalties, or could negatively affect the decision of the referring physicians to refer patients to our centers.

Stark II.  Another federal law (known as the “Stark Law”) prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities (including hospitals) providing “designated health services”, from referring federal healthcare program patients to such entities for the furnishing of such services, with limited exceptions. Stark Law designated health services include equipment and supplies, home health services, outpatient prescription pharmaceuticals, inpatient and outpatient hospital services and clinical laboratory services. The Stark Law also prohibits the entity receiving the referral from filing a claim or billing for the services arising out of the prohibited referral. The prohibition applies regardless of the reasons for the financial relationship and the referral; that is, unlike the federal anti kickback law, no finding of intent to violate the law is required. Sanctions for violation of the Stark Law include denial of payment for the services provided in violation of the prohibition, refunds of amounts collected in violation, a civil penalty of up to $15,000 for each service arising out of the prohibited referral, exclusion from the federal healthcare programs, and a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law’s prohibition. Knowing violations of the Stark Law may also serve as the basis for liability under the False Claims Act. The types of financial arrangements between a physician and an entity that trigger the self-referral prohibitions of the Stark Law are broad and include ownership and investment interests and compensation arrangements.

Final regulations implementing the portions of the Stark Law applicable to clinical laboratory services (“Stark I”) were issued in August 1995. On January 4, 2001, CMS issued Phase I final regulations implementing the Stark Law’s application to all designated health services (sometimes referred to as “Stark II” or the “Stark II Regulations”). The rules delineated in Phase I of such Regulations were effective on January 4, 2002. The Stark II Regulations include additional guidance regarding CMS’s interpretation of the Stark Law. Phase II of the final Stark II Regulations was issued on March 26, 2004 and became effective on July 26, 2004. CMS anticipates issuing a Phase III of the Stark II regulations at a future date.

A “financial relationship” with an entity under Stark II is defined as an ownership or investment interest in, or a compensation arrangement with, the entity. We have entered into several types of financial relationships with referring physicians. We believe that the compensation arrangements under our medical director agreements materially satisfy the personal services compensation arrangement exception to the Stark II prohibition. Some of our dialysis centers are leased from entities in which referring physicians hold interests and we sublease space to referring physicians at some of our dialysis centers. Payments made by a lessor to a lessee for the use of premises are also excepted from Stark II prohibitions if specific requirements are met. We believe that our leases and subleases with referring physicians materially satisfy this exception to the Stark II prohibitions.

Some medical directors and other referring physicians own our common stock, which they either purchased in the open market or received from us as consideration in an acquisition of dialysis centers from them. There is a Stark II exception for investments in large publicly traded companies, which we believe protects these investment interests.

While nearly all of our stock option arrangements with referring physicians were terminated in 2000, a few medical directors still own options to acquire our common stock because we did not have the contractual right to terminate their options. Under the Stark II regulations, these stock options constitute financial relationships that must meet an applicable exception if the physician makes referrals to the Company for designated health services. It is possible that CMS could view these interests as prohibited arrangements that must be restructured or for which we could be subject to other significant penalties or prohibit us from accepting referrals from those medical directors.

Some of our medical directors also own equity interests in entities that operate our dialysis centers. The Stark II exception applicable to physician ownership interests in entities to which they make referrals does not encompass the kinds of ownership arrangements that referring physicians hold in several of our subsidiaries that operate dialysis centers. Accordingly, it is possible that CMS could require us to restructure some of these arrangements or could seek to impose substantial fines or additional penalties on us, prohibit us from accepting referrals from those physician owners and/or force us to return certain amounts paid by CMS and program beneficiaries. We believe that the language and legislative history of Stark II and the Stark II Regulations indicate that Congress did not intend to include dialysis services and the services and items provided incident to dialysis services as a part of designated health services. The final Stark II Regulations exempt from the referral prohibition referrals for clinical laboratory services that are included in the ESRD composite rate. The final Stark II Regulations provide an exception for EPO and certain other dialysis-related outpatient prescription pharmaceuticals furnished in (or by in the case of EPO) an ESRD facility. The Final Phase II regulations also confirmed that since home dialysis supplies are not covered as DME, they are not considered designated health services.

While the Stark II “designated health services” include inpatient and outpatient hospital services, our arrangements with hospitals for the provision of dialysis services to hospital inpatients and outpatients do not involve prohibited referrals to the Company and do not create material indirect financial relationships between the hospitals and the physicians providing services for the Company. This is because, under the final Stark II Regulations, in situations involving such services furnished “under arrangements” it is the hospital, rather than the Company, that is considered to be receiving referrals for, furnishing and billing for the designated health services.

Because the Stark II regulations do not expressly address all of our operations, it is possible that CMS could interpret Stark II to apply to parts of our operations. Consequently, it is possible that CMS could determine that Stark II requires us to restructure existing compensation agreements with our medical directors and to repurchase or to request the sale of ownership interests in subsidiaries and partnerships held by referring physicians or, alternatively, to refuse to accept referrals for designated health services from these physicians. We would be materially impacted if CMS interprets Stark II to apply to aspects of our operations and we could not achieve compliance with Stark II. This could subject us to monetary penalties for non-compliance, or the cost of achieving that compliance was substantial.

The False Claims Act.  The federal False Claims Act, or FCA, is a means of policing false bills or false requests for payment in the healthcare delivery system. In part, the FCA imposes a civil penalty on any person who:

•	Knowingly presents, or causes to be presented, to the federal government a false or fraudulent claim for payment or approval;

•	Knowingly makes, uses, or causes to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government;

•	Conspires to defraud the federal government by getting a false or fraudulent claim allowed or paid; or

•	Knowingly makes, uses or causes to be made or used, a false record or statement to conceal, avoid or decrease an obligation to pay or transmit, money or property to the federal government.

The penalties for a violation of the FCA range from $5,500 to $11,000 for each false claim plus three times the amount of damages caused by each such claim. The federal government has used the FCA to prosecute a wide variety of issues such as Medicare fraud, including coding errors, billing for services not rendered, the submission of false cost reports, billing services at a higher reimbursement rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code and billing for care that is not medically necessary. Although subject to some dispute, at least two federal district courts have also determined that an alleged violation of the federal anti-kickback statute or Stark I and Stark II are sufficient to state a claim for relief under the FCA. In addition to the civil provisions of the FCA, the federal government can use several criminal statutes to prosecute persons who submit false or fraudulent claims for payment to the federal government.

The Health Insurance Portability and Accountability Act of 1996.  The Health Insurance Portability and Accountability Act of 1996, or HIPAA, among other things, allows individuals who lose or change jobs to transfer their insurance, limits exclusions for preexisting conditions and establishes a pilot program for medical savings accounts. In addition, HIPAA also expanded federal attempts to combat healthcare fraud and abuse by making amendments to the Social Security Act and the federal criminal code. Among other things, HIPAA created a new “Health Care Fraud Abuse Control Account,” under which advisory opinions are issued by the OIG regarding the application of the anti-kickback statute; criminal penalties for Medicare and Medicaid fraud were extended to other federal healthcare programs; the exclusion authority of the OIG was expanded; Medicare and Medicaid civil monetary penalty provisions were extended to other federal healthcare programs; the amounts of civil monetary penalties were increased, and a criminal healthcare fraud statute was established.

HIPAA also includes provisions relating to the privacy of medical information. HHS published HIPAA privacy regulations in December 2000 and modified these regulations in August 2002. Implementation of these provisions has required us to develop extensive policies and procedures, and to implement administrative safeguards with respect to private health information in our possession. Compliance with the privacy regulations was required beginning April 2003. HIPAA also includes provisions relating to standards for electronic transactions and electronic signatures. Under HIPAA, compliance with the standards for electronic transactions was required beginning October 2003. We believe we are in substantial compliance with these new requirements.

Other regulations.  Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from dialysis services. Occupational Safety and Health Administration regulations require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including dialysis centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements. We believe that we are in material compliance with these laws and regulations.

A New York statute prohibits publicly-held companies from owning the health facility license required to operate a dialysis center in New York. Although we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses are held by privately-owned companies with which we have agreements to provide a broad range of administrative services, including billing and collecting. The New York State Department of Health has approved these types of arrangements; however, we cannot guarantee that they will not be challenged as prohibited under the relevant statute. We have a similar management relationship with physician practices in several states which prohibit the corporate practice of medicine and with a privately-owned company in New Jersey for several New Jersey dialysis centers. We have had difficulty securing licenses for new centers in New Jersey in our own name because the New Jersey Department of Aging and Senior Services refuses to grant new licenses to companies that have more than a small number of outstanding survey issues throughout all of their centers in the entire United States, regardless of the respective size of the companies’ operations.

A few states have certificate of need programs regulating the establishment or expansion of healthcare facilities, including dialysis centers. We believe that we are in material compliance with all applicable state certificate of need laws.

Although we have implemented an aggressive corporate compliance program, as discussed above, and believe we are in material compliance with current applicable laws and regulations, our industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be reviewed or challenged by regulatory authorities at any time in the future.

Legal proceedings

United States Attorney’s inquiries.  In February 2001, the Civil Division of the United States Attorney’s Office for the Eastern District of Pennsylvania in Philadelphia contacted us and requested our cooperation in a review of some of our historical practices, including billing and other operating procedures and our financial relationships with physicians. We cooperated in this review and provided the requested records to the United States Attorney’s Office. In May 2002, we received a subpoena from the United States Attorney’s Office and the Philadelphia Office of the OIG. The subpoena requires an update to the information we provided in our response to the February 2001 request and also seeks a wide range of documents relating to pharmaceutical and other ancillary services provided to patients, including laboratory and other diagnostic testing services, as well as documents relating to our financial relationships with physicians and pharmaceutical companies. The subpoena covers the period from May 1996 to May 2002. We have provided the documents requested and continue to cooperate with the United States Attorney’s Office and the OIG in its investigation. If this review proceeds, the government could expand its areas of inquiry. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

On October 25, 2004, we received a subpoena from the United States Attorney’s Office for the Eastern District of New York in Brooklyn. The subpoena covers the period from 1996 to present and requires the production of a wide range of documents relating to our operations, including our laboratory services. The subpoena also includes specific requests for documents relating to testing for parathyroid hormone levels, or PTH, and to products relating to vitamin D therapies. We believe that the subpoena has been issued in connection with a joint civil and criminal investigation. Other participants in the dialysis industry received a similar subpoena, including Gambro Healthcare, Fresenius Medical Care and Renal Care Group. To our knowledge, no proceedings have been initiated against us at this time. Compliance with the subpoena we received will require management attention and legal expense. We cannot predict whether legal proceedings will be initiated against us relating to this investigation or, if proceedings are initiated, the outcome of any such proceedings. In addition, criminal proceedings may be initiated against us in connection with this inquiry. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

On March 4, 2005, we received a subpoena from the United States Attorney’s Office for the Eastern District of Missouri in St. Louis. The subpoena requires production of a wide range of documents relating to our operations, including documents related to, among other things, pharmaceutical and other services provided to patients, relationships with pharmaceutical companies, financial relationships with physicians and joint ventures. The subpoena covers the period from December 1, 1996 through the present. The subject matter of this subpoena significantly overlaps with the subject matter of the investigation being conducted by the United States Attorney’s Office for the Eastern District of Pennsylvania. We have met with representatives of the government to discuss the scope of the subpoena and have begun the process of producing responsive documents. We intend to cooperate with the government’s investigation. The subpoena has been issued in connection with a joint civil and criminal investigation. To our knowledge, no proceedings have been initiated against us at this time, although we cannot predict whether or when proceedings might be initiated. Any negative findings could result in substantial financial penalties against us, exclusion from future participation in the Medicare and Medicaid programs and criminal penalties.

At this time, we are unable to determine:

•	When these matters will be resolved;

•	What position the United States Attorney’s Offices in Brooklyn, in Philadelphia and in St. Louis will take regarding any of our or Gambro Healthcare’s practices and any potential liability on our part;

•	Whether any additional areas of inquiry will be opened; and

•	Any outcome of these inquiries, financial or otherwise.

An adverse determination from any of these inquiries or from additional inquiries could have a material adverse impact on our business, results of operation and financial condition. As described above under “Regulation,” the penalties under the federal anti-kickback law, Stark laws and False Claims Act and other federal and state statutes can be substantial.

In addition, we are subject to claims and suits in the ordinary course of business. We do not believe that the ultimate resolution of these additional pending or threatened proceedings, whether the underlying claims are covered by insurance or not, will have a material adverse effect on our financial condition, results of operations or cash flows.

Gambro Healthcare legal proceedings.  In October 1998, a qui tam suit was served against Gambro Healthcare and several of its subsidiaries as well as other persons and entities. The complaint requested unspecified damages and alleged a conspiracy to defraud the Medicare program by inappropriate billing for ambulance transportation services. Neither Gambro Healthcare, nor any of its affiliates, owns or operates an ambulance transport company. Some of the additional defendants in the suit were four physicians who are independent contractors with respect to one or more of the defendant clinics, and two former Gambro Healthcare employees. Several ambulance companies and one physician have settled with the plaintiffs in exchange for information. Discovery commenced at the end of 2000 and Gambro Healthcare has now produced over 100,000 documents to plaintiffs’ counsel relating to the four defendant clinics and other clinics in the Atlanta, Georgia area that Gambro Healthcare asserts are the only clinics subject to the suit. In November 2004, the U.S. District Court for the Northern District of Georgia granted Gambro Healthcare’s motion for summary judgment and subsequently issued an order dismissing the case. The relator filed a notice of appeal with the U.S. Court of Appeals for the Eleventh Circuit, but has since withdrawn its appeal in exchange for payment of nominal consideration from Gambro Healthcare.

On or about November 5, 2004, Gambro Healthcare and its subsidiary, Gambro Healthcare Laboratory Services, Inc. were served with subpoenas from the United States Attorney’s Office for the Eastern District of New York in Brooklyn to produce a wide variety of information and documentation about their business and operations and their laboratory testing for PTH and for vitamin D dosing and reimbursement. The subpoenas are virtually identical. For the time being, the government has agreed to limit the scope of Gambro Healthcare’s document production to documents relating to the Gambro Healthcare’s PTH testing methods, billing, vitamin D dosing and certain matters pertaining to its relationships with the suppliers of vitamin D medications. We cannot predict whether legal proceedings will be initiated against us relating to this investigation or, if proceedings are initiated, the outcome of any such proceedings. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

In addition, Gambro Healthcare is subject to various other ordinary course and non-ordinary course of business claims and suits. Gambro Healthcare does not believe that the ultimate resolution of these additional pending or threatened proceedings, whether the underlying claims are covered by insurance or not, will have a material adverse effect on its financial condition, results of operations or cash flows.

Insurance

We carry insurance for property and general liability, professional liability, directors’ and officers’ liability, workers compensation, and other coverage in amounts and on terms deemed adequate by management based on our claims experience and expectations for future claims. Future claims could, however, exceed our applicable insurance coverage. Physicians practicing at our dialysis centers are required to maintain their own malpractice insurance and our medical directors maintain coverage for their individual private medical practices. Our liability policies also cover our medical directors for the performance of their duties as medical directors.

Properties

We own the land and building for only two of our dialysis centers. Our remaining dialysis centers are located on premises that we lease. Our leases generally cover periods from five to ten years and typically contain renewal options of five to ten years at the fair rental value at the time of renewal or at rates subject to periodic consumer price index increases. Our outpatient dialysis centers range in size from 500 to 30,000 square feet, with an average size of approximately 6,500 square feet.

Gambro Healthcare owns the land and building for 32 of its dialysis centers. Its remaining dialysis centers are located on premises that it leases. Gambro Healthcare’s leases generally cover periods from five to ten years and typically contain renewal options of one to five years at the fair rental value at the time of renewal or at rates subject to periodic consumer price index increases. Gambro Healthcare’s outpatient dialysis centers range in size from approximately 500 to 20,000 square feet, with an average size of approximately 6,500 square feet.

We maintain our corporate headquarters in approximately 50,000 square feet of office space in El Segundo, California, which we currently lease for a term expiring in 2013. Our business office in Tacoma, Washington is in a 107,000-square foot facility leased for a term expiring in 2009. We maintain a 57,000-square foot facility in Berwyn, Pennsylvania, which we currently lease for a term expiring in 2012, principally for additional billing and collections staff. We also maintain administrative offices in a 8,000-square foot facility in Exton, Pennsylvania leased for a term expiring in 2008, in a 180,000-square foot facility in Burlingame, California leased for a term expiring in 2009, and in a 12,500-square foot facility in Vernon Hills, Illinois leased for a term expiring in 2011. Our Florida-based laboratory is located in a 40,000-square foot facility owned by us, with a long-term ground lease, and we lease 15,000-square feet of additional space for our laboratory administrative staff for a term expiring in 2007. We have 30,000-square feet of office space in Torrance, California, formerly used as our corporate headquarters, under lease until 2008. Currently 17,000-square feet of this office space is subleased and the remaining portion of this space remains currently unused.

Gambro Healthcare’s Lakewood, Colorado corporate headquarters is located in approximately 82,000 square feet of office space that is subleased from its parent company, Gambro, Inc. The term of the master lease is scheduled to expire in 2010, and includes two five-year renewal options. Pursuant to the transition services agreement that we will enter into in connection with the acquisition of Gambro Healthcare, we have the right to sublease this office space in Lakewood, Colorado for a period of at least one year. Gambro Healthcare also maintains divisional offices in Brentwood, Tennessee and Irvine, California. The Tennessee offices are situated in 95,000 square feet of space that is leased through 2011. The California offices are situated in 65,000 square feet of space that is leased through 2015. The Gambro Healthcare Lab is located in Fort Lauderdale, Florida and occupies 43,000 square feet of space that is leased through 2008.

Some of our dialysis centers are operating at or near capacity. However, we believe that we have adequate capacity within most of our existing dialysis centers to accommodate additional patient volume through increased hours and/or days of operation, or, if additional space is available within an existing facility, by adding dialysis stations. We can usually relocate existing centers to larger facilities or open new centers if existing centers reach capacity. With respect to relocating centers or building new centers, we believe that we can generally lease space at economically reasonable rates in the area planned for each of these centers. Expansion of existing centers or relocation of our dialysis centers is subject to review for compliance with conditions relating to participation in the Medicare ESRD program. In states that require a certificate of need or center license, additional approvals would generally be necessary for expansion or relocation.

Information technology systems

Since 2002, we have invested over $50 million in the creation of new business processes and the information technology to support those processes. These new systems and processes have been in multiple areas, including: (1) charge capture, (2) medical records and medical justification, (3) automated procurement systems, (4) eLearning systems, (5) billing and collecting automation, and (6) human resources automation. These systems were implemented on scalable technology platforms designed to accommodate the growth of our business by adding additional hardware. In addition, these systems have been developed using a software architecture design, including the use of a data integration broker, that should facilitate integration of Gambro Healthcare’s software systems during the integration process although substantial additional investment will still be required.

Management

Name	Position
Kent J. Thiry	Chairman of the Board and Chief Executive Officer
Gary W. Beil	Vice President and Controller
Thomas L. Kelly	Executive Vice President and acting Chief Financial Officer
Charles J. McAllister, M.D.	Chief Medical Officer
Joseph C. Mello	Chief Operating Officer
Lori S. Richardson-Pelliccioni	Vice President, Chief Compliance Officer and Legal Counsel
Joseph Schohl	Vice President, Secretary and General Counsel
Thomas O. Usilton, Jr.	Group Vice President
Nancy-Ann DeParle	Director
Richard B. Fontaine	Director
Peter T. Grauer	Director
C. Raymond Larkin, Jr.	Director
John M. Nehra	Director
William L. Roper, M.D.	Director
Richard C. Vaughan	Director

Kent J. Thiry, age 49.  Mr. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president.

Gary W. Beil, age 53.  Mr. Beil became our vice president and controller in November 1999. Mr. Beil served as our interim chief financial officer from February 2004 to November 2004. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including corporate vice president and controller from March 1996 to March 1999.

Thomas L. Kelly, age 53.  Mr. Kelly became our executive vice president in June 2004 and our acting chief financial officer in April 2005. From 1994 until joining us, Mr. Kelly served as the president and chief executive officer of Mercy Health Plans, Inc., a licensed health maintenance organization operating in Illinois, Missouri and Texas. Mr. Kelly currently serves as a director of Fidelis Care New York, a provider-sponsored non-profit healthcare plan operating exclusively in New York.

Charles J. McAllister, M.D., age 57.  Dr. McAllister, a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro Healthcare acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro Healthcare until December 1998.

Joseph C. Mello, age 46.  Mr. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer—southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989. Mr. Mello is a director of Radiologix, Inc.

Lori S. Richardson-Pelliccioni, age 45.  Ms. Pelliccioni became our vice president, compliance and chief compliance officer in November 2002 and was also named legal counsel in March 2004. From November 1997 until joining us, Ms. Pelliccioni was associated with PricewaterhouseCoopers LLP, including, since July 2000, as a partner in their health care practice. From 1991 until joining PricewaterhouseCoopers, Ms. Pelliccioni was an Assistant United States Attorney for the United States Department of Justice.

Joseph Schohl, age 36.  Mr. Schohl became our vice president, general counsel and corporate secretary in November 2004. From 1998 until joining us, Mr. Schohl served as legal counsel to Baxter International Inc., a global medical products and services company. From January 2004 until joining us, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, he was an attorney at the law firms of Sidley Austin Brown & Wood and Milbank, Tweed, Hadley & McCloy.

Thomas O. Usilton, Jr., age 53.  Mr. Usilton became our group vice president in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his CIGNA Corporation employment, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

Nancy-Ann DeParle, age 48.  Ms. DeParle has been one of our directors since May 2001. Ms. DeParle served as the Administrator of the Health Care Financing Administration, or HCFA, from November 1997 until October 2000. From 1993 until joining HCFA, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. Since February 2001 Ms. DeParle has been a senior advisor to JPMorgan Partners, LLC, a private equity firm, and since June 2001 an adjunct professor at the Wharton School of the University of Pennsylvania. She is a member of the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues and is a trustee of the Robert Wood Johnson Foundation. Ms. DeParle is also a director of Accredo Health, Inc., Cerner Corporation, Guidant Corporation and Triad Hospitals, Inc.

Richard B. Fontaine, age 61.  Mr. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he was senior vice president of CR&R Incorporated. From 1984 to 1988, he was vice president, business development, of Caremark, Inc.

Peter T. Grauer, age 59.  Mr. Grauer has been one of our directors since August 1994. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its president and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking.

C. Raymond Larkin, Jr., age 56.  Mr. Larkin has been one of our directors since December 1999. Mr. Larkin has been chairman of the board and chief executive officer of Eunoe Inc. since August 2002. Mr. Larkin has been managing director of Group Outcome LLC since June 1998. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Align Technology, Inc. and Hangar Inc.

John M. Nehra, age 56.  Mr. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Aradigm Corporation.

William L. Roper, M.D., age 56.  Dr. Roper has been one of our directors since May 2001. In March 2004, Dr. Roper became chief executive officer of the University of North Carolina Health Care System, Dean of the UNC School of Medicine and Vice Chancellor for Medical Affairs of UNC. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as Director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of HCFA from 1986 to 1989. Dr. Roper is also a director of Delhaize Group and a trustee of the Robert Wood Johnson Foundation.

Richard C. Vaughan, age 55.  Mr. Vaughan served as executive vice president and chief financial officer of Lincoln Financial Group from 1995 to April 2005. He joined Lincoln in July 1990, as senior vice president and chief financial officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed to chief financial officer for the corporation. He was previously employed with EQUICOR from September 1988 to July 1990. Prior to that, Mr. Vaughan was a partner at KPMG LLP, St. Louis, from June 1980 to September 1988.

Certain relationships and related transactions

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies that have been incorporated in New York to acquire the health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. Until the state approves the issuance of the licenses to the companies owned by Mr. Mello, we have similar agreements with the current owners of the licenses, who have agreed to surrender the licenses to the companies owned by Mr. Mello upon state approval. We have also committed to provide financing to Mr. Mello and the companies owned by Mr. Mello for the future working capital needs of these entities, as required by the state. As of December 31, 2004, neither of these companies had yet acquired any health facility licenses and we had not advanced any working capital to them or to Mr. Mello. The shares of these companies are subject to share transfer restriction agreements, under which Mr. Mello cannot transfer the shares without our consent, and we can require Mr. Mello to transfer the shares to another individual whom we designate at any time. All assets, liabilities, and operating results of these companies are included in our consolidated financial statements.

Nancy-Ann DeParle, one of our directors, is a senior advisor to JPMorgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., which was one of the initial purchasers of the restricted notes, and an affiliate of JPMorgan Chase Bank, N.A., which will be the administrative agent, collateral agent and a lender under our new senior secured credit facilities.

Principal stockholders

The following table sets forth information regarding the ownership of our common stock as of June 16, 2005 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our current directors and executive officers, and (c) all of our current directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
FMR Corp.(2)	8,399,259	8.3%
82 Devonshire Street
Boston, Massachusetts 02109
Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC(3)	6,000,000	5.9%
404 B East Main Street
Charlottesville, Virginia 22902
T. Rowe Price Associates, Inc.(4)	4,991,548	4.9%
100 E. Pratt Street
Baltimore, Maryland 21202
Times Square Capital Management, Inc.(5)	5,233,190	5.2%
Four Times Square, 25th Floor
New York, New York 10036; and
CIGNA Corporation
One Liberty Place
Philadelphia, Pennsylvania 19103
Kent J. Thiry(6)	1,368,754	1.3%
Gary W. Beil(7)	45,300	*
Thomas L. Kelly(8)	46,875	*
Charles J. McAllister(9)	25,499	*
Joseph C. Mello(10)	94,686	*
Lori S. Richardson-Pelliccioni(11)	38,750	*
Joseph Schohl(12)	—	*
Thomas O. Usilton, Jr.(13)	—	*
Nancy-Ann DeParle(14)	37,617	*
Richard B. Fontaine(15)	39,336	*
Peter T. Grauer(16)	46,595	*
C. Raymond Larkin Jr.(17)	92,168	*
John M. Nehra(18)	79,410	*
William L. Roper(19)	47,931	*
Richard C. Vaughan(20)	—
All current directors and executive officers as a group (16 persons)(21)	1,975,226	1.9%

* Amount represents less than 1% of our common stock

(1) Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.

(2) Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2005. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 7,081,571 shares; Fidelity Management Trust Company, beneficial owner of 1,263,644 shares and Fidelity International Limited, beneficial owner of 54,044 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and his and Abigail Johnson’s ownership of FMR Corp., they may be deemed to have the sole power to dispose of the 7,081,571 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of 1,263,644 shares and the sole power to vote 1,209,105 shares owned by Fidelity Management Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited, he may be deemed to have the sole power to dispose of and vote the 54,044 shares owned by Fidelity International Limited.

(3) Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2005. Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC are the beneficial owners of 6,000,000 shares with the shared power to vote and dispose of the shares.

(4) Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2005. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. has the sole power to vote 947,450 of the shares and sole power to dispose of 4,991,548 of the shares.

(5) Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2005. These shares are owned by investment advisory clients for which Times Square Capital Management, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the shares. Times Square Capital Management, Inc. has the sole power to vote 4,157,683 of the shares and the sole power to dispose of 5,233,190 of the shares. CIGNA Corporation is the beneficial owner of these shares through its control of Times Square Capital Management, Inc.

(6) Includes 22,743 shares held in a family trust and 1,227,444 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(7) Includes 30,625 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(8) All of which are issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(9) Includes 24,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(10) Includes 54,687 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 39,999 vested but unissued restricted stock units.

(11) All of which are issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(12) No shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(13) No shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(14) Includes 35,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 341 vested deferred stock units issuable one year from the date of grant.

(15) Includes 30,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 2,327 vested deferred stock units issuable one year from the date of grant.

(16) Includes 36,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 2,125 vested deferred stock units issuable one year from the date of grant.

(17) Includes 92,168 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 2,125 vested deferred stock units issuable one year from the date of grant.

(18) Includes 41,375 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 341 vested deferred stock units issuable one year from the date of grant.

(19) Includes 40,626 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 2,125 vested deferred stock units issuable one year from the date of grant.

(20) No shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005.

(21) All current directors and executive officers. Includes 1,975,226 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, August 15, 2005 and 49,724 vested but unissued restricted stock units.

Description of notes

On March 22, 2005 we issued $500 million aggregate principal amount of restricted Senior Notes due 2013 (the “Restricted Senior Notes”) under an Indenture dated as of March 22, 2005 (the “Senior Indenture”) among us, as issuer, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as Senior Note Trustee (the “Senior Notes Trustee”), and $850 million aggregate principal amount of restricted Senior Subordinated Notes due 2015 (the “Restricted Senior Subordinated Notes” and together with the Restricted Senior Notes, the “Restricted Notes”) under an Indenture dated as of March 22, 2005 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among us, as issuer, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the “Senior Subordinated Notes Trustee” and the Senior Notes Trustee, each a “Trustee” and, collectively, the “Trustees”).

We will issue the Senior Notes due 2013 (the “New Senior Notes”) in exchange for an equal principal amount of Restricted Senior Notes under the Senior Indenture, and any Restricted Senior Notes that remain outstanding after completion of the exchange offer, together with the New Senior Notes, will be treated as a single class of securities under the Senior Indenture. We will issue the Senior Subordinated Notes due 2015 (the “New Senior Subordinated Notes” and together with the New Senior Notes, the “New Notes”) in exchange for an equal principal amount of Restricted Senior Subordinated Notes under the Senior Subordinated Indenture, and any Restricted Senior Subordinated Notes that remain outstanding after completion of this exchange offer, together with the New Senior Subordinated Notes, will be treated as a single class of securities under the Senior Subordinated Indenture.

The only material differences between the Restricted Notes and the New Notes of such series is that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer, and will not be entitled to the conditional right to receive additional interest payments or to registration rights.

The terms of the Notes include those expressly set forth in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indentures are unlimited in aggregate principal amount, although the issuance of Notes in this exchange offer will be limited to $500.0 million Senior Notes and $850.0 million Senior Subordinated Notes. We may issue an unlimited principal amount of additional notes of either series having identical terms and conditions as the Notes of such series (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the applicable Indenture. Any Additional Notes will be part of the same issue as the Notes of their series and will vote on all matters with holders of Notes (“Holders”) of their series.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indentures. Since this description of notes is only a summary, you should refer to the Indentures which have been filed as exhibits to the registration statement of which this prospectus forms a part for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, (1) references to “the Company,” “Davita,” “we,” “our” and “us” refer only to Davita Inc. and not to its subsidiaries and (2) any reference to a “Holder” in this description of notes refers to the Holders of the Senior Notes or the Senior Subordinated Notes, as applicable. Any reference to “Senior Notes” in this description of notes refers, unless the context requires otherwise, to both the Restricted Senior Notes and the New Senior Notes issued in this exchange offer, and any reference to “Senior Subordinated Notes” in this description of notes refers, unless the context requires otherwise, to both the Restricted Senior Subordinated Notes and the New Senior Subordinated Notes issued in this exchange offer. Any reference to “Notes” or a “series” of Notes in this description of notes refers to the Senior Notes or the Senior Subordinated Notes, as applicable.

General

Maturity of and Interest on the Senior Notes. The Senior Notes will mature on March 15, 2013 and interest on the Senior Notes will compound semi-annually and:

•	accrue at the rate of 6 5/8% per annum,

•	in the case of the New Senior Notes, accrue from last interest payment date on which interest was paid on the Restricted Senior Notes or, if no interest has been paid on the Restricted Senior Notes, from March 22, 2005,

•	be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2005,

•	be payable to the Holders of record on the March 1 and September 1 immediately preceding the related interest payment dates, and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Holders whose Restricted Senior Notes are accepted for exchange will be deemed to have waived the right to receive any accrued interest on the Restricted Senior Notes; provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the Restricted Senior Notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the Restricted Senior Notes as of such record date.

Maturity of and Interest on the Senior Subordinated Notes. The Senior Subordinated Notes will mature on March 15, 2015 and interest on the Senior Subordinated Notes will compound semi-annually and:

•	accrue at the rate of 7 1/4% per annum,

•	in the case of the New Senior Subordinated Notes, accrue from last interest payment date on which interest has been paid on the Restricted Senior Subordinated Notes or, if no interest was paid on the Restricted Senior Subordinated Notes, from March 22, 2005,

•	be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2005,

•	be payable to the Holders of record on the March 1 and September 1 immediately preceding the related interest payment dates, and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Holders whose Restricted Senior Subordinated Notes are accepted for exchange will be deemed to have waived the right to receive any accrued interest on the Restricted Senior Subordinated Notes;

provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the Restricted Senior Subordinated Notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the Restricted Senior Subordinated Notes as of such record date.

Ranking of Notes. The Senior Notes will be our unsecured senior obligations. The Senior Notes:

•	will rank equally in right of payment to all of our existing and future unsecured Senior Indebtedness,

•	will be senior in right of payment to all of our future unsecured Indebtedness that is, by its terms, expressly subordinated in right of payment to the Senior Notes (including the Senior Subordinated Notes),

•	will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, including Indebtedness under our new Senior Credit Facilities, and

•	will be effectively subordinated to all debt, including trade payables, of our non-guarantor Subsidiaries.

Similarly, the Note Guarantees of the Senior Notes by our Subsidiary Guarantors will be unsecured obligations of our Subsidiary Guarantors and:

•	will rank equally in right of payment to all existing and future Guarantor Senior Indebtedness,

•	will be senior in right of payment to all future unsecured Indebtedness of such Subsidiary Guarantors that is, by its terms, expressly subordinated in right of payment to the Note Guarantees of the Senior Notes, and

•	will be effectively subordinated to all of the existing and future secured obligations of such Subsidiary Guarantors to the extent of the value of the assets securing such obligations, including the Guarantees under our Senior Credit Facilities.

The Senior Subordinated Notes will be our unsecured senior subordinated obligations. The Senior Subordinated Notes:

•	will be subordinated in right of payment to all of our existing and future Senior Indebtedness, including the Senior Notes and obligations under our Senior Credit Facilities,

•	will rank equally in right of payment to all of our future unsecured Senior Subordinated Indebtedness,

•	will be senior in right of payment to all future unsecured Indebtedness of ours that is, by its terms, expressly subordinated in right of payment to the Senior Subordinated Notes,

•	will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, including Indebtedness under our Senior Credit Facilities, and

•	will be effectively subordinated to all debt, including trade payables, of our non-guarantor Subsidiaries.

Similarly, the Note Guarantees of the Senior Subordinated Notes by our Subsidiary Guarantors will be unsecured obligations of our Subsidiary Guarantors and:

•	will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness of such Subsidiary Guarantors, including the Note Guarantees of the Senior Notes and the Guarantees under our Senior Credit Facilities,

•	will rank equally in right of payment to all future unsecured Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantors,

•	will be senior in right of payment to all future unsecured Indebtedness of such Subsidiary Guarantors that is, by its terms, expressly subordinated in right of payment to the Note Guarantees of the Senior Subordinated Notes, and

•	will be effectively subordinated to all existing and future secured obligations of such Subsidiary Guarantors to the extent of the value of the assets securing such obligations, including the Guarantees under our Senior Credit Facilities.

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $4,293 million in outstanding Indebtedness on our consolidated balance sheet (of which $3,443 million would have been senior in right of payment to the Senior Subordinated Notes, and $2,939 million would have been secured and effectively senior to the Notes) and $172 million of available unused borrowing capacity under the revolving portion of our new Senior Credit Agreements (after giving effect to letters of credit for approximately $53 million). As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet (of which $518 million was senior in right of payment to the Senior Subordinated Notes, and $14 million was secured and effectively senior to the Notes) and $92 million of available unused borrowing capacity under the revolving portion of our existing Senior Credit Agreements (after giving effect to letters of credit for approximately $23 million).

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to Holders of the Notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the applicable Trustee in New York, New York to act as our paying agent and registrar. We may, however, change the paying agent or registrar or designate the Company or any of its Restricted Subsidiaries to act as paying agent or registrar without prior notice to Holders of Notes.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered Holder of such global Note.

Gambro Healthcare acquisition

The Indentures provide that to the extent that Gambro Healthcare and each Subsidiary of Gambro Healthcare that, upon the consummation of the Acquisition, will be a Restricted

Subsidiary of the Company has any Indebtedness, obligations, Investments, Liens, agreements containing encumbrances or restrictions of the types set forth in clause (1), (2) or (3) of the “Limitation on restrictions on distributions from restricted subsidiaries” covenant or agreements that would not be permitted pursuant to the first paragraph of the “Limitation on affiliate transactions” covenant which, in each case, are outstanding or existing (as the case may be) as of the closing of the Acquisition, such Indebtedness, obligations, Investments, Liens and agreements shall be deemed to be in existence or outstanding as of the Issue Date (without regard to the last sentence of the definition of “Acquired Indebtedness”).

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indentures. The registrar and the applicable Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustees or the registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indentures.

Defaulted interest

With respect to each series of Notes, the Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest, without regard to any applicable grace periods, at the rate of 2.0% per annum in excess of the interest rate applicable to that series of Notes.

Optional redemption

Except as described below, the Senior Notes are not redeemable at our option until March 15, 2009. On and after March 15, 2009, we may at our option redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Senior Notes, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2009	103.313%
2010	101.656%
2011 and thereafter	100.000%

Except as described below, the Senior Subordinated Notes are not redeemable at our option until March 15, 2010. On and after March 15, 2010, we may at our option redeem the Senior

Subordinated Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Senior Subordinated Notes, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2010	103.625%
2011	102.417%
2012	101.208%
2013 and thereafter	100.000%

From and after the Issue Date, prior to March 15, 2008, we may, on any one or more occasions, redeem up to 35% of the principal amount of each or either series of Notes (including Additional Notes of each series) issued under the applicable Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of the principal amount thereof) of 106.625% for the Senior Notes and 107.250% for the Senior Subordinated Notes, in each case, plus accrued and unpaid interest, if any, to the redemption date; provided that

(1)	at least 65% of the principal amount of the Notes of such series issued under the applicable Indenture (including any Additional Notes of such series) remains outstanding after each such redemption; and

(2)	the redemption date occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name such Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the applicable Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note of the applicable series in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Subordination of Senior Subordinated Notes

The Senior Subordinated Indenture provides that the payment of all Obligations by the Company on or relating to the Senior Subordinated Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior

Indebtedness of the Company, including all Obligations with respect to the Senior Credit Facilities and the Senior Notes, whether outstanding on the Issue Date or Incurred after that date.

The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Indebtedness before the Holders of Senior Subordinated Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Senior Subordinated Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors of the Company:

•	in a total or partial liquidation, dissolution or winding up of the Company,

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its assets,

•	in an assignment for the benefit of creditors, or

•	in any marshalling of the Company’s assets and liabilities.

In addition, the Company may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Senior Subordinated Notes or acquire any Senior Subordinated Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

•	a payment default on any Senior Indebtedness occurs and is continuing, or

•	any other default occurs and is continuing on any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Senior Subordinated Notes Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Indebtedness.

Payments on and distributions with respect to any Obligations on or with respect to the Senior Subordinated Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which all payment defaults are cured or waived, and

•	in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Senior Subordinated Notes Trustee receives notice from the Representative for such Designated Senior Indebtedness rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Indebtedness has been accelerated.

Notwithstanding anything in the subordination provisions of the Senior Subordinated Indenture or the Senior Subordinated Notes to the contrary, there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Notice is in effect.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Notes Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made with respect to Senior Subordinated Notes from the trust established pursuant to the provisions described under “Defeasance” or “Satisfaction and discharge” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “Defeasance” or “Satisfaction and discharge” and did not violate the subordination provisions when they were made.

The Company must promptly notify the Representative of the Designated Senior Indebtedness if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness (including Holders of Senior Notes, creditors under our Senior Credit Facilities and our trade creditors). See “Risk factors—Risks related to the notes—Your right to receive payment on the senior subordinated notes is subordinated to our senior debt and the senior debt of the guarantors.”

As of March 31, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $4,293 million in outstanding debt on our consolidated balance sheet, of which $3,443 million would have been senior in right of payment to the Senior Subordinated Notes, and $172 million of available unused borrowing capacity under the revolving portion of our new Senior Credit Agreements (after giving effect to letters of credit for approximately $53 million). As of March 31, 2005, we had $1,368 million in outstanding debt on our consolidated balance sheet, of which $518 million was senior in right of payment to the Senior Subordinated Notes, and $92 million of available unused borrowing capacity under the revolving portion of our existing Senior Credit Agreements (after giving effect to letters of credit for approximately $23 million).

We and the Subsidiary Guarantors will be permitted to Incur additional Indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness, in the future under the terms of the Indentures.

Subordination of Guarantees of Senior Subordinated Notes

Each Note Guarantee of the Senior Subordinated Notes will be subordinated to Guarantor Senior Indebtedness on the same basis as the Senior Subordinated Notes are subordinated to Senior Indebtedness.

Note Guarantees

The Company’s obligations under each series of Notes and the Indentures will be jointly and severally guaranteed by each Restricted Subsidiary that Guarantees any Bank Indebtedness and each other Restricted Subsidiary that the Company shall otherwise cause to become a Subsidiary Guarantor pursuant to the terms of the Indentures.

Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries and our Subsidiaries that do not guarantee our other Indebtedness will not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of March 31, 2005, after giving pro forma effect to both the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on that date, our non-guarantor Subsidiaries would have had aggregate total Indebtedness of $7 million on their respective balance sheets and their aggregate total assets would have accounted for approximately 6% of our consolidated total assets at that date. As of March 31, 2005, our non-guarantor Subsidiaries had total Indebtedness of $7 million on their respective balance sheets and their aggregate total assets accounted for approximately 12% of our consolidated total assets at that date.

The Indentures permit the Incurrence of certain additional Indebtedness by our non-guarantor Subsidiaries in the future.

The Indentures provide that under certain circumstances, the Company will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indentures,

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indentures and the Registration Rights Agreements, and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indentures.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indentures, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indentures and the Registration Rights Agreements:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the equity interests of such Subsidiary Guarantor then held by the Company and the Restricted Subsidiaries,

(2)	if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indentures, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, or

(3)	if such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company or any Restricted Subsidiary of the Company (other than if such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company or any Restricted Subsidiary of the Company as a result of payment under any Guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under the “Limitation on indebtedness” covenant, be permitted to be Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustees, stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indentures, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the series of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note of the applicable series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indentures by virtue of the conflict.

The agreements governing our outstanding Senior Indebtedness (including the Senior Indenture and the Senior Credit Facilities) may prohibit us from purchasing any Senior Subordinated Notes and also provide that some change of control events with respect to us constitute a default under those agreements. Any future credit agreements (including our new senior secured credit facilities) or other agreements relating to Senior Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing Senior Subordinated Notes, we could seek the consent of our senior lenders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we will remain prohibited from purchasing Senior Subordinated Notes. In that case, our failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Indenture which may, in turn, constitute a default under the Senior Indebtedness. In these circumstances, the subordination provisions in the Senior Subordinated Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control we will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect thereto (the “Coverage Ratio Exception”):

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (“Permitted Indebtedness”):

(1)	Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Senior Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder to the Company and its Restricted Subsidiaries) or a Qualified Receivables Transaction in an aggregate principal amount Incurred pursuant to this clause (1) at any time outstanding not to exceed $3,450.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause (3)(a) of the first paragraph under the “Limitation on sales of assets and subsidiary stock” covenant that permanently reduce the commitments thereunder;

(2)	Guarantees by the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the Indentures or Guarantees by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary Incurred in accordance with the provisions of the Indentures; provided that in the event such Indebtedness that is being Guaranteed by the Company or a Subsidiary Guarantor is (a) with respect to the Senior Subordinated Indenture and the Senior Subordinated Notes only, Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally or junior in right of payment to any Note Guarantee of the Senior Subordinated Notes, or (b) with respect to each series of Notes, a Subordinated Obligation relative to such series or a Guarantor Subordinated Obligation relative to the Note Guarantees thereof, then the related Guarantee shall be subordinated in right of payment to the Notes of such series or any Note Guarantee thereof;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, not permitted by this clause (3);

(4)	Indebtedness represented by (a) the Notes issued on the Issue Date, the New Notes and any Note Guarantees, and (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8), (9) and (10)) outstanding on the Issue Date;

(5)	Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indentures, provided that the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate; or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, provided that the underlying Currency Agreements with respect to such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness with respect to assets other than Capital Stock or other Investments, in each case to the extent Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of acquisition, construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $150.0 million and (b) 5% of Total Tangible Assets at that time;

(7)	Indebtedness Incurred in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees or similar instruments provided or Incurred by the Company or a Restricted Subsidiary in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements (in each case, other than for an obligation for money borrowed);

(8)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (8);

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(10)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

(11)	Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “Defeasance” and the other conditions thereunder have been satisfied in full;

(12)	Refinancing Indebtedness with respect to Indebtedness Incurred pursuant to the Coverage Ratio Exception or clause (4) above or this clause (12);

(13)	Guarantees given by the Company or any Restricted Subsidiary in respect of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all Investments made under clause (12) of the definition of “Permitted Investment,” do not exceed $100.0 million at any time outstanding;

(14)	Acquired Indebtedness Incurred by the debtor thereof prior to the time that the debtor thereunder was acquired by or merged into the Company or any of its Subsidiaries, or prior to the time that the related asset or property was acquired by the Company or any of its Subsidiaries, and was not Incurred in connection with, or in anticipation or contemplation of, such acquisition or merger, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $150.0 million at any time outstanding;

(15)	Indebtedness Incurred in connection with any Sale/Leaseback Transaction; provided that the aggregate outstanding amount of all such Indebtedness does not exceed $40.0 million at any time outstanding;

(16)	Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed $50.0 million at any time outstanding; and

(17)	in addition to the items referred to in clauses (1) through (16) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding (including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness), will not exceed $200.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of Incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)	(x) all Indebtedness Incurred or outstanding under the Senior Credit Facilities on the date of the Indentures or at the time of the closing of the Acquisition and (y) all other Indebtedness Incurred to finance the Acquisition (or otherwise Incurred in connection with the Acquisition, or in anticipation or contemplation thereof), whether Incurred under the Senior Credit Facilities or otherwise, shall be deemed Incurred under the Senior Credit Facilities on the Issue Date under clause (1) of Permitted Indebtedness and not the Coverage Ratio Exception or any of the other clauses under “Permitted Indebtedness”;

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included as long as Incurred by a Person that could have Incurred such Indebtedness;

(4)	if obligations in respect of letters of credit are Incurred pursuant to the Senior Credit Facilities and are being treated as Incurred pursuant to the first or second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (not including, in either case, any redemption or repurchase premium);

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(8)	the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction (which amount shall not include dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believes in good faith cannot be paid in full); and

(9)	for purposes of clarity, except as set forth in clause (2) above, Indebtedness may be Incurred under the Senior Credit Facilities pursuant to the Coverage Ratio Exception and clauses (1), (2) (with respect to Guarantees) and (17) of the definition of “Permitted Indebtedness” so long as the borrowing thereunder is permitted to be Incurred pursuant to those provisions.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or the greater of the voluntary or involuntary liquidation preference and the maximum fixed repurchase price thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on layering

The Senior Indenture provides that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Senior Notes or the Note Guarantee of such Subsidiary Guarantor with respect to the Senior Notes, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

The Senior Subordinated Indenture provides that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Senior Subordinated Notes or the Note Guarantee of such Subsidiary Guarantor with respect to the Senior Subordinated Notes and subordinated in right of payment to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	with respect to each series of Notes, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations relative to such series of Notes or Guarantor Subordinated Obligations relative to the Note Guarantees of such series of Notes (other than (x) such Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) such Subordinated Obligations or Guarantor Subordinated Obligations held by the Company or any Restricted Subsidiary); or

(4)	make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default or Event of Default shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (2)(ii), (3), (4) and (8) below) would exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter which includes the date of the Indentures to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions to the common equity of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to the extent used to redeem Notes in compliance with the provisions of the third paragraph of “Optional redemption”); plus

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or its Restricted Subsidiaries upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than expressly for reimbursement of tax payments) not to exceed the aggregate amount of all such Restricted Investments made since the Issue Date; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made since the Issue Date by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv)(A) of this paragraph to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	if no Default or Event of Default shall have occurred and be continuing, the acquisition, retirement, defeasance or purchase of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Capital Stock of the Company (other than Disqualified Stock) or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Capital Stock of the Company (other than Disqualified Stock) (provided that such net proceeds shall not be applied toward the Restricted Payments Basket);

(3)	if no Default or Event of Default shall have occurred and be continuing, the acquisition, making of any principal payment, redemption, defeasance or other retirement of any Subordinated Obligations either (i) solely in exchange for shares of Capital Stock of the Company (other than Disqualified Stock), (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Capital Stock of the Company (other than Disqualified Stock) (provided that such net proceeds shall not be applied toward the Restricted Payments Basket) or (b) Refinancing Indebtedness permitted to be Incurred pursuant to the “Limitation on indebtedness” covenant, (iii) upon a Change of Control or in connection with an Asset Disposition to the extent required by the agreement governing such Subordinated Obligations but only if the Company shall have complied with the “Change of control” covenant and the “Limitations on sale of assets and subsidiary stock” covenant, as applicable, and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Obligations or (iv) to the extent such Subordinated Obligations constitutes Acquired Indebtedness not Incurred in connection with or in anticipation or contemplation of the underlying acquisition or merger;

(4)	so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $10.0 million in any calendar year;

(5)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(6)	so long as no Default or Event of Default shall have occurred and be continuing, payments to holders of the Company’s Capital Stock in lieu of issuance of fractional shares of its Capital Stock or to dissenting shareholders if required by applicable law;

(7)	the distribution of Capital Stock of an Unrestricted Subsidiary of the Company to holders of Capital Stock of the Company; and

(8)	additional Restricted Payments not to exceed $150.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. If the Company or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the provisions of the Indentures, such Restricted Payment shall be deemed to have been made in compliance with the Indentures notwithstanding any subsequent adjustments or restatements made in good faith to the Company’s financial statements.

Limitation on liens

Each Indenture provides with respect to the Notes of the applicable series issued thereunder, that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets or property of the Company or any Restricted Subsidiary (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indentures or acquired after that date, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the Notes of the applicable series or a Note Guarantee thereof, effective provision is made to secure the Notes of such series or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)	in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes of the applicable series or a Note Guarantee thereof, effective provision is made to secure the Notes of such series or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation;

in each case, for so long as such obligation is secured by such Lien.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i)	any encumbrance or restriction pursuant to (x) an agreement in effect at or entered into on the date of the Indentures, including, without limitation, the Indentures and the Notes and Note Guarantees issued thereunder and the Senior Credit Facilities, in each case, in effect on such date or (y) the Senior Credit Facilities in effect at the time of the closing of the Acquisition;

(ii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and property acquired by such Restricted Subsidiary after its date of acquisition;

(iii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting an amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing are not materially less favorable, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv)	(a) purchase money obligations for property acquired in the ordinary course of business, (b) Capitalized Lease Obligations permitted under the Indentures, (c) industrial revenue bonds or (d) operating leases, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(v)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi)	customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(vii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(viii)	customary encumbrances or restrictions existing under or by reason of provisions in joint venture or similar agreements required in connection with the entering into of such transaction;

(ix)	customary restrictions imposed on the transfer and assignment of intellectual property;

(x)	restrictions relating to any Lien permitted under the Indentures imposed by the holder of such Lien;

(xi)	any other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to the assets that are the subject of the Qualified Receivables Transaction;

(xii)	in the case of Restricted Subsidiaries that are not Subsidiary Guarantors, restrictions imposed under instruments governing Indebtedness Incurred pursuant to the definition of “Permitted Indebtedness”;

(xiii)	in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor, restrictions under the constitutive documents governing such Subsidiary: (A) with respect to existing Subsidiaries, existing on the date of the Indentures; and (B) with respect to Subsidiaries created or acquired after the date of the Indentures: (1) prohibiting such Subsidiary from guaranteeing Indebtedness of the Company or another Subsidiary; (2) on dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Subsidiary; (3) limiting transactions with the Company or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s-length transaction with an unrelated third party; and (4) limiting such Subsidiary’s ability to transfer assets or Incur Indebtedness without the consent of the holders of the Capital Stock of such Subsidiary; and

(xiv)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (both cash and non-cash) equal to not less than the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets. For purposes of this clause (2), each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the face of the Company’s or such Restricted Subsidiary’s then most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(a)	first, is applied by the Company or such Restricted Subsidiary, as the case may be,

(i)	(x) with respect to the Senior Indenture and the Senior Notes only, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Bank Indebtedness), to prepay, repay or purchase such Bank Indebtedness of the Company or of a Restricted Subsidiary within 365 days from the date of such Asset Disposition (such period, the “Senior Application Period) and (y) with respect to the Senior Subordinated Indenture and the Senior Subordinated Notes only, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Guarantor Senior Indebtedness) to prepay, repay or purchase such Senior Indebtedness or Guarantor Senior Indebtedness (other than Disqualified Stock and other than Indebtedness owed to the Company or an Affiliate of the Company) within 395 days from the date of such Asset Disposition (such period, the “Senior Subordinated Application Period” and, each of the Senior Application Period and the Senior Subordinated Application Period, an “Application Period”), unless, in each case, to the extent such Net Available Cash is otherwise used in accordance with clause (ii); provided, however, that, in connection with any prepayment, repayment or purchase of any such Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, or

(ii)	to the extent the Company or such Restricted Subsidiary elects, to invest in Replacement Assets within the applicable Application Period; and

(b)	second, to the extent of the balance of the Net Available Cash after application in accordance with (a) above (such balance, “Excess Proceeds”), is applied by the Company or such Restricted Subsidiary, as the case may be, toward an offer to purchase Notes as set forth in the next two succeeding paragraphs;

provided, however, that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the applicable Indenture;

provided, further, that clauses (1) and (2) above shall not apply with respect to any Permitted Divestiture.

The Senior Indenture provides that on the 366th day after an Asset Disposition (or such earlier date, if any, as the Board of Directors of the Company or such Restricted Subsidiary determines that the Net Available Cash will not be applied in accordance with clause (3)(a) of the first paragraph of this covenant), if the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company will be required to make an offer (“Senior Asset Disposition Offer”) to all Holders of Senior Notes and, to the extent required by the terms of other Senior Indebtedness, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Senior Pari Passu Notes”) to purchase the maximum principal amount of Senior Notes and any such Senior Pari Passu Notes to which the Senior Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Senior Notes and Senior Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Indenture or the agreements governing the Senior Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Senior Notes and Senior Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Senior Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Senior Indenture. If the aggregate principal amount of Senior Notes surrendered by Holders thereof and other Senior Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Senior Notes Trustee shall select the Senior Notes and Senior Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Senior Notes and Senior Pari Passu Notes. Upon completion of such Senior Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Senior Subordinated Indenture provides that on the 396th day after an Asset Disposition (or such earlier date, if any, as the Board of Directors of the Company or such Restricted Subsidiary determines that the Net Available Cash proceeds will not be applied in accordance with clause (3)(a) of the first paragraph of this covenant), if the aggregate amount of the balance of Excess Proceeds not used to purchase Senior Notes and Senior Pari Passu Notes pursuant to a Senior Asset Disposition Offer (such balance, “Senior Excess Proceeds”) exceeds $35.0 million, the Company will be required to make an offer (“Senior Subordinated Asset Disposition Offer” and together with the Senior Asset Disposition Offer, the “Asset Disposition Offers”) to all Holders of Senior Subordinated Notes and, to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Senior Subordinated Pari Passu Notes” and, together with the Senior Pari Passu Notes, the “Pari Passu Notes”) to purchase the maximum principal amount of Senior Subordinated Notes and any such Senior Subordinated Pari Passu Notes to which the Senior Subordinated Asset Disposition Offer applies that may be purchased out of the Senior Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Senior Subordinated Notes and Senior Subordinated Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Subordinated Indenture or the agreements governing the Senior Subordinated Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Senior Subordinated Notes and Senior Subordinated Pari Passu Notes so validly tendered and not properly withdrawn pursuant to a Senior Subordinated Asset Disposition Offer is less than the Senior Excess Proceeds, the Company may use any remaining Senior Excess Proceeds for general corporate purposes, subject to other covenants contained in the Senior Subordinated Indenture. If the aggregate principal amount of

Senior Subordinated Notes surrendered by Holders thereof and other Senior Subordinated Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Senior Excess Proceeds, the Senior Subordinated Trustee shall select the Senior Subordinated Notes and Senior Subordinated Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Senior Subordinated Notes and Senior Subordinated Pari Passu Notes. Upon completion of such Senior Subordinated Asset Disposition Offer, the amount of Senior Excess Proceeds shall be reset at zero.

Each Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the applicable Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of each series of Notes and applicable Pari Passu Notes or portions of such Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes of each series and applicable Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the applicable Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the applicable Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note of the same series, and the applicable Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or promptly following the Asset Disposition Purchase Date.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger and consolidation” covenant, which transaction does not constitute a Change of Control, the successor company shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Disposition. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Available Cash for purposes of this covenant.

The Company will comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indentures. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indentures by virtue of any conflict.

If the Company is required to make an Asset Disposition Offer, such offer may be subject to restrictions arising out of the terms of outstanding Senior Indebtedness or Guarantor Senior Indebtedness or other limitations comparable to the restrictions and limitations that may apply to offers to purchase Senior Subordinated Notes following a Change of Control. See “Change of control” and “Risk factors—Risks related to the notes.”

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the “Limitation on restricted payments” covenant;

(2)

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, stock purchase, ownership or option plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans provided on behalf of directors, officers, consultants and employees of the Company and its subsidiaries, in each case, as approved by the Board of Directors of the Company;

(3)	loans or advances to employees, consultants, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries (including for travel, entertainment, moving or relocation) or Guarantees in respect thereof or otherwise made on their behalf (including payment on any such Guarantees) made in compliance with applicable law but in any event not to exceed $10.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date;

(4)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company, a Restricted Subsidiary and/or a Special Purpose Licensed Entity, as the case may be, in accordance with the “Limitation on indebtedness” covenant and the “Limitation on liens” covenant;

(5)	the payment of reasonable and customary fees to directors, and indemnity provided on behalf of, directors, officers, employees or consultants, of the Company or any of its subsidiaries; and

(6)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more materially disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the Issue Date.

Conduct of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any other business that is not a Permitted Business.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustees and the registered Holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustees and the Holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, (a) in the footnotes to the financial statements and (b) in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the applicable Trustee, in form reasonably satisfactory to such Trustee, all the obligations of the Company under the Notes, the applicable Indenture and the Registration Rights Agreements;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indentures confirmed that its Note Guarantees shall apply to such Person’s obligations in respect of the Indentures and the Notes and its obligations under the Registration Rights Agreements shall continue to be in effect; and

(5)	the Company shall have delivered to the Trustees an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indentures.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indentures and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (z) the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor or the Company) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to any Person (other than another Subsidiary Guarantor or the Company) unless:

(1)	(a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the applicable Trustee, all the obligations of such Subsidiary Guarantor under its applicable Note Guarantees; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustees an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Indentures; or

(2)	the transaction is made in compliance with the “Limitation on sales of assets and subsidiary stock” covenant.

Future subsidiary guarantors

The Company will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (other than a Guarantee by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the applicable Indenture (a) with respect to the Senior Notes, on a senior basis and (b) with respect to the Senior Subordinated Notes, on a senior subordinated basis; provided that, with respect to each series of Notes, (A) if the Notes of such series or, if the issuer of the Indebtedness being Guaranteed is a Subsidiary Guarantor, its Note Guarantee of such Notes is subordinated in right of payment to such Indebtedness, the Note Guarantee to be issued shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to such Indebtedness substantially to the same extent as such Notes or the applicable Note Guarantee, as the case may be, is subordinated to such Indebtedness under the applicable Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to such Notes or a Note Guarantee of such Notes, any Guarantee of such Restricted Subsidiary with respect to such

Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee substantially to the same extent as such Indebtedness is subordinated to such Notes or the applicable Note Guarantee, as the case may be.

The obligations of a Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent its Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenant Suspension

During any period of time (a “Suspension Period”) that:

(1)	the Notes of the applicable series have Investment Grade Ratings by both Rating Agencies; provided that prior to the assignment of the Investment Grade Ratings the Company has advised the Rating Agencies that the Suspended Covenants will not apply during the Suspension Period;

(2)	no Default or Event of Default has occurred and is continuing; and

(3)	the Company has delivered an officers’ certificate to the applicable Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied;

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the applicable Indentures:

•	“—Limitation on indebtedness”;

•	“—Limitation on restricted payments”;

•	“—Limitation on restrictions on distributions from restricted subsidiaries”;

•	“—Limitation on sales of assets and subsidiary stock”;

•	“—Limitation on affiliate transactions”;

•	“—Conduct of business”; and

•	clause (3) of the first paragraph of “—Merger and consolidation”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default (such time, the “Reversion Time”) will be calculated in accordance with the terms of the covenant described above under “Limitation on restricted payments” as though such covenant had been in effect during the entire period of time from the Issue Date, it being understood that no actions taken by the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants.

For purposes of the “Limitation on sales of assets and subsidiary stock” covenant, at the Reversion Time the Excess Proceeds and the Senior Excess Proceeds shall be reset to zero.

During a Suspension Period our Board of Directors may not designate any of our Subsidiaries as Unrestricted Subsidiaries pursuant to the second paragraph of the definition of “Unrestricted Subsidiary.”

Events of default

Under each Indenture each of the following is an Event of Default:

(1)	default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under “Subordination of Senior Subordinated Notes”;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or redemption, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Subordination of Senior Subordinated Notes”;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under the “Merger and consolidation” covenant;

(4)	failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes, which will constitute an Event of Default under clause (2) above, and other than a failure to comply with the “Merger and consolidation” covenant, which is covered by clause (3));

(5)	failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indentures;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date of the Indentures, which default:

(a)	is caused by a failure to pay principal at final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross-acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8)	failure by the Company or any Significant Subsidiary to pay the uninsured portion of final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indentures) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indentures or its Note Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the applicable Trustee or the Holders of 25% in principal amount of the applicable series of outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default with respect to the Company of the type described in clause (7) above) occurs and is continuing, the applicable Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the applicable series of outstanding Notes by notice to the Company and the applicable Trustee, may, and the applicable Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of such Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of such Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of such Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on such Notes that became due solely because of the acceleration of such Notes, have been cured or waived. If an Event of Default with respect to the Company of the type described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustees or any Holders. The Holders of a majority in principal amount of the outstanding Notes of the applicable series may waive all past defaults with respect to Notes of such series (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to such Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indentures relating to the duties of the Trustees, if an Event of Default occurs and is continuing, the Trustees will be under no obligation to exercise any of the rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders have offered to the applicable Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indentures or the Notes unless:

(1)	such Holder has previously given the applicable Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the applicable series of outstanding Notes have requested the applicable Trustee to pursue the remedy;

(3)	such Holders have offered the applicable Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the applicable Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the applicable series of outstanding Notes have not given the applicable Trustee a direction that, in the opinion of such Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the applicable series of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The Indentures provide that in the event an Event of Default has occurred and is continuing, the Trustees will be required in the exercise of their powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustees, however, may refuse to follow any direction that conflicts with law or the Indentures or that the Trustees determine is unduly prejudicial to the rights of any other Holder or that would involve the Trustees in personal liability. Prior to taking any action under the Indentures, the Trustees will be entitled to indemnification satisfactory to them in their sole discretion against all losses and expenses caused by taking or not taking such action.

The Indentures provide that if a Default occurs and is continuing and is known to the Trustees, the applicable Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the applicable Trustee may withhold notice if and so long as a committee of trust officers of the applicable Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustees, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustees, within five days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, each Indenture and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of a majority in principal amount of the applicable series of Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the applicable series of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “Optional redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change to the subordination provisions, if any, of the applicable Indenture or the ranking of Notes of the applicable series or the Note Guarantees thereof that adversely affects the rights of any Holder of Notes of such series; or

(9)	release any Subsidiary Guarantor from any of its obligations under any Note Guarantee, except as permitted by the applicable Indenture.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the applicable Indenture and the applicable series of Notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of the Company under such Indenture or the assumption by a corporation, partnership, trust or limited liability company of the obligations of a Subsidiary Guarantor under such Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4)	add Guarantees with respect to Notes of such series or release a Subsidiary Guarantor in accordance with the applicable provisions of the applicable Indenture;

(5)	secure the Notes of such series;

(6)	add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(7)	make any change that does not materially adversely affect the rights of any Holder;

(8)	comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act;

(9)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(10)	release a Subsidiary Guarantor from its obligations under its Note Guarantee or the applicable Indenture in accordance with the applicable provisions of such Indenture;

(11)	with respect to the Senior Subordinated Indenture and the Senior Subordinated Notes only, make any change in the subordination provision of the Senior Subordinated Indenture or Senior Subordinated Notes that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a holder of Guarantor Senior Indebtedness (or any Representative thereof) under such subordination provisions; or

(12)	provide for the appointment of a successor trustee; provided that such successor trustee is otherwise qualified and eligible to act as such under the terms of such Indenture.

However, with respect to the Senior Subordinated Indenture and Senior Subordinated Notes only, no amendment may be made to the subordination provisions of the Senior Subordinated Indenture or Senior Subordinated Notes that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders is not necessary under the Indentures to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indentures by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under either Indenture becomes effective, the Company is required to mail to the Holders of the applicable series of Notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under any series of Notes and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes. If the Company exercises its legal defeasance option, any Note Guarantees of such Notes in effect at such time will terminate.

The Company at any time may terminate its obligations described under “Change of control” and under covenants described under “Certain covenants” (other than the “Merger and consolidation” covenant), the operation of the cross-default upon a payment default, cross-

acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under “Events of default” above and the limitations contained in clause (3) of the “Merger and consolidation” covenant (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) of the “Merger and consolidation” covenant above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the applicable Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the applicable series of Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that Holders of the applicable series of Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and discharge

Each Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes issued thereunder, which shall survive until all Notes issued thereunder have been cancelled) as to all outstanding Notes issued thereunder when either

(1)	all the Notes issued thereunder that have been authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the applicable Trustee for cancellation, or

(2) (a)	all Notes not delivered to the applicable Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “Optional redemption,” and, in any case, the Company has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes issued thereunder not theretofore delivered to the applicable Trustee for cancellation,

(b)	the Company has paid all sums payable by it under such Indenture, and

(c)	the Company has delivered irrevocable instructions to the applicable Trustee to apply the deposited money toward the payment of the Notes issued thereunder at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, the Indentures, any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustees

The Bank of New York Trust Company, N.A. is the Trustee under the Senior Indenture and the Senior Subordinated Indenture and has been appointed by the Company as registrar and paying agent with regard to the Senior Notes and the Senior Subordinated Notes.

Governing law

The Indentures provide that they, the Notes and the Restricted Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the acquisition of Gambro Healthcare pursuant to the Gambro Healthcare Purchase Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	the sale or other disposition of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is disposed of in each case in the ordinary course of business;

(5)	transactions permitted under the “Merger and consolidation” covenant;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)	for purposes of the “Limitation on sales of assets and subsidiary stock” covenant only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment made in accordance with the “Limitation on restricted payments” covenant;

(8)	dispositions of assets (including without limitation the Capital Stock of Subsidiaries) with an aggregate Fair Market Value of less than $50.0 million per transaction or series of related transactions;

(9)	the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(11)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the “Limitation on indebtedness” covenant;

(12)	any sale, transfer, issuance or other disposition or distribution of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

(14)	sales or other dispositions of assets or property pursuant to Sale/Leaseback Transactions entered into in compliance with the “Limitation on Indebtedness” covenant; and

(15)	sales or other dispositions of Receivables and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” in a Qualified Receivables Transaction.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13, “Accounting for Leases”) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, in respect of the Senior Credit Facilities and any related notes, collateral documents, letters of credit and Guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Facilities, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or similar body of such Person or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)

securities with maturities of one year or less from the date of acquisition issued, fully guaranteed or insured by any State of the United States of America or any political subdivision thereof rated at least AA- by S&P or Aa3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(3)	certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(4)	commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(5)	money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, with, issued by or managed by Qualified Issuers;

(6)	money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, which money market accounts or funds have net assets of not less than $500.0 million and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(7)	money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s;

(8)	auction rate securities rated not less than AAA by S&P and not less than Aaa by Moody’s; and

(9)	in the case of Foreign Subsidiaries of the Company, substantially similar instruments to those set forth in clauses (1) through (8) above.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

provided that notwithstanding the foregoing the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a parent entity (the “parent entity”) shall not result in a Change of Control provided that the shareholders of the parent entity immediately after such reorganization are the shareholders of the Company (with equivalent ownership percentages) immediately preceding such reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility drawn for working capital purposes in the ordinary course of business outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary will have made any asset sale or other disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an asset sale or other disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale or other disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Fixed Charges for such period will be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale or other disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any asset sale or other disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) will be determined in good faith by a responsible financial or accounting officer of the Company; except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction (which operating expense reductions are reasonably expected to be sustainable). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Debt Expense” means, for any period, the total debt expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, and included in debt expense as set forth on the statement of operations of the Company, plus, to the extent not included in such debt expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(8)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total debt expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements, (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company and (iii) exclusive of the write-off of deferred financing costs. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, to the extent deducted or taken into account in calculating such Consolidated Net Income:

(1)	Consolidated Fixed Charges;

(2)	Consolidated Income Taxes;

(3)	consolidated expenses for valuation adjustments or impairment charges;

(4)	consolidated depreciation or amortization expense;

(5)	all one time non-recurring charges, fees and expenses Incurred by Gambro Healthcare pursuant to the Settlement Agreement entered into in December 2004 among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services and TRICARE Management Activity, Steven J. Bander, M.D. and Gambro Healthcare and all other one time non-recurring fees and expenses Incurred in connection with such settlement and the related investigation including up to $15.0 million (and interest thereon) and other charges, fees and expenses related thereto with respect to settlement between Gambro Healthcare and the National Association of Medicaid Fraud Control Units;

(6)	expenses and charges relating to minority interests and equity income in consolidated Subsidiaries; and

(7)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charges” means

•	Consolidated Debt Expense, plus

•	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness, or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, by operation of the terms of its charter, any contract or agreement, operation of law or otherwise, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary (excluding the effect of restrictions relating to the Senior Credit Facilities permitted pursuant to clauses (i) and (iii) of the second paragraph of the “Limitation on restrictions on distributions from restricted subsidiaries” covenant) during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	for the avoidance of doubt, the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any gain or loss arising from the early extinguishment of any Indebtedness in connection with the Transactions, including the amortization or write-off of debt issuance costs or debt discount in connection with the Transactions;

(5)	any non-cash compensation charges arising from the grant of, issuance, vesting or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(6)	the cumulative effect of a change in accounting principles;

(7)	any fees, expenses or charges related to the Transactions;

(8)	any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Company or any Restricted Subsidiary during such period; and

(9)	gains and losses due solely to fluctuations in currency values.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indentures; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning ascribed to such term in the first paragraph of the “Limitation on indebtedness” covenant.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangements as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means (1) the Bank Indebtedness and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indentures.

“Disqualified Stock” means, with respect to any series of Notes, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes of such series or (b) on which there are no Notes of such series outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the applicable Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the applicable Indenture described under the captions “Change of control” and the “Limitation on sales of assets and subsidiary stock” covenant and such repurchase or redemption complies with the “Limitation on restricted payments” covenant.

“Equity Offering” means an offering for cash (generating gross proceeds of not less than $50.0 million) by the Company (to the extent such offering is not on behalf of selling stockholders) of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) (x) of $50.0 million or less shall be determined by Senior Management or the Board of Directors of the Company, in each case, acting reasonably and in good faith and (y) in excess of

$50.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indentures, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indentures will be computed in conformity with GAAP.

“Gambro Healthcare” means Gambro Healthcare, Inc., a Tennessee corporation.

“Gambro Healthcare Purchase Agreement” means the Stock Purchase Agreement among Gambro AB, Gambro, Inc. and Davita Inc. dated December 6, 2004, together with any amendments, modifications or waivers thereto.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or undertakings customary in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indentures or thereafter issued, without duplication:

(1)	any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2)	all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor.

Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraphs of this definition, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the applicable Indenture;

(2)	any obligations of such Subsidiary Guarantor to another Subsidiary or the Company;

(3)	any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor; or

(6)	any Capital Stock.

“Guarantor Senior Subordinated Indebtedness” means, with respect to the Note Guarantee of a Subsidiary Guarantor of each series of Notes, the obligations of such Subsidiary Guarantor under any Note Guarantee with respect to Notes of the applicable series and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under any Note Guarantee with respect to Notes of the applicable series and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to the Note Guarantee of a Subsidiary Guarantor of each series of Notes, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee with respect to Notes of the applicable series pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided, that solely for purposes of determining compliance with the “Limitation on indebtedness” covenant (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (ii) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133), in each case will be deemed not to be an Incurrence of Indebtedness; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	all obligations in respect of indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services);

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	all Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)	all obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(10)	all net obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(11)	all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (not including, in either case, any redemption or repurchase premium); and

(12)	to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the applicable Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described above in this definition that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable.

“interest,” with respect to each series of Notes, means, interest on such Notes and additional interest, if any, owed thereon pursuant to a Registration Rights Agreement.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or trade receivables in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	endorsements of negotiable instruments and documents in the ordinary course of business; and
(2)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of the “Limitation on restricted payments” covenant,

(1)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted

Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or distribution equal to the Fair Market Value of the Capital Stock of that entity not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means March 22, 2005.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), in connection with or as a consequence of such Asset Disposition;
(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all payments made to discharge any severance liabilities arising in connection with such Asset Disposition;

(4)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(5)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” means, individually, any Guarantee of payment of the Restricted Notes and New Notes by a Subsidiary Guarantor pursuant to the terms of the Indentures and any supplemental indentures thereto, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed by the Indentures.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date (after giving pro forma effect to the Transactions) as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Divestiture” means any sale or other divestiture of assets or property made in anticipation of the Acquisition (as a result of discussion with antitrust regulators in connection with the Acquisition) or required to be made pursuant to any consent decree or similar order or agreement, which decree, order or agreement is issued or entered into prior to the consummation of the Acquisition and in connection therewith by the Antitrust Division of the

U.S. Department of Justice, the Bureau of Competition of the U.S. Federal Trade Commission and/or any similar state or foreign regulatory agency or body.

“Permitted Indebtedness” has the meaning ascribed to such term in the second paragraph of the “Limitation on indebtedness” covenant.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	(a) the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary, and (b) any Investment deemed to be made upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	cash and Cash Equivalents;

(4)	payroll, travel, moving, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5)	Guarantees issued in accordance with the “Limitation on indebtedness” covenant;

(6)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(7)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the “Limitation on sales of assets and subsidiary stock” covenant;

(8)	Investments in existence on the Issue Date and any extension, modification or renewal of any such investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments (of cash or otherwise) or other increases thereof or Guarantees (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are both Incurred in compliance with the “Limitation on indebtedness” covenant and of the type described in clause (5) of the definition of “Permitted Indebtedness”;

(10)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (10), in an aggregate amount at the time of such Investment not to exceed $75.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

(12)	Investments of the Company or any Restricted Subsidiary in any Special Purpose Licensed Entity which, when aggregated with the aggregate amount of all obligations Guaranteed pursuant to clause (13) of the definition of “Permitted Indebtedness,” shall not exceed $100.0 million at any time outstanding;

(13)	Investments by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction; and

(14)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, workers’ compensation, performance and similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of the Company or any Subsidiary Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company or the applicable Note Guarantees are subordinated to the payment of all Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness or Guarantor Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1)	(a) Liens securing Indebtedness and other obligations under the Senior Credit Facilities (including related Hedging Obligations and other “Secured Obligations” (as defined in the Senior Credit Facilities)) Incurred in compliance with the “Limitation on indebtedness” covenant and (b) with respect to the Senior Subordinated Indenture and the Senior Subordinated Notes only, Liens securing other Senior Indebtedness (including the Senior Notes) and liens on assets of Restricted Subsidiaries securing Guarantees of Senior Indebtedness and other Guarantor Senior Indebtedness permitted to be Incurred under the Indentures;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation or regulations or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not more than 60 days past due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate provisions, if any, required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety, indemnity, bid, warranty, release, appeal or performance bonds or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute an obligation for money borrowed;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indentures, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded or appropriate reserves have been established as required by GAAP, if any;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indentures and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days after the completion of the construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto or proceeds thereof;

(11)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)	with respect to each series of Notes, Liens securing the Notes of such series and any Note Guarantees thereof;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify Indebtedness that was previously so secured not in violation of the Indentures; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in favor of the Company or a Restricted Subsidiary;

(21)	Liens under industrial revenue, municipal or similar bonds;

(22)	Liens in connection with dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believe in good faith cannot be paid in full;

(23)	Liens securing Indebtedness Incurred pursuant to clause (16) of the definition of “Permitted Indebtedness”;

(24)	Liens on assets that are the subject of a Qualified Receivables Transaction;

(25)	customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(26)	Liens securing Indebtedness Incurred pursuant to Sale/Leaseback Transactions entered into in compliance with the “Limitation on indebtedness” covenant, but only to the extent that such Liens attach to the assets or property being financed pursuant to such Sale/Leaseback Transactions and do not encumber any other assets or property of the Company or its Restricted Subsidiaries; and

(27)	in addition to the items referred to in clauses (1) through (26) above, Liens of the Company and its Restricted Subsidiaries in an aggregate amount which, when taken together with the aggregate amount of all other Liens Incurred pursuant to this clause (27) and then outstanding, will not exceed $10.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Issuer” shall mean any commercial bank that has a combined capital and surplus in excess of $500.0 million.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Receivables Transaction” means any sale, factoring or securitization transaction involving Receivables that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

“Rating Agencies” means Moody’s and S&P.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Company or any of its subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Transaction Amount” means (a) in the case of any Receivables securitization (but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Company.

“refinance” means to refinance, repay, prepay, replace, exchange, renew, extend or refund; “refinanced” and “refinances” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the Indentures or Incurred in compliance with the Indentures, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) with respect to each series of Notes if the Stated Maturity of the Indebtedness being refinanced (the “Refinanced Indebtedness”) is earlier than the Stated Maturity of the Notes of such series, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes of such series, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes of such series;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Refinanced Indebtedness;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Refinanced Indebtedness (plus, without duplication, any additional Indebtedness Incurred to pay interest or dividends owed thereon, any reasonable premium (or premium required to be paid pursuant to the instruments governing such Refinancing Indebtedness) paid to the holders of the Refinanced Indebtedness and reasonable fees and expenses Incurred in connection therewith);

(4)	with respect to each series of Notes if the Refinanced Indebtedness is subordinated in right of payment to the Notes of such series or the Note Guarantees thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes of such series or the Note Guarantees thereof, as the case may be, on terms at least as favorable to the Holders of such Notes as those contained in the documentation governing the Refinanced Indebtedness and, with respect to the Senior Subordinated Indenture and Senior Subordinated Notes only, if the Refinanced Indebtedness is pari passu with such Notes or the Note Guarantees of such Notes, as the case may be, such Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, such Notes or such Note Guarantees, as the case may be;

(5)	the obligor of Refinancing Indebtedness is the same Person as the obligor of the Refinanced Indebtedness; and

(6)

the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the Incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice or lapse of time, in which case such proceeds shall be held in a segregated account until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice or time period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the Incurrence of the Refinancing Indebtedness.

“Registration Rights Agreement” means with respect to each series of Restricted Notes that certain registration rights agreement dated as of March 22, 2005 by and among the Company and the initial purchasers of the Restricted Notes set forth therein relating to Restricted Notes of such series and, with respect to any Additional Notes of such series, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Replacement Assets” means:

(1)	other properties or assets to replace the properties or assets that were the subject of the Asset Disposition;

(2)	properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries or a Permitted Business; or

(3)	any Permitted Business or Capital Stock of a Person operating in a Permitted Business to the extent not otherwise prohibited by the Indentures.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Facilities, the term “Representative” shall refer to the administrative agent under the Senior Credit Facilities.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning ascribed to such term in the first paragraph of the “Limitation on restricted payments” covenant.

“Restricted Payments Basket” has the meaning ascribed to such term in the first paragraph of the “Limitation on restricted payments” covenant.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreements” means the third amended and restated credit agreement dated as of July 30, 2004 among the Company, Credit Suisse First Boston, Cayman Islands Branch, Bank of America, N.A., Banc of America Securities LLC, The Bank of New York, The Bank of Nova Scotia, Wachovia Bank, National Association, the lenders, issuing banks and swingline bank party thereto including any related letters of credit, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders) (which for the avoidance of doubt shall include the new senior credit facilities to be entered into, at or prior to the Acquisition (and any other debt financing entered into, or debt securities issued, in connection with or in contemplation of the Acquisition), by the Company, certain Subsidiaries of the Company, the lenders party thereto and JP Morgan Securities Inc., as lead arranger, including any related letters of credit, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time)).

“Senior Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Senior Credit Agreements) or commercial paper facilities with banks or other institutional lenders providing revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company under or in respect of Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the Indentures;

(2)	any obligation of the Company to any Subsidiary;

(3)	any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

(6)	any Capital Stock.

“Senior Management” shall mean the Chairman of the Board (if an officer), President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company.

“Senior Subordinated Indebtedness” means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Licensed Entity “ means any Person in a related business of the Company and the Restricted Subsidiaries that (i) the Company and its Restricted Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the Company or one of its Restricted Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Company or any of its Restricted Subsidiaries under which:

(x)	the Company or any of its Restricted Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity;

(y)	the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Company or one of its Restricted Subsidiaries; and

(z)	the Company or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Company or one of its Restricted Subsidiaries.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, with respect to each series of Notes, any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to Notes of the applicable series pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar business entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indentures; provided that upon the release or discharge of such Person from its Note Guarantees in accordance with the Indentures, such Person ceases to be a Subsidiary Guarantor.

“Total Tangible Assets” means, as of any date, the total amount of tangible assets of the Company and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

“Transactions” means the Acquisition and the related acquisition financing transactions and the issuance of the Restricted Notes on the Issue Date and the application of the proceeds therefrom as set forth in this prospectus under “Use of proceeds.”

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with the “Limitation on restricted payments” covenant;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms, taken as a whole, substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the Coverage Ratio Exception on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

Book-entry settlement and clearance

The global notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the applicable Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York State Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note, including those held through Euroclear System, or Euroclear, or Clearstream Banking, S.A., or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names,

•	will not receive or be entitled to receive physical, certificated notes and

•	will not be considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the applicable Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustees will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note to DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in their respective settlement systems. However, DTC, Euroclear and Clearstream are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days,

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days or

•	certain events of default provided in the applicable indenture should occur.

U.S. federal income tax considerations

The following is a summary of certain U.S. federal income tax consequences resulting from the exchange of restricted notes for notes by a holder of restricted notes that purchased the restricted notes for cash in the initial offering at the original offering price. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, partnerships or other pass-through entities, persons holding notes as a hedge against currency risks or as a position in a “straddle” for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with persons other than original purchasers of the notes (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a U.S. trade or business. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of any note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership. Prospective purchasers that are partnerships or that hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, or disposition of the notes.

Tax consequences of the exchange offer

The exchange of restricted notes for notes pursuant to the exchange offer will not constitute a significant modification of the restricted notes and, therefore, will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, the exchange will have no U.S. federal income tax consequences to a holder. Therefore, the holder’s holding period and adjusted tax basis for a note will not be affected and the holder will continue to take into account income, gain, or loss in respect of a note in the same manner as prior to the exchange (as more fully described below).

Treatment of the notes as indebtedness

We intend to take the position that, under current law and interpretations thereof, the notes will be classified for U.S. federal income tax purposes as indebtedness. Pursuant to the terms of the notes, we will agree and each holder will agree (by its acceptance of a beneficial ownership interest in a note) to treat the notes as indebtedness for all U.S. federal income tax purposes. No assurance can be given, however, that the Internal Revenue Service, or IRS, will not challenge such position or, if challenged, that such a challenge will not be successful. If the IRS were to assert successfully that the notes should be treated as equity for U.S. federal income tax purposes, the tax treatment of the notes would differ from that described below. The remainder of this discussion assumes that the notes will be classified as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Payments of interest.  Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder’s regular method of tax accounting.

Disposition of a note.  Upon the sale, exchange, redemption, or retirement of a note (other than pursuant to the exchange offer), a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note. Such gain or loss generally will be long-term capital gain or loss if the note had been held at the time of disposition for more than one year. Long-term capital gains of certain taxpayers will be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of interest.  A non-U.S. Holder that is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf will not be subject to U.S. federal income taxes on payments of interest on a note, unless such non-U.S. Holder is (i) a direct or indirect 10% or greater shareholder of DaVita, (ii) a controlled foreign corporation related to DaVita, or (iii) a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address.

A “Withholding Agent” is the last U.S. payor (or a non-U.S. payor that is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the non-U.S. Holder was a U.S. person provided the non-U.S. Holder provides to the Withholding Agent an IRS Form W-8ECI. If the non-U.S. Holder is a corporation, any effectively connected income will generally be subject to a “branch profits tax” at a rate of 30% (or a reduced rate under an applicable treaty).

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or the substitute form).

Disposition of a note.  Generally, a non-U.S. Holder will not be subject to U.S. federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a note, unless (i) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the U.S., or (ii) such gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder. In addition, if the non-U.S. Holder is a corporation, any such effectively connected gain will generally be subject to a “branch profits tax” at a rate of 30% (or a reduced rate under an applicable treaty).

Alternative characterization of the notes.  As discussed above, we intend to take the position that the notes will be classified for U.S. federal income tax purposes as indebtedness. If, however, the IRS were to assert successfully that the notes should be treated as equity for U.S. federal income tax purposes, this alternative characterization may result in material adverse tax consequences to non-U.S. Holders. In particular, interest paid on the notes and distributions with respect to the notes would be treated as distributions with respect to our stock. Consequently, non-U.S. Holders would be subject to withholding at a rate of 30% (or such lower rate as may be specified in an applicable tax treaty) to the extent distributions are characterized as dividends from sources within the U.S. for U.S. federal income tax purposes.

Information reporting and backup withholding

Backup withholding of U.S. federal income tax may apply to payments made in respect of the notes to registered owners that are not “exempt recipients” and that fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described above under “Non-U.S. Holders—Payments of interest” would establish an exemption from backup withholding for those non-U.S. Holders that are not exempt recipients.

Upon the sale of a note to (or through) a broker, the broker must report the sale and withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller certifies that such seller is a non-U.S.

Holder (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would generally be made on a W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

Plan of distribution

Each broker-dealer that receives notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of notes received for its own account in exchange for restricted notes that had been acquired as a result of market-making or other trading activities (“participating broker-dealers”). We have agreed that until the earlier of (a) 180 days after the closing of the exchange offer or (b) the first day after the consummation of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation under SEC staff interpretations we will make this prospectus, as it may be amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. Any participating broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning the exchange agent at the address or telephone number set forth in the letter of transmittal.

Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by participating broker-dealers for up to two periods of up to 30 consecutive days each, but no more than an aggregate of 60 days during any 365-day period, under specific circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose,

•	any event occurs as a result of which the registration statement to which this prospectus relates or this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein, in light of the circumstances under which they were made, not misleading, or

•	we determine, in the exercise of our reasonable judgment, that (1) it is not in our or our stockholders’ best interests to disclose a possible acquisition or business combination or other transaction, business development or event involving us, or (2) obtaining any financial statements relating to an acquisition or business combination that is required to be included in this prospectus would be impracticable.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of notes by broker-dealers or other persons. Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the notes. Any participating broker-dealer that resells notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of these notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and to indemnify the initial purchasers of the restricted notes, the holders of the restricted notes (including participating broker-dealers), their respective affiliates, directors and officers, and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities, including certain liabilities under the Securities Act.

Legal matters

Certain legal matters in connection with the notes and certain of the guarantees will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain legal matters in connection with certain of the guarantees will be passed upon for us by Joseph Schohl, our Vice President, General Counsel and Secretary.

Experts

The consolidated financial statements of DaVita Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, have been included and incorporated by reference herein and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Gambro Healthcare as of December 31, 2004 and December 31, 2003 and for each of the three years in the period ended December 31, 2004 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding a settlement with the Department of Justice and a subpoena received from the US Attorney’s Office for the Eastern District of New York as described in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports, proxy statements, information statements and other information with the SEC. Reports, proxy statements, information statements and other information filed by us with the SEC pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549 and at its regional office located at 5670 Wilshire Blvd., Los Angeles, California 90036. Copies of such material also may be obtained from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding us. The SEC’s web site address is http://www.sec.gov. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol “DVA.” Reports, proxy statements, information statements, and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Statements contained or incorporated or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

Incorporation by reference

We have elected to “incorporate by reference” certain information in this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC.

The following documents, which have been filed with the SEC, are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004,

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005,

•	our Current Report on Form 8-K filed with the SEC on February 23, 2005,

•	our Current Report on Form 8-K filed with the SEC on March 4, 2005,

•	our Current Report on Form 8-K filed with the SEC on March 7, 2005,

•	our Current Report on Form 8-K filed with the SEC on March 16, 2005,

•	our Current Report on Form 8-K filed with the SEC on March 17, 2005,

•	our Current Report on Form 8-K filed with the SEC on March 25, 2005,

•	our Current Report on Form 8-K filed with the SEC on April 5, 2005,

•	our Current Report on Form 8-K filed with the SEC on April 21, 2005,

•	our Current Report on Form 8-K filed with the SEC on April 28, 2005,

•	our Current Report on Form 8-K filed with the SEC on May 26, 2005, and

•	our Current Report on Form 8-K filed with the SEC on June 17, 2005.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the expiration of this exchange offer hereby will be deemed to be incorporated by reference into this prospectus. Any statement contained in this prospectus or in a document that is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

DaVita Inc.

601 Hawaii Street

El Segundo, California 90245

Telephone: (310) 536-2420

Attention: LeAnne Zumwalt, Vice President, Investor Relations

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

DaVita Inc.:

We have audited the accompanying consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DaVita Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of DaVita Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/    KPMG LLP

Seattle, Washington

February 25, 2005, except as to Notes 23 and 24,

    which are as of March 22, 2005

DaVita Inc.

Consolidated Statements of Income

Year ended December 31, (dollars in thousands, except per share data)	2004	2003	2002

Net operating revenues	$2,298,595	$2,016,418	$1,854,632

Operating expenses and charges:
Patient care costs	1,555,070	1,360,556	1,217,685
General and administrative	192,082	159,628	154,073
Depreciation and amortization	86,666	74,687	64,665
Provision for uncollectible accounts	40,960	35,700	26,877
Minority interests and equity income, net	13,694	7,312	7,506

Total operating expenses and charges	1,888,472	1,637,883	1,470,806

Operating income	410,123	378,535	383,826

Debt expense	52,412	66,828	71,636
Refinancing charges		26,501	48,930
Other income, net	4,173	3,060	3,997

Income before income taxes	361,884	288,266	267,257
Income tax expense	139,630	112,475	109,928

Net income	$222,254	$175,791	$157,329

Earnings per share:
Basic	$2.25	$1.86	$1.46

Diluted	$2.16	$1.66	$1.30

Weighted average shares for earnings per share:
Basic	98,727,000	94,346,000	107,747,000

Diluted	102,861,000	113,760,000	135,720,000

See notes to consolidated financial statements.

DaVita Inc.

Consolidated Balance Sheets

December 31, (dollars in thousands, except per share data)	2004	2003
Assets
Cash and cash equivalents	$251,979	$61,657
Accounts receivable, less allowance of $58,166 and $52,554	462,095	387,933
Medicare lab recoveries		19,000
Inventories	31,843	32,853
Other current assets	44,210	43,875
Deferred income taxes	78,593	59,740

Total current assets	868,720	605,058
Property and equipment, net	412,064	342,447
Amortizable intangibles, net	60,719	49,971
Investments in third-party dialysis businesses	3,332	3,095
Other long-term assets	10,898	10,771
Goodwill	1,156,226	934,188

	$2,511,959	$1,945,530

Liabilities and Shareholders’ Equity
Accounts payable	$96,231	$71,868
Other liabilities	157,214	112,654
Accrued compensation and benefits	133,919	100,909
Current portion of long-term debt	53,364	50,557
Income taxes payable	1,007	26,832

Total current liabilities	441,735	362,820
Long-term debt	1,322,468	1,117,002
Other long-term liabilities	22,570	19,310
Deferred income taxes	148,859	106,240
Minority interests	53,193	33,287
Commitments and contingencies
Shareholders’ equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 195,000,000 shares authorized; 134,862,283 and 134,806,204 shares issued)	135	135
Additional paid-in capital	542,714	539,575
Retained earnings	611,287	389,083
Treasury stock, at cost (36,295,339 and 38,052,028 shares)	(632,732)	(620,998)
Accumulated comprehensive income valuations	1,730	(924)

Total shareholders’ equity	523,134	306,871

	$2,511,959	$1,945,530

See notes to consolidated financial statements.

DaVita Inc.

Consolidated Statements of Cash Flows

Year ended December 31, (dollars in thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$222,254	$175,791	$157,329
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	86,666	74,687	64,665
Stock options, principally tax benefits	42,770	20,180	22,212
Deferred income taxes	29,115	20,914	62,172
Minority interests in income of consolidated subsidiaries	15,135	8,908	9,299
Distributions to minority interests	(10,461)	(7,663)	(6,165)
Equity investment income	(1,441)	(1,596)	(1,791)
Loss (gain) on divestitures	764	2,130	(1,151)
Non-cash debt expense	2,088	3,124	3,217
Refinancing charges		26,501	48,930
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(61,424)	(41,369)	(17,699)
Medicare lab recoveries	19,000	(19,000)
Inventories	4,257	3,159	(342)
Other current assets	1,780	(13,297)	(19,089)
Other long-term assets	3,345	4,692	527
Accounts payable	17,764	(6,875)	10,822
Accrued compensation and benefits	32,899	5,821	6,837
Other current liabilities	42,784	9,958	2,585
Income taxes	(25,995)	17,810	(4,821)
Other long-term liabilities	(1,355)	9,773	4,458

Net cash provided by operating activities	419,945	293,648	341,995

Cash flows from investing activities:
Additions of property and equipment, net	(128,328)	(100,272)	(102,712)
Acquisitions and divestitures, net	(265,042)	(97,370)	(18,511)
Investments in and advances to affiliates, net	14,344	4,456	5,064
Intangible assets	(635)	(790)	(342)

Net cash used in investing activities	(379,661)	(193,976)	(116,501)

Cash flows from financing activities:
Borrowings	4,444,160	4,766,276	2,354,105
Payments on long-term debt	(4,236,861)	(4,797,994)	(1,855,199)
Debt redemption premium		(14,473)	(40,910)
Deferred financing costs	(4,153)	(4,193)	(10,812)
Purchase of treasury stock	(96,540)	(107,162)	(642,171)
Stock option exercises	43,432	23,056	29,257

Net cash provided by (used in) financing activities	150,038	(134,490)	(165,730)

Net increase (decrease) in cash and cash equivalents	190,322	(34,818)	59,764
Cash and cash equivalents at beginning of year	61,657	96,475	36,711

Cash and cash equivalents at end of year	$251,979	$61,657	$96,475

See notes to consolidated financial statements.

DaVita Inc.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income

	Common stock		Additional paid-in capital	Retained earnings	Treasury stock		Accumulated comprehensive income valuations
(dollars and shares in thousands)	Shares	Amount			Shares	Amount		Total
Balance at December 31, 2001	128,114	$128	$467,906	$55,963	(1,333)	$(20,360)	—	$503,637

Comprehensive income:
Net income and comprehensive income				157,329				157,329

Shares issued to employees and others	67		798					798
Stock options exercised	5,131	5	28,454					28,459
Income tax benefit on stock options exercised			22,150					22,150
Stock option expense			62					62
Treasury stock purchases					(40,991)	(642,171)		(642,171)

Balance at December 31, 2002	133,312	$133	$519,370	$213,292	(42,324)	$(662,531)	—	$70,264

Comprehensive income:
Net income				175,791				175,791
Unrealized loss on interest rate swaps							$(924)	(924)

Total comprehensive income								174,867

Shares issued upon conversion of debt			14,076		7,326	114,700		128,776
Shares issued to employees and others	63		873					873
Deferred stock unit shares issued			(220)		49	770		550
Stock options exercised	1,431	2	(14,704)		2,060	33,225		18,523
Income tax benefit on stock options exercised			20,204					20,204
Stock option expense			(24)					(24)
Treasury stock purchases					(5,163)	(107,162)		(107,162)

Balance at December 31, 2003	134,806	$135	$539,575	$389,083	(38,052)	$(620,998)	$(924)	$306,871

Comprehensive income:
Net income				222,254				222,254
Unrealized gain on interest rate swaps							2,654	2,654

Total comprehensive income								224,908

Shares issued to employees and others	56		959					959
Restricted stock unit shares issued			(936)		161	2,629		1,693
Stock options exercised			(39,497)		4,946	82,177		42,680
Income tax benefit on stock options exercised			42,770					42,770
Payment of stock split fractional shares and related costs			(157)	(50)				(207)
Treasury stock purchases					(3,350)	(96,540)		(96,540)

Balance at December 31, 2004	134,862	$135	$542,714	$611,287	(36,295)	$(632,732)	$1,730	$523,134

See notes to consolidated financial statements.

DaVita Inc.

Notes to Consolidated Financial Statements

(dollars in thousands, except per share data)

1. Organization and summary of significant accounting policies

Organization

DaVita Inc. operates kidney dialysis centers and provides related medical services primarily in dialysis centers and in contracted hospitals across the United States. These operations represent a single business segment.

Basis of presentation

These consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. The financial statements include the Company’s subsidiaries and partnerships that are wholly-owned, majority-owned, or in which the Company maintains a controlling financial interest. All significant intercompany transactions and balances have been eliminated. Non-consolidated equity investments are recorded under the equity or cost method of accounting as appropriate. Prior year balances and amounts have been classified to conform to the current year presentation.

All share and per-share data have been adjusted for all periods presented to retroactively reflect the effects of a three-for-two stock split in the form of a stock dividend in the second quarter of 2004.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities and contingencies. Although actual results in subsequent periods will differ from these estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time made. All significant assumptions and estimates underlying the reported amounts in the financial statements and accompanying notes are regularly reviewed and updated. Changes in estimates are reflected in the financial statements based upon on-going actual experience trends, or subsequent settlements and realizations depending on the nature and predictability of the estimates and contingencies. Interim changes in estimates related to annual operating costs are applied prospectively within annual periods.

The most significant assumptions and estimates underlying these financial statements and accompanying notes involve revenue recognition and provisions for uncollectible accounts, impairments and valuation adjustments, accounting for income taxes and variable compensation accruals. Specific estimating risks and contingencies are further addressed within these notes to the consolidated financial statements.

Net operating revenues

Operating revenues are recognized in the period services are provided. Revenues consist primarily of reimbursements from Medicare, Medicaid and commercial health plans for dialysis and ancillary services provided to patients. A usual and customary fee schedule is maintained for our dialysis treatment and other patient services; however, actual collectible revenue is normally at a discount to the fee schedule.

Revenue recognition involves significant estimating risks. The rates at which the Company is reimbursed are often subject to significant uncertainties related to wide variations in coverage terms of the more than 1,500 commercial healthcare plans under which reimbursements are made, often arbitrary and inconsistent reimbursements by commercial payors, on-going insurance coverage changes, differing interpretations of contract coverage, and other payor issues. Revenue recognition uncertainties inherent in the Company’s operations are addressed in AICPA Statement of Position (SOP) No. 00-1 Auditing Health Care Third-Party Revenues and Related Receivables. As addressed in SOP No. 00-1, net revenue recognition and allowances for uncollectible billings require the use of estimates of the amounts that will actually be realized considering, among other items, retroactive adjustments that may be associated with regulatory reviews, audits, billing reviews and other matters.

Revenues associated with Medicare and Medicaid programs are recognized based on a) the reimbursement rates that are established by statute or regulation for the portion of the reimbursement rates paid by the government payor (e.g., 80% for Medicare patients) and b) for the portion not paid by the primary government payor, the estimated amounts that will ultimately be collectible from other government programs paying secondary coverage (eg. Medicaid secondary coverage), the patient’s commercial health plan secondary coverage, or the patient. Revenues associated with commercial health plans are estimated based on contractual terms for the patients under healthcare plans with which we have formal agreements, commercial health plan coverage terms if known, estimated secondary collections, historical collection experience, historical trends of refunds and payor payment adjustments (retractions), inefficiencies in our billing and collection processes that can result in denied claims for reimbursements, and regulatory compliance issues. Our range of revenue estimating risk is generally expected to be within 1% of total revenue. Changes in revenue estimates for prior periods are separately disclosed if material.

Management and administrative support services are provided to dialysis centers and physician practices not owned by the Company. The management fees are principally determined as a percentage of the managed operations’ revenues or cash collections and in some cases an additional component based upon a percentage of operating income. Management fees are included in net operating revenues as earned.

Other income

Other income includes interest income on cash investments and other non-operating gains and losses.

Cash and cash equivalents

Cash equivalents are highly liquid investments with maturities of three months or less at date of purchase, valued at market.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of pharmaceuticals and dialysis related supplies.

Property and equipment

Property and equipment are stated at cost reduced by any impairments. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization expenses are computed using the straight-line method over the useful lives of the assets estimated as follows: buildings, 20 to 40 years; leasehold improvements, the shorter of their estimated useful life or the lease term; and equipment, software and information systems, principally 3 to 8 years. Disposition gains and losses are included in current operating expenses.

Amortizable intangibles

Amortizable intangible assets include noncompetition and similar agreements and deferred debt issuance costs, each of which have determinate useful lives. Noncompetition agreements are amortized over the terms of the agreements, typically ten years, using the straight-line method. Deferred debt issuance costs are amortized to debt expense over the term of the related debt using the effective interest method.

Goodwill

Goodwill represents the difference between the purchase cost of acquired businesses and the fair value of the identifiable tangible and intangible net assets acquired. Goodwill is not amortized but is assessed for valuation impairment as circumstances warrant and at least annually. An impairment charge would be recorded to the extent the book value of goodwill exceeds its fair value. The Company operates as one reporting unit for goodwill impairment assessments.

Impairment of long-lived assets

Long-lived assets, including property and equipment, investments, and amortizable intangible assets, are reviewed for possible impairment at least annually and whenever significant events or changes in circumstances indicate that an impairment may have occurred, including changes in our business strategy and plans. An impairment is indicated when the sum of the expected future undiscounted net cash flows identifiable to an asset or asset group is less than its carrying value. Impairment losses are determined from actual or estimated fair values, which are based on market values, net realizable values or projections of discounted net cash flows, as appropriate. Impairment charges are included in operating expenses. Interest is not accrued on impaired loans unless the estimated recovery amounts justify such accruals.

Income taxes

Federal and state income taxes are computed at current enacted tax rates, less tax credits. Taxes are adjusted both for items that do not have tax consequences and for the cumulative effect of any changes in tax rates from those previously used to determine deferred tax assets or liabilities. Tax provisions include amounts that are currently payable, changes in deferred tax assets and liabilities that arise because of temporary differences between the timing of when items of income and expense are recognized for financial reporting and income tax purposes, which are measured using enacted tax rates and laws expected to apply in the periods when the deferred tax liability or asset is expected to be realized, and any changes in the valuation allowance caused by a change in judgment about the realizability of the related deferred tax assets.

Minority interests

Consolidated income is reduced by the proportionate amount of income accruing to minority interests. Minority interests represent the equity interests of third-party owners in consolidated entities which are not wholly-owned. As of December 31, 2004, third parties held minority ownership interests in 48 consolidated entities.

Stock-based compensation

Stock-based compensation for employees is determined in accordance with Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees, as allowed under SFAS No. 123 Accounting for Stock-Based Compensation. Stock option grants to employees do not result in an expense if the exercise price is at least equal to the market price at the date of grant. Stock option expense is also measured and recorded for certain modifications to stock options as required under FASB Interpretation No. 44 Accounting for Certain Transactions Involving Stock Compensation. Stock options issued to non-employees and restricted stock units are valued using the Black-Scholes model and amortized over the respective vesting periods.

Pro forma net income and earnings per share.    If the Company had adopted the fair value-based compensation expense provisions of SFAS No. 123 upon the issuance of that standard, net income and net income per share would be equal to the pro forma amounts indicated below:

Year ended December 31, Pro forma—As if all stock options were expensed	2004	2003	2002
Net income:
As reported	$222,254	$175,791	$157,329
Add: Stock-based employee compensation expense included in reported net income, net of tax	1,168	1,036	753
Deduct: Total stock-based employee compensation expense under the fair value-based method, net of tax	(10,109)	(9,554)	(10,182)

Pro forma net income	$213,313	$167,273	$147,900

Pro forma basic earnings per share:
Pro forma net income for basic earnings per share calculation	$213,313	$167,273	$147,900

Weighted average shares outstanding	98,694	94,253	107,681
Vested restricted stock units	33	93	66

Weighted average shares for basic earnings per share calculation	98,727	94,346	107,747

Basic net income per share—Pro forma	$2.16	$1.77	$1.37

Basic net income per share—As reported	$2.25	$1.86	$1.46

Pro forma diluted earnings per share:
Pro forma net income	$213,313	$167,273	$147,900
Debt expense savings, net of tax, from assumed conversion of convertible debt		13,011	19,661

Pro forma net income for diluted earnings per share calculation	$213,313	$180,284	$167,561

Weighted average shares outstanding	98,694	94,253	107,681
Vested restricted stock units	33	93	66
Assumed incremental shares from stock plans	4,271	4,256	6,277
Assumed incremental shares from convertible debt		14,926	23,090

Weighted average shares for diluted earnings per share calculation	102,998	113,528	137,114

Diluted net income per share—Pro forma	$2.07	$1.59	$1.22

Diluted net income per share—As reported	$2.16	$1.66	$1.30

The fair values of stock option grants were estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average expected volatility of 37% for 2004 and 40% for 2003 and 2002, risk-free interest rates of 2.91%, 2.07% and 3.99% for 2004, 2003, and 2002, respectively, and weighted average expected lives of 3.5 and dividend yield of 0% for all years presented.

Interest rate swap agreements

The Company has from time to time entered into interest rate swap agreements as a means of managing its exposure to interest rate changes. These agreements are not held for trading or speculative purposes, and have the effect of converting portions of our variable rate debt to a fixed rate. The agreements are effective cash flow hedges. Any gains or losses resulting from changes in the fair values of the swaps are reported in other comprehensive income until such time as the agreements are either redesignated, sold or terminated, at which time the amounts are included in net income. Net amounts paid or received under these swaps have been reflected as adjustments to interest expense.

New accounting standard

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, that amends FASB Statements No. 123 and 95, and supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. This statement requires a company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service, usually the vesting period. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. The statement also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the Company’s equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which a company issues equity instruments for services to non-employees or the accounting for employee stock ownership plans. This statement is effective beginning in the third quarter of 2005, and requires the Company to recognize compensation costs on all outstanding awards for which the requisite service has not yet been rendered. The Company currently projects that the adoption of this standard will reduce pre-tax income by less than $10,000 for the second half of 2005.

2. Earnings per share

Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share includes the dilutive effect of stock options and unvested restricted stock units (under the treasury stock method) and convertible debt (under the if-converted method).

The reconciliations of the numerators and denominators used to calculate basic and diluted net income per share are as follows:

Year ended December 31, (in thousands, except per share)	2004	2003	2002
Basic:
Net income	$222,254	$175,791	$157,329

Weighted average shares outstanding during the year	98,694	94,253	107,681
Vested restricted stock units	33	93	66

Weighted average shares for basic earnings per share calculation	98,727	94,346	107,747

Basic net income per share	$2.25	$1.86	$1.46

Diluted:
Net income	$222,254	$175,791	$157,329
Debt expense savings, net of tax, from assumed conversion of convertible debt	—	13,011	19,661

Net income for diluted earnings per share calculation	$222,254	$188,802	$176,990

Weighted average shares outstanding during the year	98,694	94,253	107,681
Vested restricted stock units	33	93	66
Assumed incremental shares from stock plans	4,134	4,488	4,883
Assumed incremental shares from convertible debt	—	14,926	23,090

Weighted average shares for diluted earnings per share calculation	102,861	113,760	135,720

Diluted net income per share	$2.16	$1.66	$1.30

Options to purchase 178,369 shares at $30.87 to $39.62 per share, 261,803 shares at $18.73 to $26.23 per share and 1,322,025 shares at $15.75 to $22.00 per share were excluded from the diluted earnings per share calculations for 2004, 2003 and 2002, respectively, because they were anti-dilutive. The calculation of diluted earnings per share assumes conversion of both the 5 3/8% and 7% convertible subordinated notes for 2002 and the pro-rata periods such notes were outstanding in 2003.

3. Accounts receivable

The provisions for uncollectible accounts receivable, prior to offsetting recoveries, were $40,960, $35,700 and $32,069 in 2004, 2003 and 2002, respectively. The provisions before cash recoveries in 2004, 2003 and 2002 were approximately 1.8% of current net operating revenues, respectively. During 2002, continued improvements were made in the Company’s billing and collection processes, and cash recoveries of $5,192 were realized during 2002 on accounts receivable reserved in 1999.

4. Other current assets

Other current assets were comprised of the following:

December 31,	2004	2003
Supplier rebates and other non-trade receivables	$26,032	$29,745
Operating advances under administrative services agreements	12,387	10,416
Prepaid expenses and deposits	5,791	3,714

	$44,210	$43,875

Operating advances under administrative services agreements are generally unsecured.

5. Property and equipment

Property and equipment were comprised of the following:

December 31,	2004	2003
Land	$750	$820
Buildings	4,868	5,494
Leasehold improvements	329,382	261,437
Equipment and information systems	405,022	361,365
New centers and capital asset projects in progress	19,541	19,349

	759,563	648,465
Less accumulated depreciation and amortization	(347,499)	(306,018)

	$412,064	$342,447

Depreciation and amortization expense on property and equipment was $75,152, $64,398 and $54,701 for 2004, 2003 and 2002, respectively.

Interest on debt incurred during the development of new centers and other capital asset projects is capitalized as a component of the asset cost based on the respective in-process capital asset balances. Interest capitalized was $1,078, $1,523 and $1,888 for 2004, 2003 and 2002, respectively.

6. Amortizable intangibles

Amortizable intangible assets were comprised of the following:

December 31,	2004	2003
Noncompetition and other agreements	$132,503	$112,407
Deferred debt issuance costs	14,005	9,851

	146,508	122,258
Less accumulated amortization	(85,789)	(72,287)

	$60,719	$49,971

Amortization expense from noncompetition and other agreements was $11,514, $10,289 and $9,964 for 2004, 2003 and 2002, respectively. Deferred debt issuance costs are amortized to debt expense as described in Note 11.

Scheduled amortization charges from intangible assets as of December 31, 2004 were as follows:

	Noncompetition and other agreements	Deferred debt issuance costs
2005	$12,150	$2,198
2006	10,683	1,916
2007	8,640	1,647
2008	5,678	1,613
2009	3,580	1,246
Thereafter	11,138	230

7. Investments in third-party dialysis businesses

Investments in third-party dialysis businesses and related advances were $3,332 and $3,095 at December 31, 2004 and 2003. During 2004, 2003 and 2002, the Company recognized income of $1,441, $1,596 and $1,791, respectively, relating to investments in non-consolidated minority-owned businesses under the equity method. These amounts are included as a reduction to minority interests deductions in the consolidated statement of income.

8. Goodwill

Changes in the book value of goodwill were as follows:

Year ended December 31,	2004	2003
Balance at January 1	$934,188	$864,786
Acquisitions	222,424	70,700
Divestitures	(386)	(1,298)

Balance at December 31	$1,156,226	$934,188

9. Other liabilities

Other accrued liabilities were comprised of the following:

December 31,	2004	2003
Payor deferrals and refunds	$94,566	$76,235
General insurance	21,847	12,056
Deferred revenue	13,089	8,727
Accrued interest	3,457	878
Accrued tax liabilities	6,549	6,229
Other	17,706	8,529

	$157,214	$112,654

10. Income taxes

Income tax expense consisted of the following:

Year ended December 31,	2004	2003	2002
Current:
Federal	$94,626	$75,817	$40,094
State	17,623	15,151	7,366
Deferred:
Federal	23,508	17,966	50,012
State	3,873	3,541	12,456

	$139,630	$112,475	$109,928

Temporary differences, which gave rise to deferred tax assets and liabilities, were as follows:

December 31,	2004	2003
Asset impairment losses	$30,589	$35,817
Receivables, primarily allowance for doubtful accounts	15,614	16,882
Accrued liabilities	62,478	44,861
Other	11,389	11,683

Deferred tax assets	120,070	109,243
Valuation allowance	(35,380)	(37,200)

Net deferred tax assets	84,690	72,043

Intangible assets	(100,044)	(73,268)
Property and equipment	(52,116)	(42,614)
Other	(2,796)	(2,661)

Deferred tax liabilities	(154,956)	(118,543)

Net deferred tax liabilities	$(70,266)	$(46,500)

At December 31, 2004, the Company had state net operating loss carryforwards of approximately $12,000 that expire through 2023, and federal net operating loss carryforwards of $9,000 that expire through 2024. The Company has also incurred losses on certain operations that are not included in its consolidated tax return. The utilization of these losses may be limited in future years based on the profitability of these separate-return entities. In prior years, the Company recognized capital losses as a result of impairments and sales of assets for which the realization of a tax benefit is not certain. The valuation allowance against these deferred tax assets was $35,380 as of December 31, 2004. The valuation allowance decreased by $1,820 in 2004 due to changes in the expected utilization of capital losses and the expected utilization of operating losses of consolidated entities with separate tax filings. The valuation allowance decreased by $1,469 in 2003 due to changes in the expected utilization of operating losses of consolidated entities with separate tax filings.

The reconciliation between our effective tax rate and the U.S. federal income tax rate is as follows:

Year ended December 31,	2004	2003	2002
Federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.8	4.3	4.9
Changes in deferred tax valuation allowances	(0.3)	(0.4)	0.1
Other	0.1	0.1	1.0

Effective tax rate	38.6%	39.0%	41.0%

11. Long-term debt

Long-term debt was comprised of the following:

December 31,	2004	2003
Senior secured credit facility:
Term Loan A	$84,507	$118,310
Term Loan B	1,024,668	1,035,889
Term Loan C	249,375
Acquisition obligations and other notes payable	8,863	5,416
Capital lease obligations	8,419	7,944

	1,375,832	1,167,559
Less current portion	(53,364)	(50,557)

	$1,322,468	$1,117,002

Scheduled maturities of long-term debt at December 31, 2004 were as follows:

2005	$53,364
2006	56,192
2007	28,088
2008	15,268
2009	614,178
Thereafter	608,742

Term Loan A

The Term Loan A bears interest at LIBOR plus a margin of 2.00%, for an overall effective rate of 4.17% at December 31, 2004. Depending upon certain financial conditions the interest rate margin could range from 1.50% to 2.75%. The Term Loan A matures in March 2007 and requires principal payments of $33,800 in 2005, $40,100 in 2006 and $10,600 in 2007.

Term Loan B

The Term Loan B bears interest at LIBOR plus a margin of 2.00%, for an overall effective rate of 4.38% at December 31, 2004. The interest rate margin is subject to a potential increase of 0.50% if the Company does not achieve certain financial ratios. During the year the Company amended its existing credit facilities to modify certain restricted payment covenants, principally for acquisitions and share repurchases, and extended the maturity of the Term Loan B until June 30, 2010. The Term Loan B requires principal payments of $11,200 in years 2005 through 2008, $492,700 in 2009 and $487,000 in 2010.

Term Loan C

During the year the Company borrowed an additional $250,000 under a new Term Loan C. The Term Loan C bears interest at LIBOR plus a margin of 1.75%, for an overall effective rate of 4.16% at December 31, 2004. The Term Loan C matures on June 30, 2010 and requires principal payments of $2,500 in years 2005 through 2008, $120,300 in 2009 and $119,000 in 2010.

Revolving Line of Credit

As of December 31, 2004, the Company had $116,000 undrawn lines of credit available, of which $23,000 was committed for outstanding letters of credit.

Interest rate swaps

The Company is party to three currently effective interest rate swap agreements, two matched with Term Loan B outstanding debt and one matched with Term Loan C outstanding debt. Two of the swap agreements expire in 2008 and one expires in 2009. As of December 31, 2004 the aggregate notional amount of these swap agreements was $345,000 and the interest rates were economically modified to fixed rates ranging from 3.08% to 3.64% plus Term Loan margins ranging from 1.75% to 2.00%. This resulted in an overall effective rate of 5.27% on approximately 25% of the Company’s outstanding debt as of December 31, 2004. Interest payments are due quarterly. Under these swap agreements, the Company incurred net cash obligations of $5,256 and $341 in 2004 and 2003 which are included in debt expense. The fair value of these swaps was an asset of $2,400, resulting in additional comprehensive income during the year of $2,404, or $3,941 before tax.

As a result of these swap agreements, the Company’s overall credit facility effective weighted average interest rate was 4.60% based upon the current margins in effect ranging from 1.75% to 2.00% as of December 31, 2004.

In December 2004, the Company separately entered into two forward interest rate swap agreements that will have the economic effect of modifying the LIBOR-based interest rate to a fixed rate of 3.875% effective July 1, 2005. The total amortizing notional amount of these two swaps is $800,000, both of which expire in January 2010 and require quarterly interest payments beginning in October 2005. As of December 31, 2004, the aggregate notional amount of these swaps was $800,000 and their fair value was an asset of $400, resulting in additional comprehensive income during the year of $250, net of tax.

Debt expense

Debt expense consisted of interest expense of $50,324, $63,705 and $68,420 and amortization and write-off of deferred financing costs of $2,088, $3,123 and $3,216 for 2004, 2003 and 2002, respectively. The interest expense amounts exclude capitalized interest.

2003 transactions

In the third quarter of 2003, the Company completed a call for redemption of all of its outstanding $125,000 5 5/8% Convertible Subordinated Notes due 2006. Holders of the 5 5/8% Notes had the option to convert their Notes into shares of DaVita common stock at a price of $17.08 per share or receive cash of 1.0169 times the principal amount of the 5 5/8% Notes, plus accrued interest. In July 2003, the Company issued 7,302,528 shares of common stock from treasury stock for the conversion of $124,700 of the 5 5/8% Notes, and redeemed the balance for cash. The Company also entered into an amended credit agreement in order to, among other things, lower its overall interest rate. The Company also borrowed an additional $200,000 under the replacement Term Loan B, which amounted to $1,042,000. In November 2003, the Company entered into a second amended and restated credit agreement in order to again lower the interest rate on the Term Loan B and to modify certain covenants.

In the second half of 2003, the Company completed two calls for redemption of all of its outstanding $345,000 7% Convertible Subordinated Notes due 2009. Holders of the 7% Notes had the option to convert their Notes into shares of DaVita common stock at a price of $21.87 per share or receive cash of 1.042 times the principal amount of the 7% Notes, plus accrued interest. The Notes were redeemed for $359,000 in cash and 24,045 shares of common stock.

In 2003, the excess consideration paid over the book value to redeem the Convertible Subordinated Notes and the write-off of deferred financing costs and financing fees associated with amending our bank credit agreement resulted in refinancing charges of $26,501.

12. Leases

The majority of the Company’s facilities are leased under non-cancelable operating leases. Most lease agreements cover periods from five to ten years and contain renewal options of five to ten years at the fair rental value at the time of renewal or at rates subject to periodic consumer price index increases. Capital leases are carried for certain equipment.

Future minimum lease payments under non-cancelable operating leases and capital leases are as follows:

	Operating leases	Capital leases
2005	$73,537	$1,703
2006	69,109	1,717
2007	62,944	3,201
2008	55,863	980
2009	46,466	741
Thereafter	189,103	2,937

	$497,022	11,279

Less portion representing interest		(2,860)

Total capital lease obligation, including current portion		$8,419

Rental expense under all operating leases for 2004, 2003 and 2002 was $80,310, $71,432 and $61,008, respectively. The net book value of property and equipment under capital lease was $7,711 and $7,811 at December 31, 2004 and 2003, respectively. Capital lease obligations are included in long-term debt (see Note 11).

13. Shareholders’ equity

In the second quarter of 2004, the Board of Directors approved a three-for-two stock split of the Company’s common stock in the form of a stock dividend payable on June 15, 2004 to stockholders of record on June 1, 2004. All stockholders entitled to fractional shares received a proportional cash payment. The Company’s stock began trading on a post-split basis on June 16, 2004. All share and per-share data for all periods presented have been adjusted to retroactively reflect the effects of the stock split.

During 2003, the Company repurchased a total of 5,162,850 shares of common stock for $107,162 or an average of $20.76 per share, pursuant to announced Board authorizations. During 2004, the Company repurchased a total of 3,350,100 shares of common stock for an average cost of $28.82 per share. On November 2, 2004, the Company’s Board of Directors authorized the Company to repurchase up to an additional $200,000 of its common stock in the open market or in privately negotiated transactions. The total outstanding Board authorizations for share repurchases were approximately $249,000 as of December 31, 2004.

Stock-based compensation plans

The Company’s stock-based compensation plans are described below.

2002 Plan.    On April 11, 2002, the Company’s shareholders approved the DaVita Inc. 2002 Equity Compensation Plan. This plan provides for grants of stock awards to employees, directors and other individuals providing services to the Company, except that incentive stock options may only be awarded to employees. The plan requires that stock option grants be issued with exercise prices not less than the market price of the stock on the date of grant and with a maximum award term of five years. Stock options granted under this plan are generally non-qualified awards that vest over four years from the date of grant. Shares available under the 2002 Plan are replenished by shares repurchased by the Company from the cash proceeds and related tax benefits from award exercises under the 2002 and predecessor plans.

On May 21, 2003, the shareholders approved an amendment to reduce shares authorized to the 2002 Plan by 2,491,500 and to authorize plan awards in the form of restricted stock, restricted stock units, stock issuances (“full share awards”), stock appreciation rights and other equity-based awards. Full share awards reduce total shares available under the plan at a rate of 2.75:1. At December 31, 2004, there were 3,689,246 awards outstanding and 13,787,025 shares available for future grants under the 2002 Plan, including 3,104,517 shares under the 2002 Plan replenishment provision.

Predecessor plans.    Upon shareholder approval of the 2002 Plan, the following predecessor plans were terminated, except with respect to options then outstanding: the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, and the 1999 Equity Compensation Plan. Shares available for future grants under these predecessor plans were transferred to the 2002 Plan upon its approval, and cancelled predecessor plan options become available for new awards under the 2002 Plan. Options granted under these plans were generally issued with exercise prices equal to the market price of the stock on the date of grant, vested over four years from the date of grant, and bore maximum terms of five to 10 years. The RTC plan, a special purpose option plan related to the RTC merger, was terminated in 1999. At December 31, 2004 there were 3,703,861 stock options outstanding under these terminated plans.

1999 Plan.    The 1999 Non-Executive Officer and Non-Director Equity Compensation Plan provides for grants of stock options to employees and other individuals providing services, other than executive officers and members of the Board of Directors. There are 9,000,000 common shares reserved for issuance under this plan, and options granted under this plan generally vest over four years from the date of grant. Grants are generally issued with exercise prices equal to the market price of the stock on the date of grant and maximum terms of five years. At December 31, 2004 there were 3,339,028 options outstanding and 67,337 shares available for future grants under this plan.

A combined summary of the status of these stock-based compensation plans is as follows:

Year ended December 31,	2004		2003		2002
	Awards	Weighted average exercise price	Awards	Weighted average exercise price	Awards	Weighted average exercise price
Outstanding at beginning of year	13,778,004	$10.97	14,837,962	$9.08	16,921,095	$6.24
Granted	2,794,416	28.10	3,013,876	13.53	4,154,250	15.55
Exercised	(4,950,399)	8.62	(3,490,812)	5.31	(5,131,425)	5.55
Cancelled	(889,886)	12.51	(583,022)	9.94	(1,105,958)	6.39

Outstanding at end of year	10,732,135	$16.38	13,778,004	$10.97	14,837,962	$9.08

Awards exercisable at year end	3,914,200		5,159,031		5,477,553

Weighted-average fair value of awards granted during the year		$10.53		$5.01		$5.33

Awards granted in 2004 and 2003 include 165,766 and 130,127 full share awards, respectively.

The following table summarizes information about stock plan awards outstanding at December 31, 2004:

Range of exercise prices	Awards Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Awards exercisable	Weighted average exercise price
$ 0.00–$ 5.00	1,693,394	2.9	$3.36	1,418,627	$4.01
$ 5.01–$10.00	204,855	4.0	6.13	204,855	6.13
$10.01–$15.00	3,025,662	2.7	13.09	943,839	12.80
$15.01–$20.00	3,089,532	2.3	15.78	1,239,587	15.84
$20.01–$25.00	93,417	3.7	21.25	75,417	21.43
$25.01–$30.00	993,525	4.6	28.15	1,875	26.23
$30.01–$35.00	1,546,750	4.4	30.57	30,000	30.07
$35.01–$40.00	85,000	5.0	38.58	0	0

	10,732,135	3.1	$16.38	3,914,200	$10.53

Deferred stock unit arrangements.    The Company made awards of restricted stock units to members of the Board of Directors and certain key executive officers in 2003 and 2002. These awards vest over one to four years and are settled in stock as they vest or at a later date at the election of the recipient. Awards of 83,884 and 137,211 shares, with grant-date fair values of $1,152 and $2,159, were made in 2003 and 2002, respectively. Share issuances under these arrangements were 156,384, 49,107 and none during 2004, 2003 and 2002, respectively, and awards of 170,922 shares were outstanding as of December 31, 2004.

Compensation expense, associated with the above stock-based compensation plans and arrangements, of $1,885, $1,695 and $1,246 was recognized in 2004, 2003 and 2002, respectively.

Employee stock purchase plan.    The Employee Stock Purchase Plan entitles qualifying employees to purchase up to $25 of the Company’s common stock during each calendar year. The amounts used to purchase stock are accumulated through payroll withholdings or through optional lump sum payments made in advance of the first day of the purchase right period. The plan allows employees to purchase stock for the lesser of 100% of the fair market value on the first day of the purchase right period or 85% of the fair market value on the last day of the purchase right period. Purchase right periods begin on January 1 or July 1, and end on December 31. Payroll withholdings and lump-sum payments related to the plan, included in accrued compensation and benefits, were $1,795, $968 and $882 at December 31, 2004, 2003 and 2002. Subsequent to December 31, 2004, 2003 and 2002, 64,169, 56,079 and 62,457 shares, respectively, were issued to satisfy obligations under the plan.

The fair value of the employees’ purchase rights was estimated as of the beginning dates of the purchase right periods using the Black-Scholes model with the following assumptions for grants on July 1, 2004, January 1, 2004, July 1, 2003, January 1, 2003, July 1, 2002, and January 1, 2002, respectively: dividend yield of 0.0% for all periods and expected volatility of 38% for 2004 periods and 40% for prior periods; risk-free interest rates of 3.0%, 2.6%, 1.1%, 1.1%, 3.6%, 4.0%. Using these assumptions, the weighted-average fair value of purchase rights granted were $7.97, $8.01, $4.79, $5.13, $1.69 and $2.45, respectively.

Shareholder rights plan.    The Company’s Board of Directors approved a shareholder rights plan on November 14, 2002. This plan is designed to assure that DaVita’s shareholders receive fair treatment in the event of any proposed takeover of DaVita.

Pursuant to this plan, the Board approved the declaration of a dividend distribution of one common stock purchase right for each outstanding share of its common stock payable on December 10, 2002 to holders of record of DaVita common stock on November 29, 2002. This rights distribution was not taxable to DaVita shareholders. As a result of the stock split that occurred during the second quarter of 2004, two-thirds of a right are now attached to each share of the Company’s common stock. Two-thirds of a right will also attach to each newly issued or reissued share of common stock. These rights will become exercisable if a person or group acquires, or announces a tender offer for, 15% or more of DaVita’s outstanding common stock. The triggering person’s stock purchase rights will become void at that time and will not become exercisable.

Each right initially entitles its holder to purchase one share of common stock from the Company at a price of $125.00. If the rights become exercisable, and subject to adjustment for authorized shares available, each purchase right will then entitle its holder to purchase $125.00 of common stock at a price per share equal to 50% of the average daily closing price of the Company’s common stock for the immediately preceding 30 consecutive trading days. If DaVita is acquired in a merger or other business combination transaction after the rights become exercisable, provisions will be made to allow the holder of each right to purchase $125.00 of common stock from the acquiring company at a price equal to 50% of the average daily closing price of that company’s common stock for the immediately preceding 30 consecutive trading days.

The Board of Directors may elect to redeem the rights at $0.01 per purchase right at any time prior to, or exchange common stock for the rights at an exchange ratio of one share per right at any time after, a person or group acquires or announces a tender offer for 15% or more of DaVita’s outstanding common stock. The exercise price, number of shares, redemption price or exchange ratio associated with each right may be adjusted as appropriate upon the occurrence of certain events, including any stock split, stock dividend or similar transaction. These purchase rights will expire no later than November 14, 2012.

14. Employee benefit plans

The Company has a savings plan for substantially all employees, which has been established pursuant to the provisions of Section 401(k) of the Internal Revenue Code, or IRC. The plan provides for employees to contribute a percentage of their base annual salaries on a tax-deferred basis not to exceed IRC limitations. The Company does not provide any matching contributions.

During 2000, the Company established the DaVita Inc. Profit Sharing Plan. Contributions to this defined contribution benefit plan are made at the discretion of the Company as determined and approved by the Board of Directors. All contributions are deposited into an irrevocable trust. The profit sharing award for each eligible participant is based upon the achievement of employee-specific and/or corporate financial and operating goals. During 2003 and 2002, the Company recognized plan contribution expense of $11,900 and $17,440, respectively. During 2004 the Company elected to discontinue funding the profit sharing trust and to distribute similar awards directly to the recipients, or at their discretion to their 401(k) accounts.

15. Contingencies

Health care provider revenues may be subject to adjustment as a result of (1) examination by government agencies or contractors, for which the resolution of any matters raised may take extended periods of time to finalize; (2) differing interpretations of government regulations by different fiscal intermediaries or regulatory authorities; (3) differing opinions regarding a patient’s medical diagnosis or the medical necessity of services provided; (4) retroactive applications or interpretations of governmental requirements; and (5) claims for refunds from private payors.

United States Attorney’s inquiries

On October 25, 2004, the Company received a subpoena from the United States Attorney’s Office, or U.S. Attorney’s Office, for the Eastern District of New York in Brooklyn. The subpoena covers the period from 1996 to present and requires the production of a wide range of documents relating to our operations, including our laboratory services. The subpoena also includes specific requests for documents relating to testing for parathyroid hormone levels, or PTH, and to products relating to vitamin D therapies. We believe that the subpoena has been issued in connection with a joint civil and criminal investigation. Other participants in the dialysis industry received a similar subpoena, including Fresenius Medical Group, Renal Care Group and Gambro Healthcare. To our knowledge, no proceedings have been initiated against us at this time. Compliance with the subpoena will require management attention and legal expense. We cannot predict whether legal proceedings will be initiated against us relating to this investigation or, if proceedings are initiated, the outcome of any such proceedings. In addition, criminal proceedings may be initiated against us in connection with this inquiry. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

In February 2001, the Civil Division of the U.S. Attorney’s Office for the Eastern District of Pennsylvania in Philadelphia contacted the Company and requested its cooperation in a review of some historical practices, including billing and other operating procedures and financial relationships with physicians. The Company cooperated in this review and provided the requested records to the U.S. Attorney’s Office. In May 2002, the Company received a subpoena from the U.S. Attorney’s Office and the Philadelphia Office of the Office of Inspector General, or OIG. The subpoena required an update to the information the Company provided in its response to the February 2001 request, and also sought a wide range of documents relating to pharmaceutical and other ancillary services provided to patients, including laboratory and other diagnostic testing services, as well as documents relating to the Company’s financial relationships with physicians and pharmaceutical companies. The subpoena covers the period from May 1996 to May 2002. The Company has provided the documents requested and continues to cooperate with the United States Attorney’s Office and the OIG in its investigation. If this review proceeds, the government could expand its areas of inquiry. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

Florida Laboratory

A third-party carrier review of Medicare reimbursement claims associated with the Company’s Florida-based laboratory was initiated in 1998. Prior to the third quarter 2002, no Medicare payments had been received since May 1998. Following a favorable ruling by an administrative law judge in June 2002 relating to review periods from January 1995 to March 1998, the carrier began releasing funds for lab services provided subsequent to May 2001. During the fourth quarter of 2002, the carrier also released funds for certain claims in review periods from April 1998 through May 2001. During the second half of 2002, the carrier paid the Company a total of $69,000. Approximately $10,000 of these collections related to 2002 lab services provided through June 2002, and the balance of $59,000 related to prior years’ services. In addition to the prior-period claims, the carrier also began processing billings for current period services in the third quarter of 2002, at which time the Company began recognizing current period Medicare lab revenue. In late 2003 the carrier’s hearing officer rendered partially favorable decisions relating to review periods from April 1998 to May 2000, which resulted in the recognition of additional recoveries of $24,000. The Company filed requests for appeal for the remaining unsettled claims for these review periods. In the third quarter of 2004, an administrative law judge rendered a favorable decision regarding the majority of these unsettled claims, which resulted in the recognition of $8,300 in additional recoveries. Less than $4,000 in disputed Medicare lab billings currently remain unresolved.

Other

In addition to the foregoing, DaVita is subject to claims and suits in the ordinary course of business. Management believes that the ultimate resolution of these additional pending proceedings, whether the underlying claims are covered by insurance or not, will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

16. Concentrations

Approximately 60% of the Company’s total dialysis revenues in 2004, 2003 and 2002 are from government-based programs, principally Medicare and Medicaid. Accounts receivable from Medicare and Medicaid were approximately $150,000 as of December 31, 2004. No other single payor accounted for more than 5% of total accounts receivable.

A significant physician-prescribed pharmaceutical administered during dialysis, EPO, is provided by a sole supplier and accounted for approximately one fourth of net operating revenues. Although the Company currently receives discounted prices for EPO, the supplier has unilateral pricing discretion and in the future the Company may not be able to achieve the same cost levels historically obtained.

17. Other commitments

The Company has obligations to purchase the third-party interests in several of its joint ventures. These obligations are in the form of put options, exercisable at the third-party owners’ discretion. If the put options are exercised, the Company would be required to purchase the minority owners’ interests at either the appraised fair market value or a predetermined multiple of cash flow or earnings which approximates fair value. As of December 31, 2004, the Company’s potential obligations under these put options totaled approximately $103,000 of which approximately $56,000 was exercisable within one year. Additionally, the Company has certain other potential commitments to provide operating capital to several minority-owned centers and to third-party centers that the Company operates under administrative service agreements of approximately $15,000.

The Company is obligated under mandatorily redeemable instruments in connection with certain consolidated partnerships. Future distributions may be required for the minority partner’s interests in limited-life entities which dissolve after terms of ten to fifty years. As of December 31, 2004, such distributions would be valued below the related minority interests balances in the consolidated financial statements.

Other than operating leases, disclosed in Note 12, and the letters of credit and the interest rate swap agreements, disclosed in Note 11, the Company has no off balance sheet financing arrangements as of December 31, 2004.

18. Acquisitions and divestitures

Acquisitions

Acquisition amounts were as follows:

Year ended December 31,	2004	2003	2002
Cash paid, net of cash acquired	$266,265	$99,645	$19,977
Deferred purchase payments and acquisition obligations	429	5,146	100

Aggregate purchase cost	$266,694	$104,791	$20,077

Number of chronic dialysis centers acquired	51	27	11

Aggregate purchase costs of acquired dialysis centers	$262,458	$84,102	$20,077

The assets and liabilities of the acquired operations were recorded at their estimated fair market values at the dates of acquisition and have been included in the Company’s financial statements and operating results from their designated effective acquisition dates. The nearest month-end has been designated as the effective date for recording acquisitions that close during the month because partial month accounting cutoffs were not made and partial month results associated with these acquisitions would not have had a material impact on consolidated operating results. Settlements with tax authorities relating to pre-acquisition income tax liabilities may result in an adjustment to goodwill attributable to related acquisitions.

The initial allocations of purchase cost for acquired businesses are recorded at fair values based upon the best available information and are finalized when identified pre-acquisition contingencies have been resolved and information needed to complete the allocation has been received. Adjustments to purchase accounting for prior acquisitions, and payments for acquisitions in process, have been included in the periods recognized. Final allocations have not differed materially from the initial allocations. Aggregate purchase cost allocations were as follows:

Year ended December 31,	2004	2003	2002
Tangible assets, principally leasehold improvements and equipment	$42,155	$26,678	$3,360
Amortizable intangible assets	19,471	7,273	1,975
Goodwill	222,424	70,700	15,260
Liabilities assumed	(17,356)	(1,777)	(518)
Minority interests extinguished		1,917

Aggregate purchase cost	$266,694	$104,791	$20,077

Amortizable intangible assets acquired during 2004, 2003 and 2002 had weighted-average estimated useful lives of nine, ten and ten years, respectively. The total amount of goodwill deductible for tax purposes associated with 2004 acquisitions is approximately $120,000.

The following summary, prepared on a pro forma basis, combines the results of operations as if the acquisitions in 2004 and 2003 had been consummated as of the beginning of 2003, after including the impact of certain adjustments such as amortization of intangibles, interest expense on acquisition financing and income tax effects.

Year ended December 31, (unaudited)	2004	2003
Net revenues	$2,388,321	$2,207,868
Net income	224,875	190,076

Pro forma basic net income per share	2.28	2.01
Pro forma diluted net income per share	2.19	1.79

These unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of both of the periods presented. In addition, they are not intended to be a projection of future results and do not reflect the effects of integration costs or operating synergies.

Acquisition of Gambro Healthcare, Inc.

On December 6, 2004, the Company entered into an agreement to acquire the common stock of Gambro Healthcare, Inc. or Gambro Healthcare, one of the largest dialysis service providers in the United States. The purchase price of approximately $3.05 billion reflects (i) a cash purchase price of approximately $1.7 billion, which we refer to as the cash purchase price, and (ii) the assumption of Gambro Healthcare indebtedness, which indebtedness was approximately $1.3 billion on December 31, 2004 (nearly all of which is intercompany indebtedness). The Company will be required to repay the Gambro Healthcare intercompany indebtedness, including accrued interest, simultaneously with the closing of the Gambro Healthcare acquisition. Under the stock purchase agreement, the cash purchase price increases from December 6, 2004 to the acquisition closing date by 4% per annum for the first 90 days after signing and 8% per annum thereafter. The amount of Gambro Healthcare intercompany debt will increase by the amount of any additional cash contributed by Gambro Inc. to Gambro Healthcare after December 6, 2004 and will be reduced by operating cash flow applied to the intercompany debt after December 6, 2004. The intercompany debt bears interest at a rate of 1% above the twelve-month LIBOR. In connection with the Gambro Healthcare acquisition the Company is assessing financing alternatives, which could include closing on some or all of the financing in advance of the closing of the acquisition. The Company will also enter into a ten-year product supply agreement with Gambro Renal Products Inc., a subsidiary of Gambro AB, pursuant to which the Company will purchase from Gambro Renal Products specified percentages of its requirements for hemodialysis products, supplies and equipment at fixed prices. The stock purchase agreement contains a number of conditions which must be satisfied or waived prior to the closing of the acquisition. These conditions include, among others, receipt of regulatory approvals, including antitrust clearance.

On February 18, 2005, the Company received a request from the Federal Trade Commission for additional information in connection with the pending acquisition of Gambro Healthcare. This request extends the waiting period imposed by the Hart-Scott-Rodino Act until thirty days after the Company and Gambro Healthcare have substantially complied with the request, unless that period is voluntarily extended by the parties or is terminated sooner by the FTC.

Divestitures

The Company divested of certain center operations for cash during 2004 and 2003 which amounted to $1,223 and $2,275, respectively. The Company divested of substantially all of its dialysis operations outside the continental United States during 2000 and completed the sale of its remaining non-continental centers during the second quarter of 2002. Revenues of the non-continental operations were $6,159 for 2002, and the related pre-tax earnings were $1,383.

19. Fair values of financial instruments

Financial instruments consist primarily of cash, accounts receivable, notes receivable, accounts payable, accrued compensation and benefits, other accrued liabilities, interest rate swap agreements and debt. The balances of the non-debt financial instruments as presented in the financial statements at December 31, 2004 approximate their fair values due to the short-term nature of their settlements. Borrowings under credit facilities, of which $1,358,550 was outstanding as of December 31, 2004, reflect fair value as they are subject to fees and adjustable rates competitively determined in the marketplace. The fair value of the interest rate swaps were an asset of approximately $2,800 as of December 31, 2004.

20. Supplemental cash flow information

The table below provides supplemental cash flow information:

Year ended December 31,	2004	2003	2002
Cash paid:
Income taxes	$95,943	$53,074	$30,217
Interest	48,822	73,278	69,114
Non-cash investing and financing activities:
Fixed assets acquired under capital lease obligations	1,295	2,283	2,356
Contributions to consolidated partnerships	9,167	2,645	2,154
Deferred financing cost write-offs			73
Conversion of debt to equity		125,254
Liabilities assumed in conjunction with common stock acquisition	13,991	357

21. Transactions with related parties

Until March 2002, Peter Grauer, a member of the Company’s Board of Directors since 1994, was a managing director of Credit Suisse First Boston, or CSFB. In 2002, CSFB assisted the Company in connection with the issuance of public debt and securing other financing. Fees for these transactions were approximately $6,000. Mr. Grauer is no longer affiliated with CSFB.

22. Selected quarterly financial data (unaudited)

	2004				2003
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
Net operating revenues	$616,003	$595,531	$551,630	$535,431	$553,446	$513,282	$489,883	$459,807

Operating income	105,171	111,652	96,467	96,833	121,190	95,211	82,800	79,334

Income before income taxes	90,447	98,921	85,876	86,640	100,498	62,910	64,195	60,663

Net income	56,602	60,386	52,401	52,865	62,798	38,060	38,520	36,413

Basic net income per common share	$0.58	$0.61	$0.53	$0.54	$0.65	$0.39	$0.42	$0.40

Diluted net income per common share	$0.56	$0.59	$0.50	$0.51	$0.61	$0.36	$0.37	$0.35

23. Condensed consolidating financial statements

On March 22, 2005, the Company issued $500,000,000 aggregate principal amount at maturity of 6 5/8% senior notes due 2013 and $850,000,000 aggregate principal amount at maturity of the company’s 7 1/4% senior subordinated notes due 2015. Each of the Company’s direct and indirect wholly owned subsidiaries that have guaranteed the Company’s other senior indebtedness have guaranteed the senior notes and the senior subordinated notes. The notes were sold in private placement transactions and have not been registered under the Securities Act of 1933, as amended. The Company used the net proceeds of the offering of the notes of approximately $1,323 million along with approximately $46 million in cash to repay all outstanding amounts under the term loan portions of the Company’s senior secured credit facilities, including accrued interest.

The Company has secured commitment from certain financial institutions to provide new senior secured credit facilities in the aggregate amount of $3,150 million in order to finance the Gambro Healthcare acquisition and to pay related banking fees and other acquisition costs. The new credit facilities as outlined in the commitment letter consists of: 1) Term Loans aggregating $2,900 million that will mature in 2011 and in 2012; and 2) a revolving line of credit of $250 million that will mature in 2011. The new senior secured credit facilities will be guaranteed by substantially all of the Company’s wholly-owned subsidiaries and will be secured by all of their assets. The new senior secured credit facilities is anticipated to contain certain limits and restrictions on business activity and will require quarterly compliance with certain financial covenants similar to those currently in effect on the Company’s existing credit facility.

The following information is presented as required under Rule 3.10 of Regulation S-X adopted by the Securities and Exchange Commission. The operating and investing activities of the separate legal entities included in the consolidated financial statements are fully interdependent and integrated. Revenues and operating expenses of the separate legal entities include intercompany charges for management and other services. This presentation reflects that the senior notes and senior subordinated notes were issued by DaVita Inc. and guaranteed by its wholly-owned subsidiaries. Each of the guarantor subsidiaries has guaranteed the senior notes and the senior subordinated notes on a joint and several, full and unconditional basis. Non-wholly owned subsidiaries, joint ventures and partnerships are not guarantors.

Condensed Consolidating Statements of Income

(dollars in thousands)

	DaVita Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Year ended December 31, 2004
Net operating revenues	$154,386	$1,985,586	$305,645	$(147,022)	$2,298,595
Operating expenses	86,224	1,694,126	241,450	(147,022)	1,874,778
Minority interests				13,694	13,694

Operating income	68,162	291,460	64,195	(13,694)	410,123
Debt expense and refinancing charges	(12,082)	62,518	1,976		52,412
Other income, net	4,173				4,173
Income taxes	32,776	106,232	622		139,630
Equity earnings in subsidiaries	170,613	47,903		(218,516)

Net income	$222,254	$170,613	$61,597	$(232,210)	$222,254

Condensed Consolidating Statements of Income—(continued)

(dollars in thousands)

	DaVita Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Year ended December 31, 2003
Net operating revenues	$143,277	$1,777,883	$232,315	$(137,057)	$2,016,418
Operating expenses	76,427	1,505,123	186,078	(137,057)	1,630,571
Minority interests				7,312	7,312

Operating income	66,850	272,760	46,237	(7,312)	378,535
Debt expense and refinancing charges	40,943	46,684	5,702		93,329
Other income, net	3,060				3,060
Income taxes	11,340	101,084	51		112,475
Equity earnings in subsidiaries	158,164	33,172		(191,336)

Net income	$175,791	$158,164	$40,484	$(198,648)	$175,791

Year ended December 31, 2002
Net operating revenues	$127,640	$1,671,125	$177,683	$(121,816)	$1,854,632
Operating expenses	71,616	1,374,136	139,364	(121,816)	1,463,300
Minority interests				7,506	7,506

Operating income	56,024	296,989	38,319	(7,506)	383,826
Debt expense and refinancing charges	64,864	51,610	4,092		120,566
Other income, net	3,997				3,997
Income taxes	(1,928)	111,850	6		109,928
Equity earnings in subsidiaries	160,244	26,715		(186,959)

Net income	$157,329	$160,244	$34,221	$(194,465)	$157,329

Condensed Consolidating Balance Sheets

(dollars in thousands)

	DaVita Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
As of December 31, 2004
Cash and cash equivalents	$251,979				$251,979
Accounts receivable, net		$404,105	$57,990		462,095
Other current assets	2,465	146,448	5,733		154,646

Total current assets	254,444	550,553	63,723		868,720
Property and equipment, net	29,928	312,992	69,144		412,064
Amortizable intangibles, net	8,850	47,766	4,103		60,719
Investments in subsidiaries	995,535			$(995,535)
Receivable from subsidiaries	808,572			$(808,572)
Other long-term assets	3,500	10,701	29		14,230
Goodwill		982,591	173,635		1,156,226

Total assets	$2,100,829	$1,904,603	$310,634	$(1,804,107)	$2,511,959

Current liabilities	$101,723	$333,468	$6,544		$441,735
Payables to parent		793,502	15,070	(808,572)
Long-term debt and other long-term liabilities	1,475,972	7,973	9,952		1,493,897
Minority interests				53,193	53,193
Shareholder’s equity	523,134	769,660	279,068	(1,048,728)	523,134

Total liabilities and shareholder’s equity	$2,100,829	$1,904,603	$310,634	$(1,804,107)	$2,511,959

As of December 31, 2003
Cash and cash equivalents	$61,657				$61,657
Accounts receivable, net		$348,305	$39,628		387,933
Other current assets	4,035	147,588	3,845		155,468

Total current assets	65,692	495,893	43,473		605,058
Property and equipment, net	32,524	262,029	47,894		342,447
Amortizable intangibles, net	6,785	39,184	4,002		49,971
Investments in subsidiaries	734,473			$(734,473)
Receivable from subsidiaries	827,415			(827,415)
Other long-term assets	664	13,098	104		13,866
Goodwill		776,845	157,343		934,188

Total assets	$1,667,553	$1,587,049	$252,816	$(1,561,888)	$1,945,530

Current liabilities	$128,484	228,741	$5,595		$362,820
Payables to parent		808,857	18,558	(827,415)
Long-term debt and other long-term liabilities	1,232,198	5,196	5,158		1,242,552
Minority interests				33,287	33,287
Shareholder’s equity	306,871	544,255	223,505	(767,760)	306,871

Total liabilities and shareholder’s equity	$1,667,553	$1,587,049	$252,816	$(1,561,888)	$1,945,530

Condensed Consolidating Statements of Cash Flows

(dollars in thousands)

	DaVita Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Year ended December 31, 2004
Cash flows from operating activities:
Net income	$222,254	$170,613	$61,597	$(232,210)	$222,254
Changes in operating and intercompany assets and liabilities and non cash items included in net income	(173,238)	203,749	(65,030)	232,210	197,691

Net cash provided by (used in) operating activities	49,016	374,362	(3,433)	—	419,945

Cash flows from investing activities:
Purchases of property and equipment, net	(4,416)	(92,478)	(31,434)		(128,328)
Acquisitions and divestitures, net		(262,954)	(2,088)		(265,042)
Other items		(21,587)	35,296		13,709

Net cash provided by (used in) investing activities	(4,416)	(377,019)	1,774		(379,661)

Cash flows from financing activities:
Long-term debt	202,983	2,657	1,659		207,299
Other items	(57,261)				(57,261)

Net cash provided by financing activities	145,722	2,657	1,659		150,038

Net increase in cash	190,322	—	—	—	190,322
Cash at the beginning of the year	61,657				61,657

Cash at the end of the year	$251,979	$—	$—	$—	$251,979

Year ended December 31, 2003
Cash flows from operating activities:
Net income	$175,791	$158,164	$40,484	$(198,648)	$175,791
Changes in operating and intercompany assets and liabilities and non cash items included in net income	(60,363)	57,049	(77,477)	198,648	117,857

Net cash provided by (used in) operating activities	115,428	215,213	(36,993)	—	293,648

Cash flows from investing activities:
Purchases of property and equipment, net	(12,164)	(44,274)	(43,834)		(100,272)
Acquisitions and divestitures, net		(97,370)			(97,370)
Other items		(77,337)	81,003		3,666

Net cash provided by (used in) investing activities	(12,164)	(218,981)	37,169		(193,976)

Cash flows from financing activities:
Long-term debt	(35,310)	3,768	(176)		(31,718)
Other items	(102,772)				(102,772)

Net cash provided by (used in) financing activities	(138,082)	3,768	(176)		(134,490)

Net decrease in cash	(34,818)	—	—	—	(34,818)
Cash at the beginning of the year	96,475				96,475

Cash at the end of the year	$61,657	$—	$—	$—	$61,657

Condensed Consolidating Statements of Cash Flows—(continued)

(dollars in thousands)

	DaVita Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Year ended December 31, 2002
Cash flows from operating activities:
Net income	$157,329	$160,244	$34,221	$(194,465)	$157,329
Changes in operating and intercompany assets and liabilities and non cash items included in net income	76,835	(42,578)	(44,056)	194,465	184,666

Net cash provided by (used in) operating activities	234,164	117,666	(9,835)	—	341,995

Cash flows from investing activities:
Purchases of property and equipment, net	(14,733)	(73,112)	(14,867)		(102,712)
Acquisitions and divestitures, net		(18,511)			(18,511)
Other items		(20,558)	25,280		4,722

Net cash provided by (used in) investing activities	(14,733)	(112,181)	10,413		(116,501)

Cash flows from financing activities:
Long-term debt	504,969	(5,485)	(578)		498,906
Other items	(664,636)				(664,636)

Net cash used in financing activities	(159,667)	(5,485)	(578)		(165,730)

Net increase in cash	59,764	—	—	—	59,764
Cash at the beginning of the year	36,711				36,711

Cash at the end of the year	$96,475	$—	$—	$—	$96,475

24. Subsequent event

On March 4, 2005, the Company received a subpoena from the United States Attorney’s Office for the Eastern District of Missouri in St. Louis. The subpoena requires production of a wide range of documents relating to our operations, including documents related to, among other things, pharmaceutical and other services provided to patients, relationships with pharmaceutical companies, financial relationships with physicians and joint ventures. The subpoena covers the period from December 1, 1996 through the present. The subject matter of this subpoena significantly overlaps with the subject matter of the investigation being conducted by the United States Attorney’s Office for the Eastern District of Pennsylvania described in note 15 above. The Company intends to cooperate with the government’s investigation. The subpoena has been issued in connection with a joint civil and criminal investigation. To the Company’s knowledge, no proceedings have been initiated against it at this time, although the Company cannot predict whether or when proceedings might be initiated or when these matters may be resolved. In addition, criminal proceedings may be initiated against the Company in connection with this inquiry. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

Report of Independent Auditors

To the Stockholder of Gambro Healthcare US:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of investment by parent and of cash flows present fairly, in all material respects, the financial position of Gambro Healthcare US at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 16 to the financial statements, on December 1, 2004, the Company reached a settlement with the US Department of Justice and other agencies of the US government to resolve matters relating to Medicare and Medicaid compliance. Pursuant to the settlement, the Company recorded a charge during 2004 of approximately $350 million. Additionally, as described in Note 11, in 2004 the Company received a subpoena from the US Attorney’s Office for the Eastern District of New York related to certain aspects of its business with a particular focus on PTH lab testing and dosing of vitamin D.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 24, 2005

Gambro Healthcare US

Combined Balance Sheets

December 31, 2004 and 2003 (in thousands of dollars)	2004	2003
Assets
Current assets
Cash and cash equivalents	$22,746	$7,396
Accounts receivable, less allowance of $80,195 in 2004 and $79,830 in 2003	327,224	323,425
Inventories	54,840	44,930
Prepaid expenses and other current assets	44,776	39,719
Deferred income taxes	39,395	50,229

Total current assets	488,981	465,699

Property and equipment, net	291,894	310,188
Intangible assets, net	12,718	15,436
Goodwill, net	1,483,134	1,454,395
Other assets	22,827	15,762

Total assets	$2,299,554	$2,261,480

Liabilities and Investment by Parent
Current liabilities
Accounts payable	$59,811	$50,204
Accrued compensation	76,858	51,366
Due to third-party payors	69,026	64,264
Accrued expenses and other current liabilities	105,636	68,544
Current portion of long-term debt external	—	290

Total current liabilities	311,331	234,668

Long-term debt external, net of current portion	147	1,307
Due to Parent	1,339,962	1,188,079
Deferred income taxes	20,195	20,949

Commitments and contingencies (See Note 11)
Minority interest	11,385	18,215
Investment by Parent	616,534	798,262

Total liabilities and investment by parent	$2,299,554	$2,261,480

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statements of Operations

Years Ended December 31, 2004, 2003 and 2002 (in thousands of dollars)	2004	2003	2002
Net revenue	$1,963,999	$1,823,257	$1,654,569
Operating costs and expenses
Patient care costs	1,423,306	1,324,910	1,206,014
General and administrative expenses	172,069	161,088	151,141
Provision for doubtful accounts	71,521	79,976	65,657
Depreciation and amortization	75,563	70,222	66,543
Settlement with US government and related charges (Note 16)	352,000	—	—
Other (income) expenses, net	(2,633)	1,528	6,490

Total operating costs and expenses	2,091,826	1,637,724	1,495,845

Income (loss) from operations	(127,827)	185,533	158,724
Related party interest expense, net (due to Parent)	35,065	38,759	56,020
Interest expense, net	2,613	876	1,068

Income (loss) before income taxes and minority interest	(165,505)	145,898	101,636

Provision for income taxes	10,221	61,907	40,911
Minority interest, net of taxes	6,002	4,977	3,669

Net income (loss)	$(181,728)	$79,014	$57,056

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statement of Investment by Parent

Years Ended December 31, 2004, 2003, and 2002 (in thousands of dollars)	Investment by Parent
Balance at December 31, 2001	653,892
Equity infusion from parent	8,300
Net income	57,056

Balance at December 31, 2002	719,248
Net income	79,014

Balance at December 31, 2003	798,262
Net loss	(181,728)

Balance at December 31, 2004	$616,534

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002 (in thousands of dollars)	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$(181,728)	$79,014	$57,056
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	75,563	70,222	66,543
Loss (gain) on sale of assets	(1,591)	(366)	2,296
Income applicable to minority interest	9,826	8,148	6,009
Deferred income tax expense	10,080	13,257	38,524
Provision for doubtful accounts	71,521	79,976	65,657
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(75,320)	(139,652)	(78,162)
Inventories	(10,153)	76	(3,452)
Prepaid expenses and other current assets	(5,147)	(2,433)	(8,173)
Accounts payable	9,607	(116)	(6,911)
Accrued compensation	18,623	(1,984)	(5,208)
Due to third-party payors	4,762	2,594	23,732
Accrued expenses and other current liabilities	37,076	4,237	(178)

Net cash provided (used) by operating activities	(36,881)	112,973	157,733

Cash flows from investing activities
Proceeds from sale of property and equipment	5,842	8,230	5,414
Purchases of property and equipment	(42,654)	(59,921)	(76,093)
Purchases of software and intangible assets	(13,479)	(12,911)	(9,520)
Cash paid for acquisitions, net of cash acquired	(41,583)	(5,710)	(9,206)
(Increase) decrease in other assets	(691)	3,969	692

Net cash used in investing activities	(92,565)	(66,343)	(88,713)

Cash flows from financing activities
Net (payments) borrowings under line of credit with Parent	151,883	(48,183)	(53,295)
Payments on long-term debt	(1,450)	—	(17,528)
Proceeds from issuance of long-term debt	—	1,597	—
Equity infusion from parent company	—	—	8,300
Distributions to minority shareholders	(5,637)	(7,042)	(4,373)

Net cash provided by (used in) financing activities	144,796	(53,628)	(66,896)

Net increase (decrease) in cash and cash equivalents	15,350	(6,998)	2,124
Cash and cash equivalents, at beginning of year	7,396	14,394	12,270

Cash and cash equivalents, at end of year	$22,746	$7,396	$14,394

Disclosures of Cash Flow Information
Cash paid during the year for
Interest	$34,938	$39,070	$57,088

Income taxes	$141	$48,650	$2,387

Disclosures of Business Acquisitions
Fair value of assets acquired	$41,583	$5,736	$9,220
Liabilities assumed	—	(26)	(14)

Cash paid for acquisitions, net of cash acquired	$41,583	$5,710	$9,206

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Notes to Combined Financial Statements

December 31, 2004, 2003, and 2002

(in thousands of dollars)

1. Organization

Gambro Healthcare, Inc. and combined companies (collectively, “Gambro Healthcare US” and “the Company”) provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease (“ESRD”). As of December 31, 2004, the Company provided dialysis and ancillary services to approximately 43,000 patients through 564 outpatient dialysis centers in 33 states. In addition to its outpatient dialysis center operations, as of December 31, 2004, the Company provided acute dialysis services through contractual relationships with approximately 450 hospitals. Gambro Healthcare, Inc. and combined companies are wholly-owned subsidiaries of Gambro, Inc. (the “Parent”). Gambro, Inc., is a wholly-owned subsidiary of Gambro AB, a global medical device and healthcare services company headquartered in Stockholm, Sweden, with operations in renal care and blood component technology. In December, 2004 Gambro AB entered an agreement to divest the Company to DaVita Inc. (see Note 17).

2. Summary of Significant Accounting Policies

Basis of Presentation

These combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned subsidiaries and joint venture entities over which the Company exercises majority-voting control and for which control is other than temporary. Also included in the above financial statements are certain entities owned by Gambro, Inc. These entities have been combined due to their ultimate function of providing healthcare services to patients in the US and their common management reporting structure. All significant intercompany transactions and accounts are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities and contingencies. Although actual results in subsequent periods will differ from these estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time made. All significant assumptions and estimates underlying the reported amounts in the financial statements and accompanying notes are regularly reviewed and updated. Changes in estimates are reflected in the financial statements based upon on-going actual experience trends, or subsequent settlements and realizations depending on the nature and predictability of the estimates and contingencies

The most significant assumptions and estimates underlying these financial statements and accompanying notes involve revenue recognition and provisions for uncollectible accounts, impairments and valuation adjustments, accounting for income taxes, reserves for medical malpractice and workers compensation claims, variable compensation accruals and other contingencies. Estimating specific risks and contingencies are further addressed in these notes to the combined financial statements.

Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company places its cash in financial institutions that are federally insured.

Inventories

Inventories consist of drugs and dialysis related supplies consumed in dialysis treatments and are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Upon removal from service, the cost and related accumulated depreciation of property disposed of are removed from the related accounts, and any resulting gain or loss is reflected in the results of operations. Repair and maintenance costs are expensed as incurred. Costs of improvements and extraordinary repairs that extend the life of an asset are capitalized. For financial reporting purposes, depreciation and amortization of property and equipment is provided on a straight-line basis over the useful lives of the related assets. Following is a summary of estimated useful lives:

Classification	Useful Life Years
Medical equipment	5-10
Computer software and equipment	3-10
Furniture and fixtures	5-10
Leasehold Improvements	10 Years or life of lease, if less
Buildings	5-40

Certain direct development costs in connection with developing or obtaining internal use software are capitalized. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

Goodwill and Other Intangibles

Effective June 29, 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”) and No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 changed the criteria to recognize intangible assets apart from goodwill. The Company adopted SFAS No. 142 on January 1, 2002. Upon adoption, the Company completed the transitional goodwill impairment assessment required by SFAS No. 142 and concluded that goodwill was not impaired as of January 1, 2002. Annual impairment tests were performed as of December 31, 2004 and December 31, 2003 and indicated that goodwill was not impaired.

As of December 31, 2004, and 2003, the carrying amount of goodwill was $1,483,134 and $1,454,395, respectively. Goodwill acquired prior to July 1, 2001, was determined based on the criteria defined in APB Opinion No. 16, Business Combinations. Goodwill acquired after June 30, 2001 was recognized in accordance with criteria established in SFAS No. 141. During 2004 and 2003, separable intangible assets with definite lives, such as non-competition agreements were amortized over the estimated useful lives of such assets.

Due to Third-Party Payors

Amounts reflected as due to third-party payors include amounts received in excess of revenue recognized for specific billed charges. These amounts are commonly referred to as overpayments. Overpayments received from federally funded programs are reported to the federal program in accordance with the program’s established procedures. The amounts remain in due to third-party payors until either a refund is made or until the amount is recouped by the federal payor. For overpayments received from non-federally funded payors, the Company uses various procedures to reclassify or communicate and refund such amounts to the respective payor. Similar to the federally funded overpayments, these amounts remain in due to third-party payors until either a refund is made, the amount is recouped by the payor, or it is determined that the amount was not an overpayment in which case it is recognized as revenue.

Minority Interest

Minority interest represents the proportionate equity interest of other owners in the Company’s consolidated entities that are not wholly owned. As of December 31, 2004, the Company was the majority and controlling owner in 6 joint ventures. During 2004 the Company acquired the minority interests’ share in 19 other joint ventures (see Note 3).

Net Revenue

Net revenue is recognized as services are provided at the estimated net realizable amount from Medicare, Medicaid, commercial insurers and other third-party payors, including estimated retroactive adjustments under reimbursement agreements with third party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as changes in estimated provisions and final settlements are determined. Changes in estimated provisions and final settlements are included in net revenue. See Note 14 for the revenue recognition policy regarding certain laboratory related revenues. The Company’s net revenue is largely derived from the following sources:

•	Outpatient hemodialysis;

•	Ancillary drugs and services associated with outpatient dialysis, primarily the administration of erythropoietin (EPO) and other drugs;

•	Home dialysis services;

•	Inpatient hemodialysis services provided to acute care hospitals and skilled nursing facilities;

•	Laboratory services.

The Medicare and Medicaid programs, along with certain third-party payors, reimburse the Company at amounts that are different from the Company’s established rates. Contractual adjustments represent the difference between the amounts billed for these services and the amounts that are reimbursable by third-party payors. A summary of the basis for reimbursement with these payors follows:

Medicare

The Company is reimbursed by the Medicare program predominantly on a prospective payment system for dialysis services. Under the prospective payment system, each facility receives a composite rate per treatment. The composite rate differs among facilities to account for geographic differences in the cost of labor. Some drugs and other ancillary services are reimbursed on a fee for service basis.

Medicaid

Medicaid is a state-administered program with reimbursements varying by state. The Medicaid programs are separately administered in each state in which the Company operates, and they reimburse the Company predominantly on a prospective payment system for dialysis services rendered. Some drugs and other ancillary services are reimbursed on a fee for service basis.

Other

Payments from commercial insurers, other third-party payors and patients are received pursuant to a variety of reimbursement arrangements.

Reimbursements from US government payors (principally Medicare and Medicaid) approximated 57%, 55% and 56% of total revenue for the years 2004, 2003 and 2002, respectively. These figures exclude reimbursement from treatments covered by Medicare replacement insurance, which although linked to Medicare reimbursement rates, are actually paid by non-governmental insurance carriers.

Provision for Doubtful Accounts

The provision for doubtful accounts is determined as a function of payor mix, billing practices and other factors. The Company reserves for doubtful accounts in the period in which the revenue is recognized based on management’s estimate of the net collectibility of the accounts receivable. Management estimates and monitors the net collectibility of accounts receivable based upon a variety of factors. These factors include, but are not limited to, analyzing revenues generated from payor sources, performing subsequent collection testing and regularly reviewing detailed accounts receivable agings. Accounts deemed to be uncollectible are charged against the provision for doubtful accounts and subsequent recoveries, if any, are credited to the allowance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date for the change.

The Company is included in the consolidated federal income tax return filed by Gambro, Inc. Income taxes related to the Company are determined on a separate entity basis. Current tax liabilities or refunds are settled with Gambro, Inc. through the Company’s due to Parent account. Net operating loss carryforwards (“NOL’s”), net of any valuation allowance, are determined on a separate entity basis and are settled currently with Gambro, Inc. through the due to Parent account, with the exception of state net operating loss carryforwards arising from separate return filed states. The separate return state NOL’s are included in long-term deferred tax assets, net of valuation allowance.

Self Insurance

The Company is subject to medical malpractice and workers compensation claims or lawsuits in the ordinary course of business. Accordingly, the Company maintains insurance for malpractice claims exceeding certain individual amounts. Similarly, the Company maintains workers compensation insurance for claims exceeding certain individual and aggregate amounts. The Company estimates its self-insured retention portion of the malpractice risks using actuarial calculations considering historical claims data, demographic factors and other assumptions. Workers compensation risks are estimated by the Company using historical claims data and other assumptions.

For purposes of self insurance programs, the Company accrues estimates of loss adjustment expenses including legal costs as period expenses. For other discrete loss contingencies, legal costs are expensed as incurred.

Fair Value of Financial Instruments

Cash and Cash Equivalents

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities

The carrying amounts reported in the consolidated balance sheets for accounts receivable, accounts payable and accrued liabilities approximate fair value. Accounts receivable are generally unsecured.

Due to Parent

Borrowings under the Company’s revolving line of credit with its Parent bear interest at variable rates and therefore carrying amounts approximate market value.

Concentration of Credit Risks

The Company’s primary concentration of credit risk exists within accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Receivables from US government payors (principally Medicare and Medicaid) represented 48% and 47% of gross accounts receivable at December 31, 2004 and 2003, respectively. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company’s operations.

The Company administers Erythropoietin (EPO) to most of its patients to treat anemia, a medical complication frequently experienced by dialysis patients. Revenue from the administration of EPO was approximately 26%, 22% and 20% of total revenue for the years ended 2004, 2003 and 2002, respectively. EPO is produced by a single manufacturer.

Impairment of Goodwill and Long-Lived Assets

The Company reviews goodwill at least annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company operates as one reporting unit for goodwill impairment assessments.

Long-lived assets, including property and equipment and amortizable intangible assets, are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. If long-lived assets other than goodwill are identified as impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets as determined by independent appraisals or estimates of discounted future cash flows.

Stock-based Compensation

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended. As permitted by SFAS 123, the Company continues to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations and recognizes compensation expense for its employee stock-based compensation plans under APB 25 as allowed by SFAS 123.

Compensation cost for stock-based compensation plans, if any, is measured as the excess of the quoted market price at grant date over the exercise price and is recognized ratably over the vesting period. Compensation cost for stock-based programs requiring cash payouts, if any, is measured as the excess of the quoted market price over the exercise price. Had compensation cost for stock plans been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No.123, the Company’s net income would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
Net income (loss), as reported	$(181,728)	$79,014	$57,056
Add: Stock-based compensation expense included in determination of net income (loss), net of related tax effects	10,252	1,661	—
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,759)	(2,109)	(326)

Pro forma net income (loss)	$(182,235)	$78,566	$56,730

The stock-based compensation expense determined under the fair value method, included in the table above, was calculated using the Black-Scholes model. The assumptions used in this model are discussed further in Note 15.

New Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities — an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain variable interest entities (“VIEs”) that are qualifying special purpose entities (“QSPEs”) subject to the reporting requirements of SFAS No.140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities, will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to all VIEs created or entered into after January 31, 2003. Originally, the provisions of FIN 46 applied to all pre-existing VIEs in the first reporting period beginning after June 15, 2003. In December of 2003, the FASB issued Interpretation No. 46—revised 2003 (FIN 46R). This deferred the effective date of the interpretation until the first reporting period ending after December 15, 2003 for special purpose entities and until the first reporting period ending after March 15, 2004 for all other entities. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities. The adoption of FIN 46 did not have a material adverse impact on the Company’s financial statements or financial condition.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, that amends FASB Statements No. 123 and 95, and supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. This statement requires a company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. The statement also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the Company’s equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which a company issues equity instruments for services to non-employees or the accounting for employee stock ownership plans. This statement is effective beginning in the third quarter of 2005, and requires compensation costs to be recognized on outstanding awards for which the requisite service has not yet been rendered. The Company is currently evaluating the transition alternatives and cannot project the impact of this pronouncement on future results.

3. Business Acquisitions

The following is a summary of acquisitions, all of which were accounted for under the purchase method of accounting:

	2004	2003	2002
Clinic Acquisitions
Number of centers acquired	—	4	3
Cash paid	$—	$5,277	$7,547
Acquisition cost	—	120	74

Subtotal purchase price	—	5,397	7,621

Increased Ownership Proportion of Certain Joint Ventures
Cash paid	41,583	313	1,585
Acquisition costs	—	—	—

Subtotal purchase price	41,583	313	1,585

Aggregate purchase price	$41,583	$5,710	$9,206

Each of the transactions summarized above involves the acquisition of assets utilized to provide care to ESRD patients, either through owned dialysis facilities or acute dialysis programs. The acquired businesses either strengthened the Company’s market share within a specific geographical area or provided the Company with an entrance into a new market.

Under the purchase method, the results of operations of the acquired clinics are included in the combined results of operations prospectively from the date of the acquisition.

Allocations of the aggregate purchase prices were as follows:

	2004	2003	2002
Aggregate Purchase Price Allocations
Tangible assets acquired	$—	$1,412	$305
Amortizable intangible assets	—	—	1,861
Goodwill	30,564	4,200	6,540
Minority interest reduction	11,019	124	514
Liabilities assumed	—	(26)	(14)

Aggregate purchase price	$41,583	$5,710	$9,206

All goodwill resulting from these acquisitions is considered deductible for income tax purposes.

4. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2004	2003
Medical equipment	$252,781	$245,179
Computer software and equipment	109,491	97,085
Furniture and fixtures	25,158	24,609
Leasehold improvements	246,346	229,353
Buildings	46,065	43,321
Construction-in-progress	4,585	12,292

	684,426	651,839
Less accumulated depreciation	(392,532)	(341,651)

Total property, plant and equipment	$291,894	$310,188

Depreciation and amortization expense on property, plant and equipment was $72,854, $67,457 and $63,370 for the years ended December 31, 2004, 2003 and 2002, respectively.

5. Goodwill and Intangible Assets

Changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Balance at beginning of year	$1,454,395	$1,455,629
Acquisitions	30,564	4,200
Sales and closures	(1,825)	(5,434)

Balance at end of year	$1,483,134	$1,454,395

Accumulated amortization on goodwill totaled $583,978 and $585,129 as of December 31, 2004 and 2003, respectively.

The Company’s separately identifiable intangible assets, which consist primarily of non-competition agreements, are as follows:

	2004	2003
Carrying amount	$34,616	$36,564
Accumulated amortizaton	(21,898)	(21,128)

	$12,718	$15,436

Separately identifiable intangible assets are being amortized over their estimated useful lives, ranging from 3 to 24 years.

Amortization expense of non-competition agreements for the years ended December 31, 2004, 2003, and 2002 was $2,709, $2,765 and $3,173, respectively. Estimated amortization expense for each of the next five fiscal years is as follows:

Year ending	Amount
2005	$2,663
2006	2,602
2007	2,413
2008	1,784
2009	1,326

6. Accrued Compensation and Accrued Expenses and Other Current Liabilities

Accrued compensation is compromised of the following:

	2004	2003
Accrued salaries and payroll taxes	$22,640	$14,860
Accrued incentive compensation	15,519	12,963
Accrued vacation	22,303	20,919
Accrued stock compensation	16,396	2,624

	$76,858	$51,366

Accrued expenses and other current liabilities are compromised of the following:

	2004	2003
Worker’s compensation insurance	$15,035	$10,748
General liability insurance	27,722	16,122
Medicaid settlement obligation	15,000	—
Other	47,879	41,674

	$105,636	$68,544

7. Long-term Debt and Due to Parent

Long-term debt consists of the following:

	2004	2003
Due to Parent	$1,339,962	$1,188,079
Acquisition obligations	147	1,597

	1,340,109	1,189,676
Less current portion	—	290

	$1,340,109	$1,189,386

Due to Parent

The Company entered a revolving line of credit agreement with its Parent that is used to fund development expenditure, capital expenditure and working capital needs in the amount of $1,500,000 as amended effective November 15, 2004. The agreement expires on January 31, 2013. The agreement requires repayment of debt when the Company generates net positive cash flows, and allows the Company to re-borrow at any time any unutilized amounts. Through September 30, 2004 the variable interest rate was determined based on the Parent’s variable interest rates on its debt portfolio. On September 30, 2004 the agreement was amended to determine interest based on the twelve-month LIBOR rate plus 1%. Prior to January 31, 2003 the Company had an informal line of credit agreement with its parent company with terms substantially the same as the aforementioned agreement. The Company’s average interest rate under the line of credit was 3.0%, 3.3%, and 4.4% the years ended December 31, 2004, 2003, and 2002, respectively.

Because repayment requirements under the line of credit are triggered only when positive cash flows are generated, there are no scheduled current maturities related to this feature under the terms of the agreement.

Acquisition Obligation

In connection with the acquisition of clinics or interests in joint ventures, the Company from time to time executes promissory notes with sellers agreeing to pay a portion of the purchase price over time. The obligation outstanding at December 31, 2004 accrues interest at prime plus 1% per annum.

8. Income Taxes

The components of the provision for income taxes on income (loss) from continuing operations are as follows:

	2004	2003	2002
Current tax expense
U.S. federal	$(885)	$41,247	$2,242
State and local	1,026	7,403	145

Total current	141	48,650	2,387

Deferred tax expense
U.S. federal	8,525	11,112	32,374
State and local	1,555	2,145	6,150

Total deferred	10,080	13,257	38,524

Provision for income taxes	$10,221	$61,907	$40,911

The reconciliation of the effective tax rates is as follows:

	2004	2003	2002
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	3.9%	3.9%	3.9%
Increase (decrease) in rates resulting from
Fines and penalties	-7.9%	—	—
Tax provision-DOJ settlement	-36.3%	—	—
Other nondeductible items	-0.9%	3.5%	1.4%

Effective tax rate	-6.2%	42.4%	40.3%

With regard to income taxes, the Company has included in its current year’s tax expense, tax provisions for potential audit issues identified by the Company, including the settlement payment to the US government described in Note 16. For 2004, these provisions totaled approximately $60 million. The Company believes that this provision is adequate to cover any potential tax issues and related adjustments that may arise on audit.

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2004	2003
Deferred tax assets (liabilities)
Short-term
Bad debt reserves	$9,340	$28,712
Accrued reserves and contingencies	20,948	14,582
Accrued vacation	6,871	6,354
Other	2,236	581

Short-term deferred tax assets (liabilities)	39,395	50,229

Long-term
State NOL carryforward	9,543	10,169
Valuation allowance on State NOL carryforward	(4,574)	(4,217)
Goodwill amortization	(46,536)	(34,380)
Accounts receivable credits	881	881
Capitalized Expenses	1,832	1,889
Depreciation	9,390	3,484
Other	9,269	1,225

Long-term deferred tax assets (liabilities)	(20,195)	(20,949)

Net deferred tax assets	$19,200	$29,280

Net operating loss carryforwards arising from separate return states, net of valuation allowance, were $4,969 and $5,952 at December 31, 2004 and 2003, respectively, and expire beginning in 2005. Included in due to Parent are the settlement of current tax provision balances, net operating loss carryforwards and other tax related settlements. The impacts resulting from these items to the due to Parent account were $2,830 and $(42,112) at December 31, 2004 and 2003, respectively. Gambro AB and Gambro, Inc. have indemnified the Company with respect to any tax liabilities attributable to the Company’s affiliates.

9. Operating Leases

The Company rents office and space for its dialysis facilities under lease agreements that are classified as operating leases for financial statement purposes. The Company recognizes rental expenses on a straight-line basis in rental arrangements where the payments, either through abatement or escalation clauses, are made on a non straight-line basis. At December 31, 2004, future minimum rental payments under non-cancelable operating leases with terms of one year or more consist of the following:

Year ending	Amount
2005	$61,078
2006	56,569
2007	51,332
2008	42,940
2009	35,902
Thereafter	84,004

Rent expense was $58,767, $58,359 and $52,978 for the years ended December 31, 2004, 2003 and 2002, respectively. Future rental commitments for leases have been reduced by minimum non-cancelable sublease rentals aggregating $6,906.

10. Employee Benefit Plans

The Company has qualified defined contribution plans covering substantially all employees that permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans and makes matching contributions on behalf of the employees. The Company made contributions relating to these plans totaling $9,362, $8,927, and $8,302 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company has 25 employees who are participants in the parent company’s defined benefit pension plan. Benefit accruals under the plan were frozen in 1993. The plan had sufficient surplus as of December 31, 2004 to cover expected actuarial exposures. See Note 12.

The Company participates in its parent company’s non-qualified executive retirement plan and voluntary deferral plan. The executive retirement plan is a funded defined contribution plan for executives. The Company made executive retirement plan contributions to participants accounts in the amount of $827, $775 and $758 in 2004, 2003 and 2002, respectively. The voluntary deferral plan is a funded plan which allows eligible participants to contribute pre-tax earnings to participant directed accounts. The Company made voluntary deferral plan contributions of earnings withheld from participants of $777, $825 and $980 in 2004, 2003 and 2002, respectively.

11. Commitments and Contingencies

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to varying interpretation. Management believes that it is in compliance in all material respects with all applicable laws and regulations governing the Medicare and Medicaid programs. With the exception of the issues and cases discussed below or in Note 16, management is not aware of any significant pending or threatened investigations or litigation involving allegations of potential noncompliance with applicable laws or regulations. Ongoing compliance with such laws and regulations can be subject to future government review and interpretation, noncompliance with which can lead to significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

US Department of Justice, Eastern District of New York Subpoena

On November 5, 2004, the Company, its parent Gambro, Inc., and its wholly-owned laboratory received identical subpoenas from the U.S. Department of Justice, Eastern District of New York. The subpoenas request a wide range of documents relating to the operations of the subpoenaed entities. The subpoenas appear to be similar to the subpoenas received in the same time period by several other companies in the dialysis industry in the U.S. However, the Company has agreed with the government to significantly narrow the subpoenas, at least for the time being, to issues relating only to parathyroid hormone (PTH) testing and dosing of vitamin D. The subpoenas substantially overlap with the matters covered by the June 2001 subpoena from the U.S. Attorney’s office in St. Louis, Missouri (see Note 16). The Company intends to cooperate with the Department of Justice. The government has served no formal complaint or demand in connection with this subpoena and at this time management is not aware of any areas of potential exposure related to the areas being investigated.

Securities Litigation

During 2003 a longstanding legal dispute with a former shareholder of the Company went to trial. The plaintiffs alleged various counts of state securities law violation including breach of fiduciary duty. In April 2003, a jury verdict was rendered in favor of the plaintiffs with damages awarded of approximately $3,700 plus interest costs. A subsequent ruling by the presiding judge reduced the damages awarded to $968 plus interest. Both the judgment costs and approximately $551 of interest costs were included in the Combined Income Statements and Combined Balance Sheets above for 2003. During 2004, $68 of incremental interest expense was accrued on the original judgment. Certain appeals related to the case are still in process and the Company is unable to predict the ultimate outcome.

Patient Transportation Qui Tam Litigation

In 1998, a qui tam suit was served against the Company, among others, by two relators. (In a qui tam lawsuit private individuals, known as relators, bring suit on behalf of the U.S. Government). The suit, which claims unspecified damages, alleges, among other things, that the Company participated in conspiracy to defraud the Medicare program through the inappropriate use of ambulances to transport dialysis patients back and forth to dialysis clinics in non-emergency situations. Any claims submitted to the Medicare program for payment would have been submitted by the ambulance companies. The Company has not received any payment for these transports. In December 2002, one of the two relators was dismissed by order of the court. In November 2004, the court issued an order granting the Company’s motions for summary judgment and dismissing the case. In January 2005, the relator filed a notice of appeal.

California Employment Complaint

In June 2004, the Company was served with a complaint by one of its former employees that worked for its California acute services program. The complaint, which is styled as a class action, alleges, among other things, that the Company failed to provide overtime wages, defined rest periods and meal periods, or compensation in lieu of such provisions and failed to comply with certain other California labor code requirements. Based on conversations with its counsel, the Company believes it has meritorious defenses and intends to vigorously defend itself in the matter. It also intends to vigorously oppose the certification of this matter as a class action. At this time, the Company cannot estimate the range of damages, if any.

Other Commitments

The Company is involved in other litigation arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company’s consolidated financial position or results of operations.

The Company generally engages practicing board-certified or board-eligible nephrologists to serve as medical directors for its centers. Medical directors are responsible for the administration and monitoring of the Company’s patient care policies, including patient education, administration of dialysis treatment, development programs and assessment of all patients. The Company pays medical director fees that are based on the value of the required supervisory services. Such medical director agreements typically have a term of seven to ten years with various renewal options.

The Company has guaranteed two separate loan agreements which total $2,050 related to the purchase of several clinics in New York State. The Company provides certain management and administrative services to the New York clinics. These off balance sheet guarantees were outstanding for each of the years included in the financial statements.

The Company has potential obligations to purchase the minority interest share in certain of its joint ventures. These obligations are in the form of put options, exercisable at the minority owners’ discretion, and require the Company to purchase the minority owners’ interest at either the appraised fair market value or a predetermined multiple of cash flow, earnings, or revenues. As of December 31, 2004, the Company’s potential exposure on these put options was approximately $29,000 all of which could be exercised within one year. During 2004, the Company purchased minority interests from certain of its joint venture partners as described in Note 3.

12. Related Party Transactions

Following is a summary of significant related party transactions:

	2004	2003	2002
Purchases of goods from affiliated companies	$89,798	$84,801	$78,169
Allocations and charges included in general and administrative expenses	9,796	17,474	15,679
Interest expense (net) on due to Parent and affiliated companies	35,065	38,759	56,020
Interest free loan receivable from officer (loan repaid through compensation per contractual arrangement)	—	9	101
Payments to affiliated reinsurance company	1,268	1,600	1,400

The purchases of goods and services above relate primarily to equipment and supplies utilized in the Company’s dialysis clinics. The equipment and supplies are distributed by an affiliated company, and in some cases are manufactured by other affiliated companies. Various costs are shared by the Company and the parent company and affiliates related primarily to shared facility occupancy and centralized functions including compliance, tax, treasury, finance, travel and other administrative functions. The costs associated with these shared facilities and functions have been allocated among the entities on an agreed upon manner based on square footage occupied and allocated time that is believed to be reasonable and fair to each party; these costs are included in general and administrative costs on the statements of operations. Certain benefit plan related liabilities that ultimately relate to the Company are recorded at the parent company level reflecting the legal entity under which the plan agreements have been entered. The corresponding intercompany liability included in the above balance sheets reflects the Company’s ultimate liability.

13. Investment by Parent

The Company received an equity infusion of $8,300 from its ultimate parent, Gambro AB, during the year ended December 31, 2002. The equity infusion was received in the form of cash and was initiated to help fund the investment activity during the period.

14. Laboratory Regulatory and Revenue Recognition Issues

In connection with settlements of investigations by the US government, the Company and its laboratory entered into a Corporate Integrity Agreement covering the period of 2001 through 2005. Annual reviews conducted in 2002 through 2004 by the Company’s Independent Review Organization have revealed no material instances of non-compliance with the terms of the Corporate Integrity Agreement.

As a result of collection experience in previous periods, the Company recognized laboratory revenues on an as-billed methodology during 2002. Approximately $11 million of net operating revenues related to tests conducted in 2001 was recorded in 2002, and approximately $5 million of net revenues related to tests conducted in 2002 was recorded in 2003. Effective January 1, 2003, the Company returned to a full-accrual method of revenue recognition based on the implementation of improved systems and successful experience with billing and collection during 2002.

During 2002, the Company’s subsidiary, Dialysis Holdings, Inc. (formerly known as VIVRA, Inc.) reached a settlement with the US Department of Justice regarding a qui tam lawsuit involving certain laboratory operations in a lab which was legally dissolved in 1996, but whose liabilities were assumed by the Company when it acquired VIVRA, Inc. in 1997. The settlement, under which the Company denied any wrongdoing, resulted in a cash payment and a corresponding charge to general and administrative expenses of approximately $4,102.

15. Stock-Based Compensation Plans

Stock Option Plans

The Company participates in the stock option plans of its ultimate parent company, Gambro AB. Under the plans, stock options are granted to executives and senior management in Gambro AB’s series B common stock, which is traded on the OM Stockholm Stock Exchange (OMX). Grants are made on a yearly basis to participants selected annually. In accordance with US security laws participants must be classified as either accredited or non-accredited investors based on certain criteria. Accredited investors are eligible to receive shares upon exercise of options. Non- accredited investors cannot receive shares upon exercise and thus are paid in cash upon settlement of options.

The exercise price for the options is 110% of the share price on the grant date. For all options granted subsequent to 1999, the vesting period is such that one-third of the options become exercisable one year after grant, one-third after two years and the final third after three years. Unvested options expire immediately if employment is terminated. Vested options must be exercised within three months of termination of employment. The options granted in 2001 and prior have a life of seven years while subsequent programs have a life of five years.

The following table summarizes the Company’s accredited investor stock options for each of the years ended December 31, 2004, 2003 and 2002 (share amounts in thousands), weighted average exercise price is presented in Swedish Kronor (SEK), the SEK to US Dollar exchange rate at December 31, 2004 was 0.1512:

	2004		2003		2002
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding at January 1,	1,859	61.22	1,285	72.00	903	72.17
Options cancelled	(132)	57.11	(59)	60.90	(185)	72.49
Options granted	483	65.80	633	39.30	569	71.90
Options exercised	(386)	62.71	—	—	—	—

Options outstanding at December 31,	1,824	62.41	1,859	61.22	1,287	72.00
Options exercisable at December 31,	926	66.76	718	71.98	314	72.01

There are 10,757,633 shares outstanding and 5,631,827 shares exercisable as of December 31, 2004 in the complete Gambro AB plan. The weighted average exercise price of these shares outstanding is 66.62 SEK.

Significant option groups for accredited investors outstanding as of December 31, 2004 are as follows (share amounts in thousands), weighted average exercise price is presented in Swedish Kronor (SEK), the SEK to US Dollar exchange rate at December 31, 2004 was 0.1512:

		Outstanding		Exercisable
	Number of Shares	Remaining Contractual Life (years)	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Options with exercise prices (SEK) as follows:
39.30	442	3.19	39.30	147	39.30
65.80	482	4.28	65.80	—	65.80
70.90	141	2.15	70.90	141	70.90
71.90	362	2.21	71.90	241	71.90
72.30	385	3.14	72.30	385	72.30
74.25	12	1.15	74.25	12	74.25

	1,824	3.18	62.41	926	66.76

The Company accounts for stock-based compensation on stock options granted to accredited investors, using the intrinsic value method as prescribed in APB No. 25, “ Accounting for Stock Issued to Employees,” and related interpretations. The Company provides pro forma disclosures to illustrate the effects on the results of operations as if the Company had recorded compensation costs based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans (see Note 2). The estimated weighted average grant date fair value, as defined by SFAS No. 123, was calculated using the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

The Company accounts for stock-based compensation on stock options granted to non-accredited investors as prescribed in APB 25 and FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. The market closing price for Gambro AB’s series B common stock at December 31, 2004 and December 31, 2003 was above the option exercise price for the stock options granted; thus, compensation cost was recognized at December 31, 2004 and December 31, 2003 in the amount of $8,309 and $1,135, respectively. There was no compensation expense recognized in 2002 because the market closing price at that year end date was below the exercise price of all outstanding options.

The following weighted average assumptions were included in the estimated grant date fair value calculations:

	2004	2003	2002
Weighted average estimated grant date fair value (SEK)	20.75	8.93	17.03
Assumption in calculation
Expected life (years)	4	4	4
Risk-free interest rate	3.78%	3.90%	5.54%
Volatility	35%	35%	35%
Dividend yield	1.8%	1.8%	2.3%

Stock Appreciation Rights

In 2001, a Stock Appreciation Right (SAR) plan was introduced for employees in key positions with the Company. Grants under the plan are made at least annually and have a four-year term. The vesting period is one year and the exercise price is equivalent to 100% of the share price on the grant date as quoted on the OMX. There were 299,625, 467,000 and 431,091 SARs granted in 2004, 2003 and 2002, respectively. The weighted average share price at grant was 57.50 SEK, 51.85 SEK and 50.82 SEK in 2004, 2003 and 2002, respectively. The plan allows participants to exercise SARs throughout the year. The exercise price is the closing share price as quoted on the OMX. Participants exercising SARs receive cash payments, calculated by taking the exercise price less the grant price for each SAR exercised. As of December 31, 2004, there are 274,500, 229,275 and 134,780 shares outstanding for each of the 2004, 2003 and 2002 programs, respectively.

The Company accounts for stock-based compensation on SAR grants, as prescribed in APB 25 and FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. The market closing price at December 31, 2004 and December 31, 2003 was above the option grant price on all of the grant programs, thus, compensation cost was recognized at December 31, 2004 and December 31, 2003 in the amount of $2,975 and $420, respectively. There was no compensation expense recognized in 2002 because the option grant price was greater than the market closing price for all outstanding SARs. A total of 431,859 and 63,450 shares were exercised in 2004 and 2003, respectively, at a weighted average exercise price of 83.00 SEK and 60.14 SEK.

Restricted and Performance Share Plans

The Company participates in the restricted stock and performance stock plans of its ultimate parent company, Gambro AB. These plans were established in 2003 to provide additional long term incentives to officers, directors and key employees. Under the plans, restricted and performance stock awards are granted in Gambro AB’s series B common stock. Grants are made on a yearly basis to participants selected annually. In accordance with US security laws participants must be classified as either accredited or non-accredited investors based on certain criteria. Accredited investors are eligible to receive shares upon exercise of options. Non-accredited investors cannot receive shares upon exercise and thus are paid in cash upon settlement.

The vesting period for the restricted stock awards is such that 40% of the awards are earned three years after grant, 30% after four years and the final 30% after five years. The vesting period for the performance stock awards is such that 1/3 of the awards are earned if certain financial performance targets are met in the following fiscal year and the remaining 2/3 of the awards are earned if certain financial targets are met in the following two fiscal years. The performance stock awards are increased or decreased dependent on over- or underachieving the financial performance targets. Performance stock awards are decreased pro-rata down to 50% of the original award if actual performance is up to 20% below the financial targets. Performance stock awards are increased pro-rata up to 150% of the original award if actual performance is up to 20% above the financial targets. Unvested awards expire immediately if employment is terminated. On April 14, 2004, a total of 179,260 performance stock awards and 179,260 restricted stock awards were granted to employees, all of which were outstanding at December 31, 2004. On April 14, 2003, a total of 242,575 performance stock awards and 242,575 restricted stock awards were granted to employees, for which 217,775 of each award is still outstanding at December 31, 2004.

The Company accounts for stock-based compensation on stock awards granted to accredited investors, using the intrinsic value method as prescribed in APB No. 25, “ Accounting for Stock Issued to Employees,” and related interpretations. The Company accounts for stock-based compensation on performance stock awards and on restricted stock and performance stock awards granted to non-accredited investors, as prescribed in APB 25 and FASB Interpretation No. 28, “ Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. For the years ended December 31, 2004 and December 31, 2003, stock-based compensation expense of $2,487 and $1,069 were recorded related to the restricted stock and performance stock plans.

16. US Department of Justice Investigation and Settlement

In June 2001 the Company received a subpoena from the US Attorney’s Office in St. Louis, Missouri in connection with an investigation by the US Department of Justice (DOJ). This and similar inquiries are part of the US authorities’ process of regulating their expenditures on medical care and the relationships they have with the providers of such care. The subpoena requested information and documentation from the Company and certain related parties concerning various aspects of its dialysis operations in the United States. The information requested by the subpoena focused principally on Medicare and Medicaid billing practices and relationships with physicians and pharmaceutical manufacturers.

On December 1, 2004, the Company reached a final settlement with the DOJ and other agencies of the US government to resolve matters raised as a consequence of this subpoena. The settlement provides as follows:

•	The Company, without admitting liability, paid $308.4 million plus interest to resolve the civil claims raised by the government.

•	Gambro Supply Corporation, a subsidiary that ceased operations effective December 31, 2002, paid $25 million and pled guilty to a single felony criminal charge that its predecessor, REN Supply Corporation, made false statements to the Medicare program in 1993 and 1996 regarding its status as a wholly-owned subsidiary of REN USA, Inc. for the purpose of circumventing federal prohibitions applicable to dialysis supply companies.

•	The Company entered into a five-year Corporate Integrity Agreement, under which it will further increase employee training, especially in the areas of billing and coding, and strengthen monitoring to ensure that all systems, policies and procedures meet or exceed compliance requirements. Prior to entering this agreement, the Company had already begun to implement new technologies, including IT systems, to ensure the accuracy and efficiency of its billing, order-entry and coding, and record-keeping practices.

The Company also reached a preliminary agreement with the National Association of Medicaid Fraud Control Units, to settle all state Medicaid claims arising as a result of the aforementioned subpoena. Under the terms of the settlement, the Company will pay an aggregate of $15 million, plus interest at 5% from December 1, 2004 until final payment, which is expected to occur in the first half of 2005.

In connection with the DOJ settlement, the Company incurred approximately $3.6 million of additional charges to settle other outstanding matters related to the same investigation. Included in these charges were more limited-scope settlements with government agencies, reimbursement of legal fees incurred by the relator, and certain charges associated with acquiring the minority interest share in certain joint venture arrangements where the minority partners were potential patient referral sources (see Note 3).

The total pre-tax charge recorded in 2004 in connection with the settlement and other related matters was approximately $354 million. Approximately $2 million was recorded as interest expense, the remaining $352 million was recorded as operating expense. The Company has not been served with any lawsuits or received any formal claims by non-governmental payors following the announcement of the original subpoena, the preliminary agreement or the final settlement. Potential exposure to non-governmental payers, if any, cannot be estimated at the time.

17. Sale of Gambro Healthcare, Inc. to DaVita Inc.

On December 7, 2004, Gambro AB announced that it had entered into an agreement to sell its shares of Gambro Healthcare, Inc. to DaVita Inc., a US dialysis provider. Total consideration for the shares to be sold in Gambro Healthcare, Inc. and other Gambro Inc. subsidiaries included in these combined financial statements along with the concurrent repayment of all outstanding debt at the time of the close was expected to be approximately $3,050 million. Closure of the sale is subject to approval by relevant regulatory authorities and is expected to occur in the first half of 2005.

Part II

Information not required in the prospectus

Item 20. Indemnification of directors and officers

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by DaVita Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Registrant incorporated under California Law

Total Renal Care, Inc. is incorporated under the laws of the State of California. Section 317 of the General Corporation Law of the state of California (the “California Statute”) provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine and no indemnification shall be made of amounts paid in settling or otherwise disposing of a pending action without court approval or of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Where an agent of a corporation is successful on the merits in defense of any proceeding referred to above, the Corporation must indemnify the agent against expenses actually and reasonably incurred by the agent. Section 307 of the California Statute further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under the California Statute by him or her.

Article 5 of Total Renal Care, Inc.’s Bylaws provides that Total Renal Care, Inc. shall cause all members of its Governing Board to be included as insured persons under certain insurance policies.

Registrant formed under the California Limited Liability Company Act

Orange Dialysis, LLC is a limited liability company formed under the laws of the state of California. Section 17155 of the California Limited Liability Company Act (“CLLCA”) provides that, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity. The CLLCA further provides that a limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

Section 7.4 of Orange Dialysis LLC’s Operating Agreement provides that Orange Dialysis will indemnify its manager and member to the fullest extent permitted by law.

Registrants formed under the California Uniform Partnership Act of 1994

Beverly Hills Dialysis Partnership, Eastmont Dialysis Partnership, Pacific Coast Dialysis Center, Total Renal Care/Eaton Canyon Dialysis Center Partnership, Total Renal Care/Peralta Renal Center Partnership, and Total Renal Care/Piedmont Dialysis Partnership are partnerships formed under the laws of the state of California. Section 16401 of the Uniform Partnership Act of 1994 provides that a partnership shall reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property.

Section 10.3 of the partnership agreement of each of Beverly Hills Dialysis Partnership, Total Renal Care/Eaton Canyon Dialysis Center Partnership, Total Renal Care/Peralta Renal Center Partnership, and Total Renal Care/Piedmont Dialysis Partnership provides that such entity will indemnify its partners to the fullest extent permitted by law, but in no event for the negligence or willful misconduct of a partner.

Section 10.3 of the partnership agreement of each of Eastmont Dialysis Partnership and Pacific Coast Dialysis Center provides that such entity will indemnify its partners to the fullest extent permitted by law.

Registrant incorporated under Colorado Law

Total Renal Care of Colorado, Inc. is incorporated under the laws of the state of Colorado. Article 109, Section 102 of the Colorado Business Corporation Act (the “Colorado Statute”) provides that a corporation may indemnify a person made party to proceedings because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Colorado Statute in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The Colorado Statute authorizes a Colorado corporation to indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director. Where a person is successful, on the merits or otherwise, in the defense of any proceeding referred to above, the corporation must indemnify such person against reasonable expenses incurred by such person. Article 109, Section 108 of the Colorado Statute further authorizes a corporation to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under the Colorado Statute.

Article VI of the Articles of Incorporation of Total Renal Care of Colorado, Inc. provides that Total Renal Care of Colorado, Inc. shall indemnify its directors, officers and any other partner, trustee, employee, fiduciary or agent to the fullest extent permitted by law. Article V of the Articles of Incorporation of Total Renal Care of Colorado, Inc. provides that its directors will not be personally liable to Total Renal Care of Colorado, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by law. Article Eleven of Total Renal Care of Colorado, Inc.’s Bylaws provides that it shall indemnify its directors and officers, except for claims related to liabilities under state or Federal securities laws or for fraud, negligence or misconduct of such director or officer.

Registrants incorporated under Delaware Law

Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.), PDI Holdings, Inc., PDI Supply, Inc., Physicians Dialysis Acquisitions, Inc., Physicians Dialysis Ventures, Inc., Physicians Dialysis, Inc., RTC Holdings, Inc., RTC TN, Inc., Renal Treatment Centers—California, Inc., Renal Treatment Centers—Hawaii, Inc., Renal Treatment Centers—Illinois, Inc., Renal Treatment Centers—Mid-Atlantic, Inc., Renal Treatment Centers—Northeast, Inc., Renal Treatment Centers—West, Inc., Renal Treatment Centers, Inc., TRC West, Inc., and Total Renal Research, Inc. are incorporated under the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful, on the merits or otherwise, in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, regardless of whether the corporation would have the power to indemnify such person under the Delaware Statute.

Article X of Kidney Care Rx, Inc.’s Bylaws provides that Kidney Care Rx, Inc. may indemnify its directors, officers and any other employees, fiduciaries or agents to the fullest extent permitted by the Delaware General Corporation Law. Article X also provides that Kidney Care Rx, Inc. may purchase certain insurance policies for its directors and officers and other employees, fiduciaries or agents.

Article 10 of the Bylaws of each of PDI Holdings, Inc., PDI Supply, Inc., Physicians Dialysis Acquisitions, Inc. and Physicians Dialysis Ventures, Inc. provides that such entity may indemnify its directors, officers and any other employees, fiduciaries or agents to the fullest extent permitted by the Delaware General Corporation Law. Each entity may also indemnify any person for any act or omission of such person that is determined to have been in good faith and in a manner believed to be in, or not opposed to, such entity’s best interest. Article 10 of the Bylaws of each of PDI Holdings, Inc., PDI Supply, Inc., Physicians Dialysis Acquisitions, Inc. and Physicians Dialysis Ventures, Inc. also provides that such entity may purchase and maintain certain insurance policies for its directors, officers, employees and agents.

The Seventh Article of the Certificate of Incorporation of Physicians Dialysis, Inc. provides that Physicians Dialysis, Inc. will indemnify its directors, officers and other employees, fiduciaries or agents to the fullest extent permitted by the Delaware General Corporation Law. The Eighth Article of the Certificate of Incorporation provides that its directors will not be personally liable to Physicians Dialysis, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

The Fifth Article of the Certificate of Incorporation of RTC Holdings, Inc. provides that RTC Holdings, Inc. shall indemnify its directors and officers to the fullest extent permitted by law. The Sixth Article of the Certificate of Incorporation provides that its directors will not be personally liable to RTC Holdings, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

The Fifth Article of the Certificate of Incorporation of RTC TN, Inc. provides that RTC TN, Inc. shall indemnify its directors and officers to the fullest extent permitted by law. Article V of the Bylaws of RTC TN, Inc. provides that RTC TN, Inc. shall indemnify its directors, officers, employees or agents to the fullest extent permitted by law. The Sixth Article of the Certificate of Incorporation provides that its directors will not be personally liable to RTC TN, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

The Fifth Article of the Certificate of Incorporation of each of Renal Treatment Centers—California, Inc., Renal Treatment Centers—Hawaii, Inc., Renal Treatment Centers—Illinois, Inc., Renal Treatment Centers—Mid-Atlantic, Inc., Renal Treatment Centers—Northeast, Inc. and Renal Treatment Centers—West, Inc. provides that each such entity shall indemnify any persons it has the power to indemnify under the Delaware General Corporation Law to the fullest extent permitted by the Delaware General Corporation Law. The Ninth Article of the Certificate of Incorporation provides that each entity’s directors will not be personally liable to the entity or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

The Eighth Article of the Certificate of Incorporation of Renal Treatment Centers, Inc. provides that Renal Treatment Centers, Inc. shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Seventh Article of the Certificate of Incorporation provides that its directors will not be personally liable to Renal Treatment Centers, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

The Ninth Article of the Certificate of Incorporation of TRC West, Inc. provides that TRC West, Inc.

shall indemnify any persons it has the power to indemnify under the Delaware General Corporation Law to the fullest extent permitted by the Delaware General Corporation Law. TRC West, Inc.’s Bylaws provide that TRC West, Inc. may indemnify its directors, officers and any other employees, or agents to the fullest extent permitted by the Delaware General Corporation Law. The Tenth Article of the Certificate of Incorporation provides that its directors will not be personally liable to TRC West, Inc. or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

Article 6 of the Bylaws of Total Renal Research, Inc. provides that Total Renal Research, Inc. may indemnify its directors, officers and any other employees, fiduciaries or agents to the fullest extent permitted by the Delaware General Corporation Law.

Registrants formed under the Delaware Limited Liability Company Act

DaVita—West, LLC, Kidney Care Services, LLC, RMS DM, LLC, Sierra Rose Dialysis Center, LLC, Southwest Atlanta Dialysis Centers, LLC and Total Renal Care of Utah, LLC are each a limited liability company formed under the laws of the state of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to any standards and restrictions, if any, set forth in a company’s limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Article 5.04 of the operating agreement of DaVita—West, LLC provides that, except as otherwise provided by law, DaVita—West, LLC shall indemnify its officers, agents and employees according to the same policies which its member maintains for its own similarly situated officers, agents and employees.

Section 9.4 of the operating agreements of Kidney Care Services, LLC, RMS DM, LLC, Sierra Rose Dialysis Center, LLC and Southwest Atlanta Dialysis Centers, LLC, and Section 10.3 of the operating agreement of Total Renal Care of Utah, LLC, each provide that such entity shall indemnify its manager and member to the fullest extent permitted by the Delaware Limited Liability Company Act.

Registrants formed under the Delaware Revised Uniform Limited Partnership Act

Astro, Hobby, West Mt. Renal Care Limited Partnership, Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership, Renal Treatment Centers—Southeast, LP and Total Renal Care Texas Limited Partnership are each a limited partnership formed under the laws of the state of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.

Section 4.5 of the partnership agreement of Astro, Hobby, West Mt. Renal Care Limited Partnership and Section 4.6 of the partnership agreement of Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership each provide that such partnership shall indemnify its general partner and its affiliates, provided that the claims giving rise to the indemnification were not the result of gross negligence or willful misconduct on the part of such general partner or affiliate.

Registrants incorporated under Florida Law

Total Acute Kidney Care, Inc., Total Renal Laboratories, Inc., Flamingo Park Kidney Center, Inc. and Open Access Sonography, Inc. are incorporated under the laws of the state of Florida. Section 850 of the Florida Business Corporation Act (the “Florida Statute”) provides that a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Where a director, officer, employee, or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to above, the corporation must indemnify him or her against expenses actually and reasonably incurred.

However, a Florida Corporation is not permitted to indemnify any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 834 of the Florida Statute are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 850 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the Florida Statute.

Article IX of the Bylaws of Total Acute Kidney Care, Inc. provide that Total Acute Kidney Care, Inc. shall indemnify each director, officer, employee or agent to the extent permitted by Florida Statute 607.014, except against gross negligence or willful misconduct. Article IX of the Bylaws of Total Acute Kidney Care, Inc. also provide that it may maintain insurance for indemnification of any person to the extent permitted in Florida Statute 607.014.

Article X of the Articles of Incorporation of Flamingo Park Kidney Center, Inc. provides that Flamingo Park Kidney Center, Inc. shall indemnify each officer or director the fullest extent permitted by law. Article IX of the Bylaws of Flamingo Park Kidney Center, Inc. provides that it shall indemnify any director, officer, employee or agent to the fullest extent permitted by law, except against gross negligence or willful misconduct.

Article IV of the Articles of Incorporation of Open Access Sonography, Inc. provides that Open Access Sonography, Inc. shall indemnify any director, officer or agent to the fullest extent permitted by Florida law.

Registrant formed under the Florida Revised Uniform Partnership Act of 1995

Bay Area Dialysis Partnership is formed under the laws of the state of Florida. Section 8401 of the Florida Revised Uniform Partnership Act of 1995 provides that a partnership shall reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property.

Section 10.2 of the Partnership Agreement of Bay Area Dialysis Partnership provides that Bay Area Dialysis Partnership shall indemnify the managing general partner and each other partner to the fullest extent permitted by law.

Registrant incorporated under Georgia Law

Elberton Dialysis Facility, Inc. is incorporated under the laws of the state of Georgia. Section 851 of the Georgia Business Corporation Code (the “Georgia Statute”) provides that a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. A Georgia corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the Georgia Statute; or (b) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Where a director is successful, on the merits or otherwise, in the defense of any proceeding referred to above, the Corporation must indemnify him or her against reasonable expenses incurred by the director. Section 857 further authorizes a Georgia corporation to indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. In addition, Section 858 of the Georgia Statute authorizes a Georgia corporation to purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in such capacity or arising from his or her status as such, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under the Georgia Statute.

Article V of the Bylaws of Elberton Dialysis Facility, Inc. provides that Elberton Dialysis Facility, Inc. shall indemnify its directors, officers, employees or agents to the fullest extent permitted by law. Article V of the Bylaws of Elberton Dialysis Facility, Inc. also provide that it may purchase and maintain insurance policies which insure its directors, officers, employees or agents against certain liabilities.

Registrant formed under the Georgia Limited Liability Company Act

Nephrology Medical Associates of Georgia, LLC is a limited liability company formed under the laws of the state of Georgia (“GLLCA”). Section 306 of the GLLCA provides that, subject to such standards and restrictions, if any, as are set forth in the articles of organization or a written operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided, however, that no limited liability company shall have the power to indemnify any member or manager for any liability that may not be eliminated or limited by the articles of organization or a written operating agreement by reason of Section 305, division (4)(A)(i) or (ii) of the GLLCA which provides that, to the extent that a member or manager has duties (including fiduciary duties) and liabilities relating thereto to a limited liability company or to another member or manager, the member’s or manager’s duties and liabilities may be expanded, restricted, or eliminated by provisions in the articles of organization or a written operating agreement; provided, however, that no such provision shall eliminate or limit the liability of a member or manager (i) for intentional misconduct or a knowing violation of law, or (ii) for any transaction for which the person received a personal benefit in violation or breach of any provision of a written operating agreement.

Section 9.5 of the Operating Agreement of Nephrology Medical Associates of Georgia, LLC provides that Nephrology Medical Associates of Georgia, LLC shall indemnify its manager and its member to the fullest extent permitted by law.

Registrant formed under the Indiana Business Flexibility Act

TRC- Indiana, LLC is a limited liability company formed under the laws of the state of Indiana. Chapter 4, Section 4 of the Indiana Business Flexibility Act provides that a written operating agreement may provide for indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

Section 10.1 of the Operating Agreement of TRC- Indiana, LLC provides that TRC- Indiana, LLC shall indemnify its manager and its members to the fullest extent permitted by law.

Registrant incorporated under Illinois Law

Lincoln Park Dialysis Services, Inc. is incorporated under the laws of the state of Illinois. Section 8.75 of the Business Corporation Act of 1983 of the State of Illinois (the “Illinois Statute”) provides that an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.75 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Where a present or former director, officer or employee of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, the Corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person.

Section 8.75 of the Illinois Statute further authorizes an Illinois corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the Illinois Statute.

Article XI of the Bylaws of Lincoln Park Dialysis Services, Inc. provides that Lincoln Park Dialysis Services, Inc. shall indemnify its directors or officers, except against any negligent or wrongful acts.

Registrants incorporated under Maryland Law

Carroll County Dialysis Facility, Inc. and Mason-Dixon Dialysis Facilities, Inc. are incorporated under the laws of the state of Maryland. Section 2-418 of the Maryland General Corporation Law (the “Maryland Statute”) provides that a Maryland corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (a) the act or omission of the director was material to the matter giving rise to the proceeding; and (i) was committed in bad faith; or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. However, unless limited by the charter, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. A Maryland corporation is not permitted to indemnify a director in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. However, if a court of appropriate jurisdiction shall determine upon application that, the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth above or has been adjudged liable, then the court may order such indemnification as the court shall deem proper; however, indemnification with respect to any such proceeding shall be limited to expenses. Where a director is successful, on the merits or otherwise, in the defense of any proceeding referred to above, unless limited by the charter, the corporation must indemnify him or her against reasonable expenses incurred by such director. The Maryland Statute further authorizes a Maryland corporation to indemnify an officer, employee or agent of the corporation to the same extent as a director.

In addition, Section 2-418 of the Maryland Statute authorizes a Maryland corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the Maryland Statute.

The Eleventh Article of the Articles of Incorporation of Mason-Dixon Dialysis Facilities, Inc. provides that Mason-Dixon Dialysis Facilities, Inc. may indemnify its directors, officers, employees or agents to the fullest extent permitted by Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland. The Ninth Article of the Articles of Incorporation provides that its directors and officers will not be personally liable to Mason-Dixon Dialysis Facilities, Inc. or its stockholders for monetary damages except if the director or officer received an improper benefit or profit or if the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty material to the cause of action.

Registrant incorporated under Michigan Law

Downriver Centers, Inc. is incorporated under the laws of the State of Michigan. Section 561 of the Business Corporation Act of the state of Michigan (the “Michigan Statute”) provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Section 562 further provides that a corporation similarly may indemnify such person serving in any such capacity who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The corporation is not permitted to indemnify a person for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in the Michigan Statute. Where a director or officer of a corporation is successful on the merits or otherwise in defense of an action, suit, or proceeding referred to above, the corporation must indemnify him or her against actual and reasonable expenses incurred, including attorneys’ fees.

Section 567 of the Michigan Statute further authorizes a Michigan corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under the Michigan Statute.

Article XI of the Bylaws of Downriver Centers, Inc. provides that Downriver Centers, Inc. shall indemnify any director, officer, partner, trustee, employee or agent if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Downriver Centers, Inc. or its shareholders, and with respect to any criminal action or proceeding, if the person has no reasonable cause to believe the conduct was unlawful.

Registrant incorporated under New York Law

TRC of New York, Inc. is incorporated under the laws of the state of New York. Section 722 of the Business Corporation Law of the State of New York (the “New York Statute”) provides that a New York corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person’s testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such person’s conduct was unlawful. Section 722 further provides that a corporation similarly may indemnify any such person serving in any such capacity made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 726 of the New York Statute further authorizes a New York corporation to purchase and maintain insurance: (a) to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and (b) to indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and (c) to indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the New York Statute provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

The Eighth Article of the Articles of Incorporation of TRC of New York, Inc. provides that TRC of New York, Inc. shall indemnify all persons whom it may indemnify under the provisions of Article 7 of the New York Business Corporation Law to the fullest extent permitted under those provisions. The Ninth Article of the Articles of Incorporation provides that its directors will not be personally liable to TRC of New York, Inc. or its stockholders to the fullest extent permitted by the provisions of the New York Business Corporation Law.

Registrants incorporated under Texas Law

Dialysis Specialists of Dallas, Inc. and RTC-Texas Acquisitions, Inc. are incorporated under the laws of the state of Texas. Article 2.02-1 of the Texas Business Corporation Act (the “Texas Statute”) provides that a Texas corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person: (a) conducted himself or herself in good faith; (b) reasonably believed: (i) in the case of conduct in his or her official capacity as a director of the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Texas corporation is not permitted to indemnify a director in respect of a proceeding: (a) in which the person is found liable on the basis that personal benefit was improperly received by him or her, whether or not the benefit resulted from an action taken in the person’s official capacity; or (b) in which the person is found liable to the corporation. A person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Where a director is successful, on the merits or otherwise, in the defense of a proceeding referred to above, the Corporation must indemnify such director against reasonable expenses incurred by him or her. The Texas statute further authorizes a Texas corporation to indemnify an officer, employee or agent of the corporation to the same extent as a director.

In addition, Article 2.02-1 of the Texas Statute authorizes a Texas corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him or her against that liability under the Texas Statute.

Article Nine of the Articles of Incorporation of Dialysis Specialists of Dallas, Inc. provides that Dialysis Specialists of Dallas, Inc. shall indemnify any director, officer, employee or agent to the fullest extent permitted by the General Corporation Law of the State of Texas.

Article VIII of the Bylaws of RTC-Texas Acquisitions, Inc. provides that RTC-Texas Acquisitions, Inc. will indemnify its directors, advisory directors or officers, if it is determined, subject to certain exceptions, that such persons conducted themselves in good faith, reasonably believed that the conduct was in RTC-Texas Acquisitions, Inc.’s best interests, and in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

Registrant formed under the Utah Limited Liability Company Act

DaVita Nephrology Associates of Utah, LLC is a limited liability company formed under the laws of the state of Utah. Section 1802 of the Utah Limited Liability Company Ac (“ULLCA”) provides that a Utah company may indemnify an individual made a party to a proceeding because he or she is or was a manager, against liability incurred in the proceeding if: (a) his or her conduct was in good faith; (b) he or she reasonably believed that his or her conduct was in, or not opposed to, the company’s best interests; and (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. A Utah company is not permitted to indemnify a manager under this section (a) in connection with a proceeding by or in the right of the company in which the manager was adjudged liable to the company; or (b) in connection with any other proceeding charging that the manager derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. However, unless a company’s articles of organization provide otherwise, a manager of the company who is or was a party to a proceeding may apply for indemnification to the court or other decision-maker conducting the proceeding or to another court of competent jurisdiction and, on receipt of an application, if the court determines that the manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the manager met the applicable standard of conduct set forth above or was adjudged liable, the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in above is limited to reasonable expenses incurred. Section 1803 of the ULLCA further provides that, unless limited by its articles of organization, a company must indemnify a manager who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he or she was a party because he or she is or was a manager of the company, against reasonable expenses, including attorney’s fees, incurred by him or her. Unless a company’s articles of organization provide otherwise, Section 1807 further authorizes a Utah company to indemnify a member, employee, fiduciary, or agent of the company to the same extent as to a manager.

In addition, Section 1808 authorizes a Utah company to purchase and maintain liability insurance on behalf of a person who is or was a manager, member, employee, fiduciary, or agent of the company, or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a manager, member, employee, fiduciary, or agent, whether or not the company would have power to indemnify him against the same liability under the ULLCA.

Section 9.5 of the Operating Agreement of DaVita Nephrology Associates of Utah, LLC provides that DaVita Nephrology Associates of Utah, LLC will indemnify its manager and member to the fullest extent permitted by law.

Registrants incorporated under Virginia Law

Continental Dialysis Center of Springfield-Fairfax, Inc., Continental Dialysis Centers, Inc., East End Dialysis Center, Inc., Peninsula Dialysis Center, Inc. and Tri-City Dialysis Center, Inc. are incorporated under the laws of the state of Virginia. Section 697 of the Virginia Stock Corporation Act (the “Virginia Statute”) provides that a Virginia corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) the individual conducted himself in good faith; and (b) the individual believed: (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. A Virginia corporation is not permitted to indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her. Indemnification permitted under the Virginia Statute in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her. With respect to a proceeding by or in the right of the corporation, the court may (i) order indemnification of the director to the extent of his or her reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he or she was adjudged liable to the corporation and (ii) also order the corporation to pay the director’s reasonable expenses incurred to obtain the order of indemnification. The Virginia Statute further authorizes a Virginia corporation to indemnify an officer, employee, or agent of the corporation to the same extent as to a director.

In addition, Section 703 of the Virginia Statute authorizes a Virginia corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him or her against the same liability under the Virginia Statute.

Article V of the Articles of Incorporation of each of Peninsula Dialysis Center, Inc. and Tri-City Dialysis Center, Inc. provides that such entity will indemnify a director or officer to the fullest extent permitted by the Virginia Stock Corporation Act, and may indemnify any other person to the fullest extent permitted by the Virginia Stock Corporation Act. Article V of the Articles of Incorporation also provides that each entity may purchase and maintain insurance policies which insure its directors, officers, employees or agents against certain liabilities. Article V also provides that each entity’s directors or officers will not be personally liable to such entity or its stockholders to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act.

Item 21. Exhibits

Exhibit Number	Description
4.1	Indenture for the 6 5/8% Senior Notes due 2013, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.(1)

4.2	Indenture for the 7 1/4% Senior Subordinated Notes due 2015, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.(1)

4.3	Form of 6 5/8% Senior Note due 2013 (included in Exhibit 4.1).(1)

4.4	Form of 7 1/4% Senior Subordinated Note due 2015 (included in Exhibit 4.2).(1)

4.5	Form of Note Guarantee for 6 5/8% Senior Note due 2013 (included in Exhibit 4.1).(1)

4.6	Form of Note Guarantee for 7 1/4% Senior Subordinated Note due 2015 (included in Exhibit 4.2).(1)

5.1	Opinion of Sidley Austin Brown & Wood LLP as to the validity of the notes and certain of the guarantees.(2)

5.2	Opinion of Joseph Schohl, Vice President, Secretary and General Counsel of DaVita Inc. as to the validity of certain of the guarantees.(2)

10.1	Registration Rights Agreement for the 6 5/8% Senior Notes due 2013, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and the initial purchasers.(1)

10.2	Registration Rights Agreement for the 7 1/4% Senior Subordinated Notes due 2015, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and the initial purchasers.(1)

12.1	Statement regarding computation of ratio of earnings to fixed charges.(2)

12.2	Statement regarding computation of pro forma ratio of earnings to fixed charges.(2)

23.1	Consent of KPMG LLP, independent registered public accounting firm.(2)

23.2	Consent of PricewaterhouseCoopers LLP.(2)

23.3	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).

23.4	Consent of Joseph Schohl, Vice President, Secretary and General Counsel of DaVita Inc. (included in Exhibit 5.2).

24.1	Power of Attorney (included in the signature pages hereto).

25.1	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. relating to Indenture for the 6 5/8% Senior Notes due 2013.(2)

25.2	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. relating to Indenture for the 7 1/4% Senior Subordinated Notes due 2015.(2)

99.1	Form of Letter of Transmittal.(2)

99.2	Form of Notice of Guaranteed Delivery.(2)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(2)

99.4	Form of Letter to Clients.(2)

(1) Incorporated by reference from our Current Report on Form 8-K filed on March 25, 2005.

(2) Filed herewith.

Item 22. Undertakings

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the registration statement when it became effective.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of DaVita Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 5th day of July, 2005.

DAVITA, INC.

By:	/s/ KENT J. THIRY
Name:	Kent J. Thiry
Title:	Chairman of the Board and Chief Executive Officer

Power of attorney

We, the undersigned officers and directors of DaVita Inc., hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable DaVita Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ KENT J. THIRY Kent J. Thiry	Chairman and Chief Executive Officer (Principal Executive Officer)	July 5, 2005

/s/ THOMAS L. KELLY Thomas L. Kelly	Executive Vice President and acting Chief Financial Officer (Principal Financial Officer)	July 5, 2005

/s/ GARY W. BEIL Gary W. Beil	Vice President and Controller (Principal Accounting Officer)	July 5, 2005

/s/ NANCY-ANN DEPARLE Nancy-Ann DeParle	Director	July 5, 2005

/s/ RICHARD B. FONTAINE Richard B. Fontaine	Director	July 5, 2005

/s/ PETER T. GRAUER Peter T. Grauer	Director	July 5, 2005

/s/ C. RAYMOND LARKIN, JR. C. Raymond Larkin, Jr.	Director	July 5, 2005

Name	Title	Date

/s/ JOHN M. NEHRA John M. Nehra	Director	July 5, 2005

/s/ WILLIAM L. ROPER, M.D. William L. Roper, M.D.	Director	July 5, 2005

/s/ RICHARD C. VAUGHAN Richard C. Vaughan	Director	July 5, 2005

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 5th day of July, 2005.

CARROLL COUNTY DIALYSIS FACILITY, INC.

CONTINENTAL DIALYSIS CENTER, INC.

CONTINENTAL DIALYSIS CENTER OF SPRINGFIELD-FAIRFAX, INC.

DIALYSIS SPECIALISTS OF DALLAS, INC.

DOWNRIVER CENTERS, INC.

EAST END DIALYSIS CENTER, INC.

ELBERTON DIALYSIS FACILITY, INC.

FLAMINGO PARK KIDNEY CENTER, INC.

LINCOLN PARK DIALYSIS SERVICES, INC.

MASON-DIXON DIALYSIS FACILITIES, INC.

OPEN ACCESS SONOGRAPHY, INC.

PENINSULA DIALYSIS CENTER, INC.

PHYSICIANS DIALYSIS, INC.

PHYSICIANS DIALYSIS ACQUISITIONS, INC.

PHYSICIANS DIALYSIS VENTURES, INC.

RENAL TREATMENT CENTERS, INC.

RENAL TREATMENT CENTERS-CALIFORNIA, INC.

RENAL TREATMENT CENTERS-HAWAII, INC.

RENAL TREATMENT CENTERS-ILLINOIS, INC.

RENAL TREATMENT CENTERS-MID-ATLANTIC, INC.

RENAL TREATMENT CENTERS-NORTHEAST, INC.

RENAL TREATMENT CENTERS-WEST, INC.

RTC-TEXAS ACQUISITION, INC.

TOTAL ACUTE KIDNEY CARE, INC.

TOTAL RENAL CARE, INC.

TOTAL RENAL CARE OF COLORADO, INC.

TOTAL RENAL LABORATORIES, INC.

TOTAL RENAL RESEARCH, INC.

TRC OF NEW YORK, INC.

TRI-CITY DIALYSIS CENTER, INC.

By:	*
Kent J. Thiry
Chief Executive Officer

ASTRO, HOBBY, WEST MT. RENAL CARE LIMITED PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

BAY AREA DIALYSIS PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: Managing Partner

By:	*
Kent J. Thiry
Chief Executive Officer

BEVERLY HILLS DIALYSIS PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: Managing Partner

By:	*
Kent J. Thiry
Chief Executive Officer

DAVITA NEPHROLOGY ASSOCIATES OF UTAH, L.L.C.

By: TOTAL RENAL CARE, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

DAVITA – WEST, LLC

By: RENAL TREATMENT CENTERS, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

EASTMONT DIALYSIS PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: Managing Partner

By:	*
Kent J. Thiry
Chief Executive Officer

HOUSTON KIDNEY CENTER/TOTAL RENAL CARE INTEGRATED SERVICE NETWORK LIMITED PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

KIDNEY CARE RX, INC.

By:	/s/ Thomas L. Kelly
Thomas L. Kelly
President

KIDNEY CARE SERVICES, LLC

By: TOTAL RENAL CARE, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

NEPHROLOGY MEDICAL ASSOCIATES OF GEORGIA, LLC

By: TOTAL RENAL CARE, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

ORANGE DIALYSIS, LLC

By: RENAL TREATMENT CENTERS – CALIFORNIA, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

PACIFIC COAST DIALYSIS CENTER

By: TOTAL RENAL CARE, INC.

Its: Managing Partner

By:	*
Kent J. Thiry
Chief Executive Officer

PDI HOLDINGS, INC.

By:	/s/ H.W. Guy Seay
H.W. Guy Seay
President

PDI SUPPLY, INC.

By:	/s/ H.W. Guy Seay
H.W. Guy Seay
President

RENAL TREATMENT CENTERS-SOUTHEAST, L.P.

By: RENAL TREATMENT CENTERS, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

RMS DM, LLC

By: TOTAL RENAL CARE, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

RTC HOLDINGS, INC.

By:	/s/ Joseph Schohl
Joseph Schohl
President

RTC TN, INC.

By:	/s/ Joseph Schohl
Joseph Schohl
President

SIERRA ROSE DIALYSIS CENTER, LLC

By: RENAL TREATMENT CENTERS – WEST, INC

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

SOUTHWEST ATLANTA DIALYSIS CENTERS, LLC

By: RENAL TREATMENT CENTERS – MID-ATLANTIC, INC

Its: Managing Member

By:	*
Kent J. Thiry
Chief Executive Officer

TOTAL RENAL CARE/EATON CANYON DIALYSIS CENTER PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: Managing Partner

By:	*
Kent J. Thiry
Chief Executive Officer

TOTAL RENAL CARE/PERALTA RENAL CENTER PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

TOTAL RENAL CARE/PIEDMONT DIALYSIS PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

TOTAL RENAL CARE TEXAS LIMITED PARTNERSHIP

By: TOTAL RENAL CARE, INC.

Its: General Partner

By:	*
Kent J. Thiry
Chief Executive Officer

TOTAL RENAL CARE OF UTAH, L.L.C.

By: TOTAL RENAL CARE, INC.

Its: Sole Member

By:	*
Kent J. Thiry
Chief Executive Officer

TRC-INDIANA LLC

By: RENAL TREATMENT CENTERS – ILLINOIS, INC.

Its: Managing Member

By:	*
Kent J. Thiry
Chief Executive Officer

TRC WEST, INC.

By:	/s/ H.W. Guy Seay
H.W. Guy Seay
President

By:	/s/ Kent J. Thiry
Kent J. Thiry

Power of attorney

We, the undersigned officers and sole director of Carroll County Dialysis Facility, Inc., Continental Dialysis Center, Inc., Continental Dialysis Center of Springfield-Fairfax, Inc., Dialysis Specialists of Dallas, Inc., Downriver Centers, Inc., East End Dialysis Center, Inc., Elberton Dialysis Facility, Inc., Flamingo Park Kidney Center, Inc., Lincoln Park Dialysis Services, Inc., Mason-Dixon Dialysis Facilities, Inc., Open Access Sonography, Inc., Peninsula Dialysis Center, Inc., Renal Treatment Centers, Inc., Renal Treatment Centers-California, Inc., Renal Treatment Centers-Hawaii, Inc., Renal Treatment Centers-Illinois, Inc., Renal Treatment Centers-Mid-Atlantic, Inc., Renal Treatment Centers-Northeast, Inc., Renal Treatment Centers-West, Inc., Total Acute Kidney Care, Inc., Total Renal Care, Inc., Total Renal Care of Colorado, Inc., Total Renal Laboratories, Inc., Total Renal Research, Inc. TRC of New York, Inc. and Tri-City Dialysis Center, Inc., hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer)	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Kidney Care Rx, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Kidney Care Rx, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas L. Kelly Thomas L. Kelly	Sole Director and President (Principal Executive Officer)	July 5, 2005

/s/ H.W. Guy Seay H.W. Guy Seay	Vice President and Treasurer (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and directors of PDI Holdings, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable PDI Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ H.W. Guy Seay H.W. Guy Seay	Director and President (Principal Executive Officer)	July 5, 2005

/s/ Steven I. Grieger Steven I. Grieger	Director and Vice President	July 5, 2005

/s/ Peter Winnington Peter Winnington	Director and Treasurer (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of PDI Supply, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable PDI Supply, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ H.W. Guy Seay H.W. Guy Seay	Sole Director	July 5, 2005

/s/ Kent J. Thiry Kent J. Thiry	Chief Executive Officer (Principal Executive Officer)	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Physicians Dialysis, Inc., Physicians Dialysis Acquisitions, Inc. and Physicians Dialysis Ventures, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ H.W. Guy Seay H.W. Guy Seay	Sole Director	July 5, 2005

/s/ Kent J. Thiry Kent J. Thiry	Chief Executive Officer (Principal Executive Officer)	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of RTC-Texas Acquisition, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable RTC-Texas Acquisition, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer)	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Total Renal Care, Inc., the managing partner, general partner or member of Astro, Hobby, West Mt. Renal Care Limited Partnership, Bay Area Dialysis Partnership, Beverly Hills Dialysis Partnership, DaVita Nephrology Associates of Utah, L.L.C., Eastmont Dialysis Partnership, Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership, Kidney Care Services, LLC, Nephrology Medical Associates of Georgia, LLC, Pacific Coast Dialysis Center, RMS DM, LLC, Total Renal Care/Eaton Canyon Dialysis Center Partnership, Total Renal Care/Peralta Renal Center Partnership, Total Renal Care/Piedmont Dialysis Partnership, Total Renal Care Texas Limited Partnership, and Total Renal Care of Utah, L.L.C. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Total Renal Care, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Total Renal Care, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Renal Treatment Centers, Inc., the managing partner, general partner or member of DaVita-West, LLC and Renal Treatment Centers-Southeast, L.P., hereby severally constitute a appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of the our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the above-named registrants to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Renal Treatment Centers, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Renal Treatment Centers, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Renal Treatment Centers-California, Inc., the sole member of Orange Dialysis, LLC hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Orange Dialysis, LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Renal Treatment Centers-California, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Renal Treatment Centers-California, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Renal Treatment Centers-West, Inc., the sole member of Sierra Rose Dialysis Center, LLC hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Sierra Rose Dialysis Center, LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Renal Treatment Centers-West, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Renal Treatment Centers-West, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Renal Treatment Centers-Mid-Atlantic, Inc., the managing member of Southwest Atlanta Dialysis Centers, LLC hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Southwest Atlanta Dialysis Centers, LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Renal Treatment Centers-Mid-Atlantic, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Renal Treatment Centers-Mid-Atlantic, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and sole director of Renal Treatment Centers-Illinois, Inc., the sole member of TRC-Indiana LLC hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable TRC-Indiana LLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Sole Director and Chief Executive Officer (Principal Executive Officer) of Renal Treatment Centers-Illinois, Inc.	July 5, 2005

/s/ Gary W. Beil Gary W. Beil	Vice President and Controller (Principal Financial and Accounting Officer) of Renal Treatment Centers-Illinois, Inc.	July 5, 2005

Power of attorney

We, the undersigned officers and directors of TRC West, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable TRC West, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ H.W. Guy Seay H.W. Guy Seay	Director and President (Principal Executive Officer)	July 5, 2005

/s/ Steven I. Grieger Steven I. Grieger	Director, Vice President and Treasurer (Principal Financial and Accounting Officer)	July 5, 2005

Power of attorney

We, the undersigned officers and directors of RTC Holdings, Inc. and RTC TN, Inc. hereby severally constitute and appoint Kent J. Thiry, Joseph Schohl and H.W. Guy Seay, and each of them, our true and lawful attorney with full power to each such person to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable RTC Holdings, Inc. and RTC TN, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph Schohl Joseph Schohl	Director and President (Principal Executive Officer)	July 5, 2005

/s/ Peter Winnington Peter Winnington	Director and Treasurer (Principal Financial and Accounting Officer)	July 5, 2005

/s/ Steven I. Grieger Steven I. Grieger	Director	July 5, 2005

Index to exhibits

Exhibit Number	Description
4.1	Indenture for the 6 5/8% Senior Notes due 2013, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.(1)
4.2	Indenture for the 7 1/4% Senior Subordinated Notes due 2015, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.(1)
4.3	Form of 6 5/8% Senior Note due 2013 (included in Exhibit 4.1).(1)
4.4	Form of 7 1/4% Senior Subordinated Note due 2015 (included in Exhibit 4.2).(1)
4.5	Form of Note Guarantee for 6 5/8% Senior Note due 2013 (included in Exhibit 4.1).(1)
4.6	Form of Note Guarantee for 7 1/4% Senior Subordinated Note due 2015 (included in Exhibit 4.2).(1)
5.1	Opinion of Sidley Austin Brown & Wood LLP as to the validity of the notes and certain of the guarantees.(2)
5.2	Opinion of Joseph Schohl, Vice President, Secretary and General Counsel of DaVita Inc. as to the validity of certain of the guarantees.(2)
10.1	Registration Rights Agreement for the 6 5/8% Senior Notes due 2013, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and the initial purchasers.(1)
10.2	Registration Rights Agreement for the 7 1/4% Senior Subordinated Notes due 2015, dated as of March 22, 2005, by and among DaVita Inc., the Guarantors party thereto and the initial purchasers.(1)
12.1	Statement regarding computation of ratio of earnings to fixed charges.(2)
12.2	Statement regarding computation of pro forma ratio of earnings to fixed charges.(2)
23.1	Consent of KPMG LLP, independent registered public accounting firm.(2)
23.2	Consent of PricewaterhouseCoopers LLP.(2)
23.3	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).
23.4	Consent of Joseph Schohl, Vice President, Secretary and General Counsel of DaVita Inc. (included in Exhibit 5.2).
24.1	Power of Attorney (included in the signature pages hereto).
25.1	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. relating to Indenture for the 6 5/8% Senior Notes due 2013.(2)
25.2	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. relating to Indenture for the 7 1/4% Senior Subordinated Notes due 2015.(2)
99.1	Form of Letter of Transmittal.(2)
99.2	Form of Notice of Guaranteed Delivery.(2)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(2)
99.4	Form of Letter to Clients.(2)

(1) Incorporated by reference from our Current Report on Form 8-K filed on March 25, 2005.

(2) Filed herewith.